    As filed with the Securities and Exchange Commission on March 22, 2002


                                                     Registration No. 333-81832

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 1


                                      TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                                  AMGEN INC.
            (Exact name of registrant as specified in its charter)

                               -----------------

         Delaware                    2836                   95-3540776
      (State or other          (Primary Standard         (I.R.S. Employer
      jurisdiction of             Industrial            Identification No.)
     incorporation or         Classification Code
       organization)                Number)

                               -----------------

                            One Amgen Center Drive
                     Thousand Oaks, California 91320-1799
                                (805) 447-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                             Steven M. Odre, Esq.
             Senior Vice President, General Counsel and Secretary
                            One Amgen Center Drive
                     Thousand Oaks, California 91320-1799
                                (805) 447-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:

           Gary Olson, Esq.                       Barry G. Pea, Esq.                    Stephen F. Arcano, Esq.
         Charles K. Ruck, Esq.                 Executive Vice President,                 Skadden, Arps, Slate,
           Latham & Watkins                  General Counsel and Secretary                Meagher & Flom LLP
   633 West Fifth Street, Suite 4000              Immunex Corporation                      Four Times Square
     Los Angeles, California 90071               51 University Street                     New York, NY 10036
            (213) 485-1234                     Seattle, Washington 98101                    (212) 735-3000
                                                    (206) 587-0430

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.
   If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]



                               -----------------


   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

      [Logo of Amgen]                                   [Logo of Immunex]

                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

   Amgen Inc. and Immunex Corporation have agreed to the acquisition of Immunex by Amgen under the terms of a merger agreement. We are proposing the merger because we believe it will benefit the stockholders of both companies by creating more stockholder value than either company could create individually and allowing stockholders to participate in a larger, more diversified company. We also believe that the merger will enhance Amgen's position as a biotechnology leader with a diverse portfolio of therapeutic drugs.


   When the merger is completed, Immunex shareholders will receive 0.44 of a share of Amgen common stock and $4.50 in cash for each share of Immunex common stock that they own. We estimate that Amgen will issue approximately 242.3 million shares of common stock in the merger and that immediately after the merger Immunex shareholders will hold approximately 18.7% of the then-outstanding shares of Amgen common stock, based on the number of shares of Amgen and Immunex common stock outstanding on March 19, 2002. Amgen common stock is traded on the Nasdaq National Market under the trading symbol "AMGN." On March 19, 2002, Amgen common stock closed at $62.31 per share as reported on the Nasdaq National Market. Amgen stockholders will continue to own their existing shares which will not be affected by the merger. After the merger, Immunex will be a wholly-owned subsidiary of Amgen.



   The merger cannot be completed unless the Amgen stockholders approve the issuance of shares of Amgen common stock in the merger and the Immunex shareholders approve the merger agreement. The obligations of Amgen and Immunex to complete the merger are also subject to the satisfaction or waiver of several conditions, including receiving clearance from regulatory agencies. More information about Amgen, Immunex and the merger is contained in this joint proxy statement/prospectus. Stockholders of both companies are also being asked to vote upon various proposals unrelated to the merger, such as the election of directors and ratification of the selection of independent auditors. We encourage you to read this joint proxy statement/prospectus, including the section entitled "Risks Relating to the Merger" beginning on page I-16 before voting.



   The board of directors of Amgen has unanimously approved the merger agreement and the issuance of shares of Amgen common stock in the merger, and the board of directors of Immunex has unanimously adopted the merger agreement. The Amgen board of directors unanimously recommends that Amgen stockholders vote "FOR" the proposal to approve the issuance of shares of Amgen common stock in the merger. The Immunex board of directors unanimously recommends that Immunex shareholders vote "FOR" the proposal to approve the merger agreement.



   The proposals are being presented to the respective stockholders of each company at their annual meetings. The dates, times and places of the meetings are as follows:



   For Amgen stockholders:                For Immunex shareholders:
   May 16, 2002, 10:30 a.m., P.T.         May 16, 2002, 12:00 p.m., P.T.
   Beverly Hilton Hotel                   Benaroya Hall, Nordstrom Recital Hall
   9876 Wilshire Boulevard                200 University Street
   Los Angeles, California                Seattle, Washington



   Your vote is very important. Whether or not you plan to attend your respective company's annual meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or by submitting your voting instructions over the Internet or by telephone if that option is available to you.



  Sincerely,

     /s/ Kevin W. Sharer                          /s/ Edward V. Fritzky
     Kevin W. Sharer                              Edward V. Fritzky
     Chairman of the Board,                       Chairman of the Board,
     Chief Executive Officer and President        Chief Executive Officer and President
     Amgen Inc.                                   Immunex Corporation


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


   This joint proxy statement/prospectus is dated March 22, 2002, and is first being mailed to Amgen and Immunex stockholders on or about March 26, 2002.

[LOGO] AMGEN

                                  AMGEN INC.

                               -----------------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                          TO BE HELD ON MAY 16, 2002


                               -----------------

To the stockholders of Amgen Inc.:


   We will hold an annual meeting of stockholders of Amgen Inc. at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Los Angeles, California, on May 16, 2002, at 10:30 a.m., P.T., for the following purposes:



    1. To consider and vote upon a proposal to approve the issuance of shares of Amgen common stock, par value $0.0001 per share, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of December 16, 2001, by and among Amgen, AMS Acquisition Inc., which is a wholly-owned subsidiary of Amgen, and Immunex Corporation;



    2. To elect three directors to a three-year term of office expiring at the 2005 annual meeting of stockholders;



    3. To ratify the selection of Ernst & Young LLP as independent auditors of Amgen for the year ending December 31, 2002;



    4. To approve a new executive incentive plan, designed to provide for fully deductible compensation under Section 162(m) of the Internal Revenue Code; and



    5. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.



   These items of business are described in the attached joint proxy statement/prospectus. Only Amgen stockholders of record at the close of business on March 19, 2002, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.



   The board of directors of Amgen recommends that you vote "FOR" approval of the issuance of Amgen common stock pursuant to the merger agreement, election of the three nominees for directors, ratification of the selection of independent auditors and approval of the executive incentive plan.



   Your vote is important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card. If your shares are held in "street name," which means shares held of record by a broker, bank or other nominee, you may be entitled to vote over the Internet or by telephone. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting. Please review the instructions in this joint proxy statement/prospectus and the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these options.


                                          By Order of the Board of Directors,


                                          /s/ Steven M. Odre


                                          Steven M. Odre
                                          Secretary


March 22, 2002



   Please note that attendance at the annual meeting will be limited to stockholders as of the record date, or their authorized representatives, and guests of Amgen.

[LOGO] IMMUNEX

                              IMMUNEX CORPORATION

                               -----------------


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                          TO BE HELD ON MAY 16, 2002


                               -----------------

To the shareholders of Immunex Corporation:


   We will hold an annual meeting of shareholders of Immunex Corporation on May 16, 2002, at the Benaroya Hall, Nordstrom Recital Hall, 200 University Street, Seattle, Washington, at 12:00 p.m., P.T., for the following purposes:



    1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of December 16, 2001, by and among Amgen Inc., AMS Acquisition Inc., which is a wholly-owned subsidiary of Amgen, and Immunex. In the merger contemplated by the merger agreement:


      . AMS Acquisition will merge with and into Immunex, with Immunex surviving the merger as a wholly-owned subsidiary of Amgen; and


      .   each outstanding share of Immunex common stock will be converted into
          0.44 of a share of Amgen common stock and $4.50 in cash, except that shares held by any Immunex shareholders who validly exercise dissenters' rights will be subject to appraisal in accordance with Washington law;



    2. To elect nine directors;



    3. To ratify the selection of Ernst & Young LLP as independent auditors of Immunex for the year ending December 31, 2002; and



    4. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.



   These items of business are described in the attached joint proxy statement/prospectus. Only Immunex shareholders of record at the close of business on March 19, 2002, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.



   The board of directors of Immunex unanimously recommends that you vote "FOR" approval of the merger agreement, election of the nine nominees for directors and ratification of the selection of independent auditors.



   Your vote is important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card. If your shares are held in "street name," which means shares held of record by a broker, bank or other nominee, you may be entitled to vote over the Internet or by telephone. Please see the specific voting instructions in the section of this joint proxy statement/prospectus entitled "The Immunex Annual Meeting--Voting; Proxies; Revocation--Voting by Proxy." Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting. Please review the instructions in this joint proxy statement/prospectus, the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these options.


   Under Washington law, Immunex shareholders will have the opportunity to assert dissenters' rights of appraisal in connection with the merger. These rights are described in greater detail within the attached joint proxy statement/prospectus.

   Please do not send any certificates representing your Immunex common stock at this time.

                                          By Order of the Board of Directors,

                                          Barry G. Pea
                                          Secretary


March 22, 2002



   Please note that attendance at the annual meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests of Immunex.

                            ADDITIONAL INFORMATION


   This joint proxy statement/prospectus incorporates important business and financial information about Amgen and Immunex from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" beginning on page VI-2.


   Amgen will provide you with copies of this information relating to Amgen, without charge, upon written or oral request to:

                                  Amgen Inc.
                               Mail stop 27-5-C
                            One Amgen Center Drive
                     Thousand Oaks, California 91320-1799
                                (800) 842-6436
                           Attn: Investor Relations

   In addition, you may obtain copies of the information relating to Amgen, without charge, by sending an e-mail to investor.relations@Amgen.com. Furthermore, you may obtain copies of some of this information by making a request through the Amgen investor relations Web site, http://www.Amgen.com/investor/litRequest.html.

   Immunex will provide you with copies of this information relating to Immunex, without charge, upon written or oral request to:

                              Immunex Corporation
                             51 University Street

                        Seattle, Washington 98101-2936

                                (206) 389-4363
                           Attn: Investor Relations

   In addition, you may obtain copies of the information relating to Immunex, without charge, by sending an e-mail to ImmunexIR@immunex.com. Furthermore, you may obtain copies of some of this information by making a request through the Immunex investor relations Web site, http://www.Immunex.com/investor_fs2.html.


   In order for you to receive timely delivery of the documents in advance of the Amgen and Immunex annual meetings, Amgen or Immunex, respectively, should receive your request no later than May 9, 2002.

                                    TABLE OF CONTENTS
                                                                                          Page
                                                                                          ----
CHAPTER ONE--THE MERGER

QUESTIONS AND ANSWERS ABOUT THE MERGER...................................................  I-1

SUMMARY..................................................................................  I-4
  The Companies..........................................................................  I-4
  The Merger.............................................................................  I-4
  Recommendations of the Amgen and Immunex Boards of Directors...........................  I-4
  Stockholders and Shareholders Entitled to Vote; Vote Required..........................  I-5
  Shareholder Voting Agreement...........................................................  I-5
  Opinions of Financial Advisors.........................................................  I-5
  Ownership of Amgen After the Merger....................................................  I-6
  Share Ownership of Directors and Executive Officers of Amgen and Immunex...............  I-6
  Interests of Directors and Executive Officers of Immunex in the Merger.................  I-6
  Listing of Amgen Common Stock and Delisting of Immunex Common Stock....................  I-6
  Dissenters' Rights of Appraisal........................................................  I-6
  Conditions to Completion of the Merger.................................................  I-7
  No Solicitation by Immunex.............................................................  I-7
  Termination of the Merger Agreement....................................................  I-7
  Termination Fee and Expenses...........................................................  I-8
  Immunex Stock Options and Employee Stock Purchase Plan.................................  I-8
  Material United States Federal Income Tax Consequences of the Merger...................  I-8
  Accounting Treatment...................................................................  I-9
  Regulatory Approvals...................................................................  I-9
  Litigation Related to the Merger.......................................................  I-9
  Other Amgen Annual Meeting Proposals...................................................  I-9
  Other Immunex Annual Meeting Proposals................................................. I-10
  Summary Selected Historical Financial Data............................................. I-11
  Summary Unaudited Pro Forma Condensed Combining Financial Data......................... I-13
  Comparative Per Share Information...................................................... I-14
  Comparative Per Share Market Price Data................................................ I-15

RISKS RELATING TO THE MERGER............................................................. I-16

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS............................... I-18

THE MERGER............................................................................... I-19
  General................................................................................ I-19
  Background of the Merger............................................................... I-19
  Reasons for the Merger--Amgen.......................................................... I-23
  Reasons for the Merger--Immunex........................................................ I-26
  Opinion of Financial Advisor--Amgen.................................................... I-29
  Opinion of Financial Advisor--Immunex.................................................. I-38
  Regulatory Approvals Required for the Merger........................................... I-45
  Material United States Federal Income Tax Consequences................................. I-46
  Accounting Treatment................................................................... I-49
  Listing of Amgen Common Stock.......................................................... I-49
  Delisting and Deregistration of Immunex Common Stock................................... I-49
  Restrictions on Sales of Shares of Amgen Common Stock Received in the Merger........... I-49
  Interests of Directors, Executive Officers and Shareholders of Immunex in the Merger... I-50
  Management and Operations Following the Merger......................................... I-56
  Litigation Related to the Merger....................................................... I-57

                                                                                          Page
                                                                                          -----

THE MERGER AGREEMENT.....................................................................  I-59
  Structure of the Merger................................................................  I-59
  Completion and Effectiveness of the Merger.............................................  I-59
  Merger Consideration...................................................................  I-59
  Fractional Shares......................................................................  I-59
  Exchange of Immunex Stock Certificates for Amgen Stock Certificates....................  I-60
  Distributions with Respect to Unexchanged Shares.......................................  I-60
  Transfers of Ownership and Lost Stock Certificates.....................................  I-60
  Conditions to Completion of the Merger.................................................  I-60
  Representations and Warranties.........................................................  I-62
  Immunex Prohibited from Soliciting Other Offers........................................  I-63
  Conduct of Business Before Completion of the Merger....................................  I-65
  Restructure of Transaction.............................................................  I-68
  Regulatory Filings; Antitrust Matters; Obtaining Regulatory Approvals..................  I-68
  Employee Benefit Matters...............................................................  I-69
  Indemnification and Insurance..........................................................  I-70
  Termination of the Merger Agreement....................................................  I-70
  Termination Fee........................................................................  I-71
  Expenses...............................................................................  I-72
  Amendments, Extensions and Waivers.....................................................  I-73

SHAREHOLDER VOTING AGREEMENT.............................................................  I-74

STOCKHOLDERS' RIGHTS AGREEMENT...........................................................  I-76
  Standstill Provisions..................................................................  I-76
  Voting of Amgen Common Stock...........................................................  I-76
  Lock-Up of Shares of Amgen Common Stock Acquired in the Merger.........................  I-77
  Volume Limitations on Sales of Amgen Common Stock......................................  I-77
  Registration Rights....................................................................  I-77

OTHER AGREEMENTS WITH WYETH..............................................................  I-80
  Amended and Restated Promotion Agreement...............................................  I-80
  Agreement Regarding Governance and Commercial Matters..................................  I-81

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS.............................  I-82

DESCRIPTION OF AMGEN CAPITAL STOCK.......................................................  I-89
  General................................................................................  I-89
  Preferred Stock........................................................................  I-89
  Common Stock...........................................................................  I-89
  Transfer Agent.........................................................................  I-89

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS........................  I-90

DISSENTERS' RIGHTS....................................................................... I-106

                                                                                     Page
                                                                                     -----
CHAPTER TWO--THE AMGEN ANNUAL MEETING

  Date, Time, Place and Purpose of the Amgen Annual Meeting.........................  II-1
  Recommendation of the Amgen Board of Directors....................................  II-1
  Record Date; Outstanding Shares; Shares Entitled to Vote..........................  II-1
  Quorum and Vote Required..........................................................  II-1
  Voting; Proxies; Revocation.......................................................  II-2
  Abstentions and Broker Non-Votes..................................................  II-3
  Proxy Solicitation................................................................  II-3
  Other Business; Adjournments......................................................  II-4
  Assistance........................................................................  II-4

CHAPTER THREE--THE IMMUNEX ANNUAL MEETING

  Date, Time, Place and Purpose of the Immunex Annual Meeting....................... III-1
  Recommendation of the Immunex Board of Directors.................................. III-1
  Record Date; Outstanding Shares; Shares Entitled to Vote.......................... III-1
  Quorum and Vote Required.......................................................... III-1
  Voting; Proxies; Revocation....................................................... III-2
  Abstentions and Broker Non-Votes.................................................. III-3
  Proxy Solicitation................................................................ III-3
  Other Business; Adjournments...................................................... III-4
  Assistance........................................................................ III-4

CHAPTER FOUR--OTHER AMGEN ANNUAL MEETING PROPOSALS

  Proposal 2--Election of Directors.................................................  IV-1
  Proposal 3--Ratification of Selection of Independent Auditors.....................  IV-5
  Proposal 4--Approval of Executive Incentive Plan..................................  IV-6

CHAPTER FIVE--OTHER IMMUNEX ANNUAL MEETING PROPOSALS

  Proposal 2--Election of Directors.................................................   V-1
  Proposal 3--Ratification of Selection of Independent Auditors.....................   V-5

CHAPTER SIX--ADDITIONAL INFORMATION

  Legal Matters.....................................................................  VI-1
  Experts...........................................................................  VI-1
  Stockholder Proposals.............................................................  VI-1
  Where You Can Find More Information...............................................  VI-2

ANNEX A  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
ANNEX B  SHAREHOLDER VOTING AGREEMENT
ANNEX C  STOCKHOLDERS' RIGHTS AGREEMENT
ANNEX D  OPINION OF GOLDMAN, SACHS & CO.
ANNEX E  OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
ANNEX F  DISSENTERS' RIGHTS UNDER CHAPTER 23B.13 OF THE WASHINGTON BUSINESS
         CORPORATION ACT
ANNEX G  AMGEN INC. EXECUTIVE INCENTIVE PLAN

                            CHAPTER ONE--THE MERGER


                    QUESTIONS AND ANSWERS ABOUT THE MERGER


Q: Why am I receiving this joint proxy statement/prospectus?

A: Amgen and Immunex have agreed to the acquisition of Immunex by Amgen under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

   In order to complete the merger, Amgen stockholders must vote to approve the issuance of shares of Amgen common stock in the merger and Immunex shareholders must vote to approve the merger agreement.


   Amgen and Immunex will hold separate annual meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the annual meetings of the respective stockholders of Amgen and Immunex, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your respective annual meeting.


   Your vote is important. We encourage you to vote as soon as possible.

Q: Why are Amgen and Immunex proposing the merger?


A: We believe that the merger will provide substantial strategic and financial benefits to the stockholders of both companies. We believe that the combination will create a stronger and more competitive biotechnology company that is capable of creating more stockholder value than either Amgen or Immunex could on its own. We believe that the merger will allow stockholders of both companies to participate in a larger, more diversified company. We also believe the merger will enhance Amgen's position as a biotechnology leader with a diverse portfolio of therapeutic drugs. To review the reasons for the merger in greater detail, see pages I-23 and I-26.


Q: What will happen in the merger?


A: A wholly-owned subsidiary of Amgen will merge with and into Immunex. As a result of the merger, Immunex will become a wholly-owned subsidiary of Amgen, and Immunex shareholders will receive 0.44 of a share of Amgen common stock and $4.50 in cash for each share of Immunex common stock they own, except that shares held by Immunex shareholders who validly exercise dissenters' rights will be subject to appraisal in accordance with Washington law. Based on the number of shares of Amgen and Immunex common stock outstanding on March 19, 2002, the record date for the annual meetings, we estimate that Amgen will issue approximately 242.3 million shares of common stock in the merger and that immediately after the merger the former Immunex shareholders, in the aggregate, will own approximately 18.7% of the then-outstanding shares of Amgen common stock.


   Example: If you currently own 100 shares of Immunex common stock, then as a result of the merger you will receive 44 shares of Amgen common stock and $450 in cash.


Q: Where and when are the annual meetings?



A: The Amgen annual meeting will take place at the Beverly Hilton Hotel, 9876
   Wilshire Boulevard, Los Angeles, California, on May 16, 2002, at 10:30 a.m., P.T.



   The Immunex annual meeting will take place at the Benaroya Hall, Nordstrom Recital Hall, 200 University Street, Seattle, Washington, on May 16, 2002, at 12 p.m., P.T.


Q: What vote of Amgen stockholders is required to approve the issuance of Amgen common stock in the merger?

A: The affirmative vote of the holders of a majority of the shares of Amgen common stock present or represented by proxy and voted at the Amgen annual meeting is required to approve the issuance of Amgen common stock to the Immunex shareholders in the merger.


Q: What vote of Immunex shareholders is required to approve the merger agreement?


A: The affirmative vote of the holders of a majority of the outstanding shares of Immunex common stock entitled to vote at the annual meeting is required to approve the merger agreement. As of the record date for the annual meeting of Immunex shareholders, Wyeth (formerly American Home Products Corporation) beneficially owned 233,378,088 shares of Immunex common stock, representing approximately 41% of the outstanding shares of Immunex common stock. Wyeth has agreed to vote all of these shares in favor of approval of the merger agreement.


Q: How does my company's board of directors recommend that I vote?


A: The Amgen board of directors unanimously recommends that Amgen stockholders vote "FOR" the proposal to approve the issuance of shares of Amgen common stock to the Immunex shareholders in the merger. For a more complete description of the recommendation of the Amgen board of directors, see page II-1.



   The Immunex board of directors unanimously recommends that Immunex shareholders vote "FOR" the proposal to approve the merger agreement. For a more complete description of the recommendation of the Immunex board of directors, see page III-1.


Q: How do I cast my vote?


A: If you are a holder of record, you may vote in person at your annual meeting or by submitting a proxy for your annual meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. In the case of Immunex shareholders, the failure to cast your vote will have the same effect as voting against the merger agreement.


   If you hold your shares in "street name," which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q: Can I change my vote after I have delivered my proxy?


A: Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at your annual meeting by:


   . delivering to the respective Secretary of Amgen or Immunex, as appropriate, a signed notice of revocation;

   . granting a new, later-dated proxy, and if it is a written proxy, it must be signed and delivered to the respective Secretary of Amgen or Immunex, as appropriate; or


   . attending your annual meeting and voting in person, however, your attendance alone will not revoke your proxy.



   If your shares are held in a street name account, you must contact your broker, bank or other nominee to change your vote.


Q: Should I send in my Immunex stock certificates now?

A: No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Immunex stock certificates for the merger consideration. Please do not send in your Immunex stock certificates with your proxy.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a stockholder of Amgen and a shareholder of Immunex, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q: When do you expect the merger to be completed?


A: We are working to complete the merger as quickly as practicable. We currently expect that the merger could be completed as early as June 2002. However, we cannot predict the exact timing of the completion of the merger because the merger is subject to United States and foreign regulatory approvals and other conditions. There may be a substantial period of time between the approval of the respective merger proposals by stockholders at the annual meetings and the effectiveness of the merger.





Q: As an Immunex shareholder, why am I electing directors and ratifying the selection of independent auditors when I am being asked to approve the merger agreement?





A: Washington law requires Immunex to hold a meeting of its shareholders each year. Notwithstanding the fact that the merger could be completed as early as June 2002, Immunex has determined to observe this requirement and hold an annual meeting of its shareholders to elect directors and ratify the selection of Ernst & Young LLP. The directors elected at the Immunex annual meeting will preside over any business matters presented to the Immunex board of directors following the Immunex annual meeting through the closing of the merger. Effective upon the closing of the merger, these individuals will no longer be Immunex directors, although Edward V. Fritzky, the Chairman of the Board, Chief Executive Officer and President of Immunex, will be appointed to the Amgen board of directors. Ernst & Young LLP will not continue to conduct independent audits of Immunex following the merger.



Q: What rights do I have to seek a valuation of my shares?


A: If you are an Amgen stockholder, under applicable Delaware law, you will not have dissenters' rights of appraisal in connection with the issuance of Amgen common stock in the merger.


   If you are an Immunex shareholder, under applicable Washington law, you may assert dissenters' rights and receive a cash payment for the fair value of your shares, but only if you comply with all requirements of Washington law as set forth in Annex F of this joint proxy statement/prospectus. Pursuant to your dissenters' rights under Washington law, you may seek a determination by a Washington court of the fair value of your shares. The fair value determined by the court may be more than, less than or equal to the value of the consideration to be paid in the merger. For a more complete description of your dissenters' rights, see page I-106.




Q: Who can help answer my questions?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

   .   if you are an Amgen stockholder:

       Georgeson Shareholder Communications, Inc.
       17 State Street
       10th Floor
       New York, NY 10004
       (800) 223-2064

   .   if you are an Immunex shareholder:

       MacKenzie Partners, Inc.
       105 Madison Avenue
       14th Floor
       New York, NY 10016
       (800) 322-2885 or (212) 929-5500

                                    SUMMARY


   The following is a summary of information contained in this joint proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, we encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Amgen and Immunex which we have filed with the Securities and Exchange Commission, or the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information."


The Companies

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799
(805) 447-1000

   Amgen is a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.

   AMS Acquisition Inc. is a newly-formed, wholly-owned subsidiary of Amgen that was formed solely for the purpose of effecting the merger. AMS Acquisition has not conducted and will not conduct any business during any period of its existence.

Immunex Corporation
51 University Street
Seattle, Washington 98101-2936
(206) 587-0430


   Immunex is a biopharmaceutical company dedicated to developing immune system science to protect human health. Applying its scientific expertise in the fields of immunology, cytokine biology, vascular biology, antibody-based therapeutics and small molecule research, Immunex works to discover new targets and new therapeutics for treating rheumatoid arthritis, asthma and other inflammatory diseases, as well as cancer and cardiovascular diseases. The products of Immunex include ENBREL(R) (etanercept), LEUKINE(R) (sargramostim, GM-CSF) and NOVANTRONE(R) (mitoxantrone for injection concentrate), which had sales of $761.9 million, $108.4 million and $71.2 million, respectively, for Immunex in 2001. Immunex employs approximately 1,950 people.



The Merger (see page I-19)


   Amgen and Immunex have agreed to the acquisition of Immunex by Amgen under the terms of the merger agreement that is described in this joint proxy statement/prospectus. We have attached the merger agreement as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

   Under the terms of the merger agreement, AMS Acquisition will merge with and into Immunex, with Immunex surviving the merger as a wholly-owned subsidiary of Amgen. If you are an Immunex shareholder and do not validly exercise dissenters' rights under Washington law, then, upon completion of the merger, each of your shares of Immunex common stock will be converted into 0.44 of a share of Amgen common stock and $4.50 in cash. We refer to the share and cash consideration to be paid to the Immunex shareholders by Amgen as the merger consideration. Amgen stockholders will continue to own their existing shares which will not be affected by the merger.


Recommendations of the Amgen and Immunex Boards of Directors (see pages II-1 and III-1)


  Amgen

   The Amgen board of directors believes that the merger is fair to and in the best interests of Amgen and its stockholders, and unanimously recommends that Amgen stockholders vote "FOR" approval of the issuance of Amgen common stock in the merger.

  Immunex

   The Immunex board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Immunex and its shareholders, and unanimously recommends that Immunex shareholders vote "FOR" approval of the merger agreement.


Stockholders and Shareholders Entitled to Vote; Vote Required (see pages II-1 and III-1)


  Amgen Stockholders


   You can vote at the Amgen annual meeting if you owned Amgen common stock at the close of business on March 19, 2002, the record date for the Amgen annual meeting. On that date, there were 1,050,895,693 shares of Amgen common stock outstanding and entitled to vote. You can cast one vote for each share of Amgen common stock that you owned on that date. Stockholder approval of the issuance of shares of Amgen common stock in the merger is required under the regulations of the Nasdaq National Market, which requires the affirmative vote of the holders of a majority of the shares of Amgen common stock present or represented by proxy and voted at the Amgen annual meeting. The approval of the issuance of shares of Amgen common stock in the merger is not conditioned upon the approval of any other proposal to be acted upon at the Amgen annual meeting.


  Immunex Shareholders


   You can vote at the Immunex annual meeting if you owned Immunex common stock at the close of business on March 19, 2002, the record date for the Immunex annual meeting. On that date, there were 550,722,083 shares of Immunex common stock outstanding and entitled to vote. You can cast one vote for each share of Immunex common stock that you owned on that date. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Immunex common stock entitled to vote, and is not conditioned upon the approval of any other proposal to be acted upon at the Immunex annual meeting.



Shareholder Voting Agreement (see page I-74)



   Amgen has entered into a shareholder voting agreement with Wyeth and two of its subsidiaries, MDP Holdings, Inc. and Lederle Parenterals, Inc., pursuant to which these companies agreed, among other things, to vote all of the shares of Immunex common stock beneficially owned by them in favor of the approval of the merger agreement. As of the record date, these companies beneficially owned 233,378,088 shares of Immunex common stock, representing approximately 41% of the outstanding shares of Immunex common stock on that date.



Opinions of Financial Advisors (see pages I-29 and I-38)


  Amgen

   On December 16, 2001, Goldman, Sachs & Co., financial advisor to Amgen, delivered to the Amgen board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 16, 2001, that, as of that date, and based upon and subject to the considerations described in its opinion and based upon such other matters as Goldman Sachs considered relevant, the merger consideration to be paid by Amgen for each outstanding share of Immunex common stock pursuant to the merger agreement was fair from a financial point of view to Amgen. The full text of Goldman Sachs' written opinion is attached to this joint proxy statement/prospectus as Annex
D. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Goldman Sachs' opinion is directed to the Amgen board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

  Immunex

   On December 16, 2001, Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to Immunex, delivered to the Immunex board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 16, 2001, that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be received by the holders of the shares of Immunex common stock pursuant to the merger was fair to these holders, from a financial point of view. The full text of Merrill Lynch's written opinion is attached to this joint proxy statement/prospectus as Annex E. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Merrill Lynch's opinion is directed to the Immunex board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger.


Ownership of Amgen After the Merger



   Amgen expects to issue approximately 242.3 million shares of Amgen common stock in the merger. Based on the number of shares of Amgen and Immunex common stock outstanding on the record date, after completion of the merger, former Immunex shareholders will own approximately 18.7% of the then-outstanding shares of Amgen common stock.


Share Ownership of Directors and Executive Officers of Amgen and Immunex


   At the close of business on the record date for the Amgen annual meeting, directors and executive officers of Amgen and their affiliates beneficially owned and were entitled to vote approximately 12,126,508 shares of Amgen common stock, collectively representing approximately 1.2% of the shares of Amgen common stock outstanding on that date. This amount excludes approximately 1,453,000 shares of Amgen common stock held by the spouses of certain directors of Amgen; these directors disclaim beneficial ownership of such shares.



   At the close of business on the record date for the Immunex annual meeting, directors and executive officers of Immunex and their affiliates beneficially owned and were entitled to vote approximately 288,733 shares of Immunex common stock (excluding shares owned by Wyeth or its affiliates), collectively representing less than 1% of the shares of Immunex common stock outstanding on that date. As of the record date for the Immunex annual meeting, Wyeth, which has designated two directors of Immunex in accordance with the terms of a governance agreement with Immunex, beneficially owned a total of 223,378,088 shares of Immunex common stock, or approximately 41% of the shares of Immunex common stock outstanding on that date.



Interests of Directors and Executive Officers of Immunex in the Merger (see page I-50)


   When considering the Immunex board of directors' recommendation that the Immunex shareholders vote in favor of the approval of the merger agreement, Immunex shareholders should be aware that some directors and executive officers of Immunex have interests in the merger that may be different from, or in addition to, the interests of Immunex shareholders.

   The Immunex board of directors knew about these additional interests, and considered them, among other matters, when it adopted the merger agreement.


Listing of Amgen Common Stock and Delisting of Immunex Common Stock (see page I-49)


   Application will be made to have the shares of Amgen common stock issued in the merger approved for listing on the Nasdaq National Market, where Amgen common stock currently is traded under the symbol "AMGN." If the merger is completed, Immunex common stock will no longer be listed on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, and Immunex will no longer file periodic reports with the SEC.


Dissenters' Rights of Appraisal (see page I-106)


  Amgen Stockholders

   Under applicable Delaware law, Amgen stockholders will not have dissenters' rights of appraisal in connection with the issuance of Amgen common stock in the merger.

  Immunex Shareholders

   Under applicable Washington law, Immunex shareholders have the right to dissent from the merger and to receive payment in cash for the appraised fair value of their shares of Immunex common stock. The appraised value of their shares of Immunex common stock may be more than, less than or equal to the value of the merger consideration. Each Immunex shareholder seeking to preserve statutory dissenters' rights must:


   . deliver to Immunex before the annual meeting written notice of such shareholder's intent to exercise its dissenters' rights with respect to its shares of Immunex common stock if the merger is completed;


   . not vote such shareholder's shares in favor of approval of the merger agreement; and

   . follow the statutory procedures for perfecting dissenters' rights under Washington law, which are described in the section entitled "Dissenters' Rights--Appraisal Procedures."

   Merely voting against the merger agreement will not preserve your dissenters' rights. Chapter 23B.13 of the Washington Business Corporation Act is reprinted in its entirety and attached to this joint proxy statement/prospectus as Annex F. Failure by an Immunex shareholder to precisely comply with all procedures required by Washington law may result in the loss of dissenters' rights for that shareholder.


Conditions to Completion of the Merger (see page I-60)


   Completion of the merger depends on a number of conditions being met, including:

   .   receipt of the required approvals from Amgen and Immunex stockholders;

   . absence of breaches of the representations and warranties in the merger agreement which result in a material adverse effect on the representing party;

   . material performance of each party's obligations under the merger agreement;

   .   absence of certain types of governmental orders or proceedings;

   . receipt of opinions by Amgen and Immunex from their respective tax counsel that the merger will qualify as a reorganization under the Internal Revenue Code;

   . receipt of material regulatory approvals, including the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and


   .   effectiveness of specific agreements between Amgen and Wyeth.


   Where legally permissible, a party may elect to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.


No Solicitation by Immunex (see page I-63)


   The merger agreement contains restrictions on the ability of Immunex to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in Immunex. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if Immunex receives an acquisition proposal from a third party that is superior to the merger, Immunex may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party. Even if Immunex receives a proposal from a third party that is superior to the merger, it is obligated to hold a shareholders meeting to consider the merger.


Termination of the Merger Agreement (see page I-70)


   Immunex and Amgen, by action of their respective boards of directors, may mutually agree to terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after Immunex shareholders have approved the merger agreement and Amgen stockholders have approved the issuance of shares of Amgen common stock in the merger.

   In addition, either company could decide, without the consent of the other, to terminate the merger agreement in a number of situations, including:

   . the merger is not completed by September 30, 2002 (which date may be extended to December 31, 2002 under some circumstances);

   . a court or governmental authority permanently prohibits completion of the merger;


   . the required approval of Amgen or Immunex stockholders is not obtained at the annual meetings;


   . the board of directors of the other party withdraws or adversely modifies its recommendation of the merger; or

   . the other party breaches its representations, warranties or covenants in the merger agreement, which results in a failure of one of the conditions to the completion of the merger being satisfied.


Termination Fee and Expenses (see pages I-71 and I-72)


   If the merger agreement is terminated, either Amgen or Immunex, in specified circumstances, may be required to pay a termination fee of $475 million to the other party or reimburse up to $15 million of the other party's expenses.


Immunex Stock Options and Employee Stock Purchase Plan (see page I-69)


   In general, upon completion of the merger, options to purchase shares of Immunex common stock will be converted into options to purchase shares of Amgen common stock and assumed by Amgen. The conversion ratios and exercise prices will be determined pursuant to the merger agreement. In addition, some converted options will become fully vested and exercisable at the effective time of the merger. Amgen has agreed to assume the Immunex stock option plans at the effective time of the merger.

   Each outstanding purchase right under the Immunex employee stock purchase plan will be assumed by Amgen and converted into a right to purchase Amgen common stock in accordance with the merger agreement and the employee stock purchase plan. Amgen has agreed to assume the Immunex employee stock purchase plan at the effective time of the merger.


Material United States Federal Income Tax Consequences of the Merger (see page I-46)


   It is expected that the merger will qualify as a reorganization under
Section 368(a) of the Internal Revenue Code, and Amgen and Immunex are required to receive opinions from their respective counsel to the effect that the merger will so qualify. If these opinions are not rendered, Amgen and Immunex will not consummate the merger unless approvals from Amgen stockholders and Immunex shareholders are obtained with appropriate disclosure. If the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, then, in general, Immunex shareholders will recognize gain, but not loss, equal to the lesser of:

   .   the amount of cash they receive in the merger; or

   . the amount equal to the excess, if any, of the sum of the amount of cash and the fair market value of Amgen common stock they receive in the merger over the adjusted tax basis of their Immunex common stock.

   No gain or loss will be recognized by Amgen, AMS Acquisition, Immunex or stockholders of Amgen as a result of the merger.

   Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. We encourage you to consult your tax advisor for a full understanding of the tax consequences of the merger to you.


Accounting Treatment (see page I-49)


   Amgen will account for the merger under the purchase method of accounting for business combinations under United States generally accepted accounting principles.


Regulatory Approvals (see page I-45)



   Under the Hart-Scott-Rodino Antitrust Improvements Act, we cannot complete the merger until we have notified the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission of the merger and filed the necessary report forms and until the required waiting period has ended. Amgen and Immunex submitted the required filings on January 7, 2002. On February 6, 2002, Amgen and Immunex received a request for additional information from the U.S. Federal Trade Commission. The waiting period has been extended while representatives of the U.S. Federal Trade Commission conduct their review. Amgen made a filing relating to the merger with the German Federal Cartel Office on March 20, 2002, which Immunex joined.


   We also may be required to obtain additional regulatory approvals from various state and foreign authorities. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied.


Litigation Related to the Merger (see page I-57)







   As of the date of this joint proxy statement/prospectus, Immunex is aware of three purported class action lawsuits that have been filed against Immunex and its officers and/or directors in connection with the merger. Wyeth is also a defendant in these lawsuits. Among other things, these lawsuits seek to prevent the closing of the merger.



   While these cases are in their early stages, Immunex believes, and Wyeth has advised Immunex that it also believes, that these cases are without merit. The parities intend to contest the lawsuits vigorously.



   As of the date of this joint proxy statement/prospectus, Amgen is aware of one stockholder lawsuit that has been filed against the Amgen board of directors and nominally against Amgen in connection with Amgen's acquisition of Immunex. Among other things, this lawsuit seeks to prevent the closing of the merger. While this case is in its early stages, Amgen believes that it is without merit and intends to contest it vigorously.



Other Amgen Annual Meeting Proposals (see page IV-1)



   At the Amgen annual meeting, Amgen is also asking its stockholders to:



   .   elect three directors to the Amgen board of directors;



   . ratify the selection of Ernst & Young LLP as independent auditors of Amgen;



   .   approve a new executive incentive plan; and



   . transact any other business as may properly come before the Amgen annual meeting or any adjournments or postponements of the annual meeting.





   Approval by Amgen stockholders of these other Amgen annual meeting proposals is not a condition to completion of the merger. Approval of the issurance of the shares of Amgen common stock in the merger is not a condition to approval of the other annual meeting proposals.



   The Amgen board of directors recommends that you vote "FOR" each of the nominee directors and the proposals.

Other Immunex Annual Meeting Proposals (see page V-1)



   At the Immunex annual meeting, Immunex is also asking its shareholders to:





   .   elect nine directors to the Immunex board of directors;



   . ratify the selection of Ernst & Young LLP as independent auditors of Immunex; and



   . transact any other business as may properly come before the Immunex annual meeting or any adjournments or postponements of the annual meeting.



   Approval by Immunex shareholders of these other Immunex annual meeting proposals is not a condition to completion of the merger. Approval of the merger agreement is not a condition to approval of the other annual meeting proposals. These matters are being presented to Immunex shareholders to comply with the requirements of Washington law. The directors elected at the Immunex annual meeting will preside over any business matters presented to the Immunex board of directors following the Immunex annual meeting through the closing of the merger. Effective upon the closing of the merger, these individuals will no longer be Immunex directors, although Mr. Fritzky will be appointed to the Amgen board of directors. Ernst & Young LLP will not continue to conduct independent audits of Immunex following the merger.



   The Immunex board of directors recommends that you vote "FOR" each of the nominee directors and the proposals.

                  Summary Selected Historical Financial Data


   We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Amgen and Immunex for the years ended December 31, 1997 through 2001. This information is only a summary, and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."


                                  Amgen Inc.

            Summary Selected Historical Consolidated Financial Data
                     (In millions, except per share data)


                                                            Year Ended December 31,
                                                -----------------------------------------------
                                                  2001     2000      1999      1998      1997
                                                -------- --------  --------  --------  --------
Consolidated Statement of Operations Data:
Revenues:
   Product sales (1)........................... $3,511.0 $3,202.2  $3,042.8  $2,514.4  $2,219.8
   Other revenues..............................    504.7    427.2     297.3     203.8     181.2
       Total revenues (1)......................  4,015.7  3,629.4   3,340.1   2,718.2   2,401.0
Research and development expenses..............    865.0    845.0     822.8     663.3     630.8
Selling, general and administrative expenses...    970.7    826.9     654.3     515.4     483.8
Other items, net (2)...........................    203.1    (18.8)    (49.0)    (23.0)    157.0
Net income.....................................  1,119.7  1,138.5   1,096.4     863.2     644.3
Diluted earnings per share (1)(2)..............     1.03     1.05      1.02      0.82      0.59
Cash dividends per share.......................       --       --        --        --        --



                                                 At December 31,
                                   -------------------------------------------
                                    2001     2000     1999     1998     1997
                                   ------- -------- -------- -------- --------
  Consolidated Balance Sheet Data:
  Total assets.................... 6,443.1 $5,399.6 $4,077.6 $3,672.2 $3,110.2
  Long-term debt..................   223.0    223.0    223.0    223.0    229.0
  Stockholders' equity............ 5,217.2  4,314.5  3,023.5  2,562.2  2,139.3

--------
(1) Due to Year 2000 contingency planning in the fourth quarter of 1999, Amgen offered extended payment terms on limited shipments of EPOGEN(R) (Epoetin alfa) and NEUPOGEN(R) (Filgrastim) to certain wholesalers. These Year 2000 related sales totaled $45 million, or $0.02 per share, in 1999.



(2) The amount in 2001 is primarily related to the costs of terminating collaboration agreements with various third parties. The amount in 2000 includes a write-off of acquired in-process research and development of $30.1 million, a charitable contribution of $25 million to the Amgen Foundation, and a $73.9 million benefit related to a legal proceeding. The amounts in other years are comprised of benefits and expenses also related to this legal proceeding. For a discussion of the amounts in 2001, 2000, and 1999, see Notes 4 and 11 to the Consolidated Financial Statements in Amgen's Annual Report on Form 10-K for the year ended December 31, 2001. In 2001, the amount in other items, net combined with an inventory write-off of $39.5 million recorded in cost of sales decreased earnings per share by $0.15. Other items, net increased/(decreased) earnings per share by $0.00 in 2000, $0.03 in 1999, $0.01 in 1998, and ($0.09) in 1997.

                              Immunex Corporation

            Summary Selected Historical Consolidated Financial Data
                     (In millions, except per share data)


                                                        Year Ended December 31,
                                                --------------------------------------
                                                  2001     2000    1999   1998   1997
                                                -------- -------- ------ ------ ------
Consolidated Statement of Operations Data:
Revenues:
   Product sales............................... $  959.6 $  828.8 $519.3 $169.9 $149.7
   Other revenues..............................     27.2     33.0   22.4   73.6   35.6
       Total revenues..........................    986.8    861.8  541.7  243.5  185.3
Research and development expenses..............    204.6    166.7  126.7  120.0  109.3
Selling, general and administrative expenses...    423.0    344.4  216.7   93.8   71.3
Other items, net...............................      5.6       --     --     --     --
Net income (loss)..............................    170.0    154.4   44.3    1.0  (15.8)
Diluted earnings (loss) per share..............     0.30     0.28   0.08   0.00  (0.03)
Cash dividends per share.......................       --       --     --     --     --

                                                            At December 31,
                                                --------------------------------------
                                                  2001     2000    1999   1998   1997
                                                -------- -------- ------ ------ ------
Consolidated Balance Sheet Data:
Total assets................................... $2,295.3 $2,039.4 $941.2 $325.3 $227.3
Long-term obligations..........................      0.8      0.8  450.8    2.3    5.6
Shareholders' equity...........................  2,063.7  1,838.1  355.3  247.5  176.2

        Summary Unaudited Pro Forma Condensed Combining Financial Data


   The table below presents selected financial data from the Amgen and Immunex unaudited pro forma condensed combining statement of operations for the year ended December 31, 2001 and from the unaudited pro forma condensed combining balance sheet as of December 31, 2001 included in this joint proxy statement/prospectus. The unaudited pro forma condensed combining statement of operations is presented as if the merger had occurred on January 1, 2001. The unaudited pro forma condensed combining balance sheet presents the combined financial position of Amgen and Immunex as of December 31, 2001 assuming that the acquisition had occurred as of that date. The unaudited pro forma condensed combining financial data are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed combining financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the transaction been consummated as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the unaudited pro forma condensed combining financial statements and related notes and the historical financial statements and related notes of Amgen and Immunex included in or incorporated by reference into this joint proxy statement/prospectus.



                                                              Pro Forma
                                                              Year Ended
                                                          December 31, 2001
                                                         --------------------
                                                         (In millions, except
                                                           per share data)
   Statement of Operations Data:
      Total revenues....................................       $5,002.5
      Net income........................................          906.2
      Earnings per share:
          Basic.........................................       $   0.70
          Diluted.......................................       $   0.68
      Shares used in calculation of earnings per share:
          Basic.........................................        1,285.4
          Diluted.......................................        1,335.3



                                                                          Pro Forma
                                                                            as of
                                                                      December 31, 2001
                                                                      -----------------
Balance Sheet Data:
   Total assets......................................................     $24,708.4
   Long-term debt....................................................       2,702.7
   Stockholders' equity..............................................      17,981.6

                       Comparative Per Share Information


   The following table presents (a) the unaudited basic and diluted earnings per share and book value per share data for each of Amgen and Immunex on a historical basis, (b) the unaudited basic and diluted earnings per share and book value per share data for the combined company on a pro forma basis and (c) the unaudited basic and diluted earnings per share and book value per share data for Immunex on an equivalent pro forma basis. The unaudited pro forma combined financial data are not necessarily indicative of the financial position had the transaction occurred on December 31, 2001 or operating results that would have been achieved had the transaction been in effect as of the beginning of the period presented and should not be construed as representative of future financial position or operating results. Neither Amgen nor Immunex declared any cash dividends for the period presented below. The pro forma combined net income, pro forma stockholders' equity and the pro forma number of shares of Amgen common stock outstanding used in determining the amounts presented below have been derived from unaudited pro forma financial statements included in this joint proxy statement/prospectus.



   This information is only a summary and should be read in conjunction with the selected historical financial data of Amgen and Immunex, the Amgen and Immunex unaudited pro forma condensed combining financial statements, and the separate historical financial statements of Amgen and Immunex and related notes included in or incorporated by reference into this joint proxy statement/prospectus.



                                                      Year Ended
                                                   December 31, 2001
                                                   -----------------
            Historical--Amgen:
               Earnings per share:
                   Basic..........................      $ 1.07
                   Diluted........................        1.03
               Book value per share (1)...........        4.99

            Historical--Immunex:
               Earnings per share:
                   Basic..........................      $ 0.31
                   Diluted........................        0.30
               Book value per share (1)...........        3.78

            Pro forma combined--Amgen and Immunex:
               Earnings per share:
                   Basic..........................      $ 0.70
                   Diluted........................        0.68
               Book value per share (2)...........       13.99

            Equivalent pro forma--Immunex:
               Earnings per share: (3)
                   Basic..........................      $ 0.31
                   Diluted........................        0.30
               Book value per share (3)...........        6.16

--------

(1) The historical book value per share is calculated by dividing stockholders' equity by the number of shares outstanding as of December 31, 2001.


(2) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of Amgen shares that would have been outstanding as of December 31, 2001.

(3) The equivalent pro forma Immunex amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.44 of a share of Amgen common stock for each share of Immunex common stock.

                    Comparative Per Share Market Price Data

   Amgen common stock trades on the Nasdaq National Market under the symbol "AMGN." Immunex common stock trades on the Nasdaq National Market under the symbol "IMNX." The table below sets forth, for the periods indicated, the range of high and low per share sales prices for Amgen common stock and Immunex common stock as reported on the Nasdaq National Market.


                                                    Amgen        Immunex
                                                Common Stock  Common Stock
                                                ------------- -------------
                                                 High   Low    High   Low
                                                ------ ------ ------ ------
     Fiscal Year 2000
        First quarter.......................... $76.50 $51.06 $83.60 $27.75
        Second quarter.........................  70.88  50.00  69.88  24.19
        Third quarter..........................  80.44  64.13  67.13  39.50
        Fourth quarter.........................  72.63  51.39  49.88  33.06

     Fiscal Year 2001
        First quarter.......................... $75.06 $45.44 $46.38 $10.75
        Second quarter.........................  70.60  50.31  18.99  11.81
        Third quarter..........................  66.25  53.46  19.67  13.85
        Fourth quarter.........................  69.00  55.15  29.58  18.62

     Fiscal Year 2002
        First quarter (through March 21, 2002). $62.94 $53.28 $31.31 $26.65



   On December 14, 2001, the last trading day before we announced the merger, the closing price of Amgen common stock on the Nasdaq National Market was $56.03 per share and the closing price of Immunex common stock on the Nasdaq National Market was $25.62 per share. Based on the exchange ratio (i.e., 0.44 of a share of Amgen common stock for each outstanding share of Immunex common stock), the closing price of Amgen common stock on December 14, 2001, and the cash consideration of $4.50 per share, the pro forma equivalent per share value of Immunex common stock on December 14, 2001 was approximately $29.15 per share. On March 21, 2002, the last trading day prior to the date of this joint proxy statement/prospectus, the closing price of Amgen common stock on the Nasdaq National Market was $62.24, the closing price of Immunex common stock on the Nasdaq National Market was $31.31 and the pro forma equivalent per share value of Immunex common stock, based on the merger consideration, was approximately $31.89 per share. Neither Amgen nor Immunex has ever declared or paid cash dividends on its common stock. The policies of Amgen and Immunex are to retain earnings for use in their respective businesses.


   The market value of the shares of Amgen common stock that will be issued in exchange for shares of Immunex common stock upon the completion of the merger will not be known at the time Immunex shareholders vote on the approval of the merger agreement, or at the time Amgen stockholders vote on the approval of the issuance of shares of Amgen common stock in the merger, because the merger will not be completed by then.

   The above table shows only historical comparisons. Because the market prices of Amgen common stock and Immunex common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to Amgen stockholders in determining whether to approve the issuance of shares of Amgen common stock in the merger or to Immunex shareholders in determining whether to approve the merger agreement. Amgen and Immunex stockholders are encouraged to obtain current market quotations for Amgen and Immunex common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve their respective proposal. See the section entitled "Where You Can Find More Information."

                         RISKS RELATING TO THE MERGER



   In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in "Cautionary Statement Concerning Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for approval of the merger agreement, in the case of Immunex shareholders, or for approval of the issuance of shares of Amgen common stock in the merger, in the case of Amgen stockholders. In addition, you should read and consider the risks associated with each of the businesses of Amgen and Immunex because these risks will also affect the combined company. These risks can be found in our respective Annual Reports on Form 10-K for the year ended December 31, 2001, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. Additional risks and uncertainties not presently known to Amgen and Immunex or that are not currently believed to be important to you also may adversely affect the merger and Amgen following the merger.


The value of Amgen common stock to be received in the merger will fluctuate.


   In the merger, Immunex shareholders will receive 0.44 of a share of Amgen common stock and $4.50 in cash for each share of Immunex common stock they own. As a result of Immunex shareholders receiving a portion of the merger consideration in shares of Amgen common stock, the value of the merger consideration to be received by Immunex shareholders will depend on the market price of Amgen common stock at the time the merger is completed. The market price of Amgen common stock at the closing of the merger will likely vary from its market prices at the date of this joint proxy statement/prospectus and at the date of the Amgen and Immunex annual meetings. These variations may be caused by a number of factors, including changes in the businesses, operations or prospects of Amgen or Immunex, the timing of the merger, regulatory considerations and general market and economic conditions. The merger consideration will not be adjusted for any increase or decrease in the market price of Amgen common stock or Immunex common stock. Accordingly, if the market value of Amgen common stock declines prior to the time the merger is completed, the value of the merger consideration to be received by Immunex shareholders will decline. In addition, because the date that the merger is completed will be later than the date of the annual meetings, Amgen and Immunex stockholders will not know the exact value of the Amgen common stock that will be issued in the merger at the time they vote on the merger proposals. We encourage you to obtain current market quotations for Amgen and Immunex shares before you vote your shares.


Amgen may not realize all of the anticipated benefits of the merger.

   The success of the merger will depend, in part, on the ability of Amgen to realize the anticipated synergies, cost savings and growth opportunities from integrating the businesses of Immunex with the businesses of Amgen. Amgen's success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of Immunex. The integration of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among others:

   .   consolidating research and development and manufacturing operations;

   .   retaining key employees;

   .   consolidating corporate and administrative infrastructures;

   .   coordinating sales and marketing functions;

   . preserving the research and development, distribution, marketing, promotion and other important relationships of Amgen and Immunex;

   . minimizing the diversion of management's attention from ongoing business concerns; and

   .   coordinating geographically separate organizations.

We cannot assure you that the integration of Immunex with Amgen will result in the realization of the full benefits anticipated by us to result from the merger.

Amgen and Immunex may be required to comply with material restrictions or conditions in order to obtain the regulatory approvals required to complete the merger.


   The merger is subject to review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under this statute, Amgen and Immunex are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. The merger is also subject to review by the German Federal Cartel Office under the Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen). The merger may also be subject to review by the governmental authorities of various other jurisdictions. The governmental entities from whom approvals are required may attempt to condition their approval of the merger, or of the transfer to Amgen of licenses and other entitlements, on the satisfaction of certain regulatory conditions that may have the effect of imposing additional costs on Amgen or otherwise substantially reducing the benefits to Amgen if the merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. In order to facilitate clearance from the U.S. Federal Trade Commission, Immunex intends to divest the product LEUKINE, which had sales for Immunex of $108.4 million in 2001. Amgen and Immunex have not yet obtained any of the regulatory approvals required to complete the merger.



Amgen's marketing of ENBREL will be dependent in part upon Wyeth.



   Under the amended and restated promotion agreement, Amgen and Wyeth will jointly market and sell ENBREL in the United States and Canada. An ENBREL management committee comprised of an equal number of representatives from Amgen and Wyeth will be responsible for overseeing the marketing and sales of ENBREL including strategic planning, approval of an annual marketing plan, product pricing and establishing an ENBREL brand team. The ENBREL brand team, with equal representation from each of Amgen and Wyeth, will prepare and implement the annual marketing plan and will be responsible for all sales activities. If Wyeth fails to market ENBREL effectively or Amgen and Wyeth fail to coordinate their efforts effectively, Amgen's sales of ENBREL may not reach their full potential or may decline.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   This joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, and markets for the stock of Amgen and Immunex and other matters. Statements in this joint proxy statement/prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. These forward-looking statements, including, without limitation, those relating to future business prospects, revenues and income, in each case relating to Amgen or Immunex, respectively, wherever they occur in this joint proxy statement/prospectus or the other documents incorporated by reference, are necessarily estimates reflecting the best judgment of the respective management of Amgen and Immunex and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

   . the ability to integrate the operations of Amgen and Immunex, including their respective research and development operations, personnel, product lines and technology;

   .   the ability to achieve the anticipated synergies and cost savings;

   . timing and success of product development and market acceptance of developed products;

   .   regulatory approvals and restrictions;

   .   reimbursement from third party payors;

   . guidelines and recommendations in the health care and patient communities;

   .   intellectual property positions and litigation;

   . competition in the pharmaceutical and biotechnology industries and in the specific markets in which Amgen and Immunex, respectively, operate;

   . unanticipated manufacturing disruptions, delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products;

   .   fluctuations in operating results; and

   .   management of rapid growth.

   Words such as "estimate," "project," "plan," "intend," "expect," "anticipate," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the other documents incorporated by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of documents incorporated by reference, as of the date of those documents. Neither Amgen nor Immunex undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

                                  THE MERGER

   The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

General

   Each of the Amgen board of directors and the Immunex board of directors has unanimously approved the merger agreement. At the effective time of the merger, AMS Acquisition will be merged with and into Immunex, and Immunex will become a wholly-owned subsidiary of Amgen. Immunex shareholders will receive 0.44 of a share of Amgen common stock and $4.50 in cash for each share of Immunex common stock they own. The cash portion of the merger consideration is expected to be paid out of Amgen's existing funds, cash provided by operating activities, additional borrowings or a combination of these sources.

Background of the Merger

   The management of each of Amgen and Immunex continually reviews its company's respective position in light of the changing competitive environment of the biotechnology industry with the objective of determining what strategic alternatives are available to enhance stockholder value. While each of the companies believes that it has positive future prospects on a stand-alone basis, from time to time the management of each of Amgen and Immunex has had conversations with other companies to explore opportunities to improve the competitive position of Amgen or Immunex, respectively, including potential acquisitions or dispositions of assets, joint ventures or other strategic transactions.

   In early 2000, Kevin W. Sharer, Chairman, Chief Executive Officer and President of Amgen, and Edward V. Fritzky, Chairman, Chief Executive Officer and President of Immunex, met during a biotechnology industry conference in San Francisco, California and discussed their general interest in exploring possible strategic or other transactions involving their two companies. The discussions were followed by telephone calls later in 2000 and early 2001, but they did not lead to substantive negotiations at that time.

   In February 2001, Immunex engaged Merrill Lynch to assist Immunex in reviewing strategic alternatives that might be available to it to enhance shareholder value, including possible business combination transactions. Merrill Lynch's engagement was later memorialized in writing pursuant to a letter dated August 1, 2001.

   In June 2001, Mr. Sharer contacted Mr. Fritzky to raise the possibility of a combination of Amgen and Immunex. On several occasions between June and September 2001, Messrs. Sharer and Fritzky discussed the possibility of a transaction between their two companies.

   In connection with the initial discussions, Amgen began consulting with financial and legal advisors about issues relating to a possible transaction with Immunex. Amgen retained Goldman, Sachs & Co., Bear, Stearns & Co. and, later, Salomon Smith Barney as its financial advisors. Consultations with these advisors continued throughout the remaining acquisition discussions.

   In mid-year 2001, Immunex began preliminary discussions with a third party regarding a potential business combination transaction. These preliminary discussions continued during the summer of 2001, but were suspended in the fall of 2001.


   Between early October 2001 and mid-November 2001, executives of Amgen and Immunex had several communications relating to a possible transaction. Mr. Fritzky discussed these communications from time to time with Robert Essner, Chief Executive Officer and President of Wyeth. On October 29, 2001, Amgen sent Immunex a letter proposing that Amgen would be willing to pursue a transaction based on an exchange ratio of between 0.47 to 0.50 of a share of Amgen common stock for each share of Immunex common stock, subject to Amgen's satisfactory completion of due diligence.

   Mr. Sharer also contacted Mr. Essner to ascertain whether Wyeth would consider a disposition of its interest in Immunex. Mr. Essner indicated that Wyeth would be supportive if the Immunex board of directors determined to pursue a transaction with Amgen at a satisfactory valuation and if other necessary commercial matters could be agreed upon by the parties. Mr. Sharer indicated that, as a condition to Amgen entering into an acquisition agreement with Immunex, Amgen would require Wyeth to agree to vote in favor of the transaction. Over the next several weeks, Messrs. Sharer and Essner had periodic conversations to discuss a possible transaction, as did Mr. Fritzky and Mr. Essner.


   On November 1, 2001, during a telephone conversation between Messrs. Fritzky and Sharer, Mr. Fritzky indicated that Immunex would not be interested in pursuing a transaction with Amgen unless the value of the consideration were at a level above that proposed by Amgen in the October 29, 2001 letter, with a meaningful portion of the consideration paid in cash.


   In order to understand better the position of Wyeth on various matters relating to a possible transaction, in early November 2001, representatives of Amgen and Wyeth had initial discussions relating to the existing commercial relationship between Immunex and Wyeth and the need for changes to such relationship in connection with a possible transaction. The parties also discussed the need for an agreement defining various rights and obligations of Wyeth upon its becoming a stockholder of Amgen following a possible transaction. In mid-November 2001, Amgen delivered to Wyeth a term sheet outlining proposed terms for various agreements to be entered into between Amgen and Wyeth in connection with a possible transaction. Wyeth delivered to Amgen a counterproposal to this term sheet in late November. At that time, Amgen and Wyeth did not reach agreement on significant issues, including their respective co-promotion rights with respect to ENBREL upon completion of a possible transaction.



   In order to further explore a possible transaction, Amgen and Immunex executed a confidentiality and standstill agreement relating to a possible transaction on November 14, 2001. On November 28, 2001, Amgen and Wyeth executed a similar agreement relating to a possible transaction.


   On November 15, 2001, in response to the issues raised by Mr. Fritzky on November 1, 2001, Amgen sent a letter to Immunex outlining the terms upon which Amgen proposed to acquire Immunex. This letter proposed, subject to customary conditions including satisfactory completion of due diligence review, consideration equal to the value of 0.52 of a share of Amgen common stock for each share of Immunex common stock. The letter also stated that Amgen was willing to pay up to 15% of the total consideration in cash, with the remainder of the consideration payable by means of an exchange of shares of Amgen common stock for shares of Immunex common stock.

   Between November 15, 2001 and November 26, 2001, representatives of Amgen and Immunex met or spoke on several occasions to discuss Amgen's November 15, 2001 letter. However, during this time, the parties did not reach agreement on several significant terms raised in the letter, including the amount and form of consideration.


   Despite lack of agreement regarding significant terms of a possible transaction, Amgen's legal counsel delivered to Immunex and its legal advisors a proposed form of merger agreement between Amgen and Immunex on November 26, 2001 in order to begin negotiating more ancillary terms of a possible transaction. Thereafter, Amgen's legal counsel delivered to Wyeth and its legal counsel proposed forms of a voting agreement between Amgen and Wyeth, which provided for an agreement by Wyeth to vote in favor of the proposed transaction and against alternative transactions, a stockholders' rights agreement, which provided for various rights and restrictions of Wyeth upon its becoming a stockholder of Amgen following the merger, and an agreement relating to certain governance and commercial matters. See "Shareholder Voting Agreement," "Stockholders' Rights Agreement" and "Other Agreements with Wyeth."



   From November 26, 2001 through December 16, 2001, representatives and legal advisors of Amgen, Immunex and Wyeth engaged in extensive negotiations both in person and by telephone regarding each of these agreements. During this period, representatives of Amgen and Immunex also engaged in extensive discussions related to retention and severance arrangements for employees of Immunex. In addition, Amgen and Wyeth negotiated the terms of amendments to various existing commercial arrangements between Immunex and Wyeth, including the terms of an amended and restated promotion agreement. See "Other Agreements with Wyeth."


   Notwithstanding that the parties had not yet reached agreement on significant issues related to a proposed transaction, including the amount and form of merger consideration and the roles of executive management following a proposed transaction, Amgen and Immunex each made available to the other party data rooms containing legal and business due diligence materials beginning on December 1, 2001. From December 1, 2001 through December 15, 2001, the parties reviewed these materials and conducted their on-site due diligence. During this period, representatives of Amgen and Immunex also met to discuss business integration issues and employee retention matters.

   On December 5, 2001, the Immunex board of directors held a special meeting at which it was briefed on the status of discussions between Amgen and Immunex and reviewed the possible transaction. Prior to the meeting, Immunex directors were provided with draft agreements and other materials regarding the possible transaction. At the meeting:

   . Representatives of Merrill Lynch made a preliminary financial presentation setting forth Merrill Lynch's financial analyses relating to the possible transaction, which was similar to the final presentation made at the December 16, 2001 special meeting of the Immunex board of directors;


   . Representatives of Skadden, Arps, Slate, Meagher & Flom LLP reviewed matters including the proposed terms of the merger agreement and the voting agreement and other agreements to be entered into among Amgen, Wyeth and certain subsidiaries of Wyeth, and the status of open issues; and



   . Immunex management reviewed the status of the negotiations of the proposed transaction, indicating that the parties had not reached agreement on significant issues, discussed with the board of directors the strategic rationale for the possible transaction and the challenges in trying to manage Immunex during the pendency of a transaction, as well as employee retention and severance arrangements intended to retain and to give incentives to Immunex employees during the pendency of the merger agreement and following the merger.


At the conclusion of the December 5, 2001 meeting, the Immunex board of directors authorized Immunex management to continue discussions with Amgen regarding a possible transaction.


   At a regular meeting of the Amgen board of directors on December 11, 2001, the Amgen board extensively reviewed the proposed transaction. Prior to the meeting, the Amgen board was provided with summaries of each of the transaction documents between Amgen and Immunex and Wyeth. At the meeting:



   . Amgen management reviewed the status of the negotiations of the proposed transaction, indicating that the parties had not reached agreement on significant issues, including the amount and form of consideration to be paid to Immunex shareholders and the commercial arrangements with Wyeth;


   . Representatives of Goldman Sachs discussed financial analyses relating to the proposed transaction;


   . Representatives of Latham & Watkins reviewed legal matters including the proposed terms of, and open issues under, the merger agreement, the voting agreement, the stockholders' rights agreement, the amended and restated promotion agreement and other agreements to be entered into among Amgen, Wyeth and certain subsidiaries of Wyeth;


   . Amgen management reviewed with the board the strategic rationale for, and the potential benefits and risks of, the proposed transaction, as well as possible alternative transactions; and

   . Amgen management reported on the status and results of Amgen's due diligence review of Immunex.

   On December 13, 2001, several national news organizations, including CNBC, began reporting rumors of a possible transaction between Amgen and Immunex. These market rumors continued until the announcement of the transaction on December 17, 2001.


   On December 13, 2001 and December 14, 2001, Mr. Sharer and senior officers of Amgen met with Mr. Essner and senior officers of Wyeth at Wyeth's headquarters in New Jersey to attempt to reach agreement on the outstanding issues related to the commercial arrangements between Amgen and Wyeth.

   On December 14, 2001, the Immunex board of directors held a special telephonic meeting to discuss the status of discussions with Amgen and the market rumors regarding a possible transaction. At this meeting, Mr. Fritzky updated the Immunex board of directors regarding developments since the December 5, 2001 meeting of the Immunex board of directors. Representatives of Skadden, Arps reviewed significant open issues in the merger agreement, including the amount of cash consideration and the exchange ratio for the stock portion of the consideration, termination rights and termination fees, as well as issues relating to the voting agreement proposed by Amgen and the other agreements proposed to be entered into among Amgen, Wyeth and certain subsidiaries of Wyeth. The Immunex board of directors also discussed the status of employee retention and severance arrangements.



   A special telephonic meeting of the Amgen board of directors was held on the morning of December 16, 2001 to consider approval of the merger agreement, the agreements with Wyeth and the transactions contemplated by these agreements. Prior to the meeting, the Amgen board was provided with substantially final drafts of all of the transaction documents as well as a summary of the revisions of these documents since the December 11, 2001 meeting. At the meeting:


   . Amgen's senior management updated the Amgen board of directors on the final results of Amgen's due diligence review;

   . Representatives of Latham & Watkins updated the Amgen board of directors on the significant revisions to the merger agreement and other transaction documents since the December 11, 2001 board meeting; and

   . Representatives of Goldman Sachs made a financial presentation to the Amgen board of directors and delivered Goldman Sachs' oral opinion that, as of that date, and based upon and subject to the considerations to be described in its written opinion and based upon such other matters as Goldman Sachs considered relevant, the merger consideration to be paid by Amgen for each outstanding share of Immunex common stock pursuant to the merger agreement was fair to Amgen from a financial point of view.

Following a lengthy discussion, the Amgen board of directors unanimously approved the merger agreement, the proposed merger, the issuance of shares in the merger and each of the transaction documents to be executed by Amgen in connection with the proposed transaction and unanimously resolved to recommend that the Amgen stockholders vote to approve the issuance of shares of Amgen common stock in the merger.

   A special meeting of the Immunex board of directors was held on December 16, 2001 to consider adoption of the merger agreement and approval of the transactions contemplated by the merger agreement. Prior to the meeting, the Immunex board of directors was provided with materials, including substantially final drafts of the merger agreement and related documents. At this meeting:

   . Mr. Fritzky updated the Immunex board of directors on developments since the December 14, 2001 meeting of the Immunex board of directors, and reviewed strategic considerations in connection with the proposed transaction;

   . Representatives of Merrill Lynch made a financial presentation and presented the fairness opinion of Merrill Lynch discussed in "Opinion of Financial Advisor--Immunex";


   . Representatives of Skadden, Arps reviewed legal matters, including the terms of the proposed merger agreement and voting agreement, including changes negotiated since the December 5, 2001 meeting of the Immunex board of directors, and the principal terms of the other agreements to be entered into among Amgen, Wyeth and certain of subsidiaries of Wyeth; and


   . Management of Immunex reviewed the due diligence that had been conducted on Amgen.

   During a recess in the Immunex board of directors meeting, representatives of management and Skadden, Arps reviewed for the compensation committee of the Immunex board of directors the severance and retention arrangements and amendments to stock option plans that management recommended be considered in connection with the proposed transaction, as well as the proposed employment arrangement between Mr. Fritzky and

Amgen. Following discussion, the severance and retention and option plan amendments were approved by the compensation committee and recommended to the Immunex board of directors for approval. When the board of directors meeting resumed, following lengthy discussion, the Immunex board of directors unanimously adopted the merger agreement and approved the transactions contemplated thereby, including the merger and unanimously resolved to recommend that Immunex shareholders vote in favor of approval of the merger agreement. The Immunex board of directors also approved the severance and retention arrangements and amendments to the stock option plans of Immunex described under "The Merger--Interests of Directors, Executive Officers and Shareholders of Immunex in the Merger," which had been approved by the compensation committee of the Immunex board of directors earlier that day.

   The merger agreement, the shareholder voting agreement, the stockholders' rights agreement, the amended and restated promotion agreement and the agreement regarding governance and commercial matters were executed by the parties on the evening of December 16, 2001.

   On December 17, 2001, Amgen and Immunex issued a joint press release announcing the execution of the merger agreement.


   On March 11, 2002, Amgen and Immunex entered into the amended and restated agreement and plan of merger, dated as of December 16, 2001.


Reasons for the Merger--Amgen

   The Amgen board of directors believes that the acquisition of Immunex will enhance Amgen's position as a biotechnology leader with a diverse portfolio of therapeutic drugs. The Amgen board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and recommends that Amgen stockholders vote "FOR" approval of the issuance of Amgen common stock in the merger.

   In reaching its decision to approve the merger agreement, the Amgen board of directors consulted with senior members of Amgen's management team regarding the strategic and operational aspects of the merger and the results of the due diligence efforts undertaken by management and Amgen's legal advisors. In addition, the Amgen board of directors held discussions with representatives of Goldman Sachs and Amgen's other financial advisors regarding the past and current business operations, financial condition and future prospects of Immunex. The Amgen board of directors also consulted with Goldman Sachs as to the fairness, from a financial point of view to Amgen, of the merger consideration to be paid by Amgen. The Amgen board of directors also consulted with Amgen's internal counsel and with representatives of Latham & Watkins regarding legal due diligence matters and the terms of the merger agreement and related agreements. Amgen management and the Amgen board of directors also retained L.E.K. Consulting LLC to provide consulting services to Amgen. In reaching its decision to approve the merger agreement, the Amgen board of directors considered a variety of factors, a number of which are summarized below:

   .   Strengthened Strategic Position.   The Amgen board of directors
       considered that the merger would further enhance Amgen's role as a global biotechnology leader with the benefits of increased size, product base, product pipeline and employees. The Amgen board of directors determined that the combination of the leading Immunex product, ENBREL, with Amgen's existing drug portfolio, will enhance Amgen's position in the inflammation therapeutic area, which will complement Amgen's nephrology and oncology businesses. The Amgen board of directors concluded that the acquisition of Immunex would strengthen and diversify Amgen's product base and product pipeline in key therapeutic areas and enhance Amgen's strategic position within the biotechnology market.

   . Synergies. The Amgen board of directors reviewed the potential strategic and other benefits of the merger, including the complementary nature of the businesses of Immunex and Amgen and the opportunity for significant cost savings. The Amgen board of directors noted that, although no assurances can be given that any particular level of synergies will be achieved, Amgen's management anticipates cost synergies of more than $200 million in 2003, and more than $250 million in 2004. Amgen's ability to achieve these goals is subject to various factors, a number of which will be beyond its control, including economic conditions and unanticipated changes in business conditions, and, therefore, there can be no assurance that these results will be achieved. See "Cautionary Statement Concerning Forward-Looking Statements."

   . ENBREL and Complementary Technology Base. The Amgen board of directors considered the performance and future prospects of ENBREL and management's belief that the acquisition will accelerate ENBREL achieving its full market potential. The Amgen board of directors also considered the scientific expertise of the research, development and manufacturing personnel of Immunex and the proven ability of Immunex to develop successful drugs, and concluded that the merger will substantially enhance Amgen's discovery research capabilities in proteins and antibodies.

   . Positioned for Long-Term Growth. The Amgen board of directors considered the fact that the acquisition of Immunex would likely accelerate Amgen's future revenue and earnings growth, which would add stockholder value. The Amgen board of directors concluded that the acquisition of Immunex would improve Amgen's prospects for long-term growth by creating a larger biotechnology company with increased revenue and improved future earnings.

   . Strategic Alternatives. The Amgen board of directors reviewed other possible acquisition candidates and determined that the acquisition of Immunex was a strategic fit and presented a unique opportunity to enhance and expand Amgen's business, product line and position for future growth.

   . Integration of Immunex. The Amgen board of directors considered the fact that the combination of the businesses of Amgen and Immunex would be challenging. However, after consultation with Amgen management, the Amgen board of directors determined that the operations of Immunex could be integrated with those of Amgen in an efficient manner.

   . Terms of the Merger Agreement. The Amgen board of directors, with the assistance of counsel, considered the general terms of the merger agreement, including:


       - Fixed Exchange Ratio. The Amgen board of directors considered the fact that the fixed exchange ratio provides certainty as to the number of shares of Amgen common stock to be issued to Immunex shareholders and the percentage of the total shares of Amgen common stock that current Immunex shareholders will own after the merger. The Amgen board of directors also considered the premium that the merger consideration implied.



       - No Solicitation; Termination Fee. The Amgen board of directors reviewed the provisions of the merger agreement that limit the ability of Immunex to solicit other acquisition offers. The Amgen board of directors also considered the provisions that require the payment of a $475 million termination fee by Amgen or Immunex if the merger agreement is terminated due to specified reasons. The Amgen board of directors believed that these provisions were reasonable under the circumstances.



       - Conditions to Consummation. The Amgen board of directors reviewed with counsel the conditions to consummation of the merger, in particular the likelihood of obtaining the necessary regulatory approvals and stockholder approvals, and the likelihood that the merger would be completed. While the Amgen board of directors believes that these approvals will be obtained in a timely fashion, the Amgen board of directors also noted that Amgen is not required to agree to any divestitures or other actions that would reasonably be expected to have a material adverse effect on Amgen after giving effect to the merger.


   . Opinion of Financial Advisor. The Amgen board of directors considered the opinion of Goldman Sachs that, as of the date of its opinion, and based upon and subject to the considerations described in the opinion and based on such other matters as Goldman Sachs considered relevant, the merger consideration to be paid by Amgen for each outstanding share of Immunex common stock pursuant to the merger agreement was fair from a financial point of view to Amgen. See "Opinion of Financial Advisor--Amgen."



   . Tax Treatment. The Amgen board of directors also considered the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code resulting in the common stock portion of the merger consideration being received by Immunex shareholders free of federal income tax.


   . Voting Agreement. The Amgen board of directors also discussed the terms of the shareholder voting agreement between Amgen and Wyeth and two of its subsidiaries. The Amgen board of directors noted that these companies, which as of the record date for the Immunex annual meeting beneficially owned approximately 41% of the outstanding shares of Immunex common stock, have agreed to vote for approval of the merger agreement.



   . Wyeth Agreements. The Amgen board of directors also considered the terms and conditions of the stockholders' rights agreement, the agreement regarding governance and commercial matters and the amended and restated promotion agreement with Wyeth and certain of its subsidiaries. After consultation with senior management, the Amgen board of directors concluded that these agreements would increase the likelihood of a continued commercial relationship between Wyeth and Immunex after the merger and enable Amgen to obtain the benefits of this relationship.


   In addition, the Amgen board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including:

   . the risk that the potential benefits sought in the merger might not be fully realized;

   . the possibility that the merger might not be completed, or that completion might be unduly delayed;

   .   the effect of public announcement of the merger on Amgen's stock price;

   . the projected dilution of Amgen's earnings per share as a result of the issuance of the shares in the merger, and the estimated time period for the merger to be accretive to Amgen's earnings per share;

   . the risk that management's efforts to integrate Immunex will disrupt Amgen's operations;

   . the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses of Amgen and Immunex and transaction expenses arising from the merger;

   . the risk that despite the efforts of the combined company, key management and research and development personnel might not remain employed by Amgen; and


   . various other risks associated with the merger and the businesses of Amgen, Immunex and the combined company described in the section entitled "Risks Relating to the Merger" and in the documents incorporated by reference into this joint proxy statement/prospectus.


   The Amgen board of directors concluded, however, that these negative factors could be managed or mitigated by Amgen or were unlikely to have a material impact on the merger or Amgen, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

   The above discussion of the factors considered by the Amgen board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the Amgen board of directors. The Amgen board of directors collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of the Amgen board of directors felt were appropriate. In view of the wide variety of factors considered by the Amgen board of directors in connection with its evaluation of the merger and the complexity of these matters, the Amgen board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Amgen board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

   The Amgen board of directors unanimously recommends that Amgen stockholders vote "FOR" approval of the issuance of Amgen common stock in the merger.

Reasons for the Merger--Immunex

   While Immunex has excellent growth potential and prospects for its future as a stand-alone entity, Immunex believes that there are substantial benefits to Immunex shareholders that can be obtained as a result of the merger. A combination with Amgen will permit shareholders to receive a substantial equity interest in a leading biotechnology company, with greater product and revenue diversity, technological resources and financial strength than Immunex has on its own. At the same time, Immunex shareholders will receive a fixed cash component of the merger consideration. At a meeting held on December 16, 2001, the Immunex board of directors adopted the merger agreement and resolved to recommend that Immunex shareholders vote "FOR" the approval of the merger agreement.

   In making its determination to adopt the merger agreement, the Immunex board of directors consulted with senior members of the Immunex management team regarding various matters, including the strategic and operational aspects of the merger and the results of the due diligence efforts undertaken by management and advisors of Immunex. In addition, the Immunex board of directors consulted with representatives of Merrill Lynch regarding financial matters, and with internal counsel and representatives of Skadden, Arps regarding legal matters. In the course of reaching its determination, the Immunex board of directors considered a variety of factors, including the following material factors:

   . Strategic Benefits of the Merger. The Immunex board of directors considered the strategic benefits of the merger, including the following:

       - Greater Revenue Diversification. After the merger, Amgen will have a significantly larger revenue base than Immunex, with revenues driven not only by sales of ENBREL, but also by sales of Amgen's current product offerings of EPOGEN(R) (Epoetin alfa), NEUPOGEN(R) (Filgrastim) and ARANESP(R) (darbepoetin alfa). Following the merger, Amgen will also have a portfolio of leading products and a strong pipeline of new products in development which the Immunex board of directors believes should allow the combined company to pursue multiple new products to maintain revenue diversity. The Immunex board of directors concluded that the financial risk of dependence on fewer products will be diminished as a result of the combined company's greater revenue diversification.

       - Enhanced Research and Development Capabilities. The Immunex board of directors believes that following the merger, Amgen will be at the forefront of biotechnology research and development. The research and development budget of the combined company will increase significantly from the research and development budgets of either Immunex or Amgen on a stand-alone basis. The Immunex board of directors believes that by efficiently organizing key research and development functions and pooling both companies' expertise, and having access to a broader array of research and development possibilities, the combined company should be in a position to commit substantial resources to the most promising product opportunities.

       - Enhanced Biologics Manufacturing. The Immunex board of directors considered that after the merger Amgen would have greater biologics manufacturing capabilities than either Amgen or Immunex alone and believes that the manufacturing expertise of Amgen will assist in the scale-up of ENBREL production.

       - Synergies and Cost Savings. The Immunex board of directors reviewed the opportunity for cost savings and operation synergies that would result from the merger. Cost savings are expected from avoiding hiring and other costs that Immunex and Amgen would otherwise need to incur in the future and eliminating redundant functions which would exist in Amgen following the merger. Operating synergies are expected from enhanced marketing efforts by the combined sales force and the opportunity to accelerate research and development and product commercialization. The Immunex board of directors considered that these operational synergies could also be expected to make the combined company more attractive to other companies in the industry seeking a partner with development, production and marketing capabilities.

   . Attractive Financial Terms. The Immunex board of directors believes that the merger consideration values Immunex common stock at a financially attractive level and appropriately compensates Immunex shareholders in light of the current position and prospects of Immunex. In reaching this determination, the Immunex board of directors considered, among other things, various facts and analyses with respect to the financial terms of the proposed merger including the following:

       - information concerning the financial performance and financial condition, business and prospects of Immunex and Amgen, as well as conditions in the biotechnology industry generally;

       - information concerning the recent and historical stock price performance of Immunex common stock and Amgen common stock, as well as the views articulated by Wall Street equity analysts regarding such stocks;

       - that the value implied by the merger consideration as of the date the merger agreement was entered into was at a premium to the one-week, one-month, six-month and twelve-month average trading prices for Immunex common stock;

       - the value of the exchange ratio provided for in the merger agreement relative to the then-current market prices and historical trading prices of Immunex and Amgen shares over the past year. In this regard, the Immunex board of directors noted that at then-current market prices, the merger consideration represents a premium of (a) 14% to the price of Immunex common stock on December 14, 2001, the last trading day prior to the execution of the merger agreement, (b) 34% to the price of Immunex common stock on December 12, 2001, the last trading day before rumors of a possible business combination transaction between Immunex and Amgen were reported, (c) 68% to the six-month average trading price, and (d) 47% to the 12-month average trading price, of Immunex common stock from December 12, 2001;

       - comparisons of historical financial and operational measures for Immunex and Amgen including revenues and earnings, and the fact that Immunex shareholders would hold a percentage of the outstanding stock of Amgen in excess of the percentage of Amgen's earnings contributed by Immunex in the near term; and

       - the fixed nature of the exchange ratio for the stock portion of the merger consideration and that, therefore, an increase or decrease in the market value of Amgen common stock will increase or decrease from current levels the market value of the stock portion of the merger consideration to be received by the Immunex shareholders at the time of the closing of the merger.

   . Alternatives to the Merger. The Immunex board of directors considered, as possible alternatives to the merger, continuing to pursue execution of the business strategy of Immunex as an independent entity or the possibility of pursuing a business combination with a company other than Amgen.

       - The Immunex board of directors considered the risks and potential rewards associated with continuing to execute the strategic plan of Immunex as an independent entity, including, the risks associated with the dependence on one product as the primary source for revenues and the reward of existing Immunex shareholders obtaining all of the increase in the value of Immunex from increased sales of ENBREL in the United Sates and Canada, and concluded that the likelihood of increasing shareholder value was greater pursuant to the merger than the likelihood of doing so on a stand-alone basis.

       - The Immunex board of directors also considered the possibility of seeking to engage in a business combination or other strategic transaction with a company other than Amgen, and concluded that a transaction with Amgen is more feasible and expected to yield greater benefits to shareholders than other likely alternatives.


   . Larger Capitalization and Greater Liquidity. The Immunex board of directors considered that the market capitalization of Amgen following the merger would be approximately $73 billion, based on market prices of Amgen and Immunex common stock as of December 14, 2001. The Immunex board of directors also considered that only approximately 59% of the market capitalization of Immunex at the time the merger was announced was held by shareholders other than Wyeth. The Immunex board of directors determined that the larger market capitalization and public float of Amgen following the merger and resultant increases in liquidity should be beneficial to Immunex shareholders.


   . Opinion of Financial Advisor. The Immunex board of directors reviewed the analyses and presentations prepared by Merrill Lynch, and Merrill Lynch's opinion to the effect that the consideration to be received by the Immunex shareholders in the merger was fair to the Immunex shareholders from a financial point of view. See "Opinion of Financial Advisor--Immunex."

   . Tax Treatment. The Immunex board of directors considered the expected qualification of the merger as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code resulting in the common stock portion of the merger consideration being received by Immunex shareholders free of federal income tax.

   . Terms of the Merger Agreement. The Immunex board of directors, with the assistance of counsel, considered the terms and conditions of the merger agreement, including:

       - restrictions on the conduct of business by Immunex between signing of the merger agreement and the effective time of the merger;

       - the potential effect of the terms of the merger agreement on possible third-party proposals to acquire Immunex after execution of the merger agreement, including that if any third party made a superior proposal, the Immunex board of directors could provide information to and engage in negotiations with such third party, subject to the terms and conditions of the merger agreement;

       - that Immunex must hold its shareholders meeting and allow shareholders to vote on the merger agreement even if a third party makes a superior proposal; and

       - that the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination with Immunex, but would not preclude bona fide alternative proposals, and that the size of the termination fee was reasonable in light of the size and benefits of the transaction.


   . Voting Agreement. The Immunex board of directors also reviewed the terms of the shareholder voting agreement among Amgen, Wyeth and certain Wyeth subsidiaries providing for, among other things, Wyeth and its subsidiaries to vote their shares of Immunex common stock, which as of the record date represented approximately 41% of the outstanding Immunex shares, in favor of the merger proposal at the Immunex annual meeting.


   . Employee Matters. The Immunex board of directors considered the terms of the merger agreement and other arrangements with respect to Immunex management and employees intended to maintain the organization of Immunex and preserve the value of Immunex prior to and following the merger, including:

       - the role that the senior operating management of Immunex is expected to play in Amgen and the fact that Mr. Fritzky will be appointed to the Amgen board of directors;

       - provision of Immunex employees with benefits that in the aggregate are no less favorable than those provided to these employees prior to the merger for a period of at least two years after completion of the merger; and

       -  the existence of severance and retention arrangements of Immunex.

   In its review of the proposed merger, the Immunex board of directors identified and considered a variety of potentially negative factors or risks, including:


   . the risks described under the section entitled "Risks Relating to the Merger";


   . that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties' obligations to complete the merger, such as obtaining necessary regulatory approvals, will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by shareholders (see "The Merger Agreement--Conditions to the Completion of the Merger");

   . the possibility that if the market price of Amgen common stock declines, as a result of the fixed nature of the exchange ratio for the stock portion of the merger consideration, the value of the merger consideration to be received by the Immunex shareholders at the time of the closing of the merger would decline;

   . the possibility of disruption to the operations of Immunex and a loss of key employees as a result of the merger; and

   . the possibility that the benefits anticipated in connection with the merger might not be realized by Amgen.


   In addition to the factors considered that are described above, in coming to its determination, the Immunex board of directors was aware of the interests that some executive officers and directors of Immunex may have with respect to the merger in addition to their interests as shareholders of Immunex generally. See "Interests of Directors, Executive Officers and Shareholders of Immunex in the Merger." The Immunex board of directors was also aware of the agreement regarding governance and commercial matters, the stockholders' rights agreement, and the amended and restated promotion agreement, each between Amgen, Wyeth and subsidiaries of Wyeth. See "Stockholders' Rights Agreement" and "Other Agreements with Wyeth."


   In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Immunex board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Immunex board of directors conducted an overall analysis of the factors described above, and overall considered the factors to be favorable to and to support its determination. In considering the factors described above, individual members of the Immunex board of directors may have given different weight to different factors.

   The Immunex board of directors unanimously recommends that Immunex shareholders vote "FOR" approval of the merger agreement.

Opinion of Financial Advisor--Amgen

   On December 16, 2001, Goldman, Sachs & Co., financial advisor to Amgen, delivered to the Amgen board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated December 16, 2001, that, as of that date, and based upon and subject to the considerations described in its opinion and based upon such other matters as Goldman Sachs considered relevant, the merger consideration to be paid by Amgen for each outstanding share of Immunex common stock pursuant to the merger agreement was fair from a financial point of view to Amgen.

   For purposes of the opinion and this description of the opinion, merger consideration means the right to receive, with respect to each outstanding share of Immunex common stock:

   .   0.44 shares of Amgen common stock; and

   .   $4.50 in cash.

   The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is contained in Annex D. Goldman Sachs provided its opinion for the information and assistance of Amgen's board of directors in connection with its consideration of the transaction contemplated by the merger agreement. Goldman Sachs' opinion is not a recommendation as to how any holder of Amgen common stock should vote with respect to the transaction. We encourage you to read the opinion in its entirety.

   In connection with its opinion, Goldman Sachs reviewed, among other things:

   .   the merger agreement;


   . the shareholder voting agreement, dated as of December 16, 2001, by and among Amgen, Wyeth, MDP Holdings, Inc. and Lederle Parenterals, Inc.;


   . annual reports to stockholders and annual reports on Form 10-K of Amgen and Immunex for the five years ended December 31, 2000;

   . selected interim reports to stockholders and quarterly reports on Form 10-Q of Amgen and Immunex;

   . other communications from Amgen and Immunex to their respective stockholders; and

   . financial analyses and forecasts for Amgen, Immunex and the combined company on a pro forma basis prepared by the management of Amgen, including certain cost savings and operating synergies projected by the management of Amgen to result from the transaction contemplated by the merger agreement.

   Goldman Sachs also held discussions with members of the senior management of Amgen regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of Amgen, including the future prospects of the combined companies. Goldman Sachs also held discussions with senior management of Amgen and with L.E.K. Consulting LLC regarding discussions they had with the senior management of Immunex regarding the past and current business operations, financial condition and future prospects of Immunex.

   In addition, Goldman Sachs:

   . reviewed the reported price and trading activity for Amgen common stock and Immunex common stock;

   . compared financial and stock market information for Amgen and Immunex with similar information for other selected companies, the securities of which are publicly traded;

   . reviewed the financial terms of selected recent business combinations in the biotechnology industry specifically and other industries generally; and

   . performed such other studies and analyses as Goldman Sachs considered appropriate.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed the accuracy and completeness of this information for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of Amgen's board of directors, that the financial forecasts prepared by the management of Amgen, including the forecasts relating to the cost savings and operating synergies referred to above, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Amgen, and that the cost savings and operating synergies would be realized in the amounts and time periods contemplated thereby. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Amgen or Immunex or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluations or appraisals. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the merger agreement would be obtained without any adverse effect on Amgen or Immunex or on the contemplated benefits of the transaction contemplated by the merger agreement.

   The following is a summary of the material financial analyses presented by Goldman Sachs to the Amgen board of directors in connection with providing its opinion to the Amgen board. In order to more fully understand the financial analyses used by Goldman Sachs, the tables must be read together with the full text of each summary. The tables alone are not a complete description of Goldman Sachs' financial analysis.

   Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 16, 2001, and is not necessarily indicative of current market conditions.

   This summary includes information presented in tabular format. These tables should be read together with the text of each summary.

  Analysis of Transaction Premium and Multiples

   Goldman Sachs reviewed the premiums, multiples and other information derived from the 0.52 exchange ratio implied by the merger consideration provided in the merger agreement on the date of its opinion. The 0.52 exchange ratio represents the sum of (1) the 0.44 shares of Amgen common stock that each outstanding share of Immunex common stock will be exchanged for under the merger agreement and (2) the 0.08 shares of Amgen common stock that $4.50 would buy based on the closing price of Amgen common stock of $56.03 on December 14, 2001. Based on the closing price of Immunex common stock of $25.62 and the closing price of Amgen common stock of $56.03 on December 14, 2001, Goldman Sachs calculated an implied offer price of $29.15 per share, representing an implied premium of 13.8% over the closing price of Immunex common stock on December 14, 2001. Goldman Sachs then calculated the implied premium based on the implied offer price of $29.15 using the closing prices of Immunex common stock on December 14, 2001, and on other selected dates and over selected periods.

   The results of these calculations are as follows:

                           Closing Immunex Price Implied Premium Based on $29.15
 Trading Period                  ($/Share)           Implied Offer Price (%)
 --------------            --------------------- -------------------------------
December 14, 2001.........        $25.62                       13.8%
1 Week Average (a)........         25.19                       15.7
1 Month Average (b).......         26.11                       11.7
2 Month Average (c).......         25.17                       15.8
3 Month Average (d).......         23.27                       25.3
6 Month Average (e).......         19.72                       47.8
9 Month Average (f).......         18.39                       58.5
1 Year Average (g)........         22.23                       31.1
52-Week High..............         49.88                      (41.5)
52-Week Low...............         10.75                      171.2

--------
(a) 1 week represents trading days from 12/10/2001 through 12/14/2001.
(b) 1 month represents trading days from 11/14/2001 through 12/14/2001.
(c) 2 months represents trading days from 10/14/2001 through 12/14/2001.
(d) 3 months represents trading days from 9/14/2001 through 12/14/2001.
(e) 6 months represents trading days from 6/14/2001 through 12/14/2001.
(f) 9 months represents trading days from 3/14/2001 through 12/14/2001.
(g) 1 year represents trading days from 12/14/2000 through 12/14/2001.

   Goldman Sachs also reviewed the historical trading prices of Immunex common stock and Amgen common stock in order to compare prices for Immunex common stock implied by those historical trading prices, using the 0.52 exchange ratio implied by the merger consideration provided in the merger agreement and based on the closing price of Amgen common stock on December 14, 2001. Specifically, Goldman Sachs multiplied the implied 0.52 exchange ratio by the daily closing prices of Amgen common stock on December 14, 2001 and on other selected dates and over selected periods to determine the implied price for Immunex common stock on such dates and over such periods. Goldman Sachs then compared the implied price for Immunex common stock to the historical trading price of Immunex common stock for the corresponding period and derived an implied premium. These analyses indicated the following implied prices for Immunex common stock and implied premiums for these dates or periods:

                                       Implied Immunex Price
                                          Based on 0.52x
 Trading Period                           Exchange Ratio     Implied Premium (%)
 --------------                        --------------------- -------------------
December 14, 2001.....................        $29.15                 13.8%
1 Week Average (a)....................         32.24                 28.0
1 Month Average (b)...................         32.84                 25.8
2 Month Average (c)...................         31.65                 25.7
3 Month Average (d)...................         31.29                 34.4
6 Month Average (e)...................         31.67                 60.6
9 Month Average (f)...................         31.77                 72.7
1 Year Average (g)....................         32.56                 46.5
52-Week High..........................         39.06                (21.7)
52-Week Low...........................         23.64                119.9

--------
(a) 1 week represents trading days from 12/10/2001 through 12/14/2001.
(b) 1 month represents trading days from 11/14/2001 through 12/14/2001.
(c) 2 months represents trading days from 10/14/2001 through 12/14/2001.
(d) 3 months represents trading days from 9/14/2001 through 12/14/2001.
(e) 6 months represents trading days from 6/14/2001 through 12/14/2001.
(f) 9 months represents trading days from 3/14/2001 through 12/14/2001.
(g) 1 year represents trading days from 12/14/2000 through 12/14/2001.

   Based on an Amgen closing price of $56.03 on December 14, 2001 and using the implied Immunex price per share of $29.15, Goldman Sachs calculated that the fully diluted equity consideration in the merger would be $16.90 billion, assuming exercise of outstanding options that are in-the-money, based on the implied offer price. Goldman Sachs also determined that the enterprise value would be $15.88 billion, based on the implied offer price and approximately $1.02 billion of non-restricted cash and no debt as of September 30, 2001. Using Amgen management estimates for fiscal years 2001 through 2003, Goldman Sachs derived the following transaction multiples:

   .   enterprise value as a multiple of estimated 2001, 2002 and 2003 sales;

   . enterprise value as a multiple of estimated 2001, 2002 and 2003 earnings before interest and taxes, or EBIT; and

   . equity consideration on a fully-diluted basis as a multiple of estimated 2001, 2002 and 2003 net income.

   The results of these analyses are as follows:

                                                          Implied Transaction
                                                       Multiple at Implied Offer
Enterprise Value/Sales                                 Price of $29.15 per Share
----------------------                                 -------------------------
2001 (estimated)......................................           15.6x
2002 (estimated)......................................           12.9x
2003 (estimated)......................................            8.0x

Enterprise Value/EBIT
---------------------
2001 (estimated)......................................          140.5x
2002 (estimated)......................................          139.7x
2003 (estimated)......................................           42.7x

Diluted Equity Consideration/Net Income
---------------------------------------
2001 (estimated)......................................           92.1x
2002 (estimated)......................................          168.7x
2003 (estimated)......................................           60.3x

  Historical Stock Trading Analysis

   Goldman Sachs reviewed and compared the historical daily trading prices of Immunex common stock during the period from December 14, 1999 to December 14, 2001 with the following: (1) a Profitable Biotech Index, comprised of the common stock of Amgen, Biogen Inc., Chiron Corporation, Genentech Inc., Genzyme Corporation, IDEC Pharmaceuticals Corp., MedImmune, Inc. and QLT, Inc., and (2) a Near-Profitable Biotech Index, comprised of the common stock of Cell Therapeutics, Inc., Cephalon, Inc., Corixa Corporation, Gilead Sciences, Inc., ImClone Systems Incorporated, Intermune Inc., Supergen Inc., Tanox Inc., Titan Pharmaceuticals Inc. and Vertex Pharmaceuticals, Inc.

   The analysis indicated that for the period from December 14, 1999 to March 1, 2001, the Immunex common stock initially performed comparably to the above indices; but, since early April 2000, Immunex common stock has been underperforming the Near-Profitable Index and since early January 2001, Immunex common stock has been underperforming both the Profitable Biotech Index and the Near-Profitable Index.

   Goldman Sachs also reviewed and compared the historical daily trading prices of Amgen common stock during the period from December 14, 1999 to December 14, 2001 with the following: (1) a Profitable Biotech Index, comprised of the common stock of Immunex, Biogen Inc., Chiron Corporation, Genentech Inc., Genzyme Corporation, IDEC Pharmaceuticals Corp., MedImmune, Inc. and QLT, Inc., and (2) the Near-Profitable Biotech Index. The analysis indicated that, for the period from December 14, 1999 to December 14, 2001, Amgen common stock underperformed the Near-Profitable Biotech Index, but performed comparably to the Profitable Biotech Index.

  Selected Public Companies Analysis

   Goldman Sachs reviewed and compared selected financial information relating to Amgen and Immunex to corresponding financial information, ratios and public market multiples for comparable companies whose securities are publicly traded. Goldman Sachs calculated various financial multiples and ratios for Amgen and Immunex based on the closing price of Amgen and Immunex common stock on December 10, 2001. These financial multiples and ratios were compared with those of the companies included the Profitable Biotech Index (including both Amgen and Immunex) and Near-Profitable Biotech Index used in the historical stock trading analyses. Where applicable, the financial multiples and ratios for Amgen and Immunex and the selected companies were calculated using (1) the closing prices of their common stock on December 10, 2001 and (2) their respective equity market capitalizations.

   Goldman Sachs' analyses of the selected companies compared, among other things, the following to the results for Amgen and Immunex:

   .   market price on December 10, 2001 as a percentage of the 52-week high;

   .   cash balance as of latest public filings;

   . ratio of market price as of December 10, 2001 to 2002 and 2003 estimated earnings; and

   . ratio of market price as of December 10, 2001 to 2002 and 2003 estimated earnings, relative to Institutional Broker Estimate System's, or IBES, estimates of long-term growth rates.

   The results of these analyses are summarized as follows:

                                                Near-Profitable Biotech
                       Profitable Biotech Index        Index (a)
                       -----------------------  ----------------------  Amgen  Immunex
                           Range        Median     Range        Median  Actual Actual
                         ---------      ------    --------      ------  ------ -------
Market Price as a % of
52-Week High           47.7-94.9%        76.2%  18.3-100%        61.3%  87.4%    49.4%
----------------------------------------------------------------------------------------
Cash (in millions)     $154-2,523        $632    $42-441         $242   $2,429 $1,016(b)
----------------------------------------------------------------------------------------
Market Price to
Estimated 2002
Earnings               28.7-81.0x        42.7x      *              *    45.4x    81.0x
----------------------------------------------------------------------------------------
Market Price to
Estimated 2003
Earnings               16.5-60.0x        34.3x      *              *    37.5x    59.3x
----------------------------------------------------------------------------------------
Estimated 2002 Market
Price to Earnings/
IBES Growth Rates       0.6-2.4x         1.8x       *              *     2.4x    2.0x

--------
(a) Also includes COR Therapeutics, Inc. and Ilex Oncology, Inc. statistics.
(b) Excludes restricted cash.
 *  Data not meaningful.

  Discounted Cash Flow Analysis

   Goldman Sachs performed an analysis to compare the present value per share of Immunex common stock, using discounted cash flow methodologies, to the value per share implied by the merger consideration provided in the merger agreement on the date of its opinion. Using Amgen management's projections for Immunex, Goldman Sachs performed this analysis on a stand-alone basis. Goldman Sachs analyzed the business of Immunex based on the following models: (1) the Immunex base case scenario, which involved Amgen management's projections of future revenue growth and earnings for the fiscal years 2002 through 2011, without any cost savings or operating synergies; and (2) the Immunex synergies scenario, which was based on the projections of future revenue growth and earnings used in the Immunex base case scenario, but took into account certain cost savings and operating synergies projected by the management of Amgen to result from the transactions contemplated by the merger agreement.

   In its analysis of both the Immunex base case and synergies scenarios, Goldman Sachs applied discount rates ranging from 10.0% to 14.0% and terminal value multiples of estimated 2011 price to earnings ranging from 20.0x to 40.0x. The range for discount rates and terminal value multiples were chosen by Goldman Sachs based upon its prior experience in analyzing cost of capital ranges that could be applicable. Based on these discount rates and terminal value multiples, Goldman Sachs derived theoretical equity reference ranges per share ranging from $13.27 to $32.64 for the Immunex base case scenario and $17.96 to $42.82 for the Immunex synergies scenario.

   Goldman Sachs noted that the implied value of $29.15 per share derived on the date of its opinion from the merger consideration provided in the merger agreement was within the range of share valuations for Immunex on a stand-alone basis implied by the range of values derived from the discounted cash flow analysis of the Immunex base case scenario and the Immunex synergies scenario.

   Goldman Sachs also performed an analysis of the present value per share of Amgen common stock using discounted cash flow methodologies. Using Amgen management projections as provided by Amgen management for the fiscal years 2002 through 2011, Goldman Sachs performed this analysis for Amgen on a stand-alone basis. Goldman Sachs analyzed three elements of the business based on the following models: (1) the Amgen base case scenario, which involved Amgen management's projections of future revenue growth and earnings for the fiscal years 2002 through 2011; (2) the Amgen marketed products scenario, which was based on projections for revenues and growth from approved products and products currently being marketed by Amgen, and no contribution from Amgen's pipeline scenario; and (3) the Amgen pipeline products scenario, which was based on projections for revenues and growth for new compounds in development, excluding any products currently being marketed.

   In its analysis of the Amgen base case scenario and the Amgen marketed products scenario, Goldman Sachs applied discount rates ranging from 10.0% to 12.0% and terminal value multiples of estimated 2011 price to earnings ranging from 15.0x to 25.0x. In its analysis of the Amgen pipeline products scenario, Goldman Sachs applied discount rates ranging from 12.0% to 14.0% and terminal value multiples of estimated 2011 price to earnings ranging from 20.0x to 40.0x. The various ranges for discount rates and terminal value multiples were chosen by Goldman Sachs based upon its prior experience in analyzing cost of capital ranges that could be applicable. Based on these discount rates and terminal value multiples, Goldman Sachs derived theoretical equity reference ranges per share ranging from $37.22 to $58.32 for the Amgen base case scenario, $30.30 to $46.78 for the Amgen marketed products scenario and $4.87 to $8.45 for the pipeline products scenario.

  Pro Forma Merger Analysis

   Goldman Sachs prepared pro forma analyses of the financial impact of the merger on Amgen and Immunex on a stand-alone basis for the six fiscal years ending December 31, 2006 using projections for fiscal years 2001 through 2006 prepared by Amgen's management. For the fiscal years 2001 through 2006, Goldman Sachs compared, among other financial items, fully diluted earnings per share for the combined company on a pro forma basis, both with and without taking into account certain cost savings and operating synergies projected by the management of Amgen to result from the transaction contemplated by the merger agreement. The pro forma analysis was calculated based on pro forma cash earnings per share, which excludes the impact of non-cash charges associated with identifiable intangible asset amortization. Goldman Sachs' analysis indicated that the proposed merger, when taking the cost savings and operating synergies into account but excluding identifiable intangible asset amortization, would be dilutive to the combined company's fully diluted earnings per share in estimated years 2002 and 2003 and accretive to the combined company's fully diluted earnings per share in estimated years 2004, 2005 and 2006 assuming a closing date for the merger in June 2002. Further, Goldman Sachs' analysis indicated that if none of the cost savings and operating synergies projected by the management of Amgen to result from the transaction were realized and all identifiable intangible asset amortization is excluded, the proposed merger would be dilutive to the combined company's fully diluted earnings per share in each of the estimated years 2002, 2003, 2004, 2005 and 2006 assuming a closing date for the merger in June 2002.

  Contribution Analysis

   Goldman Sachs conducted a contribution analysis of Immunex relative to the pro forma combined entity resulting from the merger using discounted cash flow methodologies. Using management projections provided by Amgen's management and assuming all cost savings and operating synergies included in the discounted cash flow analysis of Immunex, Goldman Sachs derived theoretical equity value contribution percentages for Immunex assuming a discount rate of 11.0% and terminal value multiples of 2011 price to earnings for Immunex ranging from 20.0x to 40.0x and for Amgen ranging from 15.0x to 25.0x. Based on this discount rate and these terminal value multiples, Goldman Sachs calculated theoretical equity reference range contribution percentages ranging from 22.9% to 27.6%.

   Goldman Sachs also reviewed the historical and estimated future operating and financial information, including, among other things, revenue and net income, for Amgen, Immunex and the pro forma combined entity resulting from the merger based on Amgen's management projections. A contribution analysis demonstrates the parties' respective historical and projected contributions, on a percentage basis, to certain income statement items of the combined company and compares those contributions to the parties' stockholders' relative equity interests in the combined company following the merger. Goldman Sachs analyzed the relative income statement contribution of (1) Immunex, (2) Amgen and (3) the synergies projected to result from the transaction contemplated by the merger agreement, to the combined company on a pro forma basis based on financial data and on the assumptions provided to Goldman Sachs by Amgen's management for estimated years 2001 through 2006. Goldman Sachs calculated the relative contributions of Immunex, Amgen and the projected synergies to the combined company in terms of, among other things, (1) sales, (2) earnings before interest and taxes, or EBIT, (3) net income, (4) enterprise value, based on the closing price of Immunex common stock of $25.62 and the closing price of Amgen common stock of $56.03 on December 14, 2001, Immunex non-restricted cash of approximately $1.02 billion and no debt as of September 30, 2001 and net cash of Amgen of approximately $2.11 billion as of September 30, 2001, (5) fully diluted equity market capitalization, based on the closing market price of Immunex common stock of $25.62 and Amgen's closing market price of $56.03 on December 14, 2001, and (6) implied pro forma ownership, based on Amgen's closing market price of $56.03 and the implied offer price for Immunex common stock of $29.15 on December 14, 2001. The results of these analyses for 2001 and 2006 are as follows:

                                                    % Contribution
                                           -------- -------------- ------------
Sales (a)                                  Amgen(a) Immunex(a)(b)  Synergies(a)
---------                                  -------- -------------- ------------
FY2001 (estimated)........................   79.6%       20.4%         0.0%
FY2006 (estimated)........................   69.1%       30.9%         0.0%

EBIT
----
FY2001 (estimated)........................   93.8%        6.2%         0.0%
FY2006 (estimated)........................   74.4%       17.9%         7.7%

Net Income (b)
--------------
FY2001 (estimated)........................   87.3%       12.7%         0.0%
FY2006 (estimated)........................   76.3%       16.4%         7.3%

Enterprise Value
----------------
                                             81.2%       18.8%

Equity Market Capitalization
----------------------------
                                             80.6%       19.4%

Implied Pro Forma Ownership (c)
-------------------------------
                                             78.3%       21.7%

--------
(a) Includes all sales of ENBREL in the United States and Canada.
(b) Assumes divestiture of LEUKINE in June 2002.
(c) Implied ownership based on total transaction value. Actual pro forma ownership of Immunex shareholders would be 19.0% based on 15% cash consideration and 85% stock consideration.

  Selected Transactions Analysis

   Using the implied value of $29.15 per share for Immunex common stock derived from the merger consideration provided in the merger agreement and the closing price of Amgen common stock on December 14, 2001, Goldman Sachs calculated (1) the premium represented by the implied offer price in relation to the closing price of Immunex common stock on December 14, 2001, the last trading day prior to the announcement of the execution of the merger agreement, and (2) the 2001 estimated sales multiple. The premium was calculated to be 13.8% and the 2001 estimated sales multiple was 15.6x.

   Goldman Sachs compared the results with publicly available information for 42 pending and completed merger and acquisition transactions involving consideration greater than $100 million during 1990 through 2001 in the biotechnology industry. In addition, Goldman Sachs compared the results with publicly available information for 18 biotechnology product-driven transactions for the same time period. The results of the analyses are as follows:

      Biotechnology M&A Transactions of Greater Than $100mm,
      January 1990 to December 14, 2001                      Mean  Median
      ---------------------------------                      ----  ------
          Premium One Trading Day Prior to Announcement..... 36.6%  32.7%
          Premium Four Weeks Prior to Announcement.......... 52.5%  50.9%
          LTM Sales Multiple................................ 32.7x  14.9x

      Selected Biotechnology Product Transactions,
      January 1990 to December 14, 2001
      ---------------------------------
          Premium One Trading Day Prior to Announcement..... 35.4%  28.0%
          Premium to Four Weeks Prior to Announcement....... 44.2%  39.9%
          LTM Sales Multiple................................ 19.3x  12.4x

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company used in the above analyses as a comparison is directly comparable to Amgen or Immunex, and no transaction used is directly comparable to the proposed transaction contemplated by the merger agreement.

   Goldman Sachs prepared these analyses solely for purposes of providing an opinion to the Amgen board of directors as to the fairness of the merger consideration to Amgen from a financial point of view. The analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Amgen, Immunex or Goldman Sachs assumes responsibility if future results are materially different from those forecast. As described above, the opinion of Goldman Sachs to the Amgen board of directors was one of many factors taken into consideration by the Amgen board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

   Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities as private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with Amgen having provided investment banking services to Amgen from time to time, including having acted as its financial advisor in connection with its stock repurchase program and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

   Amgen selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement. In addition, Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of Amgen and Immunex for its own account and for the accounts of customers.

   Pursuant to a letter agreement, dated August 6, 2001, Amgen engaged Goldman Sachs to act as its financial advisor in connection with a potential transaction involving Immunex. Pursuant to this letter agreement, Amgen agreed to pay Goldman Sachs a customary transaction fee, the principal portion of which is payable upon completion of the merger. Amgen has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Opinion of Financial Advisor--Immunex

   Immunex retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as its financial advisor in connection with the proposed merger. On December 16, 2001, Merrill Lynch delivered to the Immunex board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated December 16, 2001, that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be received by the holders of the shares of Immunex common stock pursuant to the merger was fair to such holders, from a financial point of view.


   The full text of Merrill Lynch's opinion, dated December 16, 2001, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Annex E to this document and is incorporated into this document by reference. The summary of Merrill Lynch's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Immunex shareholders are encouraged to read the opinion carefully in its entirety.


   Merrill Lynch's opinion was prepared for, and addressed to, the Immunex board of directors for the information of such directors, and is directed only to the fairness, from a financial point of view, of the merger consideration to the Immunex shareholders. The opinion does not address any other aspect of the merger, including the merits of the underlying decision by Immunex to engage in the merger. Furthermore, the opinion does not constitute, nor should it be construed as constituting, a recommendation to Immunex shareholders as to how such shareholders should vote as to any matter relating to the merger.

   In preparing its opinion for the Immunex board of directors, Merrill Lynch performed a variety of financial and comparative analyses, including, but not limited to, those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch's opinion or the presentation made by Merrill Lynch to the Immunex board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

   In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Immunex or Amgen. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than results suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Merrill Lynch's opinion was among several factors taken into consideration by the Immunex board of directors in making its determination to approve the merger agreement. Consequently, Merrill Lynch's analyses should not be viewed as determinative of the decision of the Immunex board of directors or the management of Immunex with respect to the fairness of the merger consideration set forth in the merger agreement.

   In arriving at its opinion, Merrill Lynch, among other things, did the following:

   . reviewed certain publicly available business and financial information relating to Immunex and Amgen;

   . reviewed certain information with respect to Amgen, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Amgen, furnished to Merrill Lynch by Amgen;

   . reviewed certain information with respect to Immunex, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Immunex, furnished to Merrill Lynch by Immunex;

   . conducted discussions with members of senior management of Immunex and Amgen concerning their respective businesses and prospects before and after giving effect to the merger and the potential synergies expected to result from the merger;

   . reviewed the historical market prices, trading activity and valuation multiples for Immunex common stock and Amgen common stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Immunex and Amgen, respectively;

   . compared the results of operations of Immunex and Amgen with those of certain companies which Merrill Lynch deemed to be reasonably similar to Immunex and Amgen, respectively;

   . compared the proposed financial terms of the transactions contemplated by the merger agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant;

   .   reviewed the potential pro forma impact of the merger;

   . reviewed the merger agreement, the shareholder voting agreement, the stockholders' rights agreement and the agreement regarding governance and commercial matters; and

   . reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

   In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by Immunex and Amgen, and did not assume any responsibility for independently verifying such information. Merrill Lynch did not undertake an independent appraisal of any of the assets and liabilities of Immunex or Amgen, and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Immunex or Amgen. With respect to the financial forecasts furnished to or discussed with Merrill Lynch by Immunex and Amgen, Merrill Lynch assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of Immunex or Amgen's management as to the expected future financial performance of Immunex or Amgen, as the case may be. Merrill Lynch further assumes that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that all conditions to the merger will be satisfied.

   Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the consummation of the merger, no restrictions, including divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

   In connection with the preparation of its fairness opinion, Merrill Lynch was not authorized by Immunex or the Immunex board of directors to solicit, and did not solicit, third party indications of interest for acquisition of all or any part of Immunex.

   The following is a summary of the material analyses performed by Merrill Lynch in connection with its opinion to the Immunex board of directors dated December 16, 2001. Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully Merrill Lynch's financial analyses, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch's financial analyses.

  Immunex Financial Analysis

   The per share prices set forth in this "Immunex Financial Analysis" section compare to the merger's implied offer price of $32.83, based on 0.44 shares of Amgen common stock and $4.50 in cash for each share of Immunex common stock, and based on the per share closing price of Amgen common stock on December 12, 2001 (the day prior to the appearance of media reports of a possible transaction between Immunex and Amgen). The per share prices also compare to the merger's implied offer price of $29.15, based on the per share closing price of Amgen common stock on December 14, 2001 (the day after reports of the merger became public and the last trading day prior to the announcement of the merger).

   Historical Trading. Merrill Lynch reviewed the historical closing prices of Immunex common stock for the six-month and twelve-month periods prior to December 12, 2001. Merrill Lynch focused on the six-month trading range because unlike the twelve-month range, the six-month trading range was not influenced by stock prices of Immunex that were prior to the announcement by Immunex of disappointing clinical studies of ENBREL for congestive heart failure and NUVANCE(TM) (IL-4 receptor) for asthma. The ranges of closing prices for both periods are set forth below:

                                                           Historical
                                                          Common Stock
                                                             Prices
                                                          -------------
                                                           Low    High
                                                          ------ ------
        Last Six Months.................................. $14.02 $27.69
        Last Twelve Months............................... $11.63 $46.25

   Securities Research Analysts' Future Price Targets. Merrill Lynch reviewed and analyzed projected twelve-month price targets for Immunex common stock based on publicly available research analysts' estimates. These targets were then discounted to present value at eighteen percent (18%), which is the midpoint of the range of the cost of capital of Immunex estimated by Merrill
Lynch:

                                                         Present Value
                                                             Range
                                                         -------------
                                                          Low    High
                                                         ------ ------
         Twelve-Month Price Target...................... $16.10 $25.42

   Selected Comparable Companies. Merrill Lynch compared financial and stock market data of Immunex to corresponding data of the following selected publicly traded companies, which are referred to in this summary as the Large-Cap Biotech Group:

   .     Amgen                   .     Genzyme General Corporation
   .     Biogen, Inc.            .     IDEC Pharmaceuticals Corporation
   .     Chiron Corporation      .     MedImmune, Inc.
   .     Genentech, Inc.         .     Serono S.A.

   These comparable companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered reasonably similar to the operations of Immunex. For each of these comparable companies, Merrill Lynch compared the price per share of Immunex common stock as a multiple of the estimated earnings per share, or the PE Ratio, and the PE Ratio as a multiple of the five year projected growth rate of earnings, or the PEG Ratio, of Immunex to corresponding projected PE Ratios and PEG Ratios of the Large-Cap Biotech Group. All multiples were based on closing stock prices on December 14, 2001, with the exception of Immunex and Amgen, which were based on stock prices on December 12, 2001. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Merrill Lynch then applied a range of multiples, with 2003 PE Ratios of 40.0x to 55.0x and 2002 PEG Ratios of 1.7x to 2.1x, to a range of financial forecasts for Immunex based on estimates of the management of Immunex and based on publicly available research analysts' estimates. The results of such comparison are presented below:

                                                  2003 PE Ratio   2002 PEG
                                                  ------------- -------------
                                                   Low    High   Low    High
                                                  ------ ------ ------ ------
  Implied Valuation Range........................ $14.40 $30.25 $13.60 $25.20

   None of the selected companies is identical to Immunex. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of Immunex and the selected companies.

   Selected Transactions. Using publicly available information, Merrill Lynch reviewed the multiples implied by the purchase prices paid, or proposed to be paid at the time of announcement, of the following twelve healthcare industry acquisitions, including proposed acquisitions, that Merrill Lynch deemed relevant in its evaluation of the fairness of the merger consideration to the Immunex shareholders:

     Target                                Acquiror
     ------                                --------
     Aviron                                MedImmune, Inc.
     DuPont Pharmaceuticals Company        Bristol-Myers Squibb Company
     ALZA Corporation                      Johnson & Johnson
     Knoll, Inc.                           Abbott Laboratories
     BioChem Pharma Inc.                   Shire Pharmaceuticals Group plc
     Dura Pharmaceuticals, Inc.            Elan Corp. plc
     Jones Pharma Incorporated             King Pharmaceuticals, Inc.
     Roberts Pharmaceutical Corporation    Shire Pharmaceuticals Group plc
     Centocor, Inc.                        Johnson & Johnson
     ALZA Corporation                      Abbott Laboratories
     Agouron Pharmaceuticals, Inc.         Warner-Lambert Company
     R.P. Scherer Corporation              Cardinal Health, Inc.

   For each of these selected transactions, Merrill Lynch compared the price per share as a multiple of corresponding projected one-year and two-year forward earnings per share and the offer value as a multiple of projected net income, where appropriate, of the respective targets. Estimated financial data for the respective targets were based on publicly available research analysts' estimates. Merrill Lynch then applied a range of multiples, with two-year forward PE Ratios of 40.0x to 45.0x, to a range of financial forecasts for Immunex, based on estimates of the management of Immunex and based on publicly available research analysts' estimates. The results of such comparison are presented below:

                                                               Two-Year
                                                              Forward PE
                                                             -------------
                                                              Low    High
                                                             ------ ------
      Implied Valuation Range............................... $14.40 $24.75

   No company or transaction used in the Selected Transactions analysis is identical to Immunex or the proposed merger. Accordingly, an analysis of the results of the Selected Transactions analysis involved complex considerations of the companies and transactions involved and other factors that could affect acquisition value of the companies and Immunex.

   Discounted Cash Flow. Merrill Lynch performed a discounted cash flow analysis of the projected after-tax unlevered free cash flows that Immunex could produce over the fiscal years 2002 through 2004 based on estimates of the management of Immunex and based on publicly available research analysts' estimates. Merrill Lynch calculated implied equity values per share of Immunex common stock, by utilizing discount rates between 16.0%-20.0%, and between 27.5%-32.5% to assess the more aggressive of the internal forecasts, and terminal value multiples of estimated 2005 after-tax EBIT ranging from 35.0x to 45.0x:

                                                            Discounted Cash
                                                                 Flow
                                                            ---------------
                                                              Low    High
                                                            ------  ------
     Implied Valuation Range............................... $18.80  $43.98

  Amgen Financial Analysis

   Shares of Amgen common stock closed at a price per share of $64.39 on December 12, 2001, and at a price of $56.03 on December 14, 2001.

   Historical Trading. Merrill Lynch reviewed the historical closing prices of Amgen common stock for the six-month and twelve-month periods prior to December 12, 2001. The ranges of closing prices for both periods are set forth below:

                                                               Historical
                                                              Common Stock
                                                                 Prices
                                                              -------------
                                                               Low    High
                                                              ------ ------
     Last Six Months......................................... $54.01 $68.49
     Last Twelve Months...................................... $51.51 $74.19

   Securities Research Analysts' Future Price Targets. Merrill Lynch reviewed and analyzed projected twelve-month price targets for Amgen common stock based on publicly available research analysts' estimates. These targets were then discounted to present value at thirteen percent (13%), which is the cost of capital of Amgen estimated by Merrill Lynch:

                                                             Present Value
                                                                 Range
                                                             -------------
                                                              Low    High
                                                             ------ ------
     Twelve Month Price Target.............................. $60.18 $79.65

   Selected Comparable Companies. Based on comparisons with selected multiples for the Large-Cap Biotech Group (see discussion under "--Immunex Financial Analysis--Selected Comparable Companies," for the purposes of this analysis, substitute "Amgen" for "Immunex," and "Immunex" for "Amgen," where appropriate), Merrill Lynch calculated the implied equity reference range for Amgen to be approximately $53.50 to $65.00 per share, based on 2002 PE Ratios ranging from 38.0x to 46.0x and 2002 PEG Ratios ranging from 1.9x to 2.3x.

   Discounted Cash Flow. Merrill Lynch performed a discounted cash flow analysis of the projected after-tax unlevered free cash flows that Amgen could produce over the fiscal years 2002 through 2004 based on estimates of the management of Amgen. Merrill Lynch calculated implied equity values per share of Amgen common stock, by utilizing discount rates ranging from 12.0% to 14.0% and terminal value multiples of estimated 2005 after-tax EBIT ranging from 30.0x to 40.0x. This analysis indicated an implied equity reference range for Amgen of approximately $54.00 to $73.00 per share.

  Relative Valuation Analysis

   The implied exchange ratios set forth in this "Relative Valuation Analysis" section compare to an imputed 100% stock exchange ratio of approximately 0.52x.

   Implied Historical Exchange Ratio. Merrill Lynch compared the exchange ratio to the relative daily closing stock prices of Immunex and Amgen for the six-month and twelve-month periods prior to December 12, 2001. The following table presents the ranges of the implied exchange ratios resulting from this analysis:

                                                          Implied Historical
                                                            Exchange Ratio
                                                          ------------------
                                                             Low      High
                                                            -----    -----
   Last Six Months....................................... 0.22x     0.48x
   Last Twelve Months.................................... 0.21x     0.73x

   Relative Comparable Companies. Merrill Lynch compared the implied per share equity reference ranges for Immunex and Amgen (see "--Immunex Financial Analysis--Selected Comparable Companies" and "--Amgen Financial
Analysis--Selected Comparable Companies") in order to derive an implied exchange ratio reference range for Immunex and Amgen. The results of this analysis are set forth below:

                                                      PE Ratio       PEG
                                                     ----------- -----------
                                                      Low  High   Low  High
                                                     ----- ----- ----- -----
   Implied Exchange Ratio........................... 0.22x 0.56x 0.21x 0.47x

   Relative Discounted Cash Flow. After performing the respective discounted cash flow analysis calculations with respect to Immunex and Amgen, Merrill Lynch compared the implied per share equity reference ranges for Immunex and Amgen in order to derive an implied exchange ratio reference range for Immunex and Amgen. This analysis indicated the following implied exchange ratio reference range:

                                                              Discounted
                                                               Cash Flow
                                                              -----------
                                                               Low  High
                                                              ----- -----
       Implied Exchange Ratio................................ 0.26x 0.81x

   Relative Contribution. Merrill Lynch performed an analysis of the relative contributions by each of Immunex and Amgen to the net income of the pro forma combined company (assuming a 100% stock transaction). In doing so, Merrill Lynch reviewed the estimated 2002, 2003, 2004 and 2005 contribution to net income of Immunex and Amgen, based on, in the case of Amgen, forecasts provided by the management of Amgen, and, in the case of Immunex, a range of forecasts based on estimates of the management of Immunex and based on publicly available research analysts' estimates, and compared the results to the implied ownership of Amgen in the pro forma combined company. Summarized below are the results of Merrill Lynch's calculations of the implied exchange ratios based upon these estimated contributions of each of Immunex and Amgen to the pro forma combined company for each of the years indicated:

                                            Relative Contribution
                               -----------------------------------------------
                                Year 2002   Year 2003   Year 2004   Year 2005
                               ----------- ----------- ----------- -----------
 Implied Exchange Ratio....... 0.15x-0.22x 0.22x-0.34x 0.33x-0.54x 0.37x-0.79x

  Pro Forma Analysis

   Merrill Lynch performed an analysis of the potential pro forma financial impact of the merger on the earnings per share of Amgen for the years 2002, 2003, 2004 and 2005, based on, in the case of Amgen, forecasts provided by the management of Amgen, and, in the case of Immunex, a range of forecasts based on estimates of the management of Immunex and based on publicly available research analysts' estimates. In performing this analysis, Merrill Lynch assumed, among other things:

   . receipt by the Immunex shareholders of 0.44 shares of Amgen common stock and $4.50 cash for each share of Immunex common stock held;

   .   completion of the merger on or before June 30, 2002;

   . realization of the pre-tax synergies of approximately $200 to $300 million, phased in over time, expected by the management of Amgen to result from cost-reduction initiatives; and

   . calculation of pro forma earnings per share before amortization of identifiable intangibles.

   The results of this analysis indicate that, including the impact of the cost savings and related expenses and synergies expected to result from the merger, the merger would be highly accretive to Immunex shareholders out to 2004 in all cases and out to 2005 in most cases. In terms of the pro forma impact to the per share earnings of Amgen, the merger would be dilutive to Amgen stockholders in the first two years, and in most cases accretive or modestly dilutive in 2004 and 2005.

   Merrill Lynch also analyzed the potential pro forma financial impact of the merger on the compound annual growth rates for revenues and earnings per share of Amgen from 2002 to 2005, based on, in the case of Amgen, forecasts provided by the management of Amgen, and, in the case of Immunex, a range of forecasts based on estimates of the management of Immunex and based on publicly available research analysts' estimates. Subject to the assumptions set forth in the first paragraph of this section, the results of this analysis indicate that the merger would be substantially additive to the growth rate of Amgen's projected revenue and earnings per share over the next several years.

  Miscellaneous

   Pursuant to the terms of Merrill Lynch's engagement, Immunex has agreed to pay Merrill Lynch for its financial advisory services in connection with the merger a fee of $30 million, a significant portion of which is contingent upon the closing of the merger. Immunex also has agreed to reimburse Merrill Lynch for reasonable out-of-pocket expenses incurred by Merrill Lynch in performing its services and to indemnify Merrill Lynch and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of Merrill Lynch's engagement.

   Immunex retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   Merrill Lynch has, in the past, provided financial advisory and financing services to Immunex and Amgen and has received fees for the rendering of such services. Merrill Lynch is currently providing financial advisory services in connection with the intended divestiture of LEUKINE. In addition, in the ordinary course of its business, Merrill Lynch and its affiliates may actively trade shares of Immunex common stock and other securities of Immunex, as well as shares of Amgen common stock and other securities of Amgen, for their own account and for the account of customers and, accordingly, may at any time hold a long or short position in these securities.

Regulatory Approvals Required for the Merger


   The merger is subject to review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Amgen and Immunex are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. On January 7, 2002, Amgen and Immunex each filed a Premerger Notification and Report Form with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. On February 6, 2002, Amgen and Immunex received a request for additional information from the U.S. Federal Trade Commission. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has been extended while representatives of the U.S. Federal Trade Commission conduct their review.



   The merger is subject to review by the German Federal Cartel Office under the Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen). Amgen made a filing relating to the merger with the German Federal Cartel Office on March 20, 2002, which Immunex joined. The merger may also be subject to review by the governmental authorities of various other jurisdictions. Amgen and Immunex have not yet obtained any of the governmental or regulatory approvals required to complete the merger.



   There can be no assurance that the governmental reviewing authorities will terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger is completed. These restrictions and conditions could include the grant of a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Under the terms of the merger agreement, neither Amgen nor Immunex is required to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements if such divestiture, license, holding separate or arrangement is not conditioned upon the consummation of the merger or would have a material adverse effect on Amgen after giving effect to the merger. Either Amgen or Immunex may refuse to complete the merger if any such restrictions or conditions are required by governmental authorities as a condition to approving the merger. No additional stockholder approval is expected to be required or sought for any decision by Amgen or Immunex, after the annual meetings, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger, and stockholder approval will not be sought unless additional stockholder approval is required to approve the terms and conditions under applicable law. In connection with the transaction, Immunex intends to divest the product LEUKINE in order to facilitate clearance from the U.S. Federal Trade Commission.


   In addition, during or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission or the German Federal Cartel Office could challenge, seek to block or block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Amgen and Immunex cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Amgen and Immunex will prevail.

Material United States Federal Income Tax Consequences

   The following general discussion summarizes the material United States federal income tax consequences of the merger to Amgen, Amgen stockholders, Immunex and to United States holders of Immunex common stock who hold their Immunex common stock as a capital asset. It does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, including, without limitation:

   .   financial institutions;

   .   tax-exempt organizations;

   .   insurance companies;

   .   dealers in securities or foreign currencies;

   .   foreign holders;

   . persons who hold such shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction; or

   . holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the following summary is not binding on the Internal Revenue Service or the courts. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address tax consequences under state, local and foreign laws.

   For purposes of this discussion, we use the term "United States holder" to mean:

   .   a citizen or resident of the United States;

   . a corporation, partnership or other entity created or organized under the laws of the United States or any of its political subdivisions;

   . a trust that (x) is subject to the supervision of a court within the United States and the control of one or more United States persons or
       (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

   . an estate that is subject to United States federal income tax on its income regardless of its source.

   Holders of Immunex common stock are strongly encouraged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws.

  Exchange of Immunex Common Stock for a Combination of Amgen Common Stock and Cash.

   The consummation of the merger is conditioned on (i) the receipt by Amgen of an opinion from Latham & Watkins, counsel to Amgen, dated the date of the effective time of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the receipt by Immunex of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Immunex, dated the date of the effective time of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Neither Amgen nor Immunex may waive these conditions to the merger after Amgen stockholders and Immunex shareholders have approved the merger unless further Amgen stockholder and Immunex shareholder approvals are obtained with appropriate disclosure. The opinions will be based on representations contained in representation letters provided by Amgen and Immunex, all of which must continue to be true and accurate in all respects as of the effective time of the merger, and on certain customary factual assumptions. The opinions will not be binding on the Internal Revenue Service or the courts.

   Assuming that the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code:

   . An Immunex shareholder will recognize gain equal to the lesser of (A) the cash received by the shareholder in the merger or (B) an amount equal to the excess, if any, of (i) the sum of the amount of cash and the fair market value of the Amgen common stock received by the shareholder in the merger over (ii) the shareholder's adjusted tax basis in the Immunex common stock exchanged by the shareholder in the merger. For this purpose, an Immunex shareholder must calculate gain or loss separately for each identifiable block of Immunex common stock exchanged by the shareholder in the merger and cannot utilize a loss realized on one block of Immunex common stock to offset a gain realized on another block of Immunex common stock;

   . Except as discussed below under "Tax Character of Cash Consideration," the gain recognized by an Immunex shareholder in the merger will be treated as capital gain;

   . An Immunex shareholder will not recognize any loss in the merger (except, possibly, in connection with cash received instead of a fractional share, as discussed below);

   . The aggregate tax basis of the shares of Amgen common stock received by an Immunex shareholder (before reduction for the basis in any fractional share of Amgen common stock for which cash is received) in exchange for Immunex common stock in the merger will be the same as the aggregate tax basis of the shareholder's Immunex common stock, decreased by the amount of cash received by the shareholder in the merger (excluding any cash received instead of a fractional share) and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend but excluding any gain recognized as a result of cash received instead of a fractional share);

   . An Immunex shareholder's holding period with respect to the shares of Amgen common stock received in the merger will include the holding period of the Immunex common stock exchanged for Amgen common stock;

   .   Amgen will not recognize gain or loss in the merger; and

   .   Amgen stockholders will not recognize gain or loss in the merger.

  Tax Character of Cash Consideration

   In the case of most Immunex shareholders having no direct or indirect control over Amgen's corporate affairs, any gain will be treated as capital gain for United States federal income tax purposes. However, there are circumstances under which all or a part of any gain that an Immunex shareholder recognizes in the merger could be treated as a distribution of a dividend instead of capital gain to the extent of the shareholder's ratable share of the undistributed accumulated earnings and profits of the corporation. Due to the inherently factual nature of this determination, Immunex shareholders are encouraged to consult their tax advisors to determine whether any cash received in exchange for their Immunex stock in the merger will be treated as a distribution of a dividend.

  Cash Received Instead of a Fractional Share


   Amgen will not issue any fractional shares of Amgen common stock in the merger. Instead, each holder of Immunex common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of Amgen common stock will receive cash, without interest, in lieu of a fractional share. An Immunex shareholder who receives cash instead of a fractional share of Amgen common stock will generally recognize capital gain or loss based on the difference between the amount of the cash received instead of a fractional share and the shareholder's tax basis in such fractional share.

  Tax Consequences of Dissenters' Rights



   An Immunex shareholder who dissents to the merger will generally recognize capital gain or loss in an aggregate amount equal to the difference between the amount of cash received and the shareholder's tax basis in the dissenting shares. To the extent Amgen is required to file information returns with respect to amounts paid to an Immunex shareholder who dissents to the merger, Amgen intends to report such payments as taxable income to the Immunex shareholder when paid to the holder. However, there is no authority directly on point, and it is possible that a shareholder will be required to recognize gain or loss at the effective time of the merger, and in advance of the receipt of any cash payment, in an amount generally equal to the trading price of Immunex common stock at the effective time of the merger. In this event, capital gain or loss would also be recognized by the shareholder at the time the appraised fair cash value is received, to the extent that such payment exceeds or is less than the amount realized at the effective time of the merger, and a portion of such payment may be characterized as interest income.


  Capital Gain

   Any capital gain recognized by an individual holder of Immunex common stock in connection with the transfer of his or her Immunex common stock in the merger will be subject to a maximum United States federal income tax rate of 20% if the individual's holding period for his or her Immunex common stock is more than 12 months at the effective time of the merger.

  Restructure of Transaction


   Each of Amgen and Immunex has agreed that it will not take any action that would disqualify the merger, and to use its reasonable best efforts to take any action to qualify the merger, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If tax counsel to either Amgen or Immunex is unable to render its opinion that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the parties have agreed to restructure the transaction such that tax counsel to Amgen and Immunex are able to render their opinions. No such restructuring of the transaction shall (a) result in any change in the merger consideration, (b) be materially adverse to the interests of Amgen, Immunex, AMS Acquisition, Amgen stockholders or Immunex shareholders, or (c) unreasonably impede or delay consummation of the merger. If the transaction is restructured in such a manner, the material tax consequences of the merger would be the same as those described in this summary.


  Backup Withholding

   Noncorporate holders of Immunex common stock may be subject to backup withholding on any cash payments received in the merger. An Immunex shareholder will not be subject to backup withholding, however, if the holder (a) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 or successor form included in the letter of transmittal to be delivered to such holder following the completion of the merger; (b) provides a certification of foreign status on Internal Revenue Service Form W-8BEN or a successor form; or (c) is otherwise exempt from backup withholding.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder's United States federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

   Tax matters are very complicated, and the tax consequences of the merger to an Immunex shareholder will depend on such holder's particular tax situation. Immunex shareholders are encouraged to consult their tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

Accounting Treatment

   In accordance with accounting principles generally accepted in the United States, Amgen will account for the merger using the purchase method of accounting. Under this method of accounting, Amgen will record the cash consideration, the market value (based on an average of the closing prices of Amgen common stock for a range of trading days from two days before and after December 17, 2001, the announcement date) of its common stock issued in the merger, the fair value of Amgen options issued in exchange for the options to purchase shares of Immunex common stock and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring Immunex. Amgen will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired (primarily developed technology, core technology and in-process research and development), based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over the fair value of net assets acquired will be accounted for as goodwill.


   Amortizable intangible assets, currently estimated at $6,570,700,000, will generally be amortized over useful lives of 15 years. In-process research and development, which is currently estimated at $2,389,200,000, will be expensed during the fiscal quarter in which the merger is completed. In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill resulting from the business combination of $9,399,300,000, will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present).


   In the event that Amgen's management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The amounts listed in the above paragraph are only preliminary estimates, however, actual amounts may differ from these estimates.

Listing of Amgen Common Stock

   Amgen will use reasonable best efforts to:

   . cause the shares of Amgen common stock to be issued in the merger to be approved for listing on the Nasdaq National Market upon the completion of the merger; and

   . cause the shares of Amgen common stock to be issued upon the exercise of converted Immunex stock options to be approved for listing on the Nasdaq National Market.

Delisting and Deregistration of Immunex Common Stock

   If the merger is completed, Immunex common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, and Immunex will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of Amgen Common Stock Received in the Merger

   The shares of Amgen common stock to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares of Amgen common stock issued to any person who is deemed to be an "affiliate" of Immunex under the Securities Act of 1933 prior to the merger. Persons who may be deemed to be "affiliates" of Immunex prior to the merger include individuals or entities that control, are controlled by, or are under common control with Immunex prior to the merger, and may include officers and directors, as well as significant shareholders of Immunex prior to the merger. Affiliates of Immunex prior to the merger may not sell any of the shares of Amgen common stock received by them in the merger except pursuant to:

   . an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

   . an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

   .   any other applicable exemption under the Securities Act of 1933.

   Amgen's registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover the resale of shares of Amgen common stock to be received by affiliates of Immunex in the merger.

Interests of Directors, Executive Officers and Shareholders of Immunex in the Merger

   In considering the recommendation of the Immunex board of directors that Immunex shareholders vote in favor of approval of the merger agreement, Immunex shareholders should be aware that some Immunex executive officers and directors may have interests in the merger that may be different from, or in addition to, their interests as shareholders of Immunex.

   These interests relate to or arise from, among other things:

   . the continued indemnification of current directors and officers of Immunex under the merger agreement and providing these individuals with directors' and officers' insurance;

   . the retention of some of the officers and directors of Immunex as officers of Amgen or, in the case of Mr. Fritzky, as a director of, and special advisor to, Amgen;

   .   the execution of an employment agreement between Amgen and Mr. Fritzky;

   .   the potential receipt of severance and retention payments; and

   . the conversion, acceleration, and cancellation and reissuance of stock options.


   Amgen has also entered into four agreements with Wyeth and some of its subsidiaries. The Immunex board of directors was aware of these interests and considered them, among other matters, in making its recommendation.


  Indemnification; Directors' and Officers' Insurance

   Under the merger agreement, Amgen has agreed to indemnify all directors, officers and employees of Immunex and its subsidiaries to the fullest extent permitted by law for all acts or omissions prior to the merger by such individuals in such capacities. Amgen has also agreed to provide, for six years after the merger, directors' and officers' liability insurance in respect of acts or omissions occurring prior to the merger covering each person currently covered by the directors' and officers' liability insurance policy of Immunex on terms and in amounts no less favorable than those of the policies of Immunex, provided that Amgen will not be required to pay an annual premium for the insurance in excess of 200% of the estimated premium for the 2002 fiscal year. Amgen has agreed to cause to be maintained charter and bylaw provisions with respect to indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in charter and bylaws of Immunex as in effect on the date the merger agreement was signed. Amgen has also agreed to honor all indemnification agreements entered into by Immunex or any of its subsidiaries.

  Management Positions


   Amgen expects that Edward V. Fritzky, Chairman of the Board, Chief Executive Officer and President of Immunex, Peggy V. Phillips, a director, Executive Vice President and Chief Operating Officer of Immunex, and Douglas E. Williams, a director, Executive Vice President and Chief Technology Officer of Immunex, will play significant roles in Amgen following the merger. Mr. Fritzky has entered into an employment agreement with Amgen described below, and under the merger agreement, Amgen has agreed to take all action necessary so that following the merger, Mr. Fritzky will be appointed to the Amgen board of directors. If Amgen has multiple classes of directors at the time of the merger, Mr. Fritzky will be appointed to the class of directors with the longest remaining term, provided that Amgen will not be required to request that an incumbent director switch classes. Ms. Phillips is expected to be appointed as an Executive Vice President of Amgen, reporting directly to Kevin
W. Sharer, Chairman of the Board, Chief Executive Officer and President of Amgen. Mr. Williams is expected to be appointed as a Senior Vice President of Amgen, reporting to Roger Perlmutter, Executive Vice President, Research & Development of Amgen. It is expected that Ms. Phillips and Mr. Williams will also be appointed to the management executive committee of Amgen.

  Employment Agreement with Chief Executive Officer


   Because Mr. Fritzky possesses intimate knowledge of the business and affairs of Immunex, Amgen determined that it was important to retain his services following the merger to assist in the integration of Amgen and Immunex. As a result, Mr. Fritzky and Amgen have entered into a part-time employment agreement which will become effective upon the consummation of the merger. Pursuant to the agreement, Mr. Fritzky will serve as a special advisor to Amgen for a period of two years following the merger, and will report directly to Amgen's Chief Executive Officer. Additionally, Amgen has agreed that, following the merger it will take all action necessary to cause Mr. Fritzky to be elected to the Amgen board of directors. Mr. Fritzky will not be required to provide services to Amgen for more than twenty hours a month. During the term of his employment agreement, Mr. Fritzky will be entitled to:


   .   receive a base salary of $500,000 per year;

   . participate in all of the employee benefit plans and arrangements (including any life, death, disability, accident, health, employee stock purchase and qualified or non-qualified retirement and savings plan) made available to senior executives of Amgen, except that Mr. Fritzky will not be eligible to participate in Amgen's performance based Management Incentive Plan;

   . receive perquisites, including financial counseling and tax planning services, that are the same as or substantially equal to the perquisites received by Mr. Fritzky prior to the merger; and

   . reimbursement for office space and office support services up to $250,000 per year.

   Amgen will contribute, at the effective time of the merger, a retention bonus of $1,000,000 to a deferred compensation account established for Mr. Fritzky under Amgen's deferred compensation plan. Mr. Fritzky's retention bonus account will vest with respect to $500,000 on the first anniversary of the merger and $250,000 on each of the eighteen month anniversary of the merger and the second anniversary of the merger. In addition, at the time of the merger, Amgen will grant Mr. Fritzky an option to purchase 450,000 shares of Amgen common stock, one-third of which will be vested on the date of grant and an additional one-third of which will vest on each of the first and second anniversaries of the date of grant. Amgen has also agreed to issue Mr. Fritzky 100,000 shares of restricted Amgen common stock upon the closing of the merger, 34,000 shares of which will be vested on the date of issuance and the remainder of which will vest in equal installments on the first and second anniversaries of the date of issuance.

   In consideration of Mr. Fritzky's waiver of any right to payment pursuant to the Immunex Corporation Leadership Continuity Policy, Amgen has agreed to make a lump sum payment to Mr. Fritzky at the time of the merger in an amount equal to three times the sum of:

   . Mr. Fritzky's base salary immediately prior to the consummation of the merger;

   . Mr. Fritzky's target annual incentive compensation in effect immediately prior to the consummation of the merger; and

   . the value of contributions made on Mr. Fritzky's behalf to the qualified and non-qualified defined contribution plans of Immunex in the year prior to the year in which the merger occurs.

   Assuming current salary and bonus levels remain in effect, if the merger is consummated on June 30, 2002, the approximate value of this payment due to Mr. Fritzky, not including any payments that may be made with respect to any excise tax, would be $5.4 million.

   In the event that Mr. Fritzky's employment is terminated for any reason during the term of his employment agreement, Mr. Fritzky will be entitled to:

   . continued participation in Amgen's employee benefit plans and arrangements and continued receipt of perquisites for three years following termination, except in the event of a termination by Amgen for "cause" or by Mr. Fritzky without "good reason";

   . outplacement services for twelve months, except in the event of Mr. Fritzky's death; and

   . all accrued salary and incurred expenses and amounts due under benefit plans and arrangements.

   In the event that Mr. Fritzky's employment is terminated by Amgen without "cause" or by Mr. Fritzky for "good reason," Mr. Fritzky will be entitled to all of the benefits described above, plus:

   . Mr. Fritzky will receive a lump sum payment in an amount equal to all base salary due through the remainder of the term of the employment agreement;

   .   Mr. Fritzky's retention bonus account will fully vest and be paid out;

   .   Mr. Fritzky's restricted stock will fully vest; and


   . all of Mr. Fritzky's options for Amgen common stock will fully vest and become immediately exercisable.


Mr. Fritzky must execute a release in favor of Amgen as a condition to the receipt of these severance benefits.

   Pursuant to the employment agreement, Amgen is required, if necessary, to make an additional "gross-up payment" to Mr. Fritzky to offset fully the effect of any excise tax imposed by Section 4999 of the Internal Revenue Code on any excess parachute payment, whether made to Mr. Fritzky pursuant to the employment agreement or otherwise. In general, Section 4999 imposes an excise tax on the recipient of any excess parachute payment equal to 20% of such payment. A "parachute payment" is any payment that is contingent on a change in control. Excess parachute payments consist of the excess of parachute payments over an individual's average taxable compensation received by him from the employer during the five taxable years (or if less, the entire period of employment) preceding the year in which the change in control occurs. The merger will constitute a change of control of Immunex under the employment agreement and Section 4999.

   Mr. Fritzky has agreed to be bound by Amgen's standard proprietary information agreement and arbitration agreement.

  Severance Agreements


   Each of the executive officers of Immunex, other than Mr. Fritzky, and two non-executive officer employees of Immunex is a party to a severance agreement with Immunex which provides for certain benefits in the event that the executive or employee experiences a qualifying termination. A qualifying termination is a termination of employment during the two-year period following a change in control either by Immunex or its successor for reasons other than "cause" or by the executive or employee for "good reason." In the event of a qualifying termination, the executive officers and non-executive officer employees will be entitled to receive:


   . a lump sum cash payment equal to three times the sum of (a) the higher of the executive's or employee's base salary in effect on the date of termination of employment or in effect prior to an event constituting "good reason," (b) the higher of the executive's or employee's target annual incentive compensation in effect on the date of termination of employment or in effect prior to an event constituting "good reason" and
       (c) the higher of the value of contributions made to the qualified and non-qualified defined contribution plans of Immunex on the executive's or employee's behalf for the year prior to the year in which the date of termination occurs or for the year prior to the year in which an event constituting "good reason" occurs;

   . continued life, dental, accident and health insurance benefits and continued perquisites (including financial counseling) for three years following termination; and

   .   outplacement services for twelve months.

In addition, a "gross-up" payment to compensate these executive officers and non-executive officer employees for any "golden parachute" excise tax under
Section 4999 of the Internal Revenue Code is also provided. In consideration for the right to payments as described above, each of these persons waived any right to payment pursuant to the leadership continuity policy referred to on page I-55. In addition, each executive officer and non-executive officer employee must execute a release as a condition to the receipt of these benefits.


   For purposes of the severance agreements, "good reason" includes:

   . the assignment of inconsistent duties or a reduction in the nature or status of the executive's or employee's responsibilities (including, for executive officers, the failure to be an executive officer of a public company immediately following a change in control);

   . a reduction in the executive's or employee's annual base pay, annual incentive opportunity or long term incentive opportunity;

   . relocation of the executive's or employee's principal place of employment or principal place of performance of duties by more than 50 miles; or

   . a termination of employment by the executive or employee for any reason within 60 days after the first anniversary of the change in control.

For purposes of the severance agreements, "cause" means the executive's or employee's willful and continued failure to substantially perform his or her duties or his or her willful engaging in conduct which is demonstrably and materially injurious to Immunex.

   The merger will constitute a change in control under the severance agreements and Section 4999. Assuming current salary and bonus information remains in effect, that the merger is consummated on June 30, 2002 and a qualifying termination occurs immediately thereafter, the approximate value of the cash severance payments due under the severance agreements to each of the executive officers, not including any payments that may be made with respect to any excise tax, would be: Ms. Phillips, $2.6 million; Mr. Williams, $1.9 million; David A. Mann (Executive Vice President, Chief Financial Officer, Treasurer), $1.7 million; and Barry G. Pea (Executive Vice President, General Counsel, Secretary), $1.7 million.

  Immunex Retention Plan

   The Immunex Corporation Retention Plan provides for conditional retention awards to all employees of Immunex who regularly work at least 20 hours per week, including the executive officers other than Mr. Fritzky. Each executive officer of Immunex who remains employed by Immunex through the effective time of the merger will receive a lump sum cash payment in an amount equal to the executive's base salary and target annual bonus. On the first anniversary of the effective time of the merger, each executive officer who is still employed by Amgen will receive a lump sum cash payment on such first anniversary equal to 1.5 times the executive's annual base salary and target annual bonus. If the executive's employment is terminated by the acquiring company without "cause" or by the executive for "good reason" (each, as defined in the executive severance agreement, except with respect to ceasing to be an executive officer of a public company), after the first month following the effective time but prior to the first anniversary of the effective time of the merger, the executive will be entitled to a pro rata portion of the retention payment the executive would have received on the first anniversary of the effective time, prorated based on the amount of time the executive was employed during the year. Amounts payable under an individual severance agreement to any executive officer who terminates his or her employment during the 60-day period following the first anniversary of the closing of the merger for reasons that would not otherwise constitute "good reason," will be offset by the amount of the retention payment paid to the executive officer on the first anniversary of the closing.

   Assuming current salary and bonus information remains in effect, that the merger is consummated on June 30, 2002 and each of the executive officers becomes entitled to all payments under the retention plan, the approximate value of the cash payments due to each of the executive officers, not including any payments that may be made with respect to any excise tax, would be: Ms. Phillips, $2.0 million; Mr. Williams, $1.5 million; Mr. Mann, $1.4 million; and Mr. Pea, $1.4 million.

   Cash payments made to employees other than executive officers may be made under the retention plan immediately following the merger, on one or more of the nine-month anniversary of the merger, the first anniversary of the merger, the 18-month anniversary of the merger or the second anniversary of the merger, provided that the employee remains employed on the respective payment date, and the amount of each payment, if any, may vary from three months to 18 months of base salary, wages and incentive bonus. Each eligible employee must execute an arbitration agreement as a condition to the receipt of these benefits.

  Stock Option Plans

   Amgen has agreed to assume the Immunex stock option plans at the effective time of the merger. Under the merger agreement, each outstanding option to purchase shares of Immunex common stock will be assumed by Amgen at the effective time of the merger and (except for converted options and Mr. Fritzky's incentive stock options, described in the next two paragraphs) will thereafter constitute an option to acquire the number (rounded down to the nearest whole number) of shares of Amgen common stock determined by multiplying the number of shares of Immunex common stock subject to the option immediately prior to the merger by 0.52. The per share exercise price for the Amgen common stock issuable upon conversion of these Immunex options will be equal to the quotient determined by dividing the exercise price per share of Immunex common stock that otherwise could have been purchased under the Immunex stock option by 0.52 (rounded up to the nearest whole cent). Each of these options will be subject to the same terms and conditions as were in effect for the related option immediately prior to the merger, except that each option, other than the options discussed below, that was outstanding on the date of the merger agreement will fully vest and become exercisable as to all shares of Amgen common stock subject thereto. At the effective time of the merger, the number and kind of shares of stock issuable under the Immunex stock option plans will be adjusted and converted into shares of Amgen common stock.

   At the effective time of the merger, in order to increase the retention of Immunex employees, each option to purchase shares of Immunex common stock with an exercise price greater than the higher of $40 or the closing price of a share of Immunex common stock on the last trading day prior to the merger will be converted into an option to purchase that number of whole shares of Amgen common stock equal to 40% of the number of shares subject to the related converted option (rounded down to the nearest whole number of shares) at an exercise price per share equal to the fair market value of a share of Amgen common stock on the date on which the converted option is granted (which shall be as of the close of market on the date of the effective time of the merger). The options for Amgen common stock granted with respect to these converted options will be subject to the same terms and conditions (including vesting schedule) as were in effect for the related converted option immediately prior to the merger.

   Mr. Fritzky currently holds an option for 140,000 shares of Immunex common stock which is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code. This option will be converted into an option to purchase shares of Amgen common stock in a manner which preserves the option's status as an incentive stock option.


   If an Immunex executive's or employee's employment is terminated by the acquiring company without "cause" or by the executive or employee for "good reason" (each as defined in the Immunex stock option plans) within fifteen months following the merger, each converted option discussed above and each option which was granted after the date of the merger agreement will fully vest and the post-termination exercise period for such option will be extended from three months to one year.


   Options held by non-employee directors of Immunex as of the merger will be treated in the same manner as other options, except that in the event that the non-employee director's service as a director of Immunex or Amgen is terminated immediately prior to, on or in the fifteen months following the merger, the options held by the director, to the extent not then vested, will fully vest and the post-termination exercise period for the options will be extended from three months to one year.

   Amgen has agreed to assume the Immunex Corporation 1999 Employee Stock Purchase Plan at the effective time of the merger. Under the merger agreement, each outstanding purchase right under the Immunex employee stock purchase plan will be assumed by Amgen and will be converted into a right to purchase shares of Amgen common stock at the effective time of the merger. Each purchase right so assumed and converted will continue to have the same terms and conditions as in effect immediately prior to the merger, except that the purchase price of shares of Amgen common stock and the number of shares of Amgen common stock to be issued upon the exercise of such purchase rights will be adjusted in a manner which preserves the tax treatment of such purchase rights as options to which Section 421(a) of the Internal Revenue Code applies. In addition to the foregoing, the number and kind of shares issuable under the Immunex employee stock purchase plan will be converted into shares of Amgen common stock in accordance with the provisions of the Immunex employee stock purchase plan.





  Performance Pay Plan



   The Immunex Corporation Performance Pay Plan provides for the payment of annual bonuses to employees of Immunex, including its executive officers, under terms specified in the plan. Prior to the closing of the merger, the Immunex compensation committee intends to determine whether the payment of a pro rata portion of an employee's target bonus under the plan for the year in which the merger occurs is appropriate.


  Deferred Compensation Plan

   The Immunex Non-Qualified Deferred Compensation Plan will permit continued deferral of account balances following the consummation of the merger.

  Leadership Continuity Policy

   Certain non-executive officer employees of Immunex are eligible to receive severance benefits under the leadership continuity policy in the event of a qualifying termination of their employment on or within two years following a change in control of Immunex. Mr. Fritzky and the other executive officers of Immunex have waived their rights to receive benefits under the leadership continuity policy. A qualifying termination under the leadership continuity policy is substantially similar to a qualifying termination under the severance agreements, except that covered employees may not terminate their employment for any reason during the 60-day period following a change in control and have such termination deemed to be for "good reason."

   The leadership continuity policy provides that in the event of a qualifying termination, a covered employee will be entitled to receive:

   . a lump sum cash severance payment equal to (a) the sum of (i) the covered employee's annual base salary immediately prior to termination without regard to any reduction which constitutes good reason, (ii) the covered employee's target annual incentive compensation with respect to the year in which a change in control occurs and (iii) contributions made on the covered employee's behalf to the defined contribution plan of Immunex with respect to the year immediately preceding the year in which the change in control occurs, (b) multiplied by one or two, depending on the covered employee's position;

   . continued life, disability, dental, accident and health insurance benefits and continued perquisites (including financial counseling) for one or two years; and

   .   outplacement services for twelve months.

Each eligible employee must execute a release as a condition to the receipt of benefits under the leadership continuity policy. The merger will constitute a change in control under the leadership continuity policy.

  Employee Severance Plan

   The Immunex Corporation Employee Severance Plan provides severance benefits to employees of Immunex who are not entitled to benefits under the leadership continuity policy or individual severance agreements. None of the executive officers of Immunex is entitled to benefits under the employee severance plan. In the event that an employee experiences a qualifying termination in the two years following a change in control of Immunex, the employee will be entitled to certain severance benefits the amount of which is based on job position and years of service. A qualifying termination is deemed to occur if the employee is terminated for reasons other than "cause" (as defined in the employee severance plan) or terminates employment for "good reason." With respect to the employee severance plan, "good reason" means a reduction in the employee's annual base salary or wages, other than as part of a general reduction applicable to substantially all employees of Immunex, or the relocation of the employee's principal place of employment by more than 50 miles. Each eligible employee must execute a release as a condition to the receipt of these benefits. Eligible employees who fail to execute a release will receive a reduced severance benefit under the plan. The merger will constitute a change in control of Immunex under the employee severance plan.



  Agreements with Wyeth



   Two directors on the Immunex board of directors have been designated by Wyeth under the term of the governance agreement among Immunex, Wyeth and American Cyanamid Company, a wholly-owned subsidiary of Wyeth. In connection with the merger agreement, Amgen has entered into agreements with Wyeth and some of its subsidiaries. The agreements include:



   . a shareholder voting agreement which provides for Wyeth and two of its subsidiaries to vote in favor of the merger and against any alternative transaction;



   . a stockholders' rights agreement which relates to the status of Wyeth and two of its subsidiaries as significant stockholders of Amgen following the merger and provides Wyeth with certain registration rights;


   . an amended and restated promotion agreement relating to the promotion of ENBREL in the United States and Canada; and

   . an agreement regarding governance and commercial matters which relates to, among other things:


       - the rights of Wyeth to complete the development of and sell identified products under development by Immunex and the rights to market and promote those products developed by Immunex under an existing product rights agreement;



       - Amgen's agreement to make a specified payment to Wyeth for the termination of the product rights described above;



       - Amgen's agreement not to sue Wyeth for patent infringement under any of Amgen's patents or any patents that come under its control for activities related to ENBREL anywhere in the world outside of the United States and Canada; and



       - Amgen's grant to Wyeth of an option to acquire an exclusive sublicense under a license agreement between Amgen and a third party.



Each of these agreements is further described in this joint proxy statement/prospectus under the following headings "Shareholder Voting Agreement," "Stockholders' Rights Agreement," "Other Agreements with Wyeth--Amended and Restated Promotion Agreement" and "Other Agreements with Wyeth--Agreement Regarding Governance and Commercial Matters." These descriptions may not contain all of the information about these agreements that is important to you. We encourage you to read each agreement carefully in its entirety. The shareholder voting agreement and stockholders' rights agreement are attached to this joint proxy statement/prospectus as Annexes B and C, respectively. The amended and restated promotion agreement and the agreement regarding governance and commercial matters are exhibits to the registration statement of which this joint proxy statement/prospectus is a part and have been filed with the SEC.


Management and Operations Following the Merger


   Amgen intends to undertake a comprehensive review of the business, operations, capitalization and management of Immunex with a view to optimizing development of its potential in conjunction with Amgen's business.

   Amgen's current directors and officers are expected to retain their positions with Amgen following the merger, including Kevin W. Sharer retaining the positions of Chairman of the Board, Chief Executive Officer and President. As described above, at the time the merger is completed, Mr. Fritzky will be appointed to serve as a director of Amgen and serve as a special advisor to Amgen. Ms. Phillips is expected to be appointed as an Executive Vice President and officer of Amgen and Mr. Williams is expected to be appointed as a Senior Vice President and officer of Amgen.

Litigation Related to the Merger


  Litigation--Amgen



   On March 14, 2002, a stockholder derivative lawsuit was filed by Linda Blatchly against all members of the Amgen board of directors and nominally against Amgen in the Ventura County Superior Court of California. The complaint alleges, among other things, that, subsequent to the filing of the Annual Report of Immunex on Form 10-K on March 8, 2002 which contained disclosure regarding the lease for the new Immunex facility in Seattle, the Amgen board of directors breached their fiduciary duties to Amgen by refusing to renegotiate or terminate the acquisition of Immunex, failing to disclose the true value of the financial condition of Immunex and seeking to acquire Immunex without conducting adequate due diligence.





   The plaintiff seeks relief:



   . declaring that the members of the Amgen board of directors have breached and are breaching their fiduciary and other duties to Amgen and the Amgen stockholders;



   . enjoining, preliminarily and permanently, defendants from proceeding with the acquisition as planned;



   . requiring an independent evaluation as to (a) the true worth of Immunex, and (b) if it is determined that the acquisition of Immunex is in the best interests of Amgen, requiring an adjustment of the merger consideration;



   .   granting compensatory damages against the defendants in favor of Amgen;



   .   awarding plaintiff the costs of the action including attorneys' fees; and



   . granting such other and further relief as the court may deem just and proper.



   While this case is in its early stages, Amgen believes that the case is without merit and intends to contest it vigorously.



  Litigation--Immunex



   On December 14, 2001, a lawsuit was filed by David Osher against Immunex, all members of the Immunex board of directors (Edward V. Fritzky, Kirby L. Cramer, Robert J. Herbold, John E. Lyons, Joseph M. Mahady, Edith W. Martin, Peggy V. Phillips, Lawrence V. Stein and Douglas E. Williams) and Wyeth in the King County Superior Court of Washington. The suit is denominated as a class action purportedly on behalf of a class of Immunex shareholders. The complaint alleges that Wyeth and the Immunex board of directors breached their fiduciary duties owed to Immunex shareholders by stalling the merger discussions as a result of positions taken by Wyeth in the negotiations relating to its control of Immunex and its marketing rights in future Immunex products. The complaint further alleges that Wyeth and the Immunex board of directors are favoring their own interests and not acting in good faith toward the plaintiff and other members of the purported class. The plaintiff seeks relief:


   . ordering the action to be maintained as a class action and certifying plaintiff as the Class representative;


   . enjoining, preliminarily and permanently, defendants from proceeding with, or closing, the merger or any transaction that improperly favors the interests of Wyeth;


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

   . rescinding and setting aside the merger in the event that it is consummated;

   . awarding plaintiff the costs of the action including attorneys' and experts' fees; and


   . granting such other and further relief as the court may deem just and proper.




   On December 18, 2001, a lawsuit was filed by Adele Brody against Immunex, Messrs. Fritzky, Williams, Mann and Pea, Ms. Phillips, and the marital community of each named individual in the King County Superior Court of Washington. The suit is denominated as a class action purportedly on behalf of a class of Immunex shareholders. The complaint alleges, among other things, that the defendants breached their fiduciary duty to the purported class by failing to take all reasonable steps to assure the maximization of shareholder value, including the implementation of a bidding mechanism to foster a fair auction of Immunex to the highest bidder, or the exploration of strategic alternatives which would return a greater value to plaintiff and the other members of the purported class. The complaint further alleges that defendants are continuing to breach their fiduciary duties in order to entrench themselves in office and to receive the benefits of negotiating only with Amgen. The plaintiff seeks relief:


   . ordering the action to be maintained as a class action and certifying plaintiff as the class representative;


   . enjoining, preliminarily and permanently, Amgen's offer for the acquisition of Immunex stock owned by plaintiff and the other members of the purported class;

   . rescinding the transaction and granting rescissionary damages in the event that the merger is consummated;

   . directing defendants to pay plaintiff and the other members of the purported class damages and to account for all profits and any special benefits obtained by defendants;

   . awarding plaintiff the costs of the action including attorneys' and experts' fees; and


   . granting such other and further relief as the court may deem just and proper.



   On December 20, 2001, a lawsuit was filed by Edwin Weiner against Immunex, Messrs. Fritzky, Williams, Mann and Pea, Ms. Phillips, and the marital community of each named individual in the King County Superior Court of Washington. The allegations and the relief requested in the Weiner complaint are substantially identical to those in the Brody complaint described above.



   On March 13, 2002, the court in the Osher action granted defendants' motion for a protective order staying discovery until forty days after plaintiff serves an amended complaint.



   On March 19, 2002, amended complaints were filed in the Brody and Weiner actions, dropping as defendants Messrs. Mann and Pea, and the marital community of each; adding as defendants Messrs. Cramer, Herbold, Lyons, Mahady and Stein and Dr. Martin, and the marital community of each, and Wyeth; and adding allegations of nondisclosure in the registration statement on Form S-4 filed with the SEC on January 31, 2002.



   While these cases are in their early stages, Immunex believes that the cases are without merit and intends to contest them vigorously. Wyeth has advised Immunex that it also believes the cases are without merit and it intends to contest them vigorously.

                             THE MERGER AGREEMENT

   The following summary describes certain material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

Structure of the Merger

   The merger agreement provides for the merger of AMS Acquisition Inc., a newly-formed, wholly-owned subsidiary of Amgen, with and into Immunex. As a result of the merger, Immunex will become a wholly-owned subsidiary of Amgen.

Completion and Effectiveness of the Merger

   The closing of the merger will occur on the first business day after all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived unless the parties agree otherwise in writing (see the section entitled "Conditions to Completion of the Merger" below). The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Washington.


   We are working to complete the merger quickly. We currently expect that the merger could be completed as early as June 2002. However, because completion of the merger is subject to regulatory approvals and other conditions, we cannot predict the actual timing.


Merger Consideration

   Upon completion of the merger, each share of Immunex common stock outstanding immediately prior to the effective time of the merger will be cancelled and extinguished and automatically converted into 0.44 of a share of Amgen common stock and $4.50 in cash upon surrender of the certificate representing that share of Immunex common stock in the manner provided in the merger agreement. However, shares held by Immunex shareholders who validly exercise dissenters' rights will be subject to appraisal in accordance with Washington law. Upon completion of the merger, each outstanding option to purchase Immunex common stock will be converted into an option to purchase Amgen common stock, as described further in the section entitled "Employee Benefit Matters--Immunex Stock Options."

   The exchange ratio in the merger (0.44 of a share of Amgen common stock for each share of Immunex common stock) and the cash consideration will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Amgen common stock or Immunex common stock having a record date on or after the date of the merger agreement and prior to completion of the merger.

   Upon completion of the merger, each share of Immunex common stock held by Amgen or any direct or indirect wholly-owned subsidiaries of Amgen immediately prior to the merger will be automatically cancelled and extinguished, and none of Amgen or any of its direct or indirect subsidiaries will receive any securities of Amgen or other consideration in exchange for those shares.

Fractional Shares

   Amgen will not issue any fractional shares of Amgen common stock in the merger. Instead, each holder of Immunex common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of Amgen common stock will receive cash, without interest, in lieu of a fractional share.

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

Exchange of Immunex Stock Certificates for Amgen Stock Certificates


   Promptly following completion of the merger, Mellon Investor Services LLC, the exchange agent for the merger, will mail to each record holder of Immunex common stock a letter of transmittal and instructions for surrendering the record holder's stock certificates in exchange for a statement indicating book-entry ownership of Amgen common stock or, if requested, a certificate representing Amgen common stock. Only those holders of Immunex common stock who properly surrender their Immunex stock certificates in accordance with the exchange agent's instructions will receive (a) a statement indicating book-entry ownership of Amgen common stock or, if requested, a certificate representing Amgen common stock, (b) the cash consideration, (c) cash in lieu of any fractional share of Amgen common stock, and (d) dividends or other distributions, if any, on Amgen common stock to which they are entitled under the terms of the merger agreement. After the effective time of the merger, each certificate representing shares of Immunex common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate each of the items listed in the preceding sentence. The surrendered certificates representing Immunex common stock will be cancelled. Following completion of the merger, Immunex will not register any transfers of Immunex common stock outstanding on its stock transfer books prior to the merger.


   Holders of Immunex common stock should not send in their Immunex stock certificates until they receive a letter of transmittal from the exchange agent, with instructions for the surrender of Immunex stock certificates.

Distributions with Respect to Unexchanged Shares

   Holders of Immunex common stock are not entitled to receive any dividends or other distributions on Amgen common stock until the merger is completed. After the merger is completed, holders of Immunex common stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of Amgen common stock which they are entitled to receive upon exchange of their Immunex stock certificates, but they will not be paid any dividends or other distributions on the Amgen common stock until they surrender their Immunex stock certificates to the exchange agent in accordance with the exchange agent instructions.

Transfers of Ownership and Lost Stock Certificates

   Amgen only will issue (a) a statement indicating book-entry ownership of Amgen common stock or, if requested, an Amgen stock certificate, (b) the cash consideration, (c) cash in lieu of a fractional share and (d) any dividends or distributions on Amgen common stock that may be applicable in a name other than the name in which a surrendered Immunex stock certificate is registered if the person requesting such exchange presents to the exchange agent all documents required by the exchange agent to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If an Immunex stock certificate is lost, stolen or destroyed, the holder of such certificate may need to execute an affidavit or post a bond prior to receiving each of the items listed in the preceding sentence.

Conditions to Completion of the Merger

   The obligations of Amgen and Immunex to complete the merger are subject to the satisfaction or waiver, if legally permissible, of the following conditions:

   . the registration statement of which this joint proxy statement/prospectus is a part must be declared effective by the SEC and no stop order suspending its effectiveness may be issued by the SEC and no proceedings for that purpose may be initiated or threatened by the SEC;

   . the approval of the merger agreement by Immunex shareholders and the approval of the issuance of shares of Amgen common stock in the merger by Amgen stockholders;

   . the absence of any legal prohibition having the effect of preventing or prohibiting completion of the merger;

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


   . the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;


   . the receipt of all other governmental and regulatory consents, approvals and authorizations required to complete the merger, unless not obtaining those consents or approvals would not reasonably be expected to have a material adverse effect, as described below, on the combined company;

   . the approval for listing on the Nasdaq National Market of the shares of Amgen common stock to be issued in the merger;

   . the absence of any litigation by any governmental entity (a) seeking to prohibit or interfere with the merger or the ownership or operation by Amgen of any portion of the business or assets of Amgen or Immunex or to compel Amgen to dispose of or hold separate any portion of the business or assets of Immunex or Amgen, or (b) seeking divestiture of any shares of Immunex common stock or seeking to impose limitations on the ability of Amgen to exercise effectively full rights of ownership of the shares of Immunex common stock, including the right to vote any securities on any matters properly presented to shareholders, in each case, which would, or would reasonably be expected to, have a material adverse effect on the combined company;

   . the representations and warranties of the other party, disregarding all qualifications and exceptions relating to materiality or material adverse effect, being accurate on the date of the merger agreement and the date the merger is completed as if they were made on that date (except to the extent that the representations and warranties speak as of another date), except where the failure of such representations and warranties to be accurate would not reasonably be expected to have a material adverse effect on the representing party, and the receipt of a certificate of an executive officer of the other party to that effect;

   . the other party having performed or complied with its agreements and covenants in the merger agreement in all material respects, and the receipt of a certificate of an executive officer of the other party to that effect; and

   . the receipt of an opinion from the party's counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.


   Amgen's obligations to complete the merger are also subject to each of the stockholders' rights agreement, the amended and restated promotion agreement and the agreement regarding governance and commercial matters by and among Amgen and the various other parties to each agreement, being in full force and effect, and the absence of any written notice from an authorized officer of Wyeth of, and the absence of any public announcement by Wyeth of, Wyeth's intention to repudiate any of these agreements. These agreements are further described in this joint proxy statement/prospectus under the headings "Stockholders' Rights Agreement," "Other Agreements with Wyeth--Amended and Restated Promotion Agreement" and "Other Agreements with Wyeth--Agreement Regarding Governance and Commercial Matters."


   "Material adverse effect," when used in reference to Amgen or Immunex, means any change affecting, or condition having an effect on, the referenced company that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the referenced company and its subsidiaries, taken as a whole. However, any change or condition will not be deemed to have a material adverse effect if it results from or arises out of:

   . changes or developments in the biotechnology industry generally, which changes or developments do not disproportionately affect the referenced company relative to other participants in the biotechnology industry in any material respect;

   . changes or developments in financial or securities markets or the economy in general, which changes do not disproportionately affect the referenced company in any material respect;

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

   . any change in the referenced company's stock price or trading volume, in and of itself; or

   . the announcement of the transactions contemplated by the merger agreement.

Representations and Warranties

   The merger agreement contains customary representations and warranties of Amgen and Immunex relating to, among other things:

   .   corporate organization and qualification;

   .   subsidiaries;

   .   charter documents and corporate books and records;

   .   capital structure;

   .   absence of conflicts and required filings and consents;

   .   corporate authority and board approval;

   .   required permits and compliance with laws;

   .   SEC filings and the financial statements contained in those filings;

   .   absence of certain changes or events since December 31, 2000;

   .   tax treatment of the merger;

   .   litigation;

   .   environmental matters;

   .   intellectual property;

   .   compliance with regulatory laws;

   .   opinions of financial advisors;

   .   stockholder vote required to complete the merger; and

   .   brokers.

   The merger agreement also contains the following additional representations and warranties of Immunex:

   .   applicability of state takeover laws;

   .   employee benefit plans;

   .   taxes;

   .   validity and absence of breaches of material contracts;

   .   labor and other employment matters;

   .   insurance; and

   .   properties.

   The merger agreement also contains additional representations and warranties of Amgen relating to the ownership and activities of AMS Acquisition Inc. and the funds necessary to pay the merger consideration upon completion of the merger.

   The representations and warranties contained in the merger agreement are subject to materiality and knowledge qualifications in many respects, and expire at the completion of the merger.

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Immunex Prohibited from Soliciting Other Offers

   Under the terms of the merger agreement, subject to specific exceptions described below, Immunex has agreed that neither it nor any of its subsidiaries will, and that it will use its reasonable best efforts to cause its and their representatives not to, directly or indirectly:

   . solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;

   . participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

   . engage in discussions with any person with respect to any acquisition proposal, except to notify such person as to the existence of the no solicitation provisions of the merger agreement;

   .   approve, endorse or recommend any acquisition proposal; or

   . enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any acquisition proposal or a transaction contemplated thereby.

   Under the merger agreement, Immunex agreed to cease all existing discussions or negotiations as of December 16, 2001 with any parties with respect to any acquisition proposal.

   Immunex is obligated to notify Amgen promptly in writing upon receipt of any type of acquisition proposal or any request for nonpublic information or inquiry it reasonably believes could lead to an acquisition proposal. The notice must include the material terms and conditions of the acquisition proposal, request or inquiry, the identity of the person or group making the acquisition proposal, request or inquiry and all related written materials provided in connection with the acquisition proposal, request or inquiry. Immunex also must provide Amgen with all information as is reasonably necessary to keep Amgen informed in all material respects of the status and details of any acquisition proposal, request or inquiry.

   Notwithstanding the prohibitions contained in the merger agreement, if Immunex receives an acquisition proposal which constitutes a superior proposal or which the Immunex board of directors in good faith concludes proposes consideration that is more favorable to the Immunex shareholders than the transactions contemplated by the merger agreement and which could reasonably be expected to result in a superior proposal in all other respects, Immunex may, after notifying Amgen, take the following actions:

   . furnish nonpublic information to the third party making the acquisition proposal, provided it:

      (a) supplies to Amgen a copy of the information furnished concurrently with its delivery of the information to the third party; and

      (b) enters into a confidentiality agreement with the third party containing customary limitations on the use and disclosure of the non-public information furnished to the third party and customary standstill provisions; and

   . engage in negotiations with the third party with respect to the acquisition proposal.

For a period of not less than five business days after Amgen's receipt from Immunex of notice of a superior proposal, Immunex is required, if requested by Amgen, to negotiate in good faith with Amgen to revise the merger agreement so that the acquisition proposal that constituted a superior proposal no longer constitutes a superior proposal.


   Amgen and Immunex have agreed to call, hold and convene a meeting of their respective stockholders promptly after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the SEC. The Amgen board of directors also agreed to recommend to Amgen stockholders the


                                     I-63

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approval of the issuance of shares of Amgen common stock in the merger and to use its reasonable best efforts to obtain the required stockholder approval for the issuance of shares. The Immunex board of directors agreed to recommend the approval of the merger agreement to its shareholders and to use its reasonable best efforts to obtain the required shareholder approval for the merger agreement. However, in response to the receipt of a superior proposal that has not been withdrawn and continues to constitute a superior proposal, the Immunex board of directors may withhold or withdraw its recommendation and, in the case of a superior proposal that is a tender or exchange offer made directly to the Immunex shareholders, may recommend that the Immunex shareholders accept the tender or exchange offer, if both of the following conditions are met:

   .   the Immunex shareholders meeting has not occurred; and

   . the Immunex board of directors has concluded in good faith, following the receipt of advice of its outside legal counsel, that, in light of the superior proposal, the failure of the Immunex board of directors to change its recommendation would result in a breach of its fiduciary obligations to its shareholders under applicable law.

   Regardless of whether Immunex has received an acquisition proposal or changed its recommendation, Immunex is obligated under the terms of the merger agreement to call, give notice of, convene and hold a meeting of its shareholders to consider and vote upon the merger agreement. However, if Immunex changes its recommendation of the merger agreement to the Immunex shareholders as discussed in the previous paragraph, Immunex must submit the merger agreement to a vote of Immunex shareholders with no recommendation as permitted by Washington law. Immunex may not submit to the vote of its shareholders any acquisition proposal (whether or not a superior proposal) or propose to do so.

   No provision of the merger agreement restricts Immunex from complying with Rules 14d-9 or 14e-2 under the Securities Exchange Act of 1934 or restricts Immunex or Amgen from making such other disclosures as may be required by federal securities laws or applicable State of Washington fiduciary duties laws.

   An "acquisition proposal" means any offer or proposal made by a person other than Amgen concerning any:

   . merger, consolidation, business combination, or similar transaction involving Immunex or any significant subsidiary of Immunex pursuant to which the shareholders of Immunex immediately prior to such transaction would own less than 80% of any class of equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof);

   . sale or other disposition directly or indirectly of assets of Immunex or its subsidiaries representing 20% or more of the consolidated assets of Immunex and its subsidiaries;

   . issuance, sale or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by Immunex representing 20% or more of the voting power of Immunex; or

   . transaction in which any person would acquire beneficial ownership, or the right to acquire beneficial ownership or any group would have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting capital stock of Immunex.

   A "superior proposal" means any bona fide offer or proposal (on its most recently amended or modified terms, if amended or modified) made by a person other than Amgen that:

   .   concerns any:

      (a) merger, tender offer, exchange offer, business combination or similar transaction involving Immunex or any of its subsidiaries pursuant to which:

           - shareholders of Immunex immediately prior to the transaction would own less than 50% of the voting power of the entity surviving or resulting from the transaction (or the ultimate parent entity thereof); and

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           -  shareholders of Immunex other than Wyeth would own less than 30%
              of the voting power of the entity surviving or resulting from the transaction (or the ultimate parent entity thereof); or


      (b) sale or other disposition directly or indirectly of assets of Immunex or any of its subsidiaries representing 67% or more of the consolidated assets of Immunex and its subsidiaries;

   . is on terms which the Immunex board of directors in good faith concludes (following receipt of the advice of its financial advisors and outside counsel) are more favorable to the Immunex shareholders (in their capacities as shareholders) than the transactions contemplated by the merger agreement (including any revisions thereto); and

   . is, in the good faith judgment of Immunex, reasonably likely to be completed and financed.

Conduct of Business Before Completion of the Merger

  General Restrictions on Operations

   Amgen and Immunex have agreed to restrictions on their respective activities until either the completion of the merger or the termination of the merger agreement. In general, Amgen is required to conduct its business such that its primary business will involve biotechnology or pharmaceuticals. Immunex is required to conduct its businesses in the usual and ordinary course consistent with past practice and to use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of Immunex and its subsidiaries and to preserve the current relationships of Immunex and its subsidiaries with their customers, suppliers and other persons with which Immunex and its subsidiaries have significant business relations as is reasonably necessary in order to preserve substantially intact its business organization.

  Additional Restrictions on Amgen's Interim Operations


   In addition, Amgen has also agreed that, without the written consent of Immunex, it will not and will not permit any of its subsidiaries to:


   . amend or otherwise change its certificate of incorporation in a manner that adversely affects the rights of holders of Amgen common stock (including holders of the Amgen common stock issuable in the merger), except to increase the authorized number of shares of Amgen capital stock;

   . issue any shares of Amgen common stock if, following such issuance, there would be an insufficient number of shares of Amgen common stock to pay the merger consideration and to be reserved for issuance in connection with the transactions contemplated by the merger agreement;

   . declare, set aside, make or pay any dividend or other distribution, payable in cash, stock property or otherwise, with respect to any Amgen capital stock;

   . take any action (including any acquisition or entering into any business combination) that is intended or could reasonably be expected to result in any of the conditions to the merger not being satisfied; and

   . authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

  Additional Restrictions on the Interim Operations of Immunex

   Subject to specified exceptions, Immunex has also agreed that, without the written consent of Amgen, it will not and will not permit any of its subsidiaries to:

   . amend or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents;

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   .   issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock, or securities convertible into its capital stock, other than:

      (a) issuances of Immunex common stock under its employee stock purchase plan or upon exercise of stock options outstanding on December 16, 2001 or granted in accordance with (b) below;

      (b) subject to specified conditions, grants of stock options (1) up to an aggregate of 1,100,000 shares of Immunex common stock to newly-hired employees and up to an aggregate of 4,400,000 shares of Immunex common stock to existing employees and non-employee directors, (2) that are replacement options, as described below in the section entitled "Employee Benefit Matters--Immunex Stock Options," and (3) under existing contractual relationships;


      (c) issuances of equity securities under the governance agreement between Immunex and Wyeth; and


      (d) issuances by subsidiaries of Immunex of shares of their capital stock to Immunex or any wholly-owned subsidiary of Immunex;

   . sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets (other than intellectual property), other than:

      (a) sales, pledges, dispositions, transfers, leases, licenses or encumbrances pursuant to existing contracts;

      (b) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of property or assets in the ordinary course of business but not to exceed an aggregate value of $100 million;

      (c) sales or dispositions of inventory and other tangible current assets; and

      (d) dispositions in connection with obtaining regulatory approval as contemplated by the merger agreement;

   . sell, pledge, dispose of, transfer, lease, license, abandon, fail to maintain or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, abandonment, failure to maintain or encumbrance of,


      (a) any intellectual property (other than intellectual property that protects or enhances the value of ENBREL), except sales, pledges, dispositions, transfers, leases, licenses or abandonments in the ordinary course of business which will not materially impair the conduct of the business of Immunex and in connection with obtaining regulatory approval as contemplated by the merger agreement; or


      (b) any intellectual property which protects ENBREL, except pursuant to agreements entered into for clinical studies involving ENBREL in the ordinary course of business and material transfer agreements relating to ENBREL entered into in the ordinary course of business;

   . enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned subsidiary of Immunex and Immunex or another wholly-owned subsidiary of Immunex;

   . declare or pay dividends (other than dividends paid by wholly-owned subsidiaries of Immunex to Immunex or to other wholly-owned subsidiaries of Immunex) or enter into any agreement with respect to the voting of Immunex capital stock;

   . reclassify, combine, split or subdivide any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of Immunex capital stock;

   .   redeem or purchase any shares of its capital stock or other securities;

                                     I-66

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   .   incur any indebtedness, except for indebtedness under the existing credit facilities of Immunex or replacement credit facilities in an aggregate amount not materially larger than the existing credit facilities;

   . terminate, cancel, or agree to any material and adverse change in, any material contract of Immunex other than in the ordinary course of business consistent with past practice;

   . make or authorize any capital expenditure materially in excess of the budget of Immunex as disclosed to Amgen prior to December 16, 2001;

   . make or authorize any material loan to any person (other than a subsidiary of Immunex) outside the ordinary course of business;

   . except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of the merger agreement:

      (a) increase the compensation or benefits of directors, officers or employees (except for increases in accordance with past practices and methodologies in salaries or wages of officers and/or employees of Immunex and its subsidiaries);

      (b) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Immunex or any of its subsidiaries (other than with respect to newly appointed directors and newly hired employees in accordance with past practices);

      (c) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, except to the extent required by applicable law; or

      (d) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Immunex benefit plan or stock option;

   . make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by generally accepted accounting principles or by a governmental entity;

   . except in the ordinary course of business consistent with past practice, make any material tax election or settle or compromise any material liability for taxes, change any annual tax accounting period, change any method of tax accounting, file any amended material tax return, enter into any closing agreement relating to any material tax, surrender any right to claim a material tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

   . subject to specified exceptions, modify or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Immunex is a party and which relates to a business combination involving Immunex;

   . write up, write down or write off the book value of any assets, other than in the ordinary course of business or otherwise not in excess of $50 million;

   . subject to specified exceptions, take any action to render inapplicable, or to exempt any third party from, the provisions of Chapter 23B.19 of the Washington Business Corporation Act or any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

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   .   acquire any assets (not including intellectual property), operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination, except:

      (a) in connection with capital expenditures permitted under the merger agreement and except for acquisitions of inventory and other assets (not including intellectual property) in the ordinary course of business; or

      (b) for acquisitions of businesses or assets (not including intellectual property) or business combinations having or involving aggregate consideration not in excess of $50 million, which, in the case of clauses (a) and (b), would not be reasonably expected to result in any of the conditions to the merger not being satisfied;

   . take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied;

   .   adopt a shareholder rights agreement, or "poison pill";

   . acquire any intellectual property, except in the ordinary course of business consistent with past practice (including in size and nature); or

   . authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Restructure of Transaction


   Each of Amgen and Immunex has agreed that it will not take any action that would disqualify the merger, and to use its reasonable best efforts to take any action to qualify the merger, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If tax counsel to either Amgen or Immunex is unable to render its opinion that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the parties have agreed to restructure the transaction such that tax counsel to Amgen and Immunex are able to render their opinions. No such restructuring of the transaction shall (a) result in any change in the merger consideration, (b) be materially adverse to the interests of Amgen, Immunex, AMS Acquisition, Amgen stockholders, or Immunex shareholders, or (c) unreasonably impede or delay consummation of the merger. If the transaction is restructured in such a manner, the material tax consequences of the merger would be the same as those described in section entitled "The Merger--Material United States Federal Income Tax Consequences."


Regulatory Filings; Antitrust Matters; Obtaining Regulatory Approvals

   Amgen and Immunex have agreed to use their reasonable best efforts to:

   . take all appropriate action and do all things necessary under applicable law or otherwise to consummate the merger as promptly as practicable;

   . obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by either party, to avoid any action or proceeding by any governmental entity related to the merger agreement and to prevent a material adverse effect on Immunex from occurring prior to or after the closing or a material adverse effect on Amgen from occurring after the effective time of the merger;

   . make all necessary filings with respect to the merger agreement required under applicable federal and state securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and antitrust and competition laws of any other applicable jurisdiction and any other applicable law; and

   . avoid the entry of, or have terminated, any decree, order or judgment that would restrain, prevent or delay the merger, including defending through litigation any claim asserted in any court.

   In furtherance of the foregoing, Amgen and Immunex have agreed to use their reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may

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

be asserted by any governmental entity with respect to the merger so as to enable the closing to occur as soon as reasonably possible, including implementing, contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the merger. However, neither Amgen nor Immunex is required to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements, whether as a condition to obtaining any approval from a governmental entity or any other person or for any other reason, if such divestiture, license, holding separate or arrangement is not conditioned upon the consummation of the merger or would have a material adverse effect on Amgen after giving effect to the merger.

Employee Benefit Matters

  Immunex Stock Options


   Amgen has agreed to assume the Immunex stock option plans at the effective time of the merger. Under the merger agreement, each outstanding option to purchase shares of Immunex common stock will be assumed by Amgen at the effective time of the merger and (except for converted options described in the next paragraph and Mr. Fritzky's incentive stock option described in the section "The Merger--Interests of Directors, Executive Officers and Shareholders of Immunex in the Merger") will thereafter constitute an option to acquire the number (rounded down to the nearest whole number) of shares of Amgen common stock determined by multiplying the number of shares of Immunex common stock subject to the option immediately prior to the merger by 0.52. The per share exercise price for the Amgen common stock issuable upon conversion of these Immunex options will be equal to the quotient determined by dividing the exercise price per share of Immunex common stock that otherwise could have been purchased under the Immunex stock option by 0.52. Each of these options will be subject to the same terms and conditions as were in effect for the related option immediately prior to the merger, except that each option, other than the options discussed below, that was outstanding on the date of the merger agreement will fully vest and become exercisable as to all shares of Amgen common stock subject thereto. At the effective time of the merger, the number and kind of shares issuable under the Immunex stock option plans will be converted into shares of Amgen common stock.


   At the effective time of the merger, each option to purchase shares of Immunex common stock with an exercise price greater than the higher of $40 or the closing price of a share of Immunex common stock on the last trading day prior to the merger will be converted into an option to purchase that number of whole shares of Amgen common stock equal to 40% of the number of shares subject to the related converted option (rounded down to the nearest whole number of shares) at an exercise price per share equal to the fair market value of a share of Amgen common stock on the date on which the converted option is granted (which shall be as of the close of market on the date of the effective time of the merger). The options for Amgen common stock granted with respect to these converted options will be subject to the same terms and conditions (including vesting schedule) as were in effect for the related converted option immediately prior to the merger.

  Immunex Employee Stock Purchase Plan


   Amgen has agreed to assume the Immunex employee stock purchase plan at the effective time of the merger. Each outstanding purchase right under the Immunex employee stock purchase plan will be assumed by Amgen and converted into a right to purchase Amgen common stock. Each purchase right so assumed and converted by Amgen will continue to have the same terms and conditions set forth in the employee stock purchase plan of Immunex and the other documents governing the outstanding purchase rights under the plan, except that the purchase price of shares of Amgen common stock and the number of shares of Amgen common stock to be issued upon the exercise of the purchase rights will be adjusted in a manner which preserves the tax treatment of such purchase rights as options to which Section 421(a) of the Internal Revenue Code applies. In addition to the foregoing, the number and kind of shares issuable under the Immunex employee stock purchase plan will be converted into shares of Amgen common stock in accordance with the provisions of the Immunex employee stock purchase plan.

  Immunex Employees

   For a period of at least two years following the effective time of the merger, Amgen has agreed to provide employee benefits (excluding equity based benefits) to employees and former employees of Immunex that are no less favorable in the aggregate than those provided to employees of Immunex as of December 16, 2001. Amgen also agreed to give continuing Immunex employees credit for prior service with Immunex for purposes of (a) determining vesting and entitlement to certain benefits under Amgen's benefit plans and (b) satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations. However, service credit will not be given where such crediting would result in a duplication of benefits. Amgen has also agreed to waive pre-existing condition limitations to the same extent waived under the applicable Immunex benefit plan. Continuing Immunex employees will also be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums.

Indemnification and Insurance

   Amgen has agreed to cause to be maintained in effect provisions of the articles of incorporation and bylaws of Immunex with respect to indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the existing articles of incorporation and bylaws of Immunex. Amgen has also agreed to indemnify, and provide advancement of expenses to, all past and present directors, officers and employees of Immunex and its subsidiaries to the fullest extent permitted by law for acts or omissions occurring at or prior to the effective time of the merger in their capacities as such. Amgen will honor all indemnification agreements entered into by Immunex or any of its subsidiaries.

   For six years from the effective time of the merger, Amgen will maintain for the benefit of the current directors and officers of Immunex an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the effective time of the merger covering each person currently covered by the officers' and directors' liability insurance policies of Immunex on terms with respect to coverage and in amounts no less favorable than those of the policies of Immunex in effect as of December 16, 2001. However, Amgen is not required to pay an annual premium for the insurance in excess of 200% of the estimated premium for the 2002 fiscal year.

Termination of the Merger Agreement

  Termination by Amgen or Immunex

   Either Immunex or Amgen, by action of their respective boards of directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after approval of the merger agreement by Immunex shareholders or the approval of the issuance of shares of Amgen common stock to Immunex shareholders by Amgen stockholders:

   .   by mutual written consent of Amgen and Immunex;

   . if the merger is not completed by September 30, 2002 (which may, from time to time, be extended by either party up to and including December 31, 2002 in the event all conditions to effect the merger other than one or more of the regulatory conditions have been or are capable of being satisfied at the time of each such extension and the regulatory conditions have been or are reasonably capable of being satisfied on or prior to December 31, 2002), except that this right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of the failure of the merger to close;

   . if any governmental entity issues an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action has become final and nonappealable; or

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

   . if (a) the Immunex shareholders do not approve the merger agreement at a duly convened shareholders meeting at which the vote to approve the merger agreement was taken, or (b) the Amgen stockholders do not approve the issuance of Amgen common stock to Immunex shareholders in the merger at a duly convened stockholders meeting at which the vote to approve the share issuance was taken.

  Termination by Amgen

   Amgen, by action of the Amgen board of directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after approval of the merger agreement by Immunex shareholders or the approval of the issuance of shares of Amgen common stock to Immunex shareholders by Amgen stockholders:


   . if (a) the Immunex board of directors withdraws or adversely modifies its recommendation (or resolves to do so) of the merger agreement; (b) the Immunex board of directors approves or recommends (or resolves to do so) to the Immunex shareholders an acquisition proposal other than the merger agreement; or (c) Immunex fails to call or hold its shareholders meeting by September 25, 2002; or


   . if there has been a breach by Immunex of any representation, warranty, covenant or agreement contained in the merger agreement which (a) would result in a failure of a closing condition relating to the accuracy of the representations and warranties of Immunex or the performance by Immunex of its obligations under the merger agreement and (b) cannot be cured prior to September 30, 2002 (as that date may be extended). However, Amgen is required to give Immunex written notice, delivered at least twenty days prior to such termination, stating Amgen's intention to terminate the merger agreement and the basis for the termination.

  Termination by Immunex

   Immunex, by action of the Immunex board of directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after approval of the merger agreement by Immunex shareholders or the approval of the issuance of shares of Amgen common stock to Immunex shareholders by Amgen stockholders:


   . if (a) the Amgen board of directors withdraws or adversely modifies its recommendation (or resolves to do so) of the issuance of shares of Amgen common stock to Immunex shareholders in the merger; or (b) Amgen fails to call or hold its stockholders meeting by September 25, 2002; or


   . if there has been a breach by Amgen of any representation, warranty, covenant or agreement contained in the merger agreement which (a) would result in a failure of a closing condition relating to the accuracy of the representations and warranties of Amgen or the performance by Amgen of its obligations under the merger agreement and (b) cannot be cured prior to September 30, 2002 (as that date may be extended). However, Immunex is required to give Amgen written notice, delivered at least twenty days prior to such termination, stating the intention of Immunex to terminate the merger agreement and the basis for the termination.

Termination Fee

   Each of Amgen and Immunex have agreed to pay to the other a termination fee of $475 million within two business days of the occurrence of a triggering event in relation to it as described below.

  Termination Fee to be Paid by Amgen

   Amgen has agreed to pay Immunex a termination fee of $475 million if:

   . the Amgen board of directors withdraws or adversely modifies its recommendation of the issuance of Amgen common stock to Immunex shareholders in the merger and, thereafter, the merger agreement is

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       terminated by Amgen or Immunex because the Amgen stockholders did not approve the issuance of Amgen common stock to Immunex shareholders in the merger; or


   . the merger agreement is terminated by Immunex because Amgen failed to call or hold its stockholders meeting by September 25, 2002.


  Termination Fee to be Paid by Immunex

   Immunex has agreed to pay Amgen a termination fee of $475 million if:

   . the merger agreement is terminated by Amgen because the Immunex board of directors withdraws or adversely modifies its recommendation (or resolves to do so) of the merger agreement and has done so in such a manner that Immunex cannot submit the merger agreement to a vote of the Immunex shareholders pursuant to Chapter 23B.11.030(2) of the Washington Business Corporation Act;

   . the merger agreement is terminated by Amgen because the Immunex board of directors approved or recommended (or resolves to do so) to the Immunex shareholders an acquisition proposal other than the merger agreement;


   . the merger agreement is terminated by Amgen because Immunex failed to call or hold its shareholders meeting by September 25, 2002;



   . the Immunex board of directors has withdrawn or adversely modified its recommendation of the merger agreement prior to the shareholders meeting of Immunex and the merger agreement is terminated by Amgen because Immunex shareholders did not approve the merger agreement; or


   . the merger agreement is terminated by Amgen or Immunex because the Immunex shareholders did not approve the merger agreement and, at any time after December 16, 2001 and before the vote at the Immunex shareholders meeting, an acquisition proposal has been publicly announced and not bona fide withdrawn and Immunex enters into a definitive agreement with respect to a competing transaction or completes a competing transaction, in either case, within twelve months following the termination of the merger agreement.


   A "competing transaction" means any (a) merger, consolidation, business combination or similar transaction involving Immunex or any significant subsidiary of Immunex pursuant to which the Immunex shareholders immediately prior to such transaction would own less than 70% of any class of equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) sale or other disposition directly or indirectly of assets of Immunex or its subsidiaries representing 30% or more of the consolidated assets of Immunex and its subsidiaries, (c) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by Immunex to any person or "group" (as defined in Rule 13d-5(b)(1) under the Securities Exchange Act of 1934) representing 30% or more of the voting power of Immunex or (d) transaction in which any person would acquire beneficial ownership, or the right to acquire beneficial ownership or any group would have been formed which beneficially owns or has the right to acquire beneficial ownership of, 30% or more of the outstanding voting capital stock of Immunex (other than any shares beneficially owned by Wyeth or its subsidiaries).



   Except as described in the sections entitled "Termination Fee" and "Expenses," neither party will have any liability to the other upon termination of the merger agreement, unless it breaches its obligations with respect to confidentiality under the merger agreement or willfully and materially breaches its representations, warranties, covenants or agreements under the merger agreement.


Expenses

   If the merger agreement is terminated by either Amgen or Immunex because of a breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement, the

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breaching party will pay the other party's reasonable out-of-pocket expenses up to an amount equal to $15 million. Amgen and Immunex have agreed to each pay one-half of the expenses related to printing, filing and mailing this joint proxy statement/prospectus and all SEC and other regulatory filing fees incurred in connection with the registration statement of which this joint proxy statement/prospectus is a part. Except as described in the previous two sentences, all expenses incurred by Amgen and Immunex in connection with the merger will be borne solely and entirely by the party which has incurred the expense.

Amendments, Extensions and Waivers

  Amendments

   The merger agreement may be amended by action of the Amgen board of directors and the Immunex board of directors at any time prior to the effective time of the merger. However, after approval of the merger agreement by the Immunex shareholders, no amendment may be made without further shareholder approval which, by law or in accordance with the rules of the Nasdaq National Market, requires further approval by the Immunex shareholders. All amendments to the merger agreement must be in writing signed by each party.

  Extensions and Waivers

   At any time prior to the effective time of the merger, any party to the merger agreement may:

   . extend the time for the performance of any of the obligations or other acts of any other party to the merger agreement;

   . waive any inaccuracies in the representations and warranties of any other party contained in the merger agreement or in any document delivered pursuant the merger agreement; and

   . waive compliance by any other party with any of the agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the merger agreement by the Immunex shareholders, there may not be, without further approval of the Immunex shareholders, any extension or waiver of the merger agreement or any portion of the merger agreement which, by law or in accordance with the rules of the Nasdaq National Market, requires further approval by the Immunex shareholders. All extensions and waivers must be in writing and signed by the party against whom the extension or waiver is to be effective.

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                         SHAREHOLDER VOTING AGREEMENT

   The following summary describes certain material provisions of the shareholder voting agreement, which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all of the information about the shareholder voting agreement that is important to you. We encourage you to read the shareholder voting agreement carefully in its entirety.


   Concurrently with the execution and delivery of the merger agreement, Amgen entered into a shareholder voting agreement with Wyeth (formerly American Home Products Corporation) and two of its wholly-owned subsidiaries, MDP Holdings, Inc. and Lederle Parenterals, Inc. These Immunex shareholders are referred to as the "Wyeth entities" in this summary of the shareholder voting agreement and in the summary of the stockholders' rights agreement below. As of the record date for the Immunex annual meeting, the Wyeth entities beneficially owned 223,378,088 shares of Immunex common stock, representing approximately 41% of the outstanding shares of Immunex common stock.



   Under the shareholder voting agreement, the Wyeth entities agreed to vote their shares of Immunex common stock:


   .   in favor of the approval of the terms of the merger agreement;


   . against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Immunex contained in the merger agreement or of any of the Wyeth entities contained in the shareholder voting agreement; and


   . except with the written consent of Amgen, against the following actions or proposals (other than the merger with Amgen):

      (a) any acquisition proposal;

      (b) any change in the persons who constitute the Immunex board of directors that is not approved in advance by at least a majority of the persons who were directors of the Immunex on December 16, 2001 (or their successors who were so approved);

      (c) any material change in the present capitalization of Immunex or any amendment of the articles of incorporation or bylaws of Immunex;

      (d) any other material change in the corporate structure or business of Immunex; or

      (e) any other action or proposal involving Immunex or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, delay or adversely affect the transactions contemplated by the merger agreement.


   However, the shareholder voting agreement does not limit or affect any actions taken by any member of the Immunex board of directors nominated by, or appointed at the request of, Wyeth solely in his or her capacity as a director of Immunex. The Wyeth entities have given Amgen an irrevocable proxy to vote their shares of Immunex common stock on the matters set forth above.



   The shareholder voting agreement prohibits any Wyeth entity from transferring any shares of Immunex common stock, except to other Wyeth entities or to any wholly-owned subsidiary of Wyeth that agrees in writing to be bound by the terms of the shareholder voting agreement. However, with the consent of Amgen (which consent will not be unreasonably withheld), the Wyeth entities may pledge or encumber any of their shares of Immunex common stock so long as the pledge or encumbrance would not impair their ability to perform their obligations under the shareholder voting agreement.

   Each Wyeth entity also agreed:


   . it will not participate in a solicitation of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Immunex common stock in connection with any vote or other action on any matter, other than to recommend that the Immunex shareholders vote in favor of the merger agreement;

   . it will not act in concert with any person to, deposit any shares of Immunex common stock in a voting trust or subject any shares of Immunex common stock to any arrangement with any person with respect to the voting of such shares of Immunex common stock, except as permitted by the shareholder voting agreement; and


   . it will not enter into or conduct any discussions or negotiations with, or encourage or respond to any inquiries by, or provide any information to, any person, other than Amgen, relating to any acquisition proposal; however, in connection with superior proposals as to which Amgen has received written notice from Immunex, Wyeth may provide information and engage in discussions to the same extent as Immunex is permitted under the merger agreement.



   Amgen agreed to take all actions necessary to ensure that each Wyeth entity will receive the cash portion of the merger consideration payable to such Wyeth entity immediately after the effective time of the merger.


   The shareholder voting agreement terminates upon the earliest to occur of:


   .   the mutual consent of Amgen and Wyeth;


   .   the completion of the merger;

   .   the date the merger agreement is terminated;

   . the date of any modification, waiver or amendment to the merger agreement in a manner that reduces either the merger exchange ratio or the cash consideration payable in the merger; and

   .   December 31, 2002.

                        STOCKHOLDERS' RIGHTS AGREEMENT

   The following summary describes certain material provisions of the stockholders' rights agreement, which is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all of the information about the stockholders' rights agreement that is important to you. We encourage you to read the stockholders' rights agreement carefully in its entirety.


   In connection with the execution and delivery of the merger agreement, Amgen entered into a stockholders' rights agreement with the Wyeth entities dated as of the date of the merger agreement.


Standstill Provisions


   Under the stockholders' rights agreement, the Wyeth entities agreed that until December 16, 2006, the Wyeth entities may not:


   . acquire or propose to acquire any securities of Amgen or its subsidiaries or any assets of Amgen or its subsidiaries or make any public announcement with respect to any of the foregoing;

   . participate in any way in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any securities of Amgen or make any public announcement with respect to any of the foregoing;

   . form or in any way participate in a group in connection with any of the foregoing;

   . otherwise act to seek to control or influence Amgen's management, board of directors or policies;

   . request Amgen to amend or waive the standstill provisions of the stockholders' rights agreement or take any action which would reasonably be expected to require Amgen to make a public announcement regarding the possibility of a business combination or merger or make any public announcement with respect to any of the restrictions in this clause; or

   . advise, assist or encourage, or direct any person to advise, assist or encourage any other persons, in connection with any of the foregoing.

   The above restrictions do not apply to:


   . purchases by Wyeth of Amgen common stock for employee benefit or other plans not to exceed 1% of the outstanding shares of Amgen common stock; or



   . securities held by a company that Wyeth acquires in the future, if the fair market value of the securities represents less than 20% of the assets of that company. However, Wyeth must use commercially reasonable efforts to divest those securities within 18 months of the consummation of the acquisition.


Voting of Amgen Common Stock


   Under the stockholders' rights agreement, the Wyeth entities agreed that, until the Wyeth entities beneficially own in the aggregate less than 2% of the outstanding shares of Amgen common stock, the Wyeth entities must cause all shares of Amgen common stock beneficially owned by them to be voted:


   . with respect to the election of directors, in favor of those individuals nominated by the Amgen board of directors or a nominating committee of the Amgen board of directors;

   . on all proposals of any other Amgen stockholder, in accordance with the recommendation of the Amgen board of directors; and

   . on all other matters that come before Amgen stockholders for a vote, in proportion to the votes cast by the other Amgen stockholders.

Lock-Up of Shares of Amgen Common Stock Acquired in the Merger


   Under the stockholders' rights agreement, the Wyeth entities and Amgen agreed that for 90 days following the closing of the merger, none of the Wyeth entities may transfer any shares of Amgen common stock other than transfers:



   .   to a wholly-owned subsidiary of Wyeth;



   . pursuant to a third party tender offer or exchange offer which was not induced by a Wyeth entity and (a) which is approved by the Amgen board of directors or (b) in circumstances in which it is reasonably likely that Wyeth entities would be, as a result of not tendering or exchanging, forced to receive consideration that is different than the consideration available to those stockholders who did tender or exchange;


   .   arising as a result of a merger or similar transaction involving Amgen;
       or

   . in the form of a pledge in connection with bona fide financings (other than derivative transactions) with a financial institution, provided the pledgee agrees to the applicable restrictions set forth in stockholders' rights agreement.

Volume Limitations on Sales of Amgen Common Stock


   The Wyeth entities and their affiliates may not transfer more than 20 million shares of Amgen common stock (including common stock underlying derivative transactions) in any calendar quarter, excluding shares of Amgen common stock transferred pursuant to underwritten syndicated offerings.



   In addition, the aggregate number of shares of Amgen common stock underlying derivative transactions effected in any calendar week by the Wyeth entities may not exceed 20% of the aggregate trading volume of Amgen common stock on the Nasdaq National Market in the immediately preceding calendar week.


Registration Rights

  Shelf Registration


   Amgen will prepare and file with the SEC immediately after the closing of the merger a registration statement registering the resale of Amgen common stock from time to time by the Wyeth entities or any other permitted holders of the Amgen common stock received by the Wyeth entities in the merger. Amgen has agreed to use its commercially reasonable efforts to:


   . cause the shelf registration statement to be declared effective within 90 days after the closing of the merger; and

   . keep the shelf registration statement continuously effective until the earlier of (a) the first anniversary of the closing of the merger and
       (b) the sale of all of the securities included in the shelf registration statement.


   The Wyeth entities, or any other permitted holders of the Amgen common stock received by the Wyeth entities in the merger, may request Amgen to effect an underwritten syndicated offering by supplement or amendment to the shelf registration statement. In this case, Amgen and the requesting party or parties will enter into an underwriting agreement in customary form with the underwriters for the offering which will be underwritten by two co-managing underwriters with the requesting holders selecting one co-managing underwriter and Amgen selecting the second co-managing underwriter. In some circumstances, Amgen may delay an offering for a limited period of time.

   Amgen is only obligated to effect two offerings under the shelf registration statement and each of these offerings must include at least 5 million shares of Amgen common stock. In addition, these underwritten offerings will be subject to cutback if either of the co-managing underwriters reasonably advises Amgen that the number of shares of Amgen common stock requested to be included in the offering exceeds the number that can be sold in the offering at a price reasonably related to the then current market value of Amgen common stock.


  Demand Registration Rights


   Beginning on the first anniversary of the closing of the merger, and until the fourth anniversary of the closing of the merger, the Wyeth entities, or any other permitted holders of the Amgen common stock received by the Wyeth entities in the merger, may request that Amgen file a registration statement covering the registration of a minimum of 5 million shares of Amgen common stock held by these holders in an underwritten offering. Amgen has agreed to use its commercially reasonable efforts to cause to be registered all the shares that the requesting party or parties have requested to be registered.


   Offerings pursuant to demand registrations will be underwritten by two co-managing underwriters with the requesting holders selecting one co-managing underwriter and Amgen selecting the second co-managing underwriter. Amgen is obligated to effect up to four demand registrations, less the number of underwritten offerings effected under the shelf registration statement. These offerings will be subject to customary cutbacks if either of the co-managing underwriters reasonably advises Amgen that the shares of Amgen common stock requested to be included in the offering exceeds the number that can be sold in the offering at a price reasonably related to the then current market value of Amgen common stock. In certain circumstances, Amgen may delay an offering for a limited period of time. Furthermore, the Amgen board of directors may delay the filing of a demand registration statement if the filing would likely materially interfere with a potential contemplated material financing, acquisition, corporation reorganization, corporate development or merger or other transaction involving Amgen.


   If Amgen files a demand registration statement registering an underwritten offering of Amgen common stock on behalf of any Wyeth entity, or any other permitted holders of the Amgen common stock received by the Wyeth entities in the merger, Amgen may include in the registration statement shares of Amgen common stock for its own account. Amgen's right to so include shares for its own account is subject to cutback if either of the co-managing underwriters reasonably advises Wyeth that the number of shares of Amgen common stock requested to be included in the offering exceeds the number that can be sold in the offering at a price reasonably related to the then current market value of Amgen common stock.


  Piggy Back Registration Rights


   If Amgen files a registration statement registering an underwritten offering of Amgen common stock on its behalf or on behalf of other holders of Amgen common stock, the Wyeth entities, or any other permitted holders of the Amgen common stock received by the Wyeth entities in the merger, have the right to request that Amgen include their Amgen common stock in the registration statement. This right to include Amgen common stock is subject to customary cutbacks if the managing underwriter, to be selected by Amgen, advises Amgen that the number of securities requested to be included in the offering exceeds the number that can be sold in the offering at a price reasonably related to the then current market value of Amgen common stock. Furthermore, Amgen may decide for any reason not to proceed with the proposed registration and may, at its election, give written notice of the determination to the parties requesting inclusion in the registration, and, thereupon, Amgen will be relieved of its obligation to register any shares of Amgen common stock in connection with that registration statement.


  Expenses of Registration; Indemnification


   All expenses incurred in connection with each shelf registration and demand registration will be borne by the Wyeth entities or any other permitted holders participating in the registration. The Wyeth entities and other permitted holders will also bear the underwriting commissions and discounts applicable to the securities offered for their account. In connection with the exercise of the Wyeth entities of their piggy-back registration rights, the Wyeth entities will bear the underwriting commissions and discounts applicable to the securities offered for their account and Amgen will pay all other expenses.



   Amgen and the Wyeth entities have agreed to indemnify each other for third party claims arising out of securities law violations under customary circumstances.


  Termination


   Except with respect to the standstill provisions and the voting provisions, which will terminate as described above, the stockholders' rights agreement and the obligations of the parties under it will terminate on the first date on which the Wyeth entities, and any of their subsidiaries or affiliates, beneficially own, in the aggregate, less than 5 million shares of Amgen common stock.

                          OTHER AGREEMENTS WITH WYETH


   The following summaries describe certain material provisions of the amended and restated promotion agreement and the agreement regarding governance and commercial matters, which were filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part and which are incorporated by reference into this joint proxy statement/prospectus. These summaries may not contain all of the information about these agreements that is important to you. We encourage you to read each agreement carefully in its entirety.

Amended and Restated Promotion Agreement


   Concurrently with the execution of the merger agreement, Amgen entered into an agreement with Wyeth to amend and restate an existing long-term promotion agreement between Wyeth and Immunex. The principal operative terms of the amendment and restatement of the promotion agreement will become effective at the effective time of the merger. For a description of the existing promotion agreement between Immunex and Wyeth, see "Relationship with Wyeth--ENBREL Promotion Agreement" on page V-14.



   Under the amended and restated promotion agreement, Wyeth and Immunex will jointly market and sell ENBREL to all appropriate customer segments in the United States and Canada for all approved indications other than oncology. The rights to promote ENBREL in the United States and Canada for oncology indications are reserved to Immunex.



   Under the amended and restated promotion agreement, an ENBREL management committee comprised of an equal number of representatives from Immunex and from Wyeth will be responsible for overseeing the marketing and sales of ENBREL including strategic planning, approval of an annual marketing plan, product pricing and establishing an ENBREL brand team. The ENBREL brand team, with equal representation from each party, will prepare and implement the annual marketing plan and will be responsible for all sales activities. The agreement provides that each of Immunex and Wyeth will:


   . have primary tactical execution responsibility for specific activities identified within the agreement or as directed by the management committee;

   . be required to maintain a minimum level of financial commitment to promotion and marketing and a minimum number of sales personnel for ENBREL as established from time to time by the management committee; and

   . pay a defined percentage of all marketing and sales expenses approved by the management committee.

   The amended and restated promotion agreement further provides that Immunex will:

   . record all product sales of ENBREL in the United States and Canada made under the agreement;


   . pay Wyeth a percentage of the annual gross profits of ENBREL in the United States and Canada attributable to all indications for ENBREL, other than oncology indications, on a scale that increases as gross profits increase;


   . retain a majority percentage of these nononcology gross profits in the United States and Canada on an annual basis;

   . be entitled to keep all of the gross profits attributable to any future United States or Canadian oncology indications for ENBREL; and


   . pay Wyeth specified residual royalties on a declining scale based on net sales of ENBREL in the United States and Canada in the three years following the expiration or termination of Wyeth's detailing and promotion of ENBREL.



   If Wyeth sells or distributes a biologic product in the United States and Canada that is directly competitive with ENBREL, as defined in the amended and restated promotion agreement, and subject to several exclusions,

Wyeth will give Immunex prior written notice and, upon the request of Immunex, the parties will attempt in good faith to either establish mutually acceptable terms under which Immunex will co-promote this competitive biologic product or establish other terms for a commercial relationship with Wyeth, or negotiate an adjustment to the gross profits allocated to Wyeth under the amended and restated promotion agreement. If Immunex is unable to establish acceptable terms with Wyeth within 90 days of the request of Immunex, Immunex will have the option to reacquire from Wyeth all marketing rights to ENBREL in the United States and Canada and terminate the amended and restated promotion agreement, subject to the payment by Immunex of a substantial amount to Wyeth over a defined period. If Wyeth obtains a biologic product that is directly competitive with ENBREL through the acquisition of another company and Immunex reacquires the marketing rights to ENBREL in the United States and Canada, Wyeth's primary field sales force that had detailed ENBREL in the relevant territory within the United States and Canada for a specified period will not sell, detail or otherwise distribute the competitive biologic product for a specified period in the United States and Canada.



   Wyeth has agreed to reimburse Immunex for a defined percentage of the clinical and regulatory expenses it incurs in connection with the filing and approval of any new indications for ENBREL in the United States and Canada, excluding oncology and rheumatoid arthritis indications. Wyeth's reimbursement of these clinical and regulatory expenses is in addition to another existing cost-sharing arrangement between Immunex and Wyeth for development costs related to ENBREL. The additional Wyeth reimbursement for clinical and regulatory expenses under this agreement, a portion of which is payable upon regulatory filing of any new indication and the remainder of which will be payable upon regulatory approval of any new indication, if any, applies for that part of the United States and Canadian clinical and regulatory expenses for ENBREL for which Immunex would otherwise be financially responsible under the cost-sharing provisions in the other cost-sharing agreement. Wyeth has also agreed to reimburse Immunex under this agreement for a defined percentage of specified patent expenses related to ENBREL, including any up-front license fees and milestones, as well as patent litigation and interference expenses.



   Subject to specified limitations, Wyeth will also be responsible for a defined percentage of the liabilities, costs and expenses associated with the manufacture, use or sale of ENBREL in the United States or Canada.


Agreement Regarding Governance and Commercial Matters


   Amgen has also entered into an agreement regarding governance and commercial matters with Wyeth and its wholly-owned subsidiary, American Cyanamid Company, that provides, among other things, that:



   . if Wyeth exercises its rights under an existing product rights agreement between Wyeth and Immunex to acquire all of the rights of Immunex to one or more specified products under development by Immunex, or the rights to market or promote those products, Wyeth's rights will terminate at the effective time of the merger. Upon such a termination, Amgen must reimburse Wyeth for any amounts paid to Immunex in conjunction with its exercise of those rights;



   . the product rights agreement will be amended as of the effective time of the merger to terminate the rights described above in exchange for a specified payment to Wyeth;



   . Amgen has agreed not to sue Wyeth or its affiliates under any of Amgen's patents or any patents that come under Amgen's control for infringement for developing, making, using, marketing, distributing, importing or selling ENBREL anywhere in the world outside of the United States and Canada; and



   . Amgen granted to Wyeth an exclusive option to acquire, subject to the approval of a third party, an exclusive sublicense under a license agreement between Amgen and a third party. Wyeth may exercise this option at any time on or before December 31, 2002. If exercised, in addition to all upfront payments, milestone payments, and royalties payable under the sublicense agreement, Wyeth will pay to Amgen reimbursement in an amount not to exceed a defined cap for amounts paid to the third party in 2002 to maintain the license agreement.



For a description of the existing governance agreement between Immunex, Wyeth and American Cyanamid Company, see "Relationship with Wyeth--Governance Agreement" on page V-8.

         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS



   The following unaudited pro forma condensed combining balance sheet as of December 31, 2001 and the unaudited pro forma condensed combining statement of operations for the year ended December 31, 2001 have been prepared to illustrate the effect of the merger as though the merger had occurred on December 31, 2001 in the pro forma balance sheet and as of January 1, 2001 in the pro forma statement of operations. The pro forma information is based upon the historical consolidated financial statements of Amgen and the historical consolidated financial statements of Immunex, giving effect to the merger under the purchase method of accounting and the assumptions, estimates and adjustments described in the notes to the unaudited pro forma condensed combining financial statements. The assumptions, estimates and adjustments are preliminary and have been made solely for purposes of developing such pro forma information.



   The unaudited pro forma condensed combining financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations that would have been reported had the merger occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position at any future date or the consolidated results of operations for any future period. Furthermore, no effect has been given in the unaudited pro forma condensed combining statement of operations for synergistic benefits that may be realized through the combination of the two companies or costs that may be incurred in integrating their operations. The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical consolidated financial statements, including the notes thereto, and management's discussion and analysis of financial condition and results of operations of Amgen and Immunex covering those periods incorporated by reference into this joint proxy statement/prospectus.

   Pro Forma Condensed Combining Statement of Operations for the Year Ended
                               December 31, 2001



                     (In millions, except per share data)


                                  (Unaudited)



                                                                               Pro forma    Pro forma
                                                             Amgen    Immunex Adjustments   Combined
                                                            --------  ------- -----------   ---------
Revenues:
   Product sales........................................... $3,511.0  $959.6    $    --     $4,470.6
   Corporate partner revenues..............................    252.0     0.7         --        252.7
   Royalty income..........................................    252.7    26.5         --        279.2
                                                            --------  ------    -------     --------
       Total revenues......................................  4,015.7   986.8         --      5,002.5
                                                            --------  ------    -------     --------
Operating expenses:
   Cost of sales...........................................    443.0   256.2       25.2 (3)    724.4
   Research and development................................    865.0   204.6       31.5 (3)  1,101.1
   Selling, general and administrative.....................    970.7   423.0       25.4 (3)  1,419.1
   Amortization of acquired identifiable intangible assets.       --      --      438.0 (1)    438.0
   Loss of affiliates, net.................................      2.7      --         --          2.7
   Other items, net........................................    203.1     5.6         --        208.7
                                                            --------  ------    -------     --------
       Total operating expenses............................  2,484.5   889.4      520.1      3,894.0
                                                            --------  ------    -------     --------
Operating income...........................................   1531.2    97.4     (520.1)     1,108.5
Other income (expense):
   Interest and other income...............................    168.7   115.1         --        283.8
   Interest expense, net...................................    (13.6)     --      (45.4)(2)    (59.0)
                                                            --------  ------    -------     --------
       Total other income..................................    155.1   115.1      (45.4)       224.8
                                                            --------  ------    -------     --------
Income before income taxes.................................  1,686.3   212.5     (565.5)     1,333.3
Provision for income taxes.................................    566.6    42.5     (182.0)(4)    427.1
                                                            --------  ------    -------     --------
Net income................................................. $1,119.7  $170.0    $(383.5)    $  906.2
                                                            ========  ======    =======     ========

Earnings per share:
   Basic................................................... $   1.07  $ 0.31                $   0.70
   Diluted................................................. $   1.03  $ 0.30                $   0.68
Shares used in calculation of earnings per share (5):
   Basic...................................................  1,045.5   542.9                 1,285.4
   Diluted.................................................  1,084.4   569.1                 1,335.3

      Pro Forma Condensed Combining Balance Sheet as of December 31, 2001



                                 (In millions)


                                  (Unaudited)



                                                                    Pro forma     Pro forma
                                                 Amgen   Immunex   Adjustments    Combined
                                                -------- --------  -----------    ---------
Assets
Current assets:
   Cash and cash equivalents................... $  689.1 $  198.8   $ 2,478.9 (3) $   887.9
                                                                     (2,478.9)(3)
   Marketable securities.......................  1,973.1    659.0          --       2,632.1
   Trade receivables, net......................    497.2    121.8          --         619.0
   Inventories.................................    355.6     34.4          --         390.0
   Other current assets........................    343.6     23.2          --         366.8
                                                -------- --------   ---------     ---------
       Total current assets....................  3,858.6  1,037.2          --       4,895.8

Property, plant and equipment at cost, net.....  1,946.1    200.4          --       2,146.5
Acquired identifiable intangible assets........       --       --     6,570.7 (1)   6,570.7
Acquired in-process research and development...       --       --     2,389.2 (2)        --
                                                                     (2,389.2)(2)
Goodwill.......................................       --       --     9,399.3 (1)   9,399.3
Restricted cash and investments................       --    765.0          --         765.0
Other assets...................................    638.4    292.7          --         931.1
                                                -------- --------   ---------     ---------
                                                $6,443.1 $2,295.3   $15,970.0     $24,708.4
                                                ======== ========   =========     =========
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable............................ $  136.7 $  107.0   $      --     $   243.7
   Accounts payable--Wyeth.....................       --     84.3          --          84.3
   Commercial paper............................     99.9       --          --          99.9
   Accrued liabilities.........................    766.3     39.5       195.0 (5)   1,000.8
                                                -------- --------   ---------     ---------
       Total current liabilities...............  1,002.9    230.8       195.0       1,428.7
Deferred tax liability.........................       --       --     2,595.4 (4)   2,595.4
Long-term debt.................................    223.0      0.8     2,478.9 (3)   2,702.7
Stockholders' equity:
   Common stock and additional paid-in capital.  3,474.1  2,153.2    (2,153.2)(6)  18,627.7
                                                                     15,153.6 (6)
   Retained earnings/(accumulated deficit).....  1,686.8   (114.9)      114.9 (6)    (702.4)
                                                                     (2,389.2)(2)
   Accumulated other comprehensive income......     56.3     25.4       (25.4)(6)      56.3
                                                -------- --------   ---------     ---------
       Total stockholders' equity..............  5,217.2  2,063.7    10,700.7      17,981.6
                                                -------- --------   ---------     ---------
                                                $6,443.1 $2,295.3   $15,970.0     $24,708.4
                                                ======== ========   =========     =========
Pro forma common shares outstanding (7)..........................................   1,285.7

                    NOTES TO UNAUDITED PRO FORMA CONDENSED



                        COMBINING FINANCIAL STATEMENTS



Note 1--Basis of Presentation



   On December 16, 2001, Amgen signed a definitive agreement to acquire Immunex in a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States. The transaction is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Under the terms of the merger agreement, each share of Immunex common stock outstanding at the closing of the merger, other than shares as to which dissenters' rights have been validly exercised, will be converted into
0.44 of a share of Amgen common stock and $4.50 cash. In addition, except for "converted options" described below, at the closing of the merger each option outstanding to purchase a share of Immunex common stock will be assumed by Amgen and will thereafter constitute an option to acquire the number of shares of Amgen common stock determined by multiplying the number of shares of Immunex common stock subject to the option immediately prior to the merger by 0.52, with an exercise price equal to the exercise price of the assumed Immunex option divided by 0.52. Each of these options will be subject to the same terms and conditions that were in effect for the related Immunex options, except that each option that was outstanding on December 16, 2001, will fully vest and become immediately exercisable for shares of Amgen common stock. Options granted subsequent to December 16, 2001 will retain their original vesting provisions. Each option outstanding at the close with an exercise price greater than the higher of $40 or the closing price of a share of Immunex common stock on the last trading day prior to the merger (the "converted options") will be cancelled and converted into an option to purchase that number of shares of Amgen common stock equal to 40% of the number of shares subject to the related converted option at an exercise price per share equal to the fair market value of a share of Amgen common stock on the date on which the new option is granted (which shall be as of the close of market on the date of the effective time of the merger) and otherwise subject to the terms and conditions, including the vesting schedule, that were applicable to the related converted option.



   As of December 31, 2001, there were approximately 545,300,000 shares of Immunex common stock outstanding and approximately 50,800,000 Immunex shares issuable upon exercise of outstanding options. Based upon these amounts and the terms outlined above, if the merger had been consummated on December 31, 2001, Immunex shareholders would have received a total of approximately 239,900,000 shares of Amgen common stock, and holders of Immunex options would have received options to purchase approximately 26,300,000 shares of Amgen common stock, under which the right to purchase approximately 24,100,000 shares of Amgen common stock would have been fully vested and immediately exercisable. The exact number of shares to be issued and options assumed will depend upon the number of related Immunex shares and options, respectively, outstanding at the closing of the merger. In addition, Amgen will pay Wyeth a payment specified in the agreement regarding governance and commercial matters, at the closing of the merger, for the termination of certain Immunex product rights in favor of Wyeth.



   The purchase price of the acquisition is approximately $17.7 billion estimated as follows (in millions):



               Value of Amgen shares issued........... $14,041.9
               Cash consideration (including payment
                 to Wyeth)............................   2,478.9
               Value of Amgen options issued..........   1,111.7
               Transaction costs......................      30.0
                                                       ---------
               Total.................................. $17,662.5
                                                       =========



   The value of the Amgen shares used in determining the purchase price was $58.525 per share based on the average of the closing prices of Amgen common stock for a range of four trading days, two days prior to and two days subsequent to the announcement of the merger. The fair values of the options issued were also determined based on the $58.525 stock price using the Black-Scholes method assuming an expected weighted average life of 2.4 years, weighted average risk-free rate of 3.2%, volatility of 50%, and no expected dividends.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED



                  COMBINING FINANCIAL STATEMENTS--(Continued)




   The allocation of the purchase price as of December 31, 2001 is summarized below (in millions):



Current assets.................................................................................... $ 1,037.2
Property plant and equipment......................................................................     200.4
In-process research and development...............................................................   2,389.2
Identifiable intangible assets (including developed technology and core technology of $4,778.2 and
  $1,598.3, respectively).........................................................................   6,570.7
Goodwill..........................................................................................   9,399.3
Other assets......................................................................................   1,057.7
Current liabilities...............................................................................    (395.8)
Deferred tax liability............................................................................  (2,595.4)
Other long-term liabilities.......................................................................      (0.8)
                                                                                                   ---------
Net assets........................................................................................ $17,662.5
                                                                                                   =========



   The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired, including the fair values of in-process research and development and other identifiable intangibles, and the fair values of liabilities assumed as of the date that the acquisition is consummated. The excess of the purchase price over the fair values of assets and liabilities acquired is allocated to goodwill. The purchase price allocation will remain preliminary until Amgen completes a third party valuation of significant identifiable intangible assets acquired (including in-process research and development), evaluates restructuring plans to be undertaken following the consummation of the merger, and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after the consummation of the merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combining financial statements.



   The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the date of the expected closing date of the merger, will not have reached technological feasibility and have no alternative future use. The values of these research projects will be determined based on analyses using cash flows to be generated by the products that result from the in-process projects. These cash flows will be estimated by forecasting total revenues expected from these products and then deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to establish a forecast of net cash flows arising from the in-process technology. These cash flows will be substantially reduced to take into account the time value of money and the risks associated with the inherent difficulties and uncertainties given the projected stage of development of these projects at closing. For purposes of the pro forma balance sheet as of December 31, 2001, $2,389,200,000 of the total purchase price has been allocated to in-process research and development--including the estimated value of projected new indications of ENBREL ($985,100,000) and approximately 10 additional research and development programs that are in various stages of development, but are not expected to have reached technological feasibility as of the closing date and have no alternative future use. The amounts allocated to in-process research and development will be charged to the statement of operations in the period the acquisition is consummated.



   The total estimated amounts of goodwill and identifiable intangible assets are approximately $9,399,300,000 and $6,570,700,000, respectively. The useful life of identifiable intangible assets, primarily ENBREL, is approximately 15 years. The values of identifiable intangible assets will be determined using a discounted cash flow model with appropriate discount rates. The amount of identifiable intangible assets, the estimated useful lives and acquired in-process research and development will be determined upon completion of a third party valuation, and therefore, may differ significantly from the amounts presented in these unaudited

                    NOTES TO UNAUDITED PRO FORMA CONDENSED



                  COMBINING FINANCIAL STATEMENTS--(Continued)



pro forma condensed combining financial statements. To the extent the amounts and estimated useful lives are different than those presented above, the unaudited pro forma condensed combining financial statements could change significantly.



   In connection with this transaction, Immunex intends to divest the product LEUKINE, which had revenues for Immunex of $108,400,000 for the year ended December 31, 2001. For antitrust reasons, information regarding the results of operations and financial position attributable to LEUKINE is not reviewable by Amgen, and therefore, has not been excluded from the pro forma condensed combining financial statements presented.



Note 2--Pro Forma Adjustments



Pro Forma Condensed Combining Statement of Operations



1) Reflects amortization of identifiable intangible assets based on the estimated fair values and estimated useful lives assigned to these assets at the date of acquisition.



2) Reflects higher interest expense and amortization of debt issuance costs from the issuance of 30-year zero coupon senior convertible notes. In 2002, Amgen raised approximately $2,800,000,000 from issuance of 30-year zero-coupon senior convertible notes with a yield to maturity of 1.125%. Solely for the purposes of presenting the pro forma condensed combining financial statements, Amgen has reflected $2,478,900,000 of these borrowings, net of debt issuance costs, which is equal to the estimated cash portion of the merger consideration.



3) Reflects compensation expense payable to Immunex employees under the Immunex Corporation Retention Plan. Because these expenses will have a continuing impact over a two year period subsequent to the acquisition date, they are reflected in the pro forma condensed combining statements of operations.



4) Reflects the tax effect of the pro forma adjustments, including amortization of identifiable intangible assets. The Immunex historical pre-tax income and the pro forma adjustments have been tax effected at Amgen's marginal tax rate of 39.5%.



5) Pro forma basic earnings per share is calculated by dividing the pro forma net income by the pro forma weighted average shares outstanding. Pro forma diluted earnings per share is calculated by dividing the pro forma net income by the pro forma weighted average shares outstanding and dilutive potential weighted shares outstanding. The potential dilutive impact from the issuance of convertible notes has been excluded from the calculation of pro forma diluted earnings per share because its effect would be anti-dilutive. A reconciliation of the shares used to calculate Amgen's historical basic and diluted earnings per share to shares used to calculate the pro forma basic and diluted earnings per share follows (in millions):



                                                                Year ended
                                                             December 31, 2001
                                                             -----------------
 Shares used to calculate Amgen's historical basic earnings
   per share................................................           1,045.5
 Shares issued in acquisition of Immunex....................             239.9
                                                             -----------------
 Shares used to calculate pro forma basic earnings per share           1,285.4
                                                             =================

                                                                Year ended
                                                             December 31, 2001
                                                             -----------------
 Shares used to calculate Amgen's historical diluted
   earnings per share.......................................           1,084.4
 Shares issued in acquisition of Immunex....................             239.9
 Impact of dilutive Amgen options issued in acquisition of
   Immunex..................................................              11.0
                                                             -----------------
 Shares used to calculate pro forma diluted earnings per
   share....................................................           1,335.3
                                                             =================

                    NOTES TO UNAUDITED PRO FORMA CONDENSED



                  COMBINING FINANCIAL STATEMENTS--(Continued)




Pro forma Condensed Combining Balance Sheet



1) To record the estimated fair values of identifiable intangible assets and goodwill arising from the acquisition.



2) To reflect the estimated fair value of in-process research and development. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed combining statements of operations. However, this item will be recorded as an expense in the period that the acquisition is completed.



3) To reflect the issuance of 30-year zero coupon senior convertible notes. In 2002, Amgen raised approximately $2,800,000.000 from the issuance of 30-year zero-coupon senior convertible notes with a yield to maturity of 1.125%. Solely for the purposes of presenting the pro forma condensed combining financial statements, Amgen has reflected approximately $2,478,900,000 of these borrowings, net of debt issuance costs, which is equal to the estimated cash portion of the merger consideration.



4) To provide deferred taxes arising from the differences between the bases of identifiable intangible assets for financial statement and income tax purposes.



5) To record the estimated transaction costs of $30,000,000 and to adjust liabilities for estimated costs of $165,000,000 in accordance with EITF 95-3.



6) To eliminate historical shareholders' equity accounts of Immunex, and to record the issuance of Amgen common stock and options as part of the purchase price.



7) The pro forma common shares outstanding as of December 31, 2001 is calculated as follows (in millions):



 Historical Amgen common shares outstanding as of December 31, 2001... 1,045.8
 Shares issued in acquisition of Immunex..............................   239.9
                                                                       -------
 Pro forma common shares outstanding as of December 31, 2001.......... 1,285.7
                                                                       =======

                      DESCRIPTION OF AMGEN CAPITAL STOCK

   The following is a summary of the material terms of Amgen's capital stock. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of the restated certificate of incorporation of Amgen, as amended, the amended and restated bylaws of Amgen and the Amended and Restated Rights Agreement between Amgen and American Stock Transfer & Trust Company, each of which has been filed with the SEC, as well as applicable Delaware law. See "Comparison of Stockholder Rights and Corporate Governance Matters."

General

   As of the date of this joint proxy statement/prospectus, Amgen's authorized capital stock consists of:

   .   2,750,000,000 shares of common stock, par value $0.0001 per share, and

   .   5,000,000 shares of preferred stock, par value $0.0001 per share.


   As of the record date for the Amgen annual meeting, 1,050,895,693 shares of Amgen common stock were issued and outstanding and no shares of Amgen preferred stock were issued and outstanding.


Preferred Stock

   The Amgen board of directors is authorized to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms on any series of preferred stock, the number of shares constituting any series of preferred stock, and the designation of any series of preferred stock. In connection with Amgen's stockholder rights agreement, the Amgen board of directors has designated 687,500 shares of preferred stock as "Series A Junior Participating Preferred Stock." See "Comparison of Stockholder Rights and Corporate Governance Matters--Shareholder or Stockholder Rights Plan."

Common Stock

   Holders of Amgen common stock are entitled to one vote for each share held of record on all matters submitted to a vote of holders of Amgen common stock. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Amgen common stock are entitled to dividends as may be declared from time to time by the Amgen board of directors out of funds legally available for that purpose. Amgen has not paid any dividends on the Amgen common stock since its inception. Holders of Amgen common stock have no preemptive, redemption, conversion or sinking fund rights. Upon a liquidation, dissolution or winding up of Amgen, the holders of Amgen common stock are entitled to share equally and ratably in the assets of Amgen, if any, remaining after the payment of all debts and liabilities of Amgen and the liquidation preference of any outstanding Amgen preferred stock. All issued and outstanding shares of Amgen common stock are validly issued, fully paid and nonassessable.

Transfer Agent

   The transfer agent and registrar of the Amgen common stock is American Stock Transfer & Trust Company.

       COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

   Amgen is incorporated under the laws of the State of Delaware, while Immunex is incorporated under the laws of the State of Washington. Before the completion of the merger, the rights of holders of Immunex common stock are governed by the Washington Business Corporation Act, or the WBCA, the restated articles of incorporation of Immunex and the amended and restated bylaws of Immunex. After the completion of the merger, Immunex shareholders will become stockholders of Amgen, and their rights will be governed by the Delaware General Corporation Law, or the DGCL, the restated certificate of incorporation of Amgen, as amended, the amended and restated bylaws of Amgen and the Amended and Restated Rights Agreement between Amgen and American Stock Transfer & Trust Company.

   While there are substantial similarities between the WBCA and the DGCL as well as between the charters and bylaws of Amgen and Immunex, a number of differences do exist. The following is a summary of the material differences between the rights of Amgen stockholders and the rights of Immunex shareholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Amgen and Immunex stockholders and it is qualified in its entirety by reference to the DGCL, the WBCA, and the various documents of Amgen and Immunex we refer to in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Amgen and being a shareholder of Immunex. Amgen and Immunex have filed with the SEC their respective documents referred to herein and will send copies of these documents to you upon your request. See the section entitled "Where You Can Find More Information."


              --------------------------------------------------------------------------------------------

                                  Immunex                                         Amgen
              --------------------------------------------------------------------------------------------

Authorized    The authorized capital stock of Immunex          The total authorized capital stock of
Capital Stock consists of 1,200,000,000 shares of common       Amgen consists of 2,750,000,000 shares
              stock, par value of $.01 per share and           of common stock, par value $0.0001 per
              30,000,000 shares of preferred stock, par value  share and 5,000,000 shares of preferred of $.01 per share. No shares of preferred stock  stock, par value $0.0001 per share. No
              are outstanding.                                 shares of preferred stock are outstanding.

Number of     Washington law provides that the board of        Delaware law provides that the board of
Directors     directors of a Washington corporation must       directors of a Delaware corporation must
              consist of one or more directors with the        consist of one or more directors as fixed
              number specified in or fixed in accordance with  by the corporation's certificate of
              the articles of incorporation or bylaws. The     incorporation or bylaws. Amgen's bylaws
              Immunex bylaws provide that the number of        provide that the number of directors of
              directors will be fixed from time to time by the Amgen will be fixed from time to time by
              Immunex board of directors subject to the        Amgen's board of directors. The number
              governance agreement among Immunex               of directors of Amgen currently is fixed at
              Corporation, Wyeth and American Cyanamid         thirteen.
              Company, a wholly-owned subsidiary of
              Wyeth. The Immunex board of directors
              currently consists of nine directors.

Cumulative    Under Washington law, unless a corporation's     Delaware law allows for a corporation's
Voting        articles of incorporation provide otherwise,     certificate of incorporation to permit
              shareholders are permitted to cumulate their     stockholders to cumulate their votes for
              votes for directors. The articles of             directors. However, the certificate of
              incorporation of Immunex provide that there is   incorporation of Amgen does not so
              to be no cumulative voting.                      provide, and accordingly, holders of

             ------------------------------------------------------------------------------------------------

                                 Immunex                                          Amgen
             ------------------------------------------------------------------------------------------------

                                                             Amgen common stock have no cumulative
                                                             voting rights in connection with the election
                                                             of directors.

Election of  Pursuant to the governance agreement,           Amgen stockholders' rights with respect to
Directors by Wyeth has the right to designate directors      the election of directors are not subject to the
Wyeth        based on the percentage of outstanding          provisions of any governance agreement.
             voting stock or common stock controlled by
             Wyeth and its affiliates. If Wyeth controls:

             . less than 20% of Immunex outstanding
               common stock, Wyeth will have no
               right to designate any directors,
               Immunex will have the right to
               designate six directors and at least four directors will be independent;

             . 20% or above but less than 35%, Wyeth
               will have the right to designate one
               director, Immunex will have the right to designate three directors and at least four directors will be independent;

             . 35% or above but less than 45%, Wyeth
               will have the right to designate two
               directors, Immunex will have the right
               to designate three directors (currently,
               Wyeth has the right to elect two
               directors) and at least four directors will be independent;

             . 45% or above but less than 65%, Wyeth
               will have the right to designate three
               directors, and Immunex will have the
               right to designate three directors and at least three directors will be independent; and

             . 65% or above, Wyeth will have the
               right to designate four directors, and
               Immunex will have the right to
               designate three directors and at least
               three directors will be independent.

                  -------------------------------------------------------------------------------------------------

                                       Immunex                                           Amgen
                  -------------------------------------------------------------------------------------------------

Classification of Immunex does not have a classified board.         Delaware law permits, but does not require,
Board of          The Immunex bylaws provide that directors         a Delaware corporation to provide in its
Directors         will be elected at the annual meeting of          certificate of incorporation for the board of
                  shareholders. Under Washington law, all           directors to be classified into up to three
                  directors hold office until the next annual       classes of directors with staggered terms of
                  meeting of shareholders following their           office, with only one class of directors to be
                  election.                                         elected each year for a maximum term of
                                                                    three years. Amgen's certificate of
                                                                    incorporation classifies the board of directors
                                                                    into three separate classes, as nearly equal in
                                                                    size as possible, with staggered three-year
                                                                    terms.

Removal of        Under Washington law, a director may be           Delaware law provides that stockholders
Directors         removed with or without cause unless a            holding a majority of shares entitled to vote
                  company's articles of incorporation provide       may remove any director or the entire board
                  that directors may be removed only for            of directors; provided, however, that in the
                  cause. The articles of incorporation of           case of a Delaware corporation with a
                  Immunex do not so provide. Under                  classified board, unless otherwise provided
                  Washington law, a director may be removed         in the certificate of incorporation,
                  by the shareholders only at a special             stockholders may only remove a director for
                  meeting called for the purpose of removing        cause. Amgen's certificate of incorporation
                  such director and such director will be           does not provide otherwise. Amgen's bylaws
                  removed if the number of votes cast to            provide that at a special meeting called for
                  remove the director exceeds the number of         such purpose, the board of directors, or an
                  votes cast not to remove the director.            individual director, may be removed, with
                  Pursuant to the governance agreement, at          cause, by a vote of the stockholders holding
                  any meeting of shareholders called                a majority of the shares entitled to vote at an
                  expressly for the removal of directors,           election of directors.
                  Wyeth must vote its shares of Immunex
                  common stock for all nominees in
                  proportion to the votes cast by the other
                  holders of shares of Immunex common
                  stock. Wyeth may, however, cast any or all
                  of its votes, in its sole discretion, in favor of
                  any nominee designated by Wyeth pursuant
                  to the terms of the governance agreement or
                  in connection with any election contest to
                  which Rule 14a-11 of the Securities
                  Exchange Act of 1934 applies.

Vacancies on the  Under Washington law, unless a                    Delaware law provides that, unless the
Board of          corporation's articles of incorporation           governing documents of a Delaware
Directors         provide otherwise, a vacancy on the board         corporation provide otherwise, vacancies and
                  of directors, including a vacancy resulting       newly created directorships resulting from a
                  from an increase in the number of directors,      resignation or an increase in the authorized
                  may be filled by the shareholders, by the         number of directors may be filled by a
                  board of directors or if the directors in office  majority of the directors then in office,
                  constitute fewer than a quorum, by the            although less than a quorum. Amgen's
                  affirmative vote of a majority of all the         certificate of incorporation and bylaws

                  ----------------------------------------------------------------------------------------------

                                      Immunex                                         Amgen
                  ----------------------------------------------------------------------------------------------

                  directors in office. If the corporation has     provide that vacancies and newly created
                  allocated the right to select certain directors directorships may only be filled by a
                  to a class or classes of shares, only the       majority of the remaining directors then in
                  shareholders of that class or classes may fill  office, even if less than a quorum. Any
                  the vacant board seat. The articles of          newly created directorships would be
                  incorporation of Immunex provide that a         apportioned among the three classes of
                  vacancy may be filled, subject to the           directors to keep the size of each class as
                  governance agreement, by the affirmative        nearly equal as possible. Any director
                  vote of a majority of the remaining directors,  elected by a majority of the remaining
                  though less than a quorum. Any vacancy          directors then in office would hold office for
                  created by an increase in the number of         the remainder of the term of his class.
                  directors may be filled, subject to the
                  governance agreement, by the Immunex
                  board of directors for a term of office
                  continuing only until the next election of
                  directors by the shareholders. The
                  governance agreement provides that Wyeth
                  has the right to designate replacements for
                  directors originally designated to the
                  Immunex board of directors by Wyeth.

Shareholder or    Under Washington law, action by the             As permitted under Delaware law, Amgen's
Stockholder       shareholders of a public company may be         certificate of incorporation and bylaws
Action by Written taken without a meeting only if written         prohibit action by the written consent of
Consent           consents approving the action are signed by     Amgen stockholders and any stockholder
                  all shareholders entitled to vote on the action action must be effected at a duly called and delivered to the corporation. The articles  annual or special meeting of the
                  of incorporation of Immunex eliminate the       stockholders.
                  ability of shareholders to act by written
                  consent.

Amendment of      Under Washington law, a board of directors      Under Delaware law, Amgen's certificate of
Articles of       may adopt one or more amendments to the         incorporation may be amended only if the
Incorporation or  articles of incorporation to make certain       proposed amendment is approved by the
Certificate of    ministerial changes without shareholder         board of directors and thereafter approved by
Incorporation     action, including changes to the corporate      holders of a majority of the outstanding
                  name and, if the corporation has only one       stock entitled to vote thereon. An
                  class of shares outstanding, changes to the     amendment of the provisions of Amgen's
                  number of outstanding shares in order to        certificate of incorporation described under
                  effectuate a stock split or stock dividend, or  the subsection entitled "Vote on Certain
                  changes to, or the elimination of, provisions   Fundamental Issues" below requires the
                  with respect to the par value of a              affirmative vote of at least 66 2/3% of the
                  corporation's stock. Other amendments to        voting power of all outstanding shares of
                  the articles of incorporation must be           Amgen not held by an interested
                  recommended to the shareholders by the          stockholder.
                  board of directors and the holders of a
                  majority of the outstanding shares of
                  stockentitled to vote on the amendment must
                  approve the amendment unless another
                  percentage is specified (i) in the articles of

                ----------------------------------------------------------------------------------------------

                                    Immunex                                         Amgen
                ----------------------------------------------------------------------------------------------

                incorporation, (ii) by the board of directors as a condition to its recommendation or
                (iii) by the provisions of the WBCA. The articles of incorporation of Immunex require the affirmative vote of the holders of not less than 80% of the outstanding shares of stock entitled to vote generally in the election of directors to amend or repeal the provisions in the articles of incorporation of Immunex limiting director liability. The articles of incorporation of Immunex require the affirmative vote of the holders of not less than 70% of the common stock of Immunex on a fully diluted basis to amend the provisions in the articles of incorporation providing that conflicts between the articles of incorporation or bylaws, on the one hand, and the governance agreement, on the other hand, must be resolved in favor of the governance agreement.

Amendment of    Under Washington law, a corporation's           In accordance with Delaware law, Amgen's
Bylaws          board of directors can amend or repeal the      bylaws may be repealed, altered or amended
                bylaws, or adopt new bylaws, unless the         or new bylaws adopted by (a) the affirmative
                articles of incorporation or the WBCA           vote of not less than two-thirds of the
                reserve this power exclusively to the           outstanding shares of stock entitled to vote
                shareholders in whole or in part (the articles  upon the election of directors or (b) the
                of incorporation of Immunex do not do so)       board of directors; provided, however, that
                or if the shareholders, in amending or          any bylaws made by the directors may be
                repealing a particular bylaw, provide           amended, altered or repealed by the
                expressly that the board of directors may not   stockholders.
                amend or repeal that bylaw. A corporation's
                shareholders may amend or repeal the
                bylaws, or adopt new bylaws.

Special Meeting Under Washington law, a special meeting of      Under the DGCL, a special meeting of the
of Shareholders the shareholders may be called by a             stockholders may be called by the board of
or Stockholders corporation's board of directors, the persons   directors of the corporation or by any other
                authorized to do so in the corporation's        person authorized to do so in the certificate
                articles of incorporation or bylaws or, unless  of incorporation or bylaws. Amgen's bylaws
                limited or denied by a corporation's articles   provide that a special meeting of the
                of incorporation, by the holders of at least    stockholders may be called by the chairman
                10% of all the votes entitled to be cast on     of the board, the chief executive officer, the
                any issue proposed to be considered at the      president or a majority of the directors.
                special meeting. The articles of
                incorporation of Immunex provide that
                special meetings of shareholders can only be
                called by (i) the board of directors; (ii) the
                Chairman of the board of directors; (iii) the
                President; or (iv) written demand of holders
                of not less than 40% of all votes entitled to
                be cast on an action proposed to be
                considered at such special meeting.

                ------------------------------------------------------------------------------------------------

                                    Immunex                                           Amgen
                ------------------------------------------------------------------------------------------------

Notice of       In accordance with Washington law, the           In accordance with Delaware law, Amgen's
Shareholder or  Immunex bylaws provide that written notice       bylaws provide that written notice of any
Stockholder     of any shareholders meeting must be given        stockholders meeting must be given to each
Meetings        to each shareholder entitled to vote not less    stockholder entitled to vote not less than 10
                than 10 or more than 60 days before the          nor more than 60 days before the date of the
                meeting, except that notice of not less than     meeting.
                20 or more than 60 days before the meeting
                must be given in the case of a meeting to act
                on an amendment to the articles of
                incorporation, a plan of merger or share
                exchange, the sale, lease exchange or other
                disposition of all or substantially all of the
                corporation's assets or the dissolution of the
                corporation.

Delivery and    The Immunex bylaws provide that in order for     Amgen's bylaws provide that in order for a
Notice          a shareholder to make a nomination for the       stockholder to make a nomination for the
Requirements of elections of directors or propose business at an elections of directors or propose business at
Shareholder or  annual meeting of the shareholders, the          any stockholder meeting, the stockholder
Stockholder     Secretary of Immunex must receive the            must give timely notice in proper written
Nominations and shareholder's written notice of nomination or    form of his intent to make the nomination or
Proposals       proposed business:                               the business proposal. To be timely, the
                                                                 stockholder's notice must be delivered to, or
                . not fewer than 60 or more than 90 days         mailed and received by the Secretary of
                   prior to the date of the annual meeting;      Amgen not later than 90 days prior to the
                                                                 meeting; provided, however, that if less than
                . if less than 60 days' notice or prior          100 days' notice or prior public disclosure of
                   public disclosure of the date of the          the date of meeting is given or made to the
                   annual meeting is given or made to the        stockholders, notice by the stockholder to be
                   shareholders, not later than the close of     timely must be received not later than the
                   business on the 10th day following the        close of business on the 10th day following
                   day on which the notice of the date of        the date on which the notice of the date of
                   the annual meeting was mailed or              the meeting was mailed or the public
                   public disclosure was made; or                disclosure was made. To be in proper written
                                                                 form, the notice must set forth:
                . with respect to an election to be held at
                   a special meeting of the shareholders,        . the name and address of the stockholder
                   the close of business on the seventh             who intends to make the nomination or
                   business day following the date on               proposal, and as the case may be, of the
                   which notice of the special meeting is           person or person to be nominated or of
                   first given to shareholders.                     the business to be proposed;

                The shareholder's written notice of nomination   . a representation that the stockholder is a
                or proposed business must set forth:                holder of record of Amgen stock entitled
                                                                    to vote at the meeting and, if applicable,
                . the name and address of the shareholder           intends to appear in person or by proxy
                   proposing the business or intending to           at the meeting to nominate the person or
                   make the nomination;                             persons specified in the notice;

                . a representation that the shareholder is       . if applicable, a description of all
                   entitled to vote at the meeting and a            arrangements or understandings
                   statement of the number of shares of the         between the stockholder and each
                   corporation that are beneficially owned          nominee and any other person or
                   by the shareholder;

  --------------------------------------------------------------------------------------------

                      Immunex                                        Amgen
  --------------------------------------------------------------------------------------------

  . a representation that the shareholder            persons (naming the person or persons)
     intends to appear in person or by proxy         pursuant to which the nomination or
     at the meeting to propose the business          nominations are to be made by the
     or to nominate the person or persons            stockholder;
     specified in the notice;
                                                  . other information regarding each
  . with respect to each matter the                  nominee or each business proposal as
     shareholder proposes to bring before the        would be required to be included in a
     meeting, a brief description of the             proxy statement filed pursuant to the
     business desired to be brought before           proxy rules of the SEC had the nominee
     the meeting, the reasons for conducting         been nominated, or intended to be
     the business at the meeting, the                nominated, or the business proposal
     language of the proposal (if                    been proposed, or intended to be
     appropriate), and any material interest         proposed by the Amgen board of
     of the shareholder in such business;            directors; and

  . with respect to each person the               . if applicable, the consent of each
     shareholder proposes to nominate for            nominee to serve as director of Amgen
     election or re-election as a director, the      if so elected.
     name and address of the person and
     other information regarding the              The chairman of the meeting may refuse to
     nomineee as would be required in a           acknowledge the nomination of any person
     proxy statement filed pursuant to the        or the proposal of any business not made in
     proxy rules of the SEC had the nominee       compliance with the foregoing procedure.
     been nominated by the board, and a
     description of any arrangements or
     understandings, between the
     shareholder and the nominee and any
     other persons (including their names),
     pursuant to which the nomination is to
     be made; and

  . in the case of a nomination, the consent of each nominee to serve as a director if elected.

  With respect to a notice regarding proposed business, if the facts warrant, the board of directors, or the chairman of the shareholders meeting, may determine and declare that
  (a) a proposal does not constitute proper business to be transacted at the meeting or
  (b) business was not properly brought before the meeting in accordance with the foregoing procedures, and, if, in either case, it is so determined, then that business will not be transacted. With respect to an intended nomination, if the facts warrant, the board of directors, or the chairman of a shareholders meeting, shall determine and declare that an intended nomination was not made in accordance with the foregoing procedures and, if it is so determined, the defective nomination will be disregarded.

              -------------------------------------------------------------------------------------------------

                                  Immunex                                           Amgen
              -------------------------------------------------------------------------------------------------

Proxy         Under Washington law, a proxy is valid for       Under Delaware law, each stockholder
              eleven months after receipt of the               entitled to vote at a meeting of stockholders
              appointment form, unless the form provides       or to express consent or dissent to corporate
              for a longer period. The proxy is revocable      action in writing without a meeting may
              unless it states that it is irrevocable and is   grant a proxy, but no such proxy may be
              coupled with an interest.                        voted or acted upon after 3 years from its
                                                               date, unless the proxy provides for a longer
                                                               period. A duly executed proxy will be
                                                               irrevocable if it states that it is irrevocable
                                                               and if, and only as long as, it is coupled with
                                                               an interest.

Preemptive    Under Washington law, shareholders have          The DGCL provides that no stockholder will
Rights        preemptive rights unless the corporation's       have any preemptive rights to purchase
              articles of incorporation provide otherwise.     additional securities of the corporation
              The articles of incorporation of Immunex         unless the certificate of incorporation
              provide that no statutory preemptive rights      expressly grants these rights. Amgen's
              will exist with respect to the shares of capital certificate of incorporation does not grant
              stock of Immunex. Notwithstanding the            any preemptive rights.
              absence of statutory preemptive rights,
              Wyeth has certain contractual rights to
              purchase additional shares of Immunex
              common stock pursuant to the governance
              agreement.

Dividends     Under Washington law, a board of directors       Under the DGCL, the board of directors may
              may approve, and a corporation may make, a       declare and pay dividends out of its surplus
              distribution to shareholders only to the         or, if it has no surplus, out of any net profits
              extent that (1) such distribution does not       for the fiscal year in which the dividend was
              leave the corporation unable to pay its debts    declared or for the fiscal year preceding the
              as they become due in the usual course of        fiscal year in which the dividend was
              business and (2) after the distribution, the     declared, provided that the payment will not
              corporation's total assets would not be less     reduce capital below the amount of capital
              than the sum of its total liabilities plus,      represented by all classes of shares having a
              unless the articles of incorporation provide     preference upon the distribution of assets.
              otherwise, the amount that would be needed,
              if the corporation were to be dissolved at the
              time of the distribution, to satisfy the
              preferential rights upon dissolution of
              shareholders whose preferential rights are
              superior to those receiving the distribution.

Limitation of The Immunex articles of incorporation            In accordance with Delaware law, Amgen's
Personal      provide that to the full extent permitted by     certificate of incorporation provides that a
Liability of  the WBCA a director of Immunex will not          director of Amgen will not be personally
Directors     be liable to Immunex or the Immunex              liable to Amgen or Amgen's stockholders for
              shareholders for monetary damages for            monetary damages for breach of fiduciary
              conduct as a director. Washington law            duties, except for liability for:
              provides that liability cannot be limited or
              eliminated for:                                  . any breach of the director's duty of
                                                                 loyalty to Amgen or Amgen's
              . intentional misconduct;                          stockholders;


  -------------------------------------------------------------------------------------------

                     Immunex                                        Amgen
  -------------------------------------------------------------------------------------------


  . knowing violations of law;                   . acts or omissions not in good faith or
                                                    which involve intentional misconduct or
  . actions that result in a personal benefit       a knowing violation of law;
     in money, property or services to which
     the director was not legally entitled; or   . payment of a dividend or the repurchase
                                                    or redemption of stock in violation of
  . unlawful distributions.                         Delaware law; or

                                                 . any transaction from which the director
                                                    derived an improper personal benefit.

Indemnification Under Washington law, the standards for          Amgen's bylaws require Amgen to
of Officers and allowing indemnification of officers and         indemnify its directors and officers to the
Directors       directors are substantially the same as those    full extent permitted by the DGCL. In
                under Delaware law. The Immunex articles         addition, Amgen must advance to any person
                of incorporation require Immunex to              who was or is a party or is threatened to be
                indemnify its directors and officers to the      made a party to any threatened, pending or
                full extent not prohibited by applicable law     completed action, suit or proceeding because
                against liability arising out of a proceeding    he is or was a director or officer of Amgen,
                to which such individual was made a party        or is or was serving at the request of Amgen
                because the individual is or was a director or   as a director or officer of another
                an officer of Immunex. The Immunex               corporation, partnership, joint venture, trust
                bylaws provide that each person who was, is      or other enterprise, prior to the final
                or is threatened to be made a named party to     disposition of any such proceeding, promptly
                or is otherwise involved (including, without     following a request for advance, all expenses
                limitation, as a witness) in any threatened,     incurred by any director or officer in
                pending or completed action, suit or             connection with such proceeding if the
                proceeding, by reason of the fact that he or     individual provides an undertaking to repay
                she is or was a director or officer of           all amounts if it is ultimately determined that
                Immunex or, that being or having been a          the person is not entitled to be indemnified
                director or officer of Immunex, he or she is     under the bylaws or otherwise.
                or was serving at the request of Immunex, as     Notwithstanding the foregoing, Amgen is not
                a director, officer, partner, trustee, employee  required to indemnify a director or officer in
                or agent of another corporation or of a          connection with any proceeding initiated by
                partnership, joint venture, trust, employee      that person or any proceedings by that
                benefit plan or other enterprise, whether the    person against Amgen or Amgen's directors,
                basis of a proceeding is alleged action (or      officers or other agents unless:
                inaction) in an official capacity as a director,
                officer, partner, trustee, employee or agent or  . the indemnification is expressly
                in any other capacity while serving as a            required by law;
                director, officer, partner, trustee, employee
                or agent, will be indemnified and held           . the proceeding was authorized by the
                harmless by Immunex against all losses,             board of directors;
                claims, damages, liabilities or expenses
                actually and reasonably incurred or suffered     . the indemnification is provided by
                by the individual in connection therewith,          Amgen in its sole discretion; or
                and the indemnification will continue as to
                an individual who has ceased to be a             . a court of competent jurisdiction holds
                director, officer, partner, trustee, employee       that Amgen is required to provide the
                or agent and will inure to the benefit of the       indemnification.
                individual's heirs, executors and
                                                                 The right to indemnification is not exclusive
                                                                 of any other right which that individual may
                                                                 have or hereafter acquire under any statute,

  --------------------------------------------------------------------------------------------

                      Immunex                                        Amgen
  --------------------------------------------------------------------------------------------

  administrators. Notwithstanding the             provision of Amgen's certificate of
  foregoing, Immunex is only required to          incorporation or bylaws, agreement, vote of
  indemnify an individual in connection with a    stockholders or disinterested directors or
  proceeding initiated by that individual if the  otherwise.
  proceeding was authorized or ratified by the
  board of directors.                             Amgen is authorized to enter into individual
                                                  contracts with any or all of its directors,
  Immunex must advance expenses incurred          officers, employees or agents respecting
  by an individual in defending any proceeding    indemnification and advances, and purchase
  in advance of its final disposition if the      insurance on behalf of any person required
  individual undertakes to repay all amounts so   or permitted to be indemnified.
  advanced if it is ultimately determined by
  final judicial decision from which there is no
  further right to appeal that the individual is
  not entitled to be indemnified under the
  bylaws. An individual's right to
  advancement of expenses is conditioned
  upon the individual:

  . delivering the undertaking;

  . cooperating in providing Immunex with
     information requested by Immunex that
     is within the individual's power to
     provide; and

  . providing to Immunex a written
     affirmation of the individual's good
     faith belief that any applicable
     standards of conduct have been met by
     the individual.

  The articles of incorporation of Immunex provide that directors and officers will not be indemnified on account of:

  . acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law;

  . conduct relating to distributions by the corporation finally adjudged to be in violation of the provisions of the WBCA; or

  . any transaction with respect to which it was finally adjudged that such director or officer personally derived a benefit in money, property or services to which he or she was not legally entitled.

               -------------------------------------------------------------------------------------------

                                 Immunex                                        Amgen
               -------------------------------------------------------------------------------------------

               Immunex is authorized to enter into
               individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, and purchase insurance on behalf of any person required or permitted to be indemnified.

Shareholder or Immunex does not have a shareholder rights  On February 18, 1997, Amgen adopted a
Stockholder    plan.                                       stockholder rights plan pursuant to a rights
Rights Plan                                                agreement. The following description of the
                                                           rights agreement is subject in its entirety to
                                                           the terms and conditions of the rights
                                                           agreement. You should read the rights
                                                           agreement carefully. See "Where You Can
                                                           Find More Information" below.

                                                           Exercisability of Rights.  Pursuant to
                                                           Amgen's rights agreement, one whole right
                                                           attaches to each share of Amgen common
                                                           stock outstanding. Each right entitles the
                                                           registered holder to purchase from Amgen
                                                           one four-thousandth (1/4000) of a share of
                                                           Amgen Series A Junior Participating
                                                           Preferred Stock at an initial purchase price of
                                                           $350.00, subject to customary antidilution
                                                           adjustments. A holder of rights will not have
                                                           any rights as a stockholder of Amgen by
                                                           virtue of holding the rights.

                                                           The rights currently are attached to and trade
                                                           only together with outstanding certificates of
                                                           Amgen common stock. The rights will
                                                           separate from the common stock and become
                                                           exercisable following the earlier of:

                                                           . ten days following a public
                                                              announcement that a person or group
                                                              has become the beneficial owner of
                                                              10% or more of the outstanding shares
                                                              of Amgen common stock; and

                                                           . ten business days, or a later date as may
                                                              be determined by the Amgen board of
                                                              directors, following the commencement
                                                              of, or the announcement of an intention
                                                              to commence, a tender offer or
                                                              exchange offer that would result in a
                                                              person becoming the beneficial owner
                                                              of 10% or more of the outstanding
                                                              shares of Amgen common stock.


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
               ---------------------------------------------------------------------------------

                            Immunex                                   Amgen
               ---------------------------------------------------------------------------------

                                                  "Flip-In" Feature.  If a person or group
                                                  becomes the beneficial owner of 10% or
                                                  more of the outstanding shares of Amgen
                                                  common stock, then each registered holder
                                                  of an Amgen right, except for such person or
                                                  group, will be entitled to purchase, upon
                                                  exercise, shares of Amgen common stock
                                                  having a then current market value equal
                                                  to two times the exercise price of the right.
                                                  Prior to March 12, 2004, in limited
                                                  circumstances approved by the outside
                                                  directors of the board of directors, a
                                                  stockholder who enters into an acceptable
                                                  standstill agreement may acquire up to 20%
                                                  of the outstanding shares of Amgen common
                                                  stock before being subject to the foregoing
                                                  provision.

                                                  "Flip-Over" Feature.  Each right will
                                                  entitle the holder, except for a person or
                                                  group that is the beneficial owner of 10% or
                                                  more of the outstanding shares of Amgen
                                                  common stock, to purchase, upon exercise, a
                                                  number of shares of common stock of an
                                                  acquiring company having a then current
                                                  market value of two times the exercise price
                                                  of the right if an acquiring company obtains
                                                  10% or more of the outstanding shares of
                                                  Amgen common stock and then one of the
                                                  following occurs:

                                                  . Amgen merges into the acquiring
                                                     company;

                                                  . the acquiring company merges into
                                                     Amgen; or

                                                  . Amgen sells more than 50% of its
                                                     assets or earning power to an acquiring
                                                     company.

                                                  "Exchange" Feature.  After a person or
                                                  group obtains 10% or more of the
                                                  outstanding shares of Amgen common stock,
                                                  but less than 50%, the Amgen board of
                                                  directors may, at its option, exchange all or
                                                  some of the then-outstanding and exercisable
                                                  rights (other than rights owned by such
                                                  person or group) for Amgen common stock
                                                  at an exchange ratio of one share of common
                                                  stock per right, adjusted to reflect any stock
                                                  split, stock dividend or similar transaction.


                     ----------------------------------------------------------------------------------------

                                    Immunex                                        Amgen
                     ----------------------------------------------------------------------------------------

                                                              Redemption of Rights.  Prior to the time a
                                                              person or group becomes the beneficial
                                                              owner of 10% or more of the outstanding
                                                              shares of Amgen common stock, the Amgen
                                                              board of directors may redeem the rights in
                                                              whole, but not in part, at a redemption price
                                                              of $0.00025 per right, subject to adjustment.

                                                              Amendment of Rights.  Amgen may amend
                                                              the rights agreement for so long as the rights
                                                              are then redeemable. After the rights are no
                                                              longer redeemable, Amgen may amend or
                                                              supplement the rights agreement only:

                                                              . to cure an ambiguity or correct a
                                                                 defective or inconsistent provision;

                                                              . to shorten or lengthen any time period
                                                                 under the rights agreement; or

                                                              . in any manner that does not adversely
                                                                 affect the interests of the holders of the
                                                                 rights.

                                                              Once the rights are no longer redeemable,
                                                              the Amgen board may not adopt any
                                                              amendment that would lengthen the time
                                                              period during which the rights are
                                                              redeemable. Until March 12, 2004, any
                                                              supplement or amendment to the rights
                                                              agreement requires approval of a majority of
                                                              the outside directors, and any extension of
                                                              the final expiration date requires approval of
                                                              three-quarters of the outside directors.

                                                              Final Expiration Date.  If not previously
                                                              exercised, the rights will expire on
                                                              December 12, 2010, unless Amgen earlier
                                                              redeems or exchanges the rights or extends
                                                              the final expiration date.

                                                              Series A Junior Participating Preferred
                                                              Stock.  In connection with the creation of
                                                              the rights, the Amgen board of directors has
                                                              authorized the issuance of 687,500 shares of
                                                              Amgen preferred stock designated as "Series
                                                              A Junior Participating Preferred Stock."

                                                              Anti-takeover Effects.  Amgen's rights
                                                              agreement is designed to maximize the value
                                                              of Amgen's outstanding common stock in
                                                              the event of an unsolicited attempt to take
                                                              over Amgen in a manner or on terms that are
                                                              not approved by the Amgen board of

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
                 ----------------------------------------------------------------------------------------------

                                     Immunex                                         Amgen
                 ----------------------------------------------------------------------------------------------

                                                                 directors. Once the Amgen rights have
                                                                 become exercisable, the rights will cause
                                                                 substantial dilution to a person or group that
                                                                 attempts to acquire or merge with Amgen in
                                                                 most cases. The rights could discourage,
                                                                 delay or prevent certain types of transactions
                                                                 involving an actual or potential change in
                                                                 control of Amgen, including transactions in
                                                                 which stockholders might otherwise receive
                                                                 a premium for their shares over current
                                                                 market prices. The rights should not interfere
                                                                 with any merger or other business
                                                                 combination approved by the Amgen board
                                                                 of directors since Amgen may redeem the
                                                                 rights prior to the time that a person becomes
                                                                 the beneficial owner of 10% or more of
                                                                 outstanding shares of Amgen common stock.

                                                                 The Amgen rights agreement does not apply
                                                                 to the merger with Immunex.

Dissenters'      Under Washington law, a shareholder is          Delaware law provides stockholders of a
Rights           entitled to dissent from, and obtain the fair   Delaware corporation involved in a merger
                 value in cash of his or her shares in           the right to demand and receive payment of
                 connection with, certain corporate actions      the fair value of their stock in specific
                 including some mergers, share exchanges,        mergers. However, except in limited
                 and sales or exchanges of all or substantially  circumstances, appraisal rights are not all of the corporation's property other than in available to holders of shares:
                 the usual and regular course of business.
                                                                 . listed on a national securities exchange;
                 For more information regarding dissenters'
                 rights please see Chapter 23B.13 of the         . designated as a national market system
                 WBCA, a copy of which is attached to this         security on an interdealer quotation
                 joint proxy statement/prospectus as Annex F.      system operated by the National
                 A summary of Chapter 23B.13 is set forth in       Association of Securities Dealers, Inc.;
                 the section entitled "Dissenters' Rights."        or

                                                                 . held of record by more than 2,000
                                                                   stockholders.

                                                                 Dissenters' appraisal rights are not available
                                                                 to Amgen stockholders with respect to the
                                                                 merger.

Certain Business Under Washington law, public companies          The DGCL contains a business combination
Combination      based in Washington (or that have significant   statute that protects publicly-traded
Restrictions     business contacts with the state) are           Delaware corporations, such as Amgen, from
                 prohibited, with specific exceptions, from      hostile takeovers, and from actions following
                 engaging in significant business transactions   the takeover, by prohibiting some
                 with any person or group of persons who         transactions once an acquiror has gained a
                 beneficially own 10% or more of the voting      significant holding in the corporation.
                 shares of the target corporation for a period   Section 203 of the DGCL prohibits "business
                 of five years after such share acquisition,     combinations," including mergers, sales and

  ------------------------------------------------------------------------------------------------

                       Immunex                                          Amgen
  ------------------------------------------------------------------------------------------------

  unless the transaction or acquisition of          leases of assets, issuances of securities and
  shares is approved by a majority of the           similar transactions by a corporation or a
  members of the board of directors of the          subsidiary with an interested stockholder that
  target corporation prior to the time of the       beneficially owns 15% or more of a
  initial acquisition of shares by the acquiring    corporation's voting stock, within three years
  person. These significant business                after the person becomes an interested
  transactions include:                             stockholder, unless:

  . a merger, share exchange or                     . prior to the time the person becomes an
    consolidation with, dispositions of               interested stockholder, the board of
    assets with an aggregate market value             directors of the target corporation
    over 5% of the total market value of all          approved either the business
    of the target's assets or all of the target's     combination or the transaction which
    outstanding shares to, or issuance or             will result in the person becoming an
    redemption of shares to or from, the              interested stockholder;
    acquiring person or its affiliates or
    associates;                                     . after the completion of the transaction
                                                      in which the person becomes an
  . termination of 5% or more of the                  interested stockholder, the interested
    Washington-based employees of the                 stockholder holds at least 85% of the
    target corporation over the course of the         voting stock of the corporation
    five-year period following the acquiring          excluding for purposes of determining
    person's acquisition of 10% or more of            the number of shares outstanding, those
    the shares of the target corporation, if          shares owned (a) by persons who are
    such termination is the result of the             both officers and directors, and
    acquiring person's acquisition;                   (b) specific employee benefit plans; or

  . the liquidation or dissolution of the           . after the person becomes an interested
    target corporation pursuant to an                 stockholder, the business combination
    arrangement with an acquiring person;             is approved by the target corporation's
                                                      board of directors and holders of at least
  . a reclassification of securities of the           66 2/3% of the outstanding voting stock,
    target corporation pursuant to an                 excluding shares held by the interested
    arrangement with the acquiring person             stockholder.
    that has the effect of increasing the
    proportionate share of voting securities        A corporation can elect not to be governed
    owned by the acquiring person; or               by Section 203, however, Amgen has not
                                                    made this election and is therefore governed
  . an issuance to the acquiring person, or a       by Section 203.
    transfer or redemption in favor of the
    acquiring person, by the target
    corporation of shares, options, warrants
    or other rights to acquire shares of the
    target corporation if the issuance,
    transfer or redemption is not made to all
    shareholders of the target corporation
    on the same proportional basis.

  After the five-year period, certain significant business transactions may still not occur unless they comply with certain fair price provisions of the statute or if it is approved by disinterested shareholders. The Immunex

                -----------------------------------------------------------------------------------------------

                                    Immunex                                          Amgen
                -----------------------------------------------------------------------------------------------

                board of directors has expressly approved the merger agreement and the voting agreement so that the restrictions set forth above with respect to business combinations do not apply to the merger agreement or the voting agreement or the transactions contemplated thereby.

Vote on Certain Under Washington law, the following must         Amgen's certificate of incorporation requires
Fundamental     be approved by two-thirds of all votes           that in the case of "business combinations,"
Issues          entitled to be cast by each voting group         including mergers, sales and leases of assets,
                entitled to vote as a separate group:            issuances of securities and similar
                (i) merger, (ii) a share exchange, (iii) sale of transactions by Amgen or a subsidiary of
                all, or substantially all, of a corporation's    Amgen with an interested stockholder that
                assets, other than in the ordinary course of     beneficially owns 20% or more of Amgen's
                business and (iv) a dissolution. A               voting stock, the transaction must be
                corporation may provide for lower voting         approved by 66 2/3% of the outstanding
                requirements for these fundamental actions,      voting stock, excluding shares held by the
                provided that the minimum vote requirement       interested stockholder. This requirement
                may not be below a majority of all votes         must be met at all times and not just during
                entitled to be cast. The articles of             the first three years after the person becomes
                incorporation of Immunex provide that,           and interested stockholder. Notwithstanding
                subject to the governance agreement, a           the foregoing, 66 2/3% approval by the
                merger, share exchange, sale of all or           Amgen stockholder is not required if:
                substantially all of the corporation's assets,
                or dissolution must be approved by the           . a majority of the directors who are
                affirmative vote of a majority of the               unaffiliated with the interested
                outstanding shares of Immunex entitled to           stockholder approve the transaction; or
                vote or, if separate voting by voting groups
                is required, the transaction must be approved    . the transaction complies with specific
                by not less than a majority of all the votes        pricing and procedural conditions set
                entitled to be cast by each voting group.           forth in Amgen's certificate of
                                                                    incorporation.

                              DISSENTERS' RIGHTS

   The following is a brief summary of the rights of holders of Immunex common stock under Chapter 23B.13 of the WBCA to dissent from the merger, receive an appraisal as to the fair value of their shares of Immunex common stock and to receive cash equal to the appraised value of their Immunex common stock instead of receiving the merger consideration. This summary is not exhaustive, and you should read the applicable sections of Chapter 23B.13, a copy of which is attached to this joint proxy statement/prospectus as Annex F.


   Under Chapter 23B.13, where a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of the Immunex annual meeting, the corporation in the notice of the meeting must state that shareholders are or may be entitled to assert dissenters' rights and include in the notice a copy of the dissenters' rights statute. This joint proxy statement/prospectus constitutes notice to the holders of common stock and a copy of the dissenters' rights statute is attached as Annex F.


   If you are contemplating the possibility of exercising your dissenters' rights of appraisal in connection with the merger, you should carefully review the text of Annex F, particularly the procedural steps required to perfect dissenters' rights, which are complex. We also encourage you to consult your legal counsel, at your expense, before attempting to exercise your dissenters' rights. If you do not fully and precisely satisfy the procedural requirements of Washington law, you may lose your dissenters' rights. Immunex will not give you any notice other than as described in this joint proxy statement/prospectus as required by Washington law.

  Requirements for Exercising Dissenters' Rights

   To preserve your right if you wish to exercise your statutory dissenters' rights, you must:


   . deliver to Immunex before the annual meeting written notice of your intent to exercise your dissenters' rights of appraisal and demand payment for your shares of Immunex common stock if the merger is completed, which notice must be separate from your proxy. Your vote against the merger agreement alone will not constitute written notice of your intent to exercise your dissenters' rights;


   .   not vote your shares in favor of the merger agreement; and

   . follow the statutory procedures for perfecting dissenters' rights under Washington law, which are described below under "--Appraisal Procedures."

   If you do not satisfy each of the requirements, you cannot exercise dissenters' rights and, if the merger agreement is approved by Immunex shareholders and the merger occurs, your shares of Immunex common stock will be converted into the right to receive the merger consideration pursuant to the terms of the merger agreement.

  Vote


   Your shares must either not be voted at the Immunex annual meeting or must be voted against the approval of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the annual meeting that does not direct how the shares of Immunex common stock represented by that proxy are to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters' rights.


  Notice


   Your written notice of your intent to exercise dissenters' rights must be filed with Immunex at: Immunex Corporation, 51 University Street, Seattle, Washington 98101-2936, Attn: Corporate Secretary.



   It is important that Immunex receive all written notices before the annual meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of Immunex common stock you own, and that you intend to demand cash payment for your Immunex shares if the merger agreement is approved.

  Appraisal Procedures

   If the merger agreement is approved by Immunex shareholders, within ten days after the approval, Immunex will send written notice regarding the proper appraisal procedures to all shareholders who have given written notice under the dissenters' rights provisions and have not voted in favor of the merger as described above. The notice will contain:

   . the address where the demand for payment and certificates representing shares of Immunex common stock must be sent and the date by which certificates must be deposited;

   . the date on which your payment demand must be received by Immunex, which date will not be fewer than 30 nor more than 60 days after the date the written notice is delivered to you;

   . a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed merger (December 17, 2001) and requires certification from the person asserting dissenters' rights of whether or not the date the person acquired beneficial ownership of Immunex common stock was before the date of the first announcement; and

   .   a copy of Chapter 23B.13 of the WBCA.

   If you wish to assert dissenters' rights, you must demand payment, certify that you acquired beneficial ownership of your shares before December 17, 2001, and deposit your Immunex certificates within the specified number of days after the notice is given. If you fail to make demand for payment and deposit your Immunex certificates within the time period set forth in the written notice, you will lose the right to demand appraisal for your shares under the dissenters' rights provisions, even if you filed a timely notice of intent to demand payment.

   If Immunex does not consummate the merger within 60 days after the date set for demanding payment, Immunex will return all deposited certificates. If Immunex does not return the deposited certificates within 60 days after the date set, you may notify Immunex in writing of your estimate of the fair value of your Immunex common stock plus the amount of interest due and demand payment of your estimated amount.

   Except as provided below, within 30 days after the later of the effective time of the merger or the receipt by Immunex of a valid demand for payment, Immunex will remit to each dissenting shareholder who complied with the requirements of Washington law the amount Immunex estimates to be the fair value of the shareholder's Immunex common stock, plus accrued interest. Immunex will include the following information with the payment:

   . financial data relating to Immunex, including: a balance sheet, an income statement, and a statement of changes in shareholders' equity as of and for a fiscal year not more than sixteen months before the date of payment, and the latest available interim financial statements, if any;

   . an estimate by Immunex of the fair value of the shares and a brief description of the method used to reach that estimate;

   .   an explanation by Immunex of how the interest was calculated;

   . a brief description of the procedures to be followed by shareholders in demanding supplemental payment if such shareholders are dissatisfied with the estimate of the fair value of the shares determined by Immunex; and

   .   a copy of Chapter 23B.13 of the WBCA.

   For dissenting shareholders who were not the beneficial owners of their shares of Immunex common stock before December 17, 2001, Immunex may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder's demand for payment. Payment of the fair value of these after-acquired shares may be conditional upon the dissenting shareholder's waiver of other rights under Chapter 23B.13 of the WBCA.

Immunex will also include in such statement an explanation of how it estimated the fair value of the shares and of how the interest was calculated and a notice of the dissenter's right to proceed with a judicial determination of the fair value of the shares if such dissenting shareholder is dissatisfied with the estimate of the fair value of the shares determined by Immunex.

   If you are dissatisfied with the payment of Immunex or offer or believe that the interest due is incorrectly calculated, you may, within 30 days of the payment or offer for payment, notify Immunex in writing, and demand payment of, your estimate of the fair value of your shares and the amount of interest due. If any dissenting shareholder's demand for payment is not settled within 60 days after receipt by Immunex of his or her payment demand, Washington law requires that Immunex commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If Immunex does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded.

   The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for their Immunex common stock under the terms of the merger agreement if the merger is consummated. If the court determines that the fair value of the shares plus interest is in excess of any amount remitted by Immunex, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted. For dissenting shareholders who were not the beneficial owners of their shares of Immunex common stock before December 17, 2001 and for which Immunex withheld payment pursuant to Chapter 23B.13.270 of the WBCA, the court may enter judgment for the fair value, plus accrued interest, of the dissenting shareholders after-acquired shares.

   The court will also determine the costs and expenses of the court proceeding and assess them against Immunex, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding payment are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Immunex did not substantially comply with the relevant provisions of Chapters 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against Immunex any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

   A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in the shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Immunex in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of the partially dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of Immunex common stock who desire to exercise dissenters' rights themselves must obtain and submit the registered owner's written consent at or before the time they file the notice of intent to demand fair value, and the beneficial owner must do so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

   For purposes of Washington law, "fair value" means the value of Immunex common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Chapter 23B.13.020 of the WBCA, an Immunex shareholder has no right, at law or in equity, to set aside the approval of the merger or the consummation of the merger except if the approval or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the WBCA, the articles of incorporation or bylaws of Immunex or was fraudulent with respect to that shareholder or Immunex.

                     CHAPTER TWO--THE AMGEN ANNUAL MEETING



Date, Time, Place and Purpose of the Amgen Annual Meeting



   The annual meeting of Amgen stockholders will be held at 10:30 a.m., P.T., on May 16, 2002 at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Los Angeles, California.





   The Amgen annual meeting is being held for the following purposes:



   . to consider and vote upon a proposal to approve the issuance of shares of Amgen common stock pursuant to the merger agreement;



   . to elect three directors to a three-year term of office expiring at the 2005 annual meeting of Amgen stockholders;



   . to ratify the selection of Ernst & Young LLP as independent auditors of Amgen for the year ending December 31, 2002;



   . to approve a new executive incentive plan, designed to provide for fully deductible compensation under Section 162(m) of the Internal Revenue Code; and



   . to transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.


Recommendation of the Amgen Board of Directors


   The Amgen board of directors has unanimously approved the merger agreement, and unanimously recommends that Amgen stockholders vote "FOR" approval of the issuance of Amgen common stock to Immunex shareholders pursuant to the merger agreement. See "The Merger--Reasons for the Merger--Amgen." The Amgen board of directors believes that election of its nominees for directors, the ratification of its selection of independent auditors and approval of the executive incentive plan are in the best interests of Amgen and its stockholders, and, accordingly, recommends a vote "FOR" election of the nominees for director, ratification of the selection of Ernst & Young LLP and approval of the executive incentive plan.


Record Date; Outstanding Shares; Shares Entitled to Vote


   Only holders of record of Amgen common stock at the close of business on the record date, March 19, 2002, are entitled to notice of and to vote at the annual meeting. As of the record date, there were 1,050,895,693 shares of Amgen common stock outstanding and entitled to vote at the annual meeting, held by approximately 15,259 holders of record. A list of Amgen stockholders will be available for review at Amgen's executive offices during regular business hours for a period of ten days before the annual meeting. Each holder of Amgen common stock is entitled to one vote for each share of Amgen common stock he or she owned as of the record date.


Quorum and Vote Required


   A quorum of stockholders is necessary to hold a valid annual meeting. The presence, in person or by proxy, of shares of Amgen common stock representing a majority of shares of Amgen common stock outstanding and entitled to vote on the Amgen record date is necessary to constitute a quorum at the Amgen annual meeting. Abstentions and broker "non-votes," discussed below, count as present for establishing a quorum.





   Stockholder approval of the issuance of shares of Amgen common stock pursuant to the merger agreement is required under the regulations of the Nasdaq National Market. Stockholder approval of the executive incentive plan is required under Section 162(m) of the Internal Revenue Code to qualify compensation paid under the Plan as performance-based compensation. The affirmative vote of the holders of a majority of the shares of Amgen common stock present or represented by proxy and voted at the Amgen annual meeting is required to approve the issuance of shares of Amgen common stock pursuant to the merger agreement and the new executive incentive plan. The affirmative vote of the holders of a majority of the shares of Amgen common stock present or represented by proxy at the Amgen annual meeting is required to ratify the selection of Ernst & Young LLP as independent auditors of Amgen. Directors are elected by a plurality of the votes, which means the three nominees who receive the largest number of properly cast votes will be elected as directors of Amgen.

   As of the record date for the annual meeting, the directors and executive officers of Amgen as a group beneficially owned and were entitled to vote approximately 12,126,508 shares of Amgen common stock, or approximately 1.2% of the outstanding shares of Amgen on that date. This amount excludes approximately 1,453,000 shares of Amgen common stock held by the spouses of certain directors of Amgen; these directors disclaim beneficial ownership of such shares. As of March 19, 2002, there were approximately 4,061,561 shares of Amgen common stock held by employees of Amgen through the Amgen Inc. Retirement and Savings Plan and the Retirement and Savings Plan for Amgen Manufacturing, Ltd. Each share held by these plans will be voted by the trustee of the plan in accordance with the instructions it receives from the respective plan participant. The trustee will vote any shares of Amgen common stock for which it has not received instructions in the same proportion as the trustee votes the shares for which it has received instructions from plan participants.


Voting; Proxies; Revocation


   You may vote by proxy or in person at the annual meeting.


  Voting in Person


   If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in "street name," which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting.


  Voting by Proxy


   You should vote your proxy even if you plan to attend the annual meeting. You can always change your vote at the annual meeting. Voting instructions are included on your proxy card. If you properly grant your proxy and submit it to Amgen in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If no instructions are indicated on a properly executed proxy card or voting instruction, the shares will be voted "FOR" the election of all of the director nominees and approval of the proposals.



   If other matters properly come before the Amgen annual meeting, the shares represented by proxies will be voted, or not voted, by the individuals named in the proxies in their discretion. No proxy that is voted against approval of the issuance of shares of Amgen common stock in the merger will be voted in favor of any adjournment or postponement of the Amgen annual meeting for the purpose of soliciting additional proxies.





   Amgen stockholders of record may submit their proxies through the mail by completing their proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.





   If you are not the record holder of your shares, you must provide the record holder of your shares with instructions on how to vote your shares. The bank, broker or other nominee holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. Amgen stockholders whose shares are held by a bank, broker or other nominee should refer to their voting instruction card forwarded by the bank, broker or other nominee holding their shares. If your voting instruction card does not include telephone or Internet voting instructions, please complete and return your voting instruction card by mail.


  Revocation of Proxy


   You may revoke your proxy at any time before it is voted at the Amgen annual meeting by:


   . delivering to the Secretary of Amgen a signed notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

   . granting a new proxy, relating to the same shares and bearing a later date; or


   . attending the annual meeting and voting in person, however, attendance at the annual meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.


   Written notices of revocation and other communications with respect to the revocation of Amgen proxies should be addressed to:

          Amgen Inc.
          One Amgen Center Drive
          Thousand Oaks, California 91320-1799

          Attn: Corporate Secretary, Mail Stop 27-4-A


Abstentions and Broker Non-Votes


   Shares of Amgen common stock held by persons attending the Amgen annual meeting but not voting, and shares of Amgen common stock for which Amgen has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Amgen annual meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Amgen annual meeting. Abstentions will not be counted as votes cast at the Amgen annual meeting for purposes of determining whether stockholder approval of the issuance of shares of Amgen common stock pursuant to the merger agreement or the new executive incentive plan has been obtained. In addition, because directors are elected by a plurality of votes cast, abstentions will not be counted in determining which nominees received the largest number of votes cast. However, because the ratification of the selection of Ernst & Young LLP requires the affirmative vote of a majority of the shares of Amgen common stock present or represented by proxy at the annual meeting, abstentions will have the same effect as votes against the ratification.



   Shares represented by proxies that reflect a broker "non-vote" will be counted for purposes of determining whether a quorum exists. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. Broker non-votes will not be counted as votes cast at the Amgen annual meeting for purposes of determining whether stockholder approval of the issuance of shares of Amgen common stock pursuant to the merger agreement or the new executive incentive plan has been obtained. In addition, because directors are elected by a plurality of votes cast, broker non-votes will not be counted in determining which nominees received the largest number of votes cast. However, because the ratification of the selection of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the annual meeting, broker non-votes will have the same effect as votes against the ratification.


Proxy Solicitation




   Amgen is soliciting proxies for the Amgen annual meeting from Amgen stockholders. Amgen will bear the entire cost of soliciting proxies from Amgen stockholders, except that Amgen and Immunex have each agreed to pay one-half of the costs of filing, printing and mailing this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Amgen will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Amgen common stock held by them and secure their voting instructions if necessary. Amgen will reimburse those record holders for their reasonable expenses in so doing. Amgen has also made arrangements with Georgeson Shareholder Communications, Inc. to assist it in soliciting proxies, and has agreed to pay a fee of approximately $20,000 plus expenses for those services. Amgen also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Amgen stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Other Business; Adjournments


   Amgen does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the Amgen annual meeting. However, if other matters are properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. Under the laws of the state of Delaware, no business may be raised at the Amgen annual meeting unless proper notice to the Amgen stockholders has been given.



   Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the Amgen annual meeting, whether or not a quorum exists, without further notice other than by an announcement made at the annual meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder entitled to vote at the meeting. Amgen does not currently intend to seek an adjournment of the annual meeting.


Assistance


   If you need assistance in completing your proxy card or have questions regarding the Amgen annual meeting, please contact Georgeson Shareholder Communications, Inc. at (800) 223-2064 or write to the following address:


          Georgeson Shareholder Communications, Inc.
          17 State Street
          10th Floor
          New York, New York 10004

                   CHAPTER THREE--THE IMMUNEX ANNUAL MEETING



Date, Time, Place and Purpose of the Immunex Annual Meeting



   The annual meeting of Immunex shareholders will be held at 12:00 p.m., P.T., on May 16, 2002 at the Benaroya Hall, Nordstrom Recital Hall, 200 University Street, Seattle, Washington.



   The Immunex annual meeting is being held for the following purposes:





   .   to consider and vote upon a proposal to approve the merger agreement;



   .   to elect nine directors;



   . to ratify the selection of Ernst & Young LLP as independent auditors of Immunex for the year ending December 31, 2002; and



   . to transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.


Recommendation of the Immunex Board of Directors


   The Immunex board of directors has unanimously adopted the merger agreement and unanimously recommends that Immunex shareholders vote "FOR" approval of the merger agreement. See "The Merger--Reasons for the Merger--Immunex." The Immunex board of directors unanimously recommends that Immunex shareholders vote "FOR" the nominees for directors and the ratification of the selection of Ernst & Young LLP.


Record Date; Outstanding Shares; Shares Entitled to Vote


   Only holders of record of Immunex common stock at the close of business on the record date, March 19, 2002, are entitled to notice of and to vote at the Immunex annual meeting. As of the record date, there were 550,772,083 shares of Immunex common stock outstanding and entitled to vote at the annual meeting, held by approximately 2,117 holders of record. A list of Immunex shareholders will be available for review at the executive offices of Immunex during regular business hours for a period of ten days before the annual meeting. Each holder of Immunex common stock is entitled to one vote for each share of Immunex common stock he or she owned as of the record date. If you do not vote, either in person or by proxy, it will have the same effect as voting against the merger agreement.


Quorum and Vote Required


   A quorum of shareholders is necessary to hold a valid annual meeting. The required quorum for the transaction of business at the annual meeting is a majority of the outstanding shares of Immunex common stock entitled to vote and present, whether in person or by proxy, at the annual meeting. Abstentions and broker "non-votes," discussed below, count as present for establishing a quorum.



   The affirmative vote of the holders of a majority of the outstanding shares of Immunex common stock entitled to vote at the annual meeting is required to approve the merger agreement. The nominees who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the annual meeting, will be elected to the Immunex board of directors. You are not entitled to cumulate votes in the election of directors. To ratify the Immunex board of directors' selection and appointment of Ernst & Young LLP to serve as the independent auditors to Immunex, the votes cast in favor of the proposal must exceed the votes cast in opposition to the proposal.



   Wyeth and certain of its subsidiaries, which beneficially owned as of the record date approximately 233,378,088 shares, or approximately 41% of the outstanding shares of Immunex common stock, have


                                     III-1
executed a shareholder voting agreement whereby they have agreed to vote in favor of the approval of the merger agreement and have executed a proxy in favor of Amgen to this effect. See "Shareholder Voting Agreement."


   As of the record date for the Immunex annual meeting, the directors and executive officers of Immunex and their affiliates (excluding Wyeth or its affiliates) as a group beneficially owned approximately 288,733 shares of Immunex common stock, or less than 1% of the outstanding shares of Immunex on that date. Wyeth, which has designated two directors to the Immunex board of directors in accordance with the terms of a governance agreement with Immunex, beneficially owned, as of the record date, approximately 233,378,088 shares, or approximately 41% of the outstanding shares of Immunex common stock. As of the record date, there were approximately 467,904 shares of Immunex common stock held by employees of Immunex through the Immunex Corporation Profit Sharing 401(k) Plan and Trust. Each share held by this plan will be voted by the trustee of the plan in accordance with the instructions it receives from the respective plan participant.


Voting; Proxies; Revocation


   You may vote by proxy or in person at the Immunex annual meeting.


  Voting in Person


   If you plan to attend the Immunex annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in "street name," which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting.


  Voting by Proxy


   You should vote your proxy even if you plan to attend the Immunex annual meeting. You can always change your vote at the annual meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Immunex in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.



   The method of voting by proxy differs for shares held as a record holder and shares held in street name. If you hold your shares of Immunex common stock as a record holder you should complete, date and sign the enclosed proxy card and promptly return it in the enclosed, pre-addressed, postage-paid envelope or otherwise mail it to Immunex. If you hold your shares of Immunex common stock in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker or bank may allow you to deliver your voting instructions by the telephone or over the Internet. Please see the instructions that accompany this joint proxy statement/prospectus.



   All properly signed proxies that are received prior to the annual meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no direction is indicated, "FOR" approval of the merger agreement, the nominees for directors and the ratification of the selection of Ernst & Young LLP.


   You should not send in any certificates representing Immunex common stock at this time. Following the completion of the merger, you will receive instructions for the surrender and exchange of your Immunex stock certificates.

                                     III-2

  Revocation of Proxy


   You may revoke your proxy at any time before it is exercised at the Immunex annual meeting by taking any of the following actions:


   . delivering to the Secretary of Immunex a signed notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

   . signing and delivering a new proxy, relating to the same shares and bearing a later date; or


   . attending the annual meeting and voting in person, however, attendance at the annual meeting will not, by itself, revoke a proxy.


   If your shares are held in street name, you may change your vote by submitting new voting instructions to your brokers, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

   Written notices of revocation and other communications with respect to the revocation of Immunex proxies should be addressed to:

          Immunex Corporation
          51 University Street

          Seattle, Washington 98101-2936


          Attn: Corporate Secretary


Abstentions and Broker Non-Votes


   Abstentions will have the same effect as voting against the merger agreement. However, abstentions will not affect which nominees are elected to the Immunex board of directors nor the ratification of Ernst & Young LLP to serve as the independent auditors of Immunex.



   Brokers who hold shares of Immunex common stock in street name for a beneficial owner of those shares typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the merger agreement, without specific instructions from the beneficial owner. These non-voted shares are referred to as broker non-votes. If your broker holds your Immunex common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. Broker non-votes will have the same effect as voting against the merger agreement. However, broker non-votes will not be counted as votes entitled to vote in determining whether the shareholders have ratified the selection of Ernst & Young LLP. Finally, because the election of directors only requires a plurality of votes cast, broker non-votes will not be counted in determining which nominees received the largest number of votes cast.




Proxy Solicitation


   Immunex is soliciting proxies for the annual meeting from shareholders of Immunex. Immunex will bear the entire cost of soliciting proxies from Immunex shareholders, except that Immunex and Amgen have each agreed to pay one-half of the costs of filing, printing and mailing this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Immunex will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Immunex common stock held by them and secure their voting instructions if necessary. Immunex will reimburse those record holders for their reasonable expenses in so doing. Immunex has also made arrangements with MacKenzie Partners, Inc. to assist it in soliciting proxies, and has agreed to pay a fee of approximately $6,500 plus expenses for those services. Immunex also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Immunex shareholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.


                                     III-3

Other Business; Adjournments


   Immunex does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the Immunex annual meeting. However, if other matters incident to the conduct of the annual meeting are properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. Under the laws of the state of Washington, where Immunex is incorporated, only business for which proper notice to the Immunex shareholders has been given may be conducted at the Immunex annual meeting.



   Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the annual meeting, whether or not a quorum exists, without further notice other than by an announcement made at the annual meeting. Immunex does not currently intend to seek an adjournment of the annual meeting.


Assistance


   If you need assistance in completing your proxy card or have questions regarding the Immunex annual meeting, please contact MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500 or write to the following address:


          MacKenzie Partners, Inc.
          105 Madison Avenue
          14th Floor
          New York, New York 10016


                                     III-4

              CHAPTER FOUR--OTHER AMGEN ANNUAL MEETING PROPOSALS





                                  PROPOSAL 2



                             ELECTION OF DIRECTORS



   Under Amgen's certificate of incorporation and bylaws, the Amgen board of directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy (including a vacancy created by an increase in the size of the board of directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal.



   Directors are elected by a plurality of the votes, which means the three nominees who receive the largest number of properly cast votes will be elected as directors. Each share of Amgen common stock is entitled to one vote for each of the three director nominees. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for the election of the nominees named below unless authorization to do so is withheld. If any nominee should become unavailable for election prior to the Amgen annual meeting, an event which currently is not anticipated by the board, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Amgen board of directors. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.



   The terms of office of Dr. David Baltimore, Mr. William K. Bowes, Jr., Ms. Judith C. Pelham and Mr. Kevin W. Sharer expire in 2002, and all except Mr. Bowes are nominees for election to the board. Each of the nominees would serve until his or her successor is elected and qualified, or until such director's earlier death, resignation or removal. If elected at the annual meeting, Dr. Baltimore, Mr. Sharer and Ms. Pelham would each serve until the 2005 annual meeting of stockholders. If the merger is completed, Edward V. Fritzky, Chairman of the Board, Chief Executive Officer and President of Immunex, will be appointed to the Amgen board of directors.



The board of directors recommends you vote "FOR" each named nominee.





   Set forth below is biographical information for each person nominated and for each person whose term of office as a director will continue after the annual meeting.


Nominees for Election for a Three Year Term Expiring at the 2005 Annual Meeting


  DAVID BALTIMORE



   Dr. David Baltimore, age 64, has served as a director of Amgen since June 1999. He has been the President of the California Institute of Technology since October 1997 and has been the Chairman of the National Institutes for Health AIDS Vaccine Research Committee since December 1996. Previously, Dr. Baltimore had been an Institute Professor at the Massachusetts Institute of Technology ("MIT") from July 1995 to October 1997, and the Ivan R. Cottrell Professor of Molecular Biology and Immunology at MIT from July 1994 to October 1997. Dr. Baltimore also serves as a director of BB Biotech, AG, a Swiss investment company. In 1975, Dr. Baltimore was the co-recipient of the Nobel Prize in Medicine.



  JUDITH C. PELHAM



   Ms. Judith C. Pelham, age 56, has served as a director of Amgen since May 1995. She has been President and CEO of Trinity Health, a national system of healthcare facilities, including hospitals, long-term care, home care, psychiatric care, residences for the elderly and ambulatory care, and the third largest Catholic healthcare system in the U.S., since May 2000. Previously, Ms. Pelham was the President and Chief Executive Officer of Mercy Health Services, a system of hospitals, home care, long term care, ambulatory services and managed care established to carry out the health ministry sponsored by the Sisters of Mercy Regional Community of Detroit, from January 1993 to April 2000. From 1982 to 1992, Ms. Pelham was President and Chief Executive Officer of Daughters of Charity Health Services, Austin, Texas, a network of hospitals, home care and ambulatory services serving central Texas.



  KEVIN W. SHARER



   Mr. Kevin W. Sharer, age 54, has served as a director of Amgen since November 1992. He became Chief Executive Officer and President in May 2000 and Chairman of the Board in December 2000, having served as President and Chief Operating Officer of Amgen since October 1992. Prior to joining Amgen, Mr. Sharer served as President of the Business Markets Division of MCI Communications Corporation, a telecommunications company, from April 1989 to October 1992 and served in numerous executive capacities at General Electric Company from February 1984 to March 1989. Mr. Sharer also serves as a director of Unocal Corporation and Minnesota Mining & Manufacturing Co.



Directors Continuing in Office Until the 2003 Annual Meeting



  FREDERICK W. GLUCK



   Mr. Frederick W. Gluck, age 66, has served as a director of Amgen since February 1998. Mr. Gluck is currently a consultant to McKinsey & Company, Inc. ("McKinsey"), a consulting firm. Mr. Gluck joined Bechtel Group, Inc., an engineering, construction and project management company, in February 1995, and served as Vice Chairman and Director from January 1996 to July 1998. Mr. Gluck joined McKinsey in 1967, serving as Managing Director from 1988 to 1994, and retired from that firm in February 1995. Mr. Gluck is currently a director of HCA Corporation, Thinking Tools, Inc., the New York Presbyterian Hospital, and Russell Reynolds Associates, Inc. Mr. Gluck is also a member of the University of California, Santa Barbara Foundation Board, Co-Chairman of the Advisory Council of the Institute of Theoretical Physics and a member of the National Advisory Board of the New University Capital Campaign.



  FRANKLIN P. JOHNSON, JR.



   Mr. Franklin P. Johnson, Jr., age 73, has served as a director of Amgen since October 1980. He is the general partner of Asset Management Partners, a venture capital limited partnership. Mr. Johnson serves as the Vice President, Chief Financial Officer and Secretary of Indo Pacific Investment Company, a privately held investment company. Mr. Johnson has been a private venture capital investor for more than five years. He is also a director of Applied MicroCircuits Corporation, IDEC Pharmaceuticals Corp. and several private companies.



  J. PAUL REASON



   Admiral J. Paul Reason, USN (Retired), age 61, has served as a director of Amgen since January 2001. Since July 2000, he has been the President and Chief Operating Officer of Metro Machine Corporation, a privately held ship repair company. He was a Four Star Admiral and Commander In Chief of the U.S. Atlantic Fleet of the U.S. Navy from December 1996 to September 1999. He served as Deputy Chief of Naval Operations from August 1994 to November 1996, and served in numerous capacities, both at sea and ashore, in the U.S. Navy from June 1965 to July 1994. Admiral Reason is currently a director of Wal-Mart Stores, Inc. and Norfolk Southern Corporation.



  DONALD B. RICE



   Dr. Donald B. Rice, age 62, has served as a director of Amgen since October 2000. Dr. Rice has been President, Chief Executive Officer and director of Agensys, Inc., a biotechnology company, since its founding in late 1996. From March 1993 until August 1996, Dr. Rice was President and Chief Operating Officer and a director of Teledyne, Inc., a diversified technology-based manufacturing company with major segments in specialty metals and aerospace, and also serves as Chairman of the Board. He is also Chairman of the Board of Scios Inc., and a director of Wells Fargo & Company, Unocal Corporation, and Vulcan Materials Company.



Directors Continuing in Office Until the 2004 Annual Meeting



  FRANK J. BIONDI, JR.



   Mr. Frank J. Biondi, Jr., age 57, has served as director of Amgen since January 2002. Since November 1998, he has served as Senior Managing Director of WaterView Advisors LLC, an investment advisor organization. Mr. Biondi served as Chairman and Chief Executive Officer of Universal Studios, Inc. from April 1996 through November 1998. Mr. Biondi previously served as President and Chief Executive Officer of Viacom, Inc. from July 1987 through January 1996. Mr. Biondi currently serves on the boards of directors of Hasbro, Inc., The Bank of New York Company, Inc. and Vail Resorts, Inc.



  JERRY D. CHOATE



   Mr. Jerry D. Choate, age 63, has served as a director of Amgen since August 1998. In January 1999, Mr. Choate retired as Chairman of the Board and Chief Executive Officer of The Allstate Corporation ("Allstate"), an insurance company holding company, where he had held such positions since January 1995. Prior to becoming Chairman of Allstate in January 1995, Mr. Choate served as President and Chief Executive Officer of Allstate from August 1994 to January 1995; and had previously held various management positions at Allstate since 1962. Mr. Choate also serves as a director of Valero Energy Corporation and serves on the board of trustees for the Van Kampen Mutual Funds.



  STEVEN LAZARUS



   Mr. Steven Lazarus, age 70, has served as a director of Amgen since May 1987. Since July 1994, he has been the managing general partner of ARCH Venture Partners, L.P., an early stage venture capital partnership. He was President and Chief Executive Officer of the Argonne National Laboratory/The University of Chicago Development Corporation and was also associate dean at the Graduate School of Business, the University of Chicago, from October 1986 to July 1994. Mr. Lazarus also serves as a director of the First Consulting Group Inc. and the National Association of Corporate Directors (NACD), an association of boards of directors, directors and board advisors and is a member of the board of advisors of RAND Health, a research division of The RAND Corporation focusing on health, health behavior and health policy.



  GILBERT S. OMENN



   Dr. Gilbert S. Omenn, age 60, has served as a director of Amgen since January 1987. He has been the Executive Vice President for Medical Affairs at the University of Michigan, Chief Executive Officer of the University of Michigan Health System, and Professor of Internal Medicine, Human Genetics and Public Health since September 1997. Previously, Dr. Omenn was the Dean of the School of Public Health and Community Medicine at the University of Washington from July 1982 to September 1997. Dr. Omenn also is a director of Rohm & Haas Co.



  PATRICIA C. SUELTZ



   Ms. Patricia C. Sueltz, age 49, has served as director of Amgen since January 2002. She has been Executive Vice President, Systems Software Group, at Sun Microsystems, Inc., a software company, since July 2000 and as President, Software Products & Platforms from September 1999 to July 2000. Previously, Ms. Sueltz served in various management capacities at IBM Corporation ("IBM") from June 1979 to October 1999. Ms. Sueltz currently serves on the boards of directors of Delphi Automotive Systems Corporation and Enterprise Software Roundtable. She is also a director of Sun Microsystems Founders Board and serves on the Corporate Advisory Board of the University of Southern California Marshall School of Business.

Board Committees and Meetings



   The Amgen board of directors, which held six meetings during the year ended December 31, 2001, has an Audit Committee, a Compensation Committee, an Executive Committee, a New Hire Stock Option Committee, a Nominating Committee and a Strategy Committee.



   The Audit Committee recommends the engagement of Amgen's independent auditors and approves the services performed by such auditors, including the review and evaluation of Amgen's accounting system and its system of internal controls in connection with Amgen's annual audit. The Amgen board of directors has adopted a written charter for the Audit Committee. The Audit Committee carries out its responsibilities in accordance with the terms of its charter. The Audit Committee has also considered whether the provision of other non-audit services to Amgen by its independent auditors is compatible with maintaining that firm's independence. Amgen's independent auditors did not provide any information technology services to Amgen in 2001. During the year ended December 31, 2001, the Audit Committee met six times. Mr. Bowes served as Chairman, and Dr. Omenn and Ms. Pelham served as members of the Audit Committee. Each of these directors is independent, as defined by the National Association of Securities Dealers ("NASD"), and meets the applicable NASD requirements for financial literacy and financial expertise.



   The Compensation Committee sets guidelines for the administration of all salaries within Amgen, approves recommendations for officers' salaries, administers incentive compensation and awards stock options to employees, officers and consultants under Amgen's stock option plans and otherwise determines compensation levels. During the year ended December 31, 2001, the Compensation Committee met five times. Mr. Johnson served as Chairman, and Messrs. Choate, Gluck and Lazarus and Adm. Reason served as members of the Compensation Committee.



   The Executive Committee may exercise, when the board of directors is not in session, all powers of the board of directors in the management of the business and affairs of Amgen to the extent permitted by law, Amgen's bylaws and as specifically granted by the board of directors. During the year ended December 31, 2001, the Executive Committee met one time. Mr. Sharer served as Chairman, and Messrs. Bowes and Johnson and Dr. Rice served as members of the Executive Committee.



   The New Hire Stock Option Committee principally grants stock options to non-officer employees upon commencement of employment with Amgen and its subsidiaries in accordance with the guidelines established by the Compensation Committee. During the year ended December 31, 2001, the New Hire Stock Option Committee did not meet, but did take action by written consent. Mr. Sharer served as the sole member of the New Hire Stock Option Committee.



   The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Amgen board of directors and committees thereof and nominates specific individuals to be elected as officers of Amgen by the board of directors. During the year ended December 31, 2001, the Nominating Committee met one time. Mr. Bowes served as Chairman, and Mr. Johnson and Dr. Omenn served as members of the Nominating Committee. The Nominating Committee will consider nominees for directors nominated by stockholders upon submission in writing to the Secretary of Amgen of the names of such nominees in accordance with Amgen's bylaws.



   The Strategy Committee meets with management of Amgen to review research strategies and proposals for collaborations and licensing of technology. During the year ended December 31, 2001, the Strategy Committee met three times. Mr. Lazarus served as Chairman, and Messrs. Choate and Gluck, Drs. Baltimore and Omenn and Ms. Pelham serve as members of the Strategy Committee.



   During the year ended December 31, 2001, all of the directors attended at least 75% of the total number of meetings of the Amgen board of directors and committees on which they served.

                                  PROPOSAL 3



               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS



   The Amgen board of directors has selected Ernst & Young LLP as Amgen's independent auditors for the year ending December 31, 2002, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Amgen annual meeting. Ernst & Young LLP has audited Amgen's financial statements since Amgen's inception in 1980. Representatives of Ernst & Young LLP are expected to be present at the Amgen annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.



   Stockholder ratification of the selection of Ernst & Young LLP as Amgen's independent auditors is not required by Amgen's bylaws or otherwise. However, the Amgen board of directors is submitting the selection of Ernst & Young LLP to the Amgen stockholders for ratification as a matter of corporate practice.
If the stockholders fail to ratify the selection, the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board determines that such a change would be in the best interests of Amgen and its stockholders.



   The affirmative vote of the holders of a majority of the shares of Amgen common stock present or represented by proxy at the Amgen annual meeting is required to ratify the selection of Ernst & Young LLP.



The board of directors recommends you vote "FOR" Proposal 3.

                                  PROPOSAL 4



                     APPROVAL OF EXECUTIVE INCENTIVE PLAN



General



   In general, Section 162(m) of the Internal Revenue Code imposes a limit on corporate tax deductions for compensation in excess of one million dollars per year paid by a public company to its Chief Executive Officer or any of the next four highest paid executive officers as listed in the proxy statement. An exception to this limitation is provided for performance-based compensation.



   The Section 162(m) provisions generally require that affected executives' compensation satisfy certain conditions in order to qualify for the performance-based exclusion from the one million dollar deduction cap. The Compensation Committee of the Amgen board of directors and the Amgen board of directors have approved, subject to stockholder approval, the Amgen Inc. Executive Incentive Plan (the "Plan") which is intended to meet these conditions and therefore qualify compensation paid under the Plan as performance-based compensation under Section 162(m) of the Internal Revenue Code. Stockholder approval of the Plan is required under Section 162(m) of the Internal Revenue Code to qualify compensation paid under the Plan as performance-based compensation. If Amgen stockholders approve the Plan, it will take effect as of January 1, 2003. The following is a description of the material provisions of the Plan. This description is qualified in its entirety by reference to the Plan itself, a copy of which is attached to this joint proxy statement/prospectus as Annex G.



Administration



   The Plan will be administered by the Compensation Committee which is composed of "outside directors" as defined under the Internal Revenue Code. The Compensation Committee will have the sole discretion and authority to administer and interpret the Plan.



Eligibility and Participation



   Eligibility to participate in the Plan is limited to members of Amgen's management Executive Committee and other senior executives of Amgen and its subsidiaries. The Compensation Committee will select the Plan participants ("Participants") for each performance period under the Plan.



Business Criteria



   The Plan's performance goal will be based upon the Adjusted Net Income of Amgen and its subsidiaries. No awards will be paid for any performance period unless there is positive Adjusted Net Income. The Plan defines "Adjusted Net Income" to mean net income for such performance period computed in accordance with accounting principles generally accepted in the U.S. which may be adjusted by the Compensation Committee, as specified in writing, for each performance period, at the time the goal is established for the performance period, for the following:



   (1) any item of significant gain or loss for the performance period determined to be related to a change in accounting principle as reflected in the audited consolidated financial statements of Amgen and its subsidiaries;



   (2) amortization expenses associated with acquired intangible assets;



   (3) expenses associated with acquired in-process research and development;
       and



   (4) any other items of significant income or expense which are determined to be appropriate adjustments by the Compensation Committee at the time the goal is established for the performance period.



Award Determinations



   By no later than the latest time permitted by Section 162(m) of the Internal Revenue Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period) and while the performance relating to the performance goal remains substantially uncertain within the meaning of Section 162(m) of the Internal Revenue Code, the Compensation Committee will establish the performance goal for such performance period based on the Adjusted Net Income of Amgen and its subsidiaries, specify any adjustments permitted under the Plan to the definition of Adjusted Net Income for such performance period, and adopt targeted awards for Participants for such performance period. Subject to the foregoing and to the maximum award limitations described below, no awards will be paid for any period unless there is positive Adjusted Net Income.



   Participants will be selected each period by the Compensation Committee from those eligible to participate in the Plan. The actual amount of future award payments under the Plan is not presently determinable because such amounts are dependent on the future attainment of the performance goal with respect to such payments. The Plan provides that the maximum award payable to each of the Chief Executive Officer and President, if each is a Participant for such performance period, is 0.25% (twenty-five hundredths of one percent) of Adjusted Net Income for such period, the maximum award payable to an Executive Vice President, if each is a Participant for such performance period, is 0.15% (fifteen hundredths of one percent) of Adjusted Net Income for such period, the maximum award payable to any other individual Participants is 0.10% (one tenth of one percent) of Adjusted Net Income for such period, and the maximum total awards payable to all Participants is 2.0% (two percent) of Adjusted Net Income for such period.



   The Compensation Committee may, pursuant to its discretion, reduce or eliminate any or all of the targeted awards and set additional conditions and terms of payment of awards, including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. The Compensation Committee has no discretion to increase the amount of a Participant's targeted award.



   All awards will be determined by the Compensation Committee and will be paid in cash; provided, however, that no awards will be paid unless and until the Compensation Committee makes a certification in writing with respect to the attainment of the performance goal as required by Section 162(m) of the Internal Revenue Code. Before the beginning of each performance period, each Participant may elect that all or part of the award for that period will be deferred and distributed at a later date under the provisions of the Amgen Inc. Nonqualified Deferred Compensation Plan. Any awards which are not deferred are paid in cash as soon as practicable after award amounts are determined.



   The Plan's maximum award limitations have been set higher than the level at which awards have been made in prior years under Amgen's Management Incentive Plan, in part because the regulations adopted under Section 162(m) of the Internal Revenue Code allow only "negative discretion" with respect to payout determinations under the Plan. The Compensation Committee expects total awards paid under the Plan to approximate the awards available to comparable participants under the Management Incentive Plan in prior years.



   If the Plan were in effect for the period that began on January 1, 2001 and ended on December 31, 2001, based on such period's Adjusted Net Income, the maximum award the Participants in the Plan could have received is as follows:



                                                        Dollar Value
                        Name and Position                   ($)
                        -----------------               ------------
           Kevin W. Sharer, Chief Executive Officer and
             President.................................   3,192,000
           Dennis M. Fenton, Executive Vice President..   1,915,500
           Roger M. Perlmutter, Executive Vice
             President, Research and Development.......   1,915,500
           George J. Morrow, Executive Vice President,
             Worldwide Sales and Marketing.............   1,915,500
           George Morstyn, Senior Vice President,
             Development and Chief Medical Officer.....   1,915,500
           Executive Group.............................  10,854,000
           Non-Executive Director Group (1)............           0
           Non-Executive Officer Employee Group (2)....   3,831,000

--------

(1) Not eligible to participate in the Plan.


(2) Three officers, based upon last period's management Executive Committee which consisted of eight members.

Other Compensation



   The Plan is not exclusive. Amgen may and does pay cash, other awards and other compensation to certain officers under other authority of the Amgen board of directors or applicable law.



   In the event that the Amgen stockholders do not approve the Plan, the Participants will not be paid any awards under the Plan and will continue to be eligible for awards under the Management Incentive Plan. If the Plan is approved, the Participants named annually will be eligible to receive awards under the Plan and will not be eligible to receive awards under the Management Incentive Plan.



Required Vote



   The affirmative vote of the holders of a majority of the shares of Amgen common stock present or represented by proxy and voted at the Amgen annual meeting is required to approve the Amgen Inc. Executive Incentive Plan.



The board of directors, with Mr. Sharer abstaining, recommends you vote "FOR" Proposal 4.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS



Common Stock



   The following table sets forth certain information regarding the beneficial ownership of Amgen common stock as of February 14, 2002, by: (i) each director;
(ii) Amgen's Chief Executive Officer and President, and each of its other four most highly compensated executive officers (collectively the "Named Executive Officers") for the year ended December 31, 2001, and (iii) all directors, Named Executive Officers and executive officers of Amgen as a group. To Amgen's knowledge, there were no holders beneficially owning more than 5% of Amgen common stock as of February 14, 2002.



                                                                                Common Stock
                                                                          Beneficially Owned (1)(2)
                                                                          ------------------------
                                                                            Number of      Percent
                            Beneficial Owner                                 Shares        of Total
                            ----------------                               ----------      --------
David Baltimore..........................................................     92,000            *
Frank J. Biondi, Jr......................................................          0            *
William K. Bowes, Jr. (3)................................................  8,783,200            *
Jerry D. Choate..........................................................    124,000            *
Frederick W. Gluck.......................................................     64,000            *
Franklin P. Johnson, Jr. (4).............................................  2,864,621            *
Steven Lazarus...........................................................    301,343            *
Gilbert S. Omenn (5).....................................................    310,939            *
Judith C. Pelham.........................................................    115,200            *
J. Paul Reason...........................................................     60,050            *
Donald B. Rice...........................................................     80,000            *
Patricia C. Sueltz.......................................................          0            *
Kevin W. Sharer..........................................................    437,644            *
Dennis M. Fenton.........................................................    589,529            *
George J. Morrow.........................................................     50,000            *
George Morstyn...........................................................    146,732            *
Roger M. Perlmutter......................................................    201,500            *
All directors, Named Executive Officers and executive officers as a group
  (22 persons) (3)(4)(5)(6).............................................. 14,970,752         1.41%

--------

 * Less than 1%


(1) Information in this table regarding directors, Named Executive Officers and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors, Named Executive Officers and executive officers has sole voting and/or investment power with respect to such shares, except for Mr. Sharer and Drs. Fenton and Morstyn who have shared voting and/or investment power with their spouses through their respective trusts.


(2) Includes shares which the individuals shown have the right to acquire on February 14, 2002, or within 60 days thereafter, pursuant to outstanding stock options, as follows: Dr. Baltimore--92,000 shares;
    Mr. Bowes--160,400 shares; Mr. Choate--124,000 shares;
    Mr. Gluck--64,000 shares; Mr. Johnson--160,400 shares;
    Mr. Lazarus--160,400 shares; Dr. Omenn--144,400 shares;
    Ms. Pelham--111,200 shares; Adm. Reason--60,000; Dr. Rice--76,000;
    Mr. Sharer--377,440 shares; Dr. Fenton--424,444 shares; Mr. Morrow--50,000; Dr. Morstyn--130,672; Dr. Perlmutter--90,000 shares; and all current directors, Named Executive Officers and executive officers as a group--2,796,584 shares. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.


(3) Excludes 609,600 shares held by Mr. Bowes' wife; Mr. Bowes disclaims beneficial ownership of such shares.

(4) Includes 1,554,200 shares held by Asset Management Partners, a venture capital limited partnership, of which Mr. Johnson is the general partner. As the general partner, Mr. Johnson may be deemed to have voting and investment power as to all of these shares, and therefore may be deemed to be a beneficial owner of such shares. Excludes 843,400 shares held by Mr. Johnson's wife; Mr. Johnson disclaims beneficial ownership of such shares.


(5) Includes 5,250 shares held by one of Dr. Omenn's children.


(6) Includes 400 shares held by Dr. Fabrizio Bonanni's children.



Contractual Contingent Payment Rights



   In 1993, Amgen exercised its option to purchase the Class A and Class B limited partnership interests of Amgen Clinical Partners, L.P. (the "Partnership"), a limited partnership previously formed to develop and commercialize products from certain technologies for human pharmaceutical use in the United States. As a result of Amgen exercising such option, each holder of a limited partnership interest in the Partnership acquired contractual contingent payment rights based on the number of such holder's interests. The contractual contingent payment rights are not voting securities but entitle the holders thereof to receive quarterly payments, subject to certain adjustments, equal to a stated percentage of Amgen's sales of certain products in specified geographic areas. In 2001, holders received approximately $89,886 for each whole contractual contingent payment right held. The following table sets forth certain information regarding the ownership of Amgen's contractual contingent payment rights as of February 14, 2002, by: (i) each director; (ii) each of the Named Executive Officers; and (iii) all directors, Named Executive Officers and executive officers as a group:



                                                                          Contractual Contingent
                                                                              Payment Rights
                                                                          Beneficially Owned(1)
                                                                          ---------------------
                                                                           Number       Percent
                            Beneficial Owner                              of Rights     of Total
                            ----------------                              ---------     --------
David Baltimore..........................................................      0           *
Frank J. Biondi, Jr......................................................      0           *
William K. Bowes, Jr.....................................................      2           *
Jerry D. Choate..........................................................      0           *
Frederick W. Gluck.......................................................      0           *
Franklin P. Johnson, Jr. (2).............................................      4           *
Steven Lazarus...........................................................      0           *
Gilbert S. Omenn.........................................................    0.5           *
Judith C. Pelham.........................................................      0           *
J. Paul Reason...........................................................      0           *
Donald B. Rice...........................................................      0           *
Patricia C. Sueltz.......................................................      0           *
Kevin W. Sharer..........................................................      0           *
Dennis M. Fenton.........................................................      0           *
George J. Morrow.........................................................      0           *
George Morstyn...........................................................      0           *
Roger M. Perlmutter......................................................      0           *
All directors, Named Executive Officers and executive officers as a group
  (22 persons)(2)........................................................    6.5           1%

--------

 * Less than 1%


(1) This table is based upon information supplied by the directors, Named Executive Officers and executive officers. Subject to community property laws where applicable, each holder of a contractual contingent payment right(s) has sole investment power with respect to such right(s) beneficially owned.


(2) Includes four rights held by Asset Management Partners, a venture capital limited partnership, of which Mr. Johnson is the general partner. As the general partner, Mr. Johnson may be deemed to have investment power as to all of these rights, and therefore may be deemed to be a beneficial owner of such rights.

                            EXECUTIVE COMPENSATION



Compensation of Directors



  Cash Compensation



   Directors of Amgen who are also employees of Amgen are not separately compensated for their service as directors. Non-employee directors receive a quarterly retainer of $5,000 (plus $1,500 for a Committee Chairman) and a per board meeting fee of $1,250 (plus $750 for committee members attending a committee meeting, up to a maximum of $1,500 for all committee meetings held on the same day). In 2001, each of the non-employee directors also received $2,500 for his or her attendance at a two-day conference with Amgen's senior management. The members of the Amgen board of directors also are entitled to reimbursement of their expenses incurred in connection with attendance at board and committee meetings in accordance with Amgen policy. There are no family relationships among any directors of Amgen.



  Equity Compensation



   Non-employee directors are also entitled to receive stock option grants as compensation for their service as directors. Amgen's Amended and Restated 1991 Equity Incentive Plan provides for formula grants for non-employee directors. Under this plan, each non-employee director is automatically granted an annual non-discretionary option to purchase shares of Amgen common stock. In addition, newly appointed non-employee directors automatically receive inaugural stock option grants. Non-employee directors receive annual grants of 16,000 shares in January of each year; inaugural grants to new non-employee directors are 60,000 shares. The exercise price of options granted under the Amended and Restated 1991 Equity Incentive Plan is equal to 100% of the fair market value of the underlying stock on the date of the option grant. Formula stock option grants awarded to non-employee directors under the Amended and Restated 1991 Equity Incentive Plan vest and are exercisable: (a) on the date of grant, if the director has had three years of prior continuous service as a non-employee director, or (b) one year from the date of grant, if a director has had less than three years of prior continuous service as a non-employee director. Generally, formula grants must be exercised within ten years from the date of grant.



   In January 2001, Amgen granted to each of the non-employee directors a Formula Grant under the Amended and Restated 1991 Equity Incentive Plan covering 16,000 shares at an exercise price of $71.00 per share. In January 2002, Amgen granted to each of Mr. Biondi and Ms. Sueltz an inaugural stock option grant for 60,000 shares, with an exercise price of $55.69 per share, upon their respective appointments to the board.



   For stock options granted prior to June 1998, a non-employee director optionee is entitled to a reload option ("Reload Option") in the event the optionee exercises his or her option, in whole or in part, by surrendering other shares of Amgen common stock held by such non-employee director. Any such Reload Option: (i) will be for a number of shares of Amgen common stock equal to the number of shares of Amgen common stock surrendered as part or all of the exercise price of the original option; (ii) will have an expiration date that is the same as the expiration date of the original option; and (iii) will have an exercise price that is equal to 100% of the fair market value of the Amgen common stock subject to the Reload Option on the date of exercise of the original option. Any such Reload Option will be subject to the availability of sufficient shares under the Amended and Restated 1991 Equity Incentive Plan. There is no Reload Option on a Reload Option. Stock options granted in June 1998 or subsequently do not have Reload Options.

Compensation of Executive Officers



   Summary Compensation Table. The following table sets forth summary information concerning certain compensation awarded or paid to, or earned by, the Named Executive Officers for all services rendered in all capacities to Amgen for the years ended December 31, 2001, 2000 and 1999:



                          SUMMARY COMPENSATION TABLE



                                                                   Long Term Compensation
                                                                   -----------------------
                                              Annual Compensation          Awards
                                              -----------------    -----------------------
                                                                   Restricted   Securities
                                                                     Stock      Underlying  All Other
                                              Salary    Bonus        Awards      Options   Compensation
      Name and Principal Position        Year ($)(1)     ($)          ($)          (#)      ($)(2)(3)
      ---------------------------        ---- ------- ---------    ----------   ---------- ------------
Kevin W. Sharer......................... 2001 933,333   860,533            0      450,000      95,798
  Chairman of the Board, Chief           2000 810,569 1,358,030            0    1,450,000      79,019
  Executive Officer and President        1999 631,733 1,124,421            0      240,000     255,998

Roger M. Perlmutter..................... 2001 637,917 1,500,000(5) 6,543,645(6)   350,000   1,625,939(7)
  Executive Vice President, Research....
  and Development (4)

George J. Morrow........................ 2001 618,337 1,500,000(9)         0      350,000   2,818,457(7)
  Executive Vice President,
  Worldwide Sales and Marketing (8).....

Dennis M. Fenton........................ 2001 652,288   635,231            0      180,000      35,342
  Executive Vice President               2000 455,973   559,084            0      153,800       4,257
                                         1999 388,957   490,781            0       80,132     166,283

George Morstyn.......................... 2001 489,496   385,233            0       25,000      54,545
  Senior Vice President,                 2000 459,648   549,565            0       80,000      48,754
  Development and Chief Medical          1999 409,128   534,649            0       98,732     124,717
  Officer

--------

(1) Includes compensation deferred under Amgen's Retirement and Savings Plan (the "401(k) Plan") otherwise payable in cash during each calendar year.


(2) The amounts shown for 2001 for Mr. Sharer and Drs. Fenton and Morstyn are comprised primarily of credits of Amgen to the Supplemental Retirement Plan (the "SRP"), with additional amounts included as a result of a contribution (the "Company Contribution") to Amgen's 401(k) Plan for each of the Named Executive Officers (see footnote 3). Amounts for Dr. Perlmutter and Mr. Morrow include credits of Amgen to the SRP, a Company Contribution, relocation expenses and the payment of taxes related to those relocation expenses and certain deferred compensation (see footnote 7). The amounts for Dr. Morstyn also include $15,319 in relocation expenses. The SRP is a non-qualified, unfunded plan. Participation in the SRP is available to selected participants in Amgen's 401(k) Plan who are affected by the Internal Revenue Code limits on the amount of employee compensation that may be recognized for purposes of calculating Amgen's contributions to the 401(k) Plan. Pursuant to the SRP, accounts for the respective Named Executive Officers were credited with (reduced by) the following amounts, including accrued dividends, interest and unrealized gains or losses for the years ended December 31, 2001, 2000 and 1999, respectively: Mr. Sharer, $82,198, $65,419 and $243,198; Dr. Perlmutter, $157,009, $-0- and $-0-; Mr.
    Morrow $97,909, $-0- and $-0-; Dr. Fenton, $21,742, ($9,343) and $153,483;
    and Dr. Morstyn, $25,626, $35,154 and $111,917.


(3) The amounts shown for 2001 include a Company Contribution in the amount of $13,600 to Amgen's 401(k) Plan for each of Messrs. Sharer and Morrow and Drs. Fenton and Morstyn and in the amount of $12,850 for Dr. Perlmutter. The amounts shown for each of 2000 and 1999 include a Company Contribution pursuant to the 401(k) Plan in the amount of $13,600, $12,800 and $12,800, respectively, for each of Mr. Sharer and Drs. Fenton and Morstyn.


(4) Dr. Perlmutter joined Amgen on January 8, 2001.


(5) Consists of $750,000 signing bonus and $750,000 minimum guaranteed incentive bonus. See "--Employment and Compensation Arrangements--Dr. Roger
    M. Perlmutter."


(6) Calculated by multiplying the amount of restricted stock by the closing market price of $58.6875 on January 8, 2001, less aggregate consideration paid by Dr. Perlmutter of $11.15. In accordance with the terms of his letter agreement with Amgen, on January 8, 2001, Dr. Perlmutter was granted 111,500 shares of restricted stock of Amgen in consideration of his payment of $11.15. The value of such restricted stock as of December 31, 2001 (calculated by multiplying the amount of restricted stock by the closing market price of $56.44 per share on December 31, 2001, less the purchase price of $11.15) was $6,293,048. The repurchase option shall lapse with respect to the following number of shares on the following dates: 40,000 shares on April 1, 2002; 23,750 shares on April 1, 2003; 23,750 shares on April 1, 2004; and 24,000 shares on April 1, 2005. See "--Employment and Compensation Arrangements--Dr. Roger M. Perlmutter."


(7) The amounts shown for Mr. Morrow and Dr. Perlmutter include $2,512,577 and $1,202,130, respectively, in deferred compensation credits pursuant to the Amgen Inc. Executive Nonqualified Retirement Plan. See "--Executive Nonqualified Retirement Plan."


(8) Mr. Morrow joined Amgen on January 19, 2001.


(9) Consists of $750,000 signing bonus and $750,000 minimum guaranteed incentive bonus. See "--Employment and Compensation Arrangements--Mr. George J. Morrow."



   Stock Option Grants and Exercises. The following table sets forth information concerning individual grants of stock options made by Amgen during the year ended December 31, 2001, to each of the Named Executive Officers:



                       OPTION GRANTS IN FISCAL YEAR 2001



                                                         Individual Grants
                         ---------------------------------------------------------------------------------
                                                                               Potential Realizable Value
                                              Percent of                         at Assumed Annual Rates
                             Number of      Total Options  Exercise            of Stock Price Appreciation
                             Securities       Granted to   or Base                 for Option Term(1)
                         Underlying Options  Employees in   Price   Expiration ---------------------------
          Name             Granted(#)(2)    Fiscal Year(6)  ($/Sh)     Date        5%($)        10%($)
          ----           ------------------ -------------- -------- ----------   ---------    ----------
Kevin W. Sharer.........      150,000(3)         0.82%      67.06    6/15/08   4,095,023      9,543,145
                              300,000(4)         1.64%      61.67     7/2/08   7,531,765     17,552,215

Roger M. Perlmutter.....      200,000(5)         1.09%      58.69     1/8/08   4,778,341     11,135,567
                               50,000(3)         0.27%      67.06    6/15/08   1,365,008      3,181,048
                              100,000(4)         0.55%      61.67     7/2/08   2,510,588      5,850,738

George J. Morrow........      200,000(5)         1.09%      60.00    1/19/08   4,885,205     11,384,605
                               50,000(3)         0.27%      67.06    6/15/08   1,365,008      3,181,048
                              100,000(4)         0.55%      61.67     7/2/08   2,510,588      5,850,738

Dennis M. Fenton........       60,000(3)         0.33%      67.06    6/15/08   1,638,009      3,817,258
                              120,000(4)         0.66%      61.67     7/2/08   3,012,706      7,020,886

George Morstyn..........        8,000(3)         0.04%      67.06    6/15/08     218,401        508,968
                               17,000(4)         0.09%      61.67     7/2/08     426,800        994,626

--------

(1) The potential realizable value is based on the term of the option at the time of its grant, which is seven years for the stock options granted to the Named Executive Officers. The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with SEC rules and regulations and do not represent Amgen's estimates of stock price appreciation. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option and that the option is exercised and the stock sold on the last day of its term at this appreciated stock price. No valuation method can accurately predict future stock prices or option values because there are too many unknown factors. No gain to the optionee is possible unless the stock price increases over the option term. Such a gain in stock price would benefit all stockholders.


(2) Options shown in the table have a term of seven years, subject to earlier termination if the optionee ceases employment with Amgen or an Affiliate of Amgen (as defined in the Amended and Restated 1991 Equity Incentive Plan). The vesting of all options will be automatically accelerated in the event of a Change in Control (as defined in the Amended and Restated 1991 Equity Incentive Plan). In addition, the options are subject to, in certain circumstances, certain full or partial accelerated vesting upon the death or permanent and total disability of the optionee while in the employ of Amgen or an Affiliate, or death within three months after termination of employment, or voluntary retirement of an optionee after age 60 ("Voluntary Retirement"), as provided in the option grant agreement, or at the discretion of the Compensation Committee as permitted by the Amended and Restated 1991 Equity Incentive Plan. Additionally, upon the Voluntary Retirement of an optionee who has been employed by Amgen or an Affiliate for at least 15 consecutive years, certain options shall not terminate until the earlier of the termination date set in the grant agreement or three years following the date of Voluntary Retirement.


(3) Options vest and are exercisable on the earlier to occur of (i) the first day on which the closing price of Amgen common stock equals or exceeds $100 per share and (ii) June 15, 2006.


(4) Options vest and are exercisable as to 20% of the total grant on each of the first, second, third, fourth and fifth anniversaries of the date of the grant.


(5) Options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of the date of the grant.


(6) In 2001, Amgen granted stock options covering a total of 18,309,657 shares of Amgen common stock to Amgen employees under all stock option plans maintained by Amgen and this number was used in calculating the percentages.



   Aggregated Option Exercises. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the year ended December 31, 2001, by each of the Named Executive Officers and the final year-end value of unexercised options:



                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001



                    AND FISCAL YEAR-END 2001 OPTION VALUES



                                                              Number of
                                                        Securities Underlying     Value of Unexercised
                            Shares                     Unexercised Options at    In-the-Money Options at
                         Acquired On       Value             FY-End (#)               FY-End ($)(1)
          Name           Exercise (#) Realized ($)(2) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           ------------ --------------- ------------------------- -------------------------
Kevin W. Sharer.........   234,446      10,990,649        452,440/1,979,440       5,911,565/12,922,826

Roger M. Perlmutter.....         0               0                0/350,000                        0/0

George J. Morrow........         0               0                0/350,000                        0/0

Dennis M. Fenton........   105,360       5,296,910          440,194/451,830       16,730,673/5,417,204

George Morstyn..........   109,868       5,321,301          170,604/246,140        5,569,318/5,440,116

--------

(1) Value of unexercised in-the-money options is calculated based on the market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 31, 2001, the last trading day for 2001, at a price of $56.44 per share, the fair market value of Amgen common stock on such date.


(2) Value realized is based on the market value of Amgen common stock on the respective dates of exercise, minus the applicable exercise price, and does not necessarily indicate that the optionee sold stock on that date or, at that price, or at all.

Change-in-Control Arrangements



   Effective as of October 20, 1998 (the "Effective Date"), the Amgen board of directors adopted the Amgen Inc. Change of Control Severance Plan (the "CCS Plan") which provides certain severance benefits to persons who hold certain designated positions with Amgen as of the date on which a Change of Control (as defined below) of Amgen occurs. If a Change of Control had occurred on December 31, 2001, the CCS Plan would have covered approximately 512 officers and key employees of Amgen, including each of the Named Executive Officers. Under the terms of the CCS Plan, the CCS Plan extends through December 31, 2001, subject to automatic one year extensions unless Amgen notified the participants that the term would not be extended no later than September 30, 2001. Amgen has not notified participants that the term will not be extended, so the term has been extended to December 31, 2002, subject to possible further extension. If a Change of Control occurs during the original or any extended term, the CCS Plan will continue in effect for at least 36 months following the Change of Control. Prior to the occurrence of a Change of Control, Amgen has the right to terminate or amend the CCS Plan at any time; after the occurrence of a Change of Control, the CCS Plan may not be terminated or amended in any way that adversely affects a participant's interests under the CCS Plan without the participant's written consent.



   Under the CCS Plan, a Change of Control generally will be deemed to have occurred at any of the following times: (i) upon the acquisition by any person, entity or group of beneficial ownership of 50% or more of either the then-outstanding Amgen common stock or the combined voting power of Amgen's then-outstanding securities entitled to vote generally in the election of directors; (ii) at the time individuals making up the incumbent Board (as defined in the CCS Plan) cease for any reason to constitute at least a majority of the Board; (iii) immediately prior to the consummation by Amgen of a reorganization, merger, or consolidation with respect to which persons who were the stockholders of Amgen immediately prior to such transaction do not, immediately thereafter, own more than 50% of the shares of Amgen entitled to vote generally in the election of directors; (iv) a liquidation or dissolution of Amgen or the sale of all or substantially all of the assets of Amgen; or (v) any other event which the incumbent Board, in its sole discretion, determines is a change of control.



   Under the CCS Plan, if a Change of Control occurs and a participant's employment is terminated within the two-year period immediately following the Change of Control by Amgen other than for Cause or Disability (each as defined in the CCS Plan) or by the participant for Good Reason (as defined in the CCS
Plan), the participant will be entitled to certain payments and benefits in lieu of further salary payments subsequent to such termination and in lieu of severance benefits otherwise payable by Amgen (but not including accrued vacation and similar benefits otherwise payable upon termination). In the event of such termination, the participant will receive a lump sum cash severance payment in an amount equal to the excess, if any, of (A) the product of (x) a benefits multiple (either 3, 2 or 1, depending on the participant's position (a "Benefits Multiple")), and (y) the sum of (i) the participant's annual base salary immediately prior to termination or, if higher, immediately prior to the Change of Control, plus (ii) the participant's targeted annual bonus for the year in which the termination occurs or, if higher, the participant's average annual bonus for the three years immediately prior to the Change of Control; over (B) the aggregate value (determined in accordance with Section 280G of the Internal Revenue Code) of the acceleration of vesting of the participant's unvested stock options in connection with the Change of Control. The terms of the Amended and Restated 1991 Equity Incentive Plan, the Amended and Restated 1988 Stock Option Plan and the Amended and Restated 1997 Special Non-Officer Equity Incentive Plan contain the same definition of "Change of Control" as the CCS Plan definition, and such option plans provide for the acceleration of vesting of issued and outstanding stock options upon the occurrence of a Change of Control.



   Participants who are senior executive-level staff members who are also members of the Amgen Executive Committee (which as of December 31, 2001, included each of the Named Executive Officers) have a Benefits Multiple of 3; participants who are senior management-level staff members at the level of "director" or equivalent and above (and who are not members of the Amgen Executive Committee) have a Benefits Multiple of 2; and management-level staff members at the level of "associate director" or equivalent have a Benefits Multiple of 1.

   Amgen will also provide the participant with continued health and other group insurance benefits for a period of 1 to 3 years (depending on the participant's Benefits Multiple) after the participant's termination of employment. In addition, the participant will be fully vested in his or her accrued benefits under Amgen's retirement plans and Amgen will provide the participant with additional fully vested benefits under such plans in an amount equal to the benefits the participant would have earned under the plans had the participant continued to be employed by Amgen for a number of years equal to the participant's Benefits Multiple. The participant will also be indemnified by Amgen and will be provided with directors' and officers' liability insurance (if applicable), each as set forth in the CCS Plan. In addition, if any payment, distribution or acceleration of vesting of any stock option or other right with respect to a participant who is a "disqualified individual" (within the meaning of Section 280G of the Internal Revenue Code) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Amgen will pay the participant an additional lump sum cash payment in an amount equal to 20% of the amount of the participant's "excess parachute payments" (within the meaning of Section 280G of the Internal Revenue Code). If a Change of Control had occurred on the Effective Date, each of the Named Executive Officers would have received such indemnification and liability insurance.



   The CCS Plan provides that for a period of years equal to a participant's Benefits Multiple after the participant's termination of employment, the participant will not disclose confidential information of Amgen and will not solicit or offer employment to any of Amgen's employees. In the event that the participant breaches any of such provisions, the participant will forfeit any right to receive further payments or benefits under the CCS Plan.



Employment and Compensation Arrangements



  Dr. Roger M. Perlmutter



   Pursuant to an amended and restated letter agreement, effective as of January 8, 2001, by and between Amgen and Roger Perlmutter, Dr. Perlmutter became Executive Vice President, Research and Development of Amgen. The letter agreement provides for a monthly salary of $54,167 and a $750,000 bonus which was paid within 30 days of the start of Dr. Perlmutter's employment with Amgen. Dr. Perlmutter has been guaranteed a minimum incentive payment of $750,000 for each of 2001 and 2002 under Amgen's Amended and Restated Management Incentive Plan. Amgen will also pay Dr. Perlmutter a retention bonus of $200,000 on each of the first five one-year anniversaries of the start of his employment with Amgen. Amgen has also agreed to provide Dr. Perlmutter with certain non-qualified deferred compensation benefits. See "--Executive Nonqualified Retirement Plan." In addition, Amgen also agreed to maintain and pay the premiums on a term life insurance policy in the amount of $10,000,000 for Dr. Perlmutter's benefit until 2007. In accordance with the terms of the letter agreement and in connection with Dr. Perlmutter's relocation, Amgen made a loan of $1,000,000 to Dr. Perlmutter. See "Certain Transactions."



   Dr. Perlmutter was granted an option to purchase 200,000 shares of Amgen common stock on January 8, 2001 with an exercise price of $58.6875 per share. Amgen has also agreed to grant to Dr. Perlmutter an option under the periodic stock option program to purchase 150,000 shares of Amgen common stock in each of 2001 and 2002. Dr. Perlmutter must be actively employed by Amgen on the periodic stock option program grant date in each year to receive the periodic stock option program grant for that year. On June 15, 2001 and July 2, 2001 Amgen granted to Dr. Perlmutter an option to purchase 50,000 shares and 100,000 shares of Amgen common stock with an exercise price of $67.06 per share and $61.67 per share, respectively. On January 8, 2001, Dr. Perlmutter was also awarded 111,500 shares of restricted Amgen common stock in consideration of his payment of $.0001 per share, or $11.15 in the aggregate. Amgen has a right to repurchase the restricted stock at the price paid by Dr. Perlmutter for such stock in the event that Dr. Perlmutter's employment is terminated for any reason other than his death or permanent and total disability. The repurchase option shall lapse with respect to the following number of shares on the following dates: 40,000 shares on April 1, 2002; 23,750 shares on April 1, 2003; 23,750 shares on April 1, 2004 and 24,000 shares on April 1, 2005.

   If, within the first five years of his employment with Amgen, Dr. Perlmutter's employment is terminated without cause, or he resigns from Amgen due to a reduction of his duties or base salary or annual target incentive opportunity under the Management Incentive Plan, Dr. Perlmutter will be entitled to receive three years of base salary and target incentive paid monthly and health care benefits, unless such health care benefits are obtained from another employer. Dr. Perlmutter is also entitled to receive severance benefits under the Amgen Inc. Change of Control Severance Plan in the event of a change of control of Amgen.



  Mr. George J. Morrow



   Pursuant to an amended and restated letter agreement, effective as of January 19, 2001, by and between Amgen and George J. Morrow, Mr. Morrow became Executive Vice President of Worldwide Sales and Marketing of Amgen. The letter agreement provides for a monthly salary of $54,167 and a $750,000 bonus which was paid within 30 days of the start of Mr. Morrow's employment with Amgen. Mr. Morrow has been guaranteed a minimum incentive payment of $750,000 for each of 2001 and 2002 under Amgen's Amended and Restated Management Incentive Plan. Amgen will also pay Mr. Morrow a retention bonus of $200,000 on each of the first five one-year anniversaries of the start of his employment with Amgen. Amgen has also agreed to provide Mr. Morrow with certain non-qualified deferred compensation benefits. See "--Executive Nonqualified Retirement Plan." In addition, Amgen also agreed to maintain and pay the premiums on a term life insurance policy in the amount of $15,000,000 for Mr. Morrow's benefit until 2006. Amgen also agreed to either assume responsibility for, or provide alternative compensation with respect to, a split dollar life insurance policy provided to Mr. Morrow by his former employer. In accordance with the terms of the letter agreement and in connection with Mr. Morrow's relocation, Amgen made a loan of $1,000,000 to Mr. Morrow. See "Certain Transactions."



   Mr. Morrow was granted an option to purchase 200,000 shares of Amgen common stock on January 19, 2001 with an exercise price of $60.00 per share. Amgen has also agreed to grant to Mr. Morrow an option under the periodic stock option program to purchase 150,000 shares of Amgen common stock in each of 2001 and 2002. Mr. Morrow must be actively employed by Amgen on the periodic stock option program grant date in each year to receive the periodic stock option program grant for that year. On June 15, 2001 and July 2, 2001, Amgen granted to Mr. Morrow an option to purchase 50,000 shares and 100,000 shares of Amgen common stock with an exercise price of $67.06 per share and $61.67 per share, respectively.



   If, within the first five years of his employment with Amgen, Mr. Morrow's employment is terminated without cause, or he resigns from Amgen due to a reduction of his duties or base salary or annual target incentive opportunity under the Management Incentive Plan, Mr. Morrow will be entitled to receive three years of base salary and target incentive paid monthly and health care benefits, unless such health care benefits are obtained from another employer. Mr. Morrow is also entitled to receive severance benefits under the Amgen Inc. Change of Control Severance Plan in the event of a change of control of Amgen.



  Dr. George Morstyn



   Pursuant to a letter agreement, dated July 19, 2001, by and between Amgen and Dr. George Morstyn, Dr. Morstyn resigned as Senior Vice President, Development and Chief Medical Officer as of January 1, 2002. Under the terms of the letter agreement, Dr. Morstyn will continue to be employed part-time by Amgen as Special Advisor, Development until July 31, 2004, unless his employment is terminated earlier by either himself or Amgen. The letter agreement provides for a monthly salary of $32,260. Dr. Morstyn is not eligible to participate in Amgen's Management Incentive Plan. If, prior to July 31, 2004, Dr. Morstyn's employment is terminated without cause, or he resigns from Amgen due to a reduction of his duties, title or base salary or due to an assignment of duties inconsistent with those set forth in the letter agreement, Dr. Morstyn will be entitled to receive a lump sum payment of the remaining payments due through July 31, 2004, and all outstanding and unvested stock options will vest and immediately become exercisable. Under the terms of the letter agreement, Dr. Morstyn will not be entitled to receive severance benefits under the Amgen Inc. Change of Control Severance Plan in the event of a change of control of Amgen.

Executive Nonqualified Retirement Plan



   The Amgen Inc. Executive Nonqualified Retirement Plan has been established to provide supplemental retirement income benefits for a select group of management and highly compensated employees through Amgen contributions. Participants are selected by the Compensation Committee. Dr. Perlmutter and Mr. Morrow are currently the only two participants in this plan.



   Under the plan, if Dr. Perlmutter is actively employed by Amgen on September 16, 2007, Amgen will credit a deferred compensation account for his benefit under the plan with $10,000,000. In the event that Dr. Perlmutter's employment with Amgen is terminated without cause prior to September 16, 2007, Amgen will pay to Dr. Perlmutter between January 2 and January 31 of the year following the year in which his employment was terminated a prorated portion of the $10,000,000. This prorated portion will be equal to the ratio of the number of full months of Dr. Perlmutter's active employment with Amgen over 80 months; provided, however, that if the termination of Dr. Perlmutter's employment occurs within two years after a change of control of Amgen, Dr. Perlmutter will receive the prorated portion described above, plus an amount equal to $10,000,000 minus the sum of the prorated portion, and an amount equal to the aggregate spread between the exercise prices of Dr. Perlmutter's unvested Amgen common stock options which are in the money and the vesting of which is accelerated by the change of control of Amgen and the Nasdaq National Market closing price of Amgen common stock on the date of the change of control.



   If the termination of Dr. Perlmutter's employment prior to September 16, 2007 is due to his permanent and total disability, Dr. Perlmutter will receive, on the second anniversary of the date upon which he last completed one week of active employment with Amgen, a pro rata portion of the $10,000,000 based upon the ratio of the sum of the number of full months of his active employment with Amgen plus 24 months, over 80 months.



   If Dr. Perlmutter continues to be actively employed by Amgen until January 7, 2011, Amgen will credit interest on the deferred compensation account at a rate equal to 125% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted and compounded annually, from September 16, 2007 until the date upon which the deferred compensation account and accrued interest is distributed to Dr. Perlmutter. If Dr. Perlmutter's employment is terminated for any reason prior to January 7, 2011, Amgen will credit interest on the deferred compensation account at a rate equal to 100% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted and compounded annually, from September 16, 2006 until the date upon which the deferred compensation account and accrued interest is distributed to Dr. Perlmutter.



   Under the plan, if Mr. Morrow is actively employed by Amgen on January 19, 2006, Amgen will credit a deferred compensation account for his benefit under the plan with $15,000,000. In the event that Mr. Morrow's employment with Amgen is terminated without cause prior to January 19, 2006, Amgen will pay to Mr. Morrow between January 2 and January 31 of the year following the year in which his employment was terminated a prorated portion of the $15,000,000. This prorated portion will be equal to the ratio of the number of full months of Mr. Morrow's active employment with Amgen over 60 months; provided, however, that if the termination of Mr. Morrow's employment occurs within two years after a change of control of Amgen, Mr. Morrow will receive the prorated portion described above, plus an amount equal to $15,000,000 minus the sum of the prorated portion, and an amount equal to the aggregate spread between the exercise prices of Mr. Morrow's unvested Amgen common stock options which are in the money and the vesting of which is accelerated by the change of control of Amgen and the Nasdaq National Market closing price of Amgen common stock on the date of the change of control.



   If the termination of Mr. Morrow's employment prior to January 19, 2006 is due to his permanent and total disability, Mr. Morrow will receive, on the second anniversary of the date upon which he last completed one week of active employment with Amgen, a pro rata portion of the $15,000,000 based upon the ratio of the sum of the number of full months of his active employment with Amgen plus 24 months, over 80 months.



   If Mr. Morrow continues to be actively employed with Amgen until January 19, 2011, Amgen will credit interest on the deferred compensation account at a rate equal to 125% of the 10-year moving average yield on

10-year U.S. Treasury notes, adjusted and compounded annually, from January 19, 2006 until the date upon which the deferred compensation account and accrued interest is distributed to Mr. Morrow. If Mr. Morrow's employment is terminated for any reason prior to January 19, 2011, Amgen will credit interest on the deferred compensation account at a rate equal to 100% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted and compounded annually, from January 19, 2006 until the date upon which the deferred compensation account and accrued interest is distributed to Mr. Morrow.



Nonqualified Deferred Compensation Plan



   The Amgen Inc. Nonqualified Deferred Compensation Plan has been established to provide eligible participants with an opportunity to defer a portion of their annual base salary and annual management incentive plan bonus and to earn tax-deferred returns on the deferrals. Executive officers, vice presidents and other key employees of Amgen selected by the Compensation Committee are eligible to participate in the Nonqualified Deferred Compensation Plan. The Nonqualified Deferred Compensation Plan is an unfunded plan. Participants may defer up to 50% of their annual base salary and up to 100% of their annual management incentive plan bonus, with a minimum deferral amount of $2,000. In each year Amgen may, in its sole discretion, credit any amount it desires to any participant's account under the Nonqualified Deferred Compensation Plan. Amgen has not credited any discretionary amounts to participants' accounts.



   The Compensation Committee selects measurement funds consisting of mutual funds, insurance company funds, indexed rates or other methods for the purpose of providing the basis on which gains and losses shall be attributed to account balances under the plan. The Compensation Committee may, in its sole discretion, discontinue, substitute, or add measurement funds at any time. Participants are entitled to elect to have deferrals credited to one or more measurement funds. Amgen will establish a "rabbi trust" to satisfy its obligations under the plan. Payments from the plan may be made in a lump sum or in annual installments for up to ten years at the election of the participant.



Compensation Committee Report/(3)/



   The Amgen board of directors has delegated to the Compensation Committee of the Amgen board of directors (the "Compensation Committee") the authority to establish and maintain the Job Grade and Compensation Range Tables and Merit Increase Guidelines used to establish initial salary guidelines and merit pay increases throughout Amgen and as the basis for making specific recommendations to the board of directors concerning the compensation of senior officers, including the Chief Executive Officer. In addition, the Compensation Committee administers the performance based Management Incentive Plan, Amgen's various stock option plans (collectively, "Stock Option Plans"), the 401(k) Plan, the Supplemental Retirement Plan, the Deferred Compensation Plan, the Amended and Restated Employee Stock Purchase Plan and all other compensation and benefit programs currently in place at Amgen. Compensation Committee members are all non-employee directors.



   The key components of the compensation program are base salary, annual incentive award (Management Incentive Plan), and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance and offers the opportunity to earn above average rewards when merited by individual and corporate performance.




Base Salary



   Base Salaries for all employees, including executive officers of Amgen, are determined based on an established Job Grade and Compensation Range Table that is designed to provide a Base Salary competitive with


--------

(3) The material in this report and in the performance graph is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of Amgen under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this joint proxy statement/prospectus and irrespective of any general incorporation language in such filing.

the marketplace. In monitoring the Executive Job Grade and Compensation Range Table, the members of the Compensation Committee compared compensation information derived from compensation surveys outlining compensation levels at major pharmaceutical companies, the majority of which are included in the Standard & Poor's Drug Index, and leading biotechnology companies./(4)/ Adjustments to each individual's Base Salary are made in connection with annual performance reviews. The amounts of such increases are calculated using compensation levels at comparable companies and the Merit Increase Guidelines that provide for percentage salary increases based on the position in the Compensation Range and the result of each individual's annual performance review. The Merit Increase Guidelines are adjusted annually and reflect the Compensation Committee's assessment of appropriate salary adjustments given the results of competitive surveys and general economic conditions.



Performance Based Management Incentive Plan



   The Management Incentive Plan has been established to reward participants for their contributions to the achievement of company-wide and individual performance goals. Executive officers, vice presidents and other key employees of Amgen nominated by the Chief Executive Officer and approved by the Compensation Committee, are eligible to participate in the Management Incentive Plan. Management Incentive Plan payouts are established at a level designed so that when such payouts are added to a participant's Base Salary, the resultant compensation for above average performance should exceed the average cash compensation level of comparable companies and the resultant compensation for below average performance should be less than the average cash compensation level of comparable companies.



   At the beginning of each Management Incentive Plan period, the Chief Executive Officer recommends for approval by the Compensation Committee the individual participants and the target incentive award for each participant expressed as a percentage of the base pay of the participant. The Compensation Committee establishes a formula for determining the amount of incentive award a participant may receive. Generally, a formula established by the Compensation Committee reflects both company-wide goals and specific individual performance goals for the Participant.



   As implemented by the Compensation Committee in past years, each participant's actual award under the Management Incentive Plan was based on both the determination of the extent to which such participant's individual goals were achieved (in terms of percent achievement, subject to a maximum percentage established annually by the Compensation Committee, which may not exceed 150%) and the Compensation Committee's determination of the extent to which company-wide goals were achieved (in terms of percent achievement, subject to a maximum percentage established by the Compensation Committee, which may not exceed 150%). For the 2001 Management Incentive Plan year, the formula established by the Compensation Committee to determine awards under the Management Incentive Plan was as follows: the participant's target bonus multiplied by the percent achievement of company-wide goals multiplied by the percent achievement of the participant's individual goals. Pursuant to the February 1999 amendment to the Management Incentive Plan, the maximum amount payable under the Management Incentive Plan to any participant in any calendar year may not exceed $1,800,000.





   Company-wide goals for the Management Incentive Plan period ended December 31, 2001 included goals related to profit after taxes, growth in revenue, product sales, specific product development objectives, a goal to identify and initiate research and preclinical programs for appropriate product candidates and a goal to promote the retention of key talent. The relative weightings of these six factors in determining the extent to which company-wide goals were achieved were 30%, 15%, 10%, 24%, 16% and 5%, respectively. For 2001, in order to promote the diversity of Amgen's staff, company-wide goals provided for an incentive equal to 5% of the


--------

(4) The Compensation Committee utilizes data and summaries provided by independent consulting firms to determine comparable companies, including major pharmaceutical and leading biotechnology companies, and their compensation levels.

maximum payable under company-wide goals if certain specified diversity initiatives were accomplished. This goal was achieved and resulted in the inclusion of this incentive in the 2001 Management Incentive Plan payout. Based upon evaluations by management and approved by the Compensation Committee, Amgen achieved 96% of the target company-wide goals established under the Management Incentive Plan for the period ending December 31, 2001.



Stock Option Plans



   The Stock Option Plans offered by Amgen have been established to provide all employees with an opportunity to share, along with stockholders, in the long-term performance of Amgen.



   Periodic grants of stock options are generally made annually to all eligible employees, with additional grants being made to certain employees upon commencement of employment and occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Stock options granted under the various stock option plans generally have a three-, four- or five-year vesting schedule and generally expire seven years from the date of grant. The exercise price of options granted under the stock option plans is 100% of the fair market value of the underlying stock on the date of grant. Guidelines for the number of stock options for each participant in the periodic grant program generally are determined by a procedure established by the Compensation Committee based upon several factors including the salary grade midpoint, the performance of each participant and the approximate market price of the stock at the time of grant. The size of the grants, as developed under the procedure, are targeted to be somewhat above competitive levels as a reflection of both the added incentive to continue the favorable competitive performance of Amgen, as well as the risk attached to the future growth of the biotech industry.



   In June 2001, the Compensation Committee approved a special stock option award to all eligible employees. These awards were intended to serve as a means to retain valuable contributors to Amgen's long-term success. The options have an exercise price equal to 100% of the fair market value of the underlying stock on the grant date and contain a special vesting provision providing that the options will vest on the earlier of (i) the date on which the closing price of Amgen common stock equals or exceeds $100 per share and (ii) June 15, 2006.



CEO Compensation



   Mr. Sharer's Base Salary, Management Incentive Plan payout and grants of stock options were determined in accordance with the criteria described in the "Base Salary," "Performance Based Management Incentive Plan" and "Stock Option Plans" sections of this report. Mr. Sharer's Base Salary for 2001 of $933,333 reflects the board's assessment of his very favorable performance and his position in the Grade and Range Table.



   The Management Incentive Plan target for Mr. Sharer for the Management Incentive Plan period ended December 31, 2001 was set at 100% of Base Salary. The actual award under the Management Incentive Plan for the Management Incentive Plan period ended December 31, 2001 was $860,533, or 92.2% of Base Salary. Payments made to Mr. Sharer as a participant in the Management Incentive Plan for the period ended December 31, 2001 reflect both Amgen's level of achievement of company-wide goals and Mr. Sharer's level of achievement of his individual performance objectives, which included goals relating to: profit after taxes, growth in revenue, product sales, product development, research and preclinical programs for appropriate product candidates and a goal to promote the retention of key talent.



   In June 2001 and July 2001, Mr. Sharer was granted a special option and a periodic option, respectively, to purchase 150,000 and 300,000 shares of Amgen common stock at 100% of fair market value on the date of grant, or $67.06 and $61.67 per share, respectively. Both grants reflect the board's assessment of the substantial contributions made by Mr. Sharer to the long-term growth and performance of Amgen.



   The Compensation Committee intends to design and administer its compensation plans to support the achievement of Amgen's long-term strategic objectives, to enhance stockholder value and to attract and retain highly qualified employees. To the extent consistent with these objectives, the Compensation Committee intends to comply with Section 162(m) of the Internal Revenue Code to achieve deductibility of compensation for tax purposes. Section 162(m) of the Internal Revenue Code places a one million dollar limit on the amount of non-performance based compensation for each Named Executive Officer that may be deducted by Amgen for tax purposes. The Compensation Committee has been advised that based upon prior stockholder approval of the material terms of the Management Incentive Plan and the Amended and Restated 1991 Equity Incentive Plan and Section 162(m) transition rules, compensation under these plans is excluded from this limitation provided that the other requirements of
Section 162(m) are met.



               COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS



                      Franklin P. Johnson, Jr., Chairman


                                Jerry D. Choate


                              Frederick W. Gluck


                                Steven Lazarus


                                J. Paul Reason



Compensation Committee Interlocks and Insider Participation



   During 2001, Amgen's Compensation Committee consisted of Messrs. Choate, Gluck, Johnson and Lazarus and Adm. Reason, all of whom are non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.



Audit Committee Report/(5)/



   The Audit Committee has reviewed and discussed with management Amgen's audited consolidated financial statements as of and for the year ended December 31, 2001.



   The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.



   The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Ernst & Young LLP their independence.



   Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Amgen board of directors that the audited consolidated financial statements referred to above be included in Amgen Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC.





                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS



                        William K. Bowes, Jr., Chairman


                               Gilbert S. Omenn


                               Judith C. Pelham


--------

(5) The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of Amgen under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this joint proxy statement/prospectus and irrespective of any general incorporation language in such filing.

Performance Measurement Comparison



   The chart set forth below shows the value of an investment of $100 on December 31, 1996 in each of Amgen common stock, the Amex Biotech Index (the "Amex Biotech"), the Standard & Poor's Drug Index (the "S&P Drug") and the Standard & Poor's 500 Index (the "S&P 500"). All values assume reinvestment of the pre-tax value of dividends paid by companies included in these indices and are calculated as of December 31 of each year. The historical stock price performance of Amgen common stock shown in the performance graph below is not necessarily indicative of future stock price performance.




         Amgen Stock Price vs. Amex Biotech, S&P Drug, S&P 500 Indices


                Comparison of Five Year Cumulative Total Return


               Value of Investment of $100 on December 31, 1996


                                    [CHART]


                       12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01
                       -------- -------- -------- -------- -------- --------
   Amgen Inc.           100.00   99.54    192.30   441.85   470.35   415.18
   Amex Biotech         100.00   112.56   128.30   271.27   439.59   402.36
   S&P Drug             100.00   159.33   241.66   198.96   276.19   213.94
   S&P 500              100.00   133.35   171.46   207.54   188.65   166.24

                             CERTAIN TRANSACTIONS



   Amgen has made loans to Drs. Bonanni and Perlmutter and Messrs. Brian M. McNamee, Richard D. Nanula, and Morrow, all of whom are executive officers of Amgen. Each of the loans to Drs. Bonanni and Perlmutter and Messrs. McNamee and Morrow are evidenced by a full recourse promissory note secured by real estate valued in excess of the principal balance of such loan. The loan to Mr. Nanula is evidenced by a full recourse unsecured promissory note. The loans to Drs. Bonanni and Perlmutter and Messrs. McNamee and Morrow were made in connection with their respective relocations closer to Amgen. Amgen has made two loans to Dr. Bonanni, each for $250,000, one of which provides that Amgen will forgive 20% of the loan principal on each anniversary of Dr. Bonanni's employment until the loan is paid in full and interest payments will be reduced correspondingly. Dr. Bonanni commenced employment with Amgen in April 1999. Amgen made a loan to Dr. Perlmutter for $1,000,000 in January 2001, to Mr. McNamee for $500,000 in May 2001, to Mr. Morrow for $1,000,000 in March 2001 and to Mr. Nanula for $3,000,000 in May 2001. The annual interest rate on the loans to each officer was 5.0% during the year ended December 31, 2001 and will be 4.0% for the year ending December 31, 2002. These interest rates are established and adjusted annually based on the average introduction rates on adjustable loans offered by California banks and savings and loans. Including principal and accrued interest, the largest aggregate indebtedness since January 1, 2001, under the loans of Dr. Bonanni, Messrs. McNamee, Morrow and Nanula and Dr. Perlmutter were $450,000, $500,000, $1,000,000, $3,070,412, and $1,000,000, respectively, in 2001. The aggregate outstanding indebtedness at March 15, 2002 of each of Dr. Bonanni, Messrs. McNamee, Morrow and Nanula and Dr. Perlmutter under such loans was $400,000, $500,000, $1,000,000, $3,101,667 and $1,000,000,
respectively.



   On March 2, 2001, Amgen signed a letter agreement with Dr. Joan Kreiss, the wife of Dr. Perlmutter, Executive Vice President, Research, regarding possible funding of research grants for certain scientific work conducted by Dr. Kreiss. Under the terms of the letter agreement, if Dr. Kreiss relocates to Southern California, Amgen will work with Dr. Kreiss and any new university with which she affiliates to try to obtain fellowships or grants to replace those that Dr. Kreiss is unable to transfer, if any. In addition, if replacement fellowships or grants cannot be obtained from other sources, Amgen, as part of its general scientific research mission or through its charitable contribution programs, will work with Dr. Kreiss and the new university with which she affiliates to fund any deficits or grants which are attributable to fellowships or grants that she is not able to transfer, up to an amount not to exceed $1,250,000 per year for a period of five years from the date that Dr. Kreiss assumes a new position in Southern California. Amgen did not fund any amounts pursuant to this agreement in 2001.

                                 OTHER MATTERS



Section 16(a) Beneficial Ownership Reporting Compliance



   Section 16(a) of the Securities Exchange Act of 1934 requires Amgen's executive officers and directors, and persons who own more than 10% of a registered class of Amgen's equity securities ("Reporting Persons"), to file reports of ownership and changes in ownership with the SEC and with the Nasdaq National Market. Reporting Persons are required by SEC regulations to furnish Amgen with copies of all forms they file pursuant to Section 16(a). Based solely on its review of the copies of such reports received by it, and written representations from certain Reporting Persons that no other reports were required for those persons, Amgen believes that, during the year ended December 31, 2001, the Reporting Persons complied with all Section 16(a) filing requirements applicable to them, except that one report covering one transaction in 2001 was filed late by Mr. Franklin P. Johnson, Jr.



Fees Paid to the Independent Auditors



  Audit Fees



   The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Amgen's annual consolidated financial statements for the year ended December 31, 2001 and the reviews of the unaudited interim financial statements included in Amgen's Forms 10-Q for the year ended December 31, 2001 ("Audit Services") were $910,000.



  Financial Information Systems Design and Implementation Fees



   Ernst & Young LLP did not perform any professional services with respect to financial information systems design and implementation for the year ended December 31, 2001 ("Technology Services").



  All Other Fees



   The aggregate fees billed by Ernst & Young LLP for professional services other than Audit Services and Technology Services for the year ended December 31, 2001 were $3,619,000, including tax and audit related services of $2,566,000 and $943,000, respectively. Audit related services principally include fees for accounting consultations and statutory audits of Amgen's foreign subsidiaries.

             CHAPTER FIVE--OTHER IMMUNEX ANNUAL MEETING PROPOSALS



                                  PROPOSAL 2



                             ELECTION OF DIRECTORS





   The shareholders will elect an Immunex board of directors consisting of nine directors, each of whom will hold office for one year and until their successor is elected and qualified to serve. However, if the merger is consummated, these newly-elected directors will no longer be Immunex directors, although Mr. Fritzky will serve as a director of Amgen. Although it is currently anticipated that the merger could be completed as early as June 2002, after the approval of the Immunex shareholders has been obtained at the Immunex annual meeting, Immunex cannot guarantee that the merger will be consummated as anticipated.



   Pursuant to the amended and restated governance agreement, Wyeth is entitled to designate two directors, known as the Wyeth directors, who can be officers or employees of Wyeth and one independent director for election to the Immunex board of directors. While Wyeth has not yet designated a candidate to serve as an independent director, it may do so at any time. For more information regarding this topic, see "Relationship with Wyeth--Governance Agreement-- Designation of Candidates for the Immunex board of directors." Proxies may not be voted for a greater number of persons than the number of nominees named.



   The Immunex board of directors has approved the nominees named below, who were designated in accordance with the governance agreement. Unless otherwise instructed, persons named in the accompanying proxy will vote in favor of those nominees. Although Immunex anticipates that all the nominees will be available to serve as directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will be voted in favor of the election of such substitute nominees in accordance with the governance agreement.



   The Immunex board of directors recommends that you vote "FOR" each of the nominees listed below.



   The following table sets forth the name and age of each nominee for election as a director, the positions and offices held by the nominee with Immunex and the period during which the nominee has served as a director of Immunex:



Name                          Age     Positions and Offices With Immunex     Director Since
----                          --- ------------------------------------------ --------------
Edward V. Fritzky............ 51  Chief Executive Officer; President;             1994
                                  Chairman of the Immunex board of directors
Kirby L. Cramer.............. 65  Director                                        1987
Robert J. Herbold............ 59  Director                                        2001
John E. Lyons................ 76  Director                                        1993
Joseph M. Mahady*............ 48  Director                                        1998
Edith W. Martin.............. 56  Director                                        1993
Peggy V. Phillips............ 48  Executive Vice President; Chief Operating       1996
                                  Officer; Director
Lawrence V. Stein*........... 52  Director                                        2000
Douglas E. Williams.......... 44  Executive Vice President; Chief Technology      1996
                                  Officer; Director

--------

*  Designated for election by Wyeth.



EDWARD V. FRITZKY



   Mr. Fritzky has been Chief Executive Officer and Chairman of the Immunex board of directors since January 1994. In April 1999, Mr. Fritzky was named President. Mr. Fritzky was President of Lederle Laboratories, a division of American Cyanamid Company, from 1992 to 1994 and Vice President of Lederle from 1989 to 1992. Prior to joining Lederle, Mr. Fritzky was an executive of Searle Pharmaceuticals, Inc., a subsidiary of Monsanto Company. During his tenure at Searle, Mr. Fritzky was Vice President, Marketing and later President and General Manager of Searle Canada, Inc. and Lorex Pharmaceuticals, a joint venture company. Mr. Fritzky also serves on the board of directors of Geron Corporation and SonoSite, Inc. Mr. Fritzky received a B.A. from Duquesne University and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Fritzky is the Chair of the Immunex succession planning committee.



KIRBY L. CRAMER



   Mr. Cramer has been a director since October 1987. Mr. Cramer is Chairman of SonoSite, Inc. and Northwestern Trust and Investors Advisory Company and Chairman Emeritus of Hazleton Laboratories Corporation. He also serves on the board of directors of Array BioPharma Inc., DJ Orthopedics, LLC, Life Sciences Research, Inc. (LSR), Landec Corporation, The Commerce Bank of Washington, and Corus Pharma, Inc. Mr. Cramer is the Chair of the Immunex compensation committee and stock option plan administration committee.



ROBERT J. HERBOLD



   Mr. Herbold has been a director since March 2001. Mr. Herbold was Executive Vice President and Chief Operating Officer of Microsoft Corporation from November 1994 to February 2001. He is currently working part time for Microsoft as Executive Vice President. Also, he is Managing Director of Herbold Group, LLC, a consulting firm. Mr. Herbold was employed by The Procter & Gamble Company from 1968 to November 1994, and served as Senior Vice President, Advertising and Information Services from 1989 to 1994. He also serves on the board of directors of Weyerhaeuser Company, Agilent Technologies Inc., World Wide Packets Inc., Cintas Corporation, and Terabeam Corporation. Mr. Herbold is the Chair of the Immunex audit committee.



JOHN E. LYONS



   Mr. Lyons has been a director since June 1993. Mr. Lyons retired as Vice Chairman of the Board of Merck & Company, Inc. in 1991. He joined Merck in 1950 as a Research Chemist and held a number of senior marketing and sales positions in the Merck, Sharp & Dohme division of Merck, serving as its President from 1975 to 1985. He was named Corporate Senior Vice President of Merck in 1982, Executive Vice President in 1985, and Vice Chairman of the Merck board of directors in 1988. Mr. Lyons also serves on the board of directors of Synaptic Pharmaceutical Company.



JOSEPH M. MAHADY



   Mr. Mahady has been a director since February 1998. Mr. Mahady has held various positions with Wyeth and Wyeth-Ayerst since 1979. He has been President of Wyeth-Ayerst North America since September 1997. From August 1995 to October 1997, he was President of Wyeth-Ayerst Pharmaceutical Business Division, having been named Senior Vice President in February 1995 and Vice President in October 1991. For a discussion of Wyeth's right to designate Mr. Mahady as a director, see the section entitled "Relationship with Wyeth."



EDITH W. MARTIN



   Dr. Martin has been a director since June 1993. Dr. Martin has been the Chief Executive Officer of Advanced Global Technologies, Inc. since 1992 and Chief Executive Officer of Mill Iron 4 Mill Iron Enterprises since 1994. From March 1999 to March 2000, Dr. Martin was Vice President and Chief Information Officer of Halliburton Company. Dr. Martin was Vice President and Chief Information Officer of Eastman Kodak Company from January 1996 to December 1997. From September 1994 to February 1996, Dr. Martin was the Executive Vice President and Chief Technology Officer of the Student Loan Marketing Association, or Sallie Mae. From 1992 to September 1994, Dr. Martin was Vice President and Chief Information Officer of the International Telecommunications Satellite Organization, or INTELSAT. Prior to joining INTELSAT, Dr. Martin was Vice President, High Technology Center, The Boeing Company. Dr. Martin also serves on the board of directors of Heska Corporation.



PEGGY V. PHILLIPS



   Ms. Phillips has been a director since July 1996. She joined Immunex in 1986 and was named Senior Vice President, Pharmaceutical Development in September 1994. In October 1999, Ms. Phillips was named Executive Vice President and Chief Operating Officer. She was elected an executive officer of Immunex in July 1995. From 1991 until its dissolution in January 1995, Ms. Phillips was Senior Vice President and Chief Operating Officer of Immunex Research and Development Corporation, a former wholly-owned research and development subsidiary of Immunex. Ms. Phillips received an M.S. in microbiology from the University of Idaho.



  LAWRENCE V. STEIN



   Mr. Stein has been a director since June 2000. Mr. Stein has been Senior Vice President and Deputy General Counsel of Wyeth since June 2001. He was Vice President and Deputy General Counsel of Wyeth from June 2000 to June 2001. He was Senior Vice President and Chief Legal Counsel of Wyeth-Ayerst and Genetics Institute, Inc. and Associate General Counsel of Wyeth from September 1997 to June 2000. From November 1992 to August 1997, Mr. Stein was Senior Vice President and General Counsel of Genetics Institute. For a discussion of Wyeth's right to designate Mr. Stein as a director, see the section entitled "Relationship with Wyeth." Mr. Stein is a co-Chair of the Immunex nominating committee.



  DOUGLAS E. WILLIAMS



   Dr. Williams has been a director since April 1996. He joined Immunex in 1988 and was Vice President, Research and Development from 1992 until September 1994, when he was named Senior Vice President, Discovery Research. Dr. Williams was named Executive Vice President and Chief Technology Officer in October 1999. He was elected an executive officer of Immunex in July 1995. Dr. Williams also serves on the board of directors of Genesis Research and Development Corporation Limited, Amnis Corporation, and Seattle Genetics. Dr. Williams received a Ph.D. in physiology from the State University of New York at Buffalo, Roswell Park Memorial Institute Division. Dr. Williams is a co-Chair of the Immunex nominating committee.



Information on Committees of the Immunex Board of Directors and Meetings



   During the last fiscal year there were nine meetings of the Immunex board of directors. All incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Immunex board of directors and the total number of meetings of all committees on which they served.



   In accordance with the governance agreement, the Immunex board of directors maintains an audit committee, a compensation committee, a nominating committee, a stock option plan administration committee and a succession planning committee.



   The audit committee, currently composed of Messrs. Cramer, Herbold (Chair) and Lyons and Dr. Martin is responsible, among other things, for recommending the selection of certified public accountants to the Immunex board of directors, reviewing the scope and results of the audits and reviewing for Immunex its accounting policies and procedures, and system of internal controls. During the past fiscal year, there were four audit committee meetings. Each of these directors is independent, as defined by the National Association of Securities Dealers, and meets the applicable requirements for financial literacy and expertise.



   The compensation committee, currently composed of Messrs. Cramer (Chair), Herbold, Lyons and Stein, and Dr. Martin, is responsible for, among other things, recommending to the Immunex board of directors the adoption and amendment of employee benefit plans and arrangements and the engagement of, and terms of any employment agreements and arrangements with, and termination of, all corporate executive officers. During the past fiscal year, there were three compensation committee meetings. In addition, the compensation committee met jointly with the stock option plan administration committee five times during the past fiscal year.



   The nominating committee, currently composed of Mr. Stein (co-Chair) and Dr. Williams (co-Chair), is responsible for the nomination of directors and the solicitation of shareholder proxies. Under the governance agreement, designation of directors for nomination is to be made exclusively by Immunex and Wyeth. During the past fiscal year, there was one nominating committee meeting.



   The stock option plan administration committee, currently composed of Messrs. Cramer (Chair), Mahady and Stein, and Dr. Martin, is responsible, among other things, for administering all of the Immunex stock option plans. During the past fiscal year, there were four stock option plan administration committee meetings. In addition, the stock option plan administration committee met jointly with the compensation committee five times during the past fiscal year.



   The succession planning committee, currently composed of Messrs. Cramer, Fritzky (Chair) and Stein, is responsible for planning for the succession of officers and for aiding in the identification and development of qualified candidates for successors to the current executive officers and holders of key leadership positions throughout Immunex. During the past fiscal year, there was one succession planning committee meeting.



Compensation of Directors



   Each independent director receives $6,000 per quarter and, if the independent director is a chairperson of a committee, an additional $1,000 per quarter. In addition, each independent director receives $1,000 for each Immunex board of directors meeting and each committee meeting attended in person and $500 for each meeting attended telephonically. Directors designated for election by the management of Immunex, known as management directors, and Wyeth directors receive no additional compensation for attending Immunex board of directors or committee meetings.



   In 2001, each continuing independent director was entitled, under the Immunex Stock Option Grant Program for Nonemployee Directors, to receive an annual grant of an option to purchase 20,000 shares of Immunex common stock immediately following the Immunex annual meeting of shareholders. All such options vest at a rate of 20% per year over a five-year period. In February 2001, the Immunex board of directors suspended the Immunex Stock Option Grant Program for Nonemployee Directors and adopted a Stock Option Grant Program for Nonemployee Directors under the Immunex 1999 Stock Option Plan. Under this program each independent director receives a one-time grant of an option to purchase 30,000 shares of common stock on the day such director is initially elected or appointed to the Immunex board of directors. Pursuant to the Stock Option Grant Program for Nonemployee Directors under the Immunex 1999 Stock Option Plan, Mr. Herbold received a one-time grant of an option to purchase 30,000 shares of common stock on the day of his initial appointment to the Immunex board of directors.

                                  PROPOSAL 3



               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS







   On February 12, 2002, the Immunex board of directors unanimously approved the recommendation of the Immunex audit committee that Ernst & Young LLP be retained as independent auditors and selected and appointed Ernst & Young LLP to serve as the independent auditors of Immunex for the year ending
December 31, 2002. The Immunex board of directors' selection and appointment is subject to reconsideration by the Immunex board of directors in the event that Immunex shareholders fail to ratify the selection of Ernst & Young LLP pursuant to this Proposal 3. The Immunex board of directors believes that Ernst & Young LLP, having been the auditor of Immunex since the company's inception, has the advantage of a longstanding, constructive relationship with Immunex. Fees paid to Ernst & Young LLP for the last fiscal year were: $224,000 for the annual audit, $76,000 for audit related services, and $551,000 for all other non-audit services.



   If the shareholders fail to approve this Proposal 3, the Immunex board of directors will reconsider whether or not to retain Ernst & Young LLP as the company's independent auditors. Whether or not the selection of Ernst & Young LLP is ratified, the Immunex board of directors in its discretion may retain Ernst & Young LLP or direct the appointment of a different independent accounting firm at any time during the year if the board of directors determines that such action would be in the best interests of Immunex or its shareholders.



   A representative of Ernst & Young LLP is expected to be present at the Immunex annual meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.



   To ratify the Immunex board of directors'selection and appointment of Ernst & Young LLP, certified public accountants, to serve as the independent auditors of Immunex, the votes cast in favor of this proposal must exceed the votes cast in opposition to this proposal.



   The Immunex board of directors unanimously recommends that you vote "FOR" ratification of its selection and appointment of Ernst & Young LLP, certified public accountants, to serve as the independent auditors of Immunex for the year ending December 31, 2002.

                      SHARE OWNERSHIP OF CERTAIN PERSONS





Principal Shareholders



   The following table sets forth as of March 19, 2002, information regarding all shareholders known by Immunex to be the beneficial owners of more than 5% of outstanding voting securities of Immunex, based on publicly available information.



                                                    Amount and Nature of Percent of
Name and Address of Beneficial Owner Title of Class Beneficial Ownership   Class
------------------------------------ -------------- -------------------- ----------
 Wyeth..............................  Common Stock      223,378,088(1)       41%
    Five Giralda Farms
    Madison, New Jersey 07940

 Amgen Inc..........................  Common Stock      223,378,088(2)       41%
    One Amgen Center Drive
   Thousand Oaks, California 91320



--------

(1) In a filing on Schedule 13D/A, dated December 18, 2001, Wyeth reported shared voting and shared dispositive power over all of the shares that it beneficially owns.


(2) In a filing on Schedule 13D, dated December 21, 2001, Amgen Inc. reported sole voting power with respect to certain matters and no dispositive power over all the shares of Immunex common stock beneficially owned by Wyeth. Amgen expressly disclaimed beneficial ownership of any of the shares of Immunex stock which it has the power to vote. Amgen has the power to vote these shares pursuant to the voting agreement that Amgen entered into with Wyeth, MDP Holdings, Inc. and Lederle Parenterals, Inc., dated December 16, 2001, in connection with the merger.

Security Ownership of Management



   The following table sets forth as of March 19, 2002, the number of outstanding Immunex voting securities beneficially owned by (1) each director and each director nominee, (2) each executive officer for whom compensation is reported in this joint proxy statement/prospectus, and (3) all current directors and executive officers as a group.



                                                                       Amount and Nature of Percent of
Name of Beneficial Owner                                Title of Class Beneficial Ownership   Class
------------------------                                -------------- -------------------- ----------
Edward V. Fritzky......................................  Common Stock       3,257,964(1)         *
Peggy V. Phillips......................................  Common Stock       1,397,045(2)         *
Douglas E. Williams....................................  Common Stock       1,020,600(3)         *
John E. Lyons..........................................  Common Stock         334,000(4)         *
David A. Mann..........................................  Common Stock         395,280(5)         *
Barry G. Pea...........................................  Common Stock         254,684(6)         *
Edith W. Martin........................................  Common Stock         118,000(7)         *
Kirby L. Cramer........................................  Common Stock         109,000(8)         *
Robert J. Herbold......................................  Common Stock          11,000(9)         *
Joseph M. Mahady.......................................  Common Stock              --           --
Lawrence V. Stein......................................  Common Stock              --           --
All current directors and executive officers as a group
  (11 persons).........................................  Common Stock       6,897,573          1.3%



--------

*  Less than 1% of the outstanding shares of common stock.


(1) Includes 3,001,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.


(2) Includes 1,382,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.


(3) Includes 1,020,600 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.


(4) Includes 334,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.


(5) Includes 395,280 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.


(6) Includes 253,960 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.


(7) Includes 106,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.


(8) Includes 106,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.


(9) Includes 10,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

                            RELATIONSHIP WITH WYETH



Background



   In June 1993, Immunex merged with American Cyanamid Company's Lederle Oncology business. In November 1994, Wyeth acquired all of the outstanding shares of common stock of Cyanamid. Thus, Wyeth became the owner of Cyanamid's then approximate 54% interest in Immunex common stock. Before Wyeth's purchase of Cyanamid, Immunex entered into an agreement with Wyeth under which Wyeth agreed to protect the rights of Immunex under its agreements with Cyanamid and be bound by Cyanamid's obligations under these agreements. Wyeth or various divisions or affiliates of Wyeth have assumed some of the rights and obligations of Cyanamid under the agreements that Immunex entered into with Cyanamid at or after the time of the 1993 merger, including various supply, license and distribution agreements. In the following discussion, Wyeth refers to Wyeth, or its various divisions or affiliates, including Cyanamid.



   As of March 19, 2002, Wyeth beneficially owned approximately 41% of the outstanding Immunex common stock.



   Immunex and Wyeth are parties to numerous agreements that Wyeth assumed from Cyanamid or that Immunex entered into directly with Wyeth. The agreements summarized below, in particular the governance agreement and the product rights agreement, establish the framework for the ongoing relationship between Immunex and Wyeth. The summary is not complete and is qualified in its entirety by reference to the governance agreement and the product rights agreement themselves, which are filed as exhibits to various reports, proxy statements or other information that Immunex has filed with the SEC. In addition, as noted below, a number of these agreements will be modified (or, in some cases, terminated) upon the effectiveness of the proposed merger with Amgen. Wyeth has entered into certain agreements with Amgen that will take effect if and when the merger is consummated. For a description of the agreement among Amgen, Wyeth and American Cyanamid Company, see the section entitled "Other Agreements with Wyeth--Agreement Regarding Governance and Commercial Matters" as well as the sections below.



Governance Agreement



  Overview



   The governance agreement includes, among other matters, provisions relating to:



   . corporate governance, including the composition of the Immunex board of directors;



   . Wyeth's right to purchase additional shares of Immunex common stock from Immunex if specified events occur;



   .   future purchases and sales of Immunex common stock by Wyeth;



   . the requirement that members of the Immunex board of directors designated by Wyeth approve specified corporate actions; and



   . the requirement that a supermajority of the members of the Immunex board of directors approve specified corporate actions.





   In August 2000, Immunex and Wyeth amended some terms of the governance agreement. The changes took effect in November 2000, after Wyeth's ownership interest in Immunex common stock fell below 45%.

  Designation of Candidates for the Immunex board of directors



   The Immunex board of directors, following the annual meeting, will consist of nine directors. Under the governance agreement and given Wyeth's current percentage ownership of Immunex common stock, three directors are designated for election by Immunex management, two are designated for election by Wyeth and four independent directors are designated for election by agreement between Immunex and Wyeth. Wyeth has the right to designate a fifth independent director for election, but has not exercised this right.



   During the term of the governance agreement, the number of directors that Wyeth has the right to designate is determined by Wyeth's current percentage ownership of Immunex common stock. If Wyeth beneficially owns:



   .   less than 20%, Wyeth will have no right to designate any directors;



   . 20% or above but less than 35%, Wyeth will have the right to designate one director;



   . 35% or above but less than 45%, Wyeth will have the right to designate two directors;



   . 45% or above but less than 65%, Wyeth will have the right to designate three directors; and



   .   65% or above, Wyeth will have the right to designate four directors.





In each case, the governance agreement gives the management of Immunex the right to designate at least three directors. In addition, if Wyeth beneficially owns below 45%, there will be at least four independent directors.



   In the event that changes to Wyeth's interest result in more Wyeth directors on the Immunex board of directors than Wyeth has the right to designate, Wyeth has agreed that it will promptly cause to resign, and take all other action reasonably necessary to cause the prompt removal of, that number of Wyeth directors as required to make the remaining number of Wyeth directors conform with the terms of the governance agreement.



   Wyeth and the management directors each have the right, with some exceptions, to designate replacement directors for Wyeth or management directors whose terms have ended or who have been removed from office upon resignation, retirement, disqualification, death or other cause. The Immunex board of directors will elect each person so designated upon nomination by the Nominating Committee, which consists of an equal number of management directors and Wyeth directors. No individual who is an officer, director, partner or principal shareholder of any of the competitors of Immunex (other than Wyeth and its affiliates) may be designated to serve as an Immunex director.



   In any election of directors or any meeting of Immunex shareholders called expressly for the removal of directors, Wyeth has agreed to vote its shares for all nominees in proportion to the votes cast by other Immunex shareholders, except that Wyeth and its affiliates may cast any or all of their votes, in their sole discretion, (a) in favor of any nominee designated by Wyeth under the governance agreement and (b) in connection with any election contest to which Rule 14a-11 under the Securities Exchange Act of 1934 applies. With limited exceptions, in all other matters submitted to a vote of Immunex shareholders, Wyeth may vote any or all of its shares in its sole discretion.





  Approval Rights



   So long as Wyeth has the right to designate at least two of the directors of Immunex, the approval of at least one director designated by Wyeth is required for the Immunex board of directors to approve and authorize certain corporate actions. Actions requiring this approval include:



   . the entry by Immunex into any merger or consolidation or acquisition of any business or assets that would constitute more than 10% of the fair market value of the total assets of Immunex;

   . the sale, lease, pledge, grant of a security interest in, license, transfer or other disposal of more than 10% of the fair market value of the total assets of Immunex;



   . with specified exceptions, the issuance by Immunex of any debt or equity securities or other capital stock;



   . a reclassification, split, redemption or other acquisition of any Immunex debt or equity securities;



   . any amendment to the articles of incorporation or bylaws of Immunex or any change in the size or composition of the Immunex board of directors or a committee thereof, except in accordance with the governance agreement;



   . the establishment of any committee of the Immunex board of directors not specifically described in the governance agreement;





   . the institution by Immunex of any shareholder rights plan or similar plan or device;



   . the dissolution, adoption of a plan of liquidation or any action to commence any bankruptcy or similar proceeding;



   . the acquisition by Immunex of technology or products under any license or similar arrangement unless the purchase price or the fair market value of the technology or products is less than $15 million;



   . the payment or discharge of any claim, liability or obligation other than in the ordinary course of business by Immunex, except where such claim, liability or obligation does not exceed a threshold of $15 million;



   . the commencement or termination of any suit, litigation or proceeding with respect to patent rights, and any other suit, litigation or proceeding that involves a claim, liability or obligation in excess of $15 million or that is material to the business or assets of Immunex; and



   . any (a) incurrence of indebtedness for borrowed money other than as provided for in the annual operating plans of Immunex or (b) capital expenditure by Immunex that is greater than both (1) $15 million and (2) the amount provided for such expenditure in the annual operating plans of Immunex.





   The approval of seven directors (or, if the Immunex board of directors consists of more than nine persons, that number of directors that represents 70% of the total number of directors, rounded up) is required under the governance agreement for Immunex board of directors' approval of:



   . the employment of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Scientific Officer of Immunex;



   . the annual operating plans of Immunex, which are required to include all material capital expenditures and borrowing plans applicable to the year in question;



   .   the five-year product development and facility plans of Immunex; and



   . amendment of the governance agreement or provisions of the articles of incorporation or bylaws of Immunex implementing the governance agreement (this act also requires the approval of at least two independent directors).








   The approval of six directors, which six directors must include each of the independent directors, is required to authorize and approve the termination of any of the senior officers of Immunex listed above.



  Subscription Rights of Wyeth



   So long as Wyeth has the right to designate at least one Immunex director, Immunex must offer Wyeth the right, in advance, to purchase a pro rata share of any new securities Immunex proposes to issue. This right does not apply, however, to securities issued upon exercise of outstanding options or warrants, or to other issuances specified in the governance agreement.

   So long as Wyeth has the right to designate at least one Immunex director, Wyeth has the option to purchase from Immunex on a quarterly basis additional shares of Immunex common stock or other voting stock to the extent necessary to permit Wyeth to maintain its percentage ownership of Immunex common stock or other voting stock, as the case may be, as of the immediately preceding quarter. The per share price of the shares purchased pursuant to this right is equal to the fair market value of the shares, as determined in accordance with the governance agreement, on the date of Wyeth's purchase.



  Transfer of Immunex Common Stock by Wyeth



   Under the governance agreement, Wyeth is prohibited from transferring shares of Immunex common stock except in an underwritten public offering, or as permitted by the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, or to a wholly-owned Wyeth subsidiary. Also, except in an underwritten public offering, Wyeth may not transfer an amount in excess of 1% of the outstanding shares of Immunex common stock on any given day, nor may any Wyeth transfer result in the creation of a 5% shareholder of Immunex common stock.



   Wyeth may, however, transfer all, but not less than all, of the shares of Immunex common stock it beneficially owns to any other person other than an affiliate of Wyeth, provided that the other person has offered to acquire all of the outstanding shares of Immunex common stock on the same terms and conditions as those offered to Wyeth. If Wyeth intends to transfer its shares of Immunex common stock, Wyeth is required to notify Immunex of that intent and, for three months after that notice, Immunex has the opportunity to present to Wyeth a potential buyer willing to purchase all, but not less than all, of the shares of Immunex common stock beneficially owned by Wyeth. In the event that Immunex presents a potential buyer, Wyeth may not consummate a sale on terms less favorable to Wyeth than those proposed by the potential buyer.



  Material Transactions with Wyeth



   Immunex may not enter into any contract, agreement or transaction with Wyeth or any of its affiliates that is material to the business of Immunex, taken as a whole, unless two-thirds of the members of the Immunex board of directors, excluding Immunex directors designated by Wyeth and including at least two independent directors, approve that contract, agreement or transaction.



  Registration Rights



   Under the governance agreement, a group of Immunex securities, all of which are currently beneficially owned by Wyeth, are referred to as registrable securities. The registrable securities include the securities issued to Cyanamid as part of the 1993 merger and any securities issued pursuant to the governance agreement. The holders of at least 25% of the registrable securities may request that Immunex file a registration statement under the Securities Act of 1933 covering the registration of any or all registrable securities held by those holders. Immunex is not obligated to effect more than three of these registrations. The governance agreement, however, does not limit the number of short-form registrations on Form S-3 that may be requested and obtained if Immunex is eligible to use Form S-3, as long as the estimated aggregate offering price to the public exceeds $25 million and the other provisions of the governance agreement are satisfied.



   Subject to specified conditions, if Immunex proposes to file a registration statement under the Securities Act of 1933 on any form (other than on Form S-4 or S-8) that also would permit the registration of registrable securities, and the filing is for the general registration of shares of common stock for cash, Immunex must give notice to the holders of the registrable securities and permit those holders to include registrable securities in the registration.



   Wyeth's registration rights are subject to conditions set forth in the governance agreement. In addition, the governance agreement sets forth specific procedures relating to those registration rights and detailed obligations of the parties. All expenses incident to the performance by Immunex of its obligations relating to the registration of Wyeth's shares of common stock will be paid by Immunex, except that the holders exercising registration rights will pay all expenses incident to the second or third long-form registration. In addition, the holders of registrable securities will pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to the governance agreement, as well as their related attorneys' fees. Immunex and the holders of registrable securities each have agreed to indemnify the other, in certain instances, for liabilities incurred in connection with the registrations.



  Termination



   The governance agreement will terminate when Wyeth beneficially owns 95% of all classes and series of Immunex common stock, or when Wyeth no longer owns any Immunex common stock. Concurrently with the signing of the merger agreement, Amgen and Wyeth entered into an agreement regarding governance and commercial matters that will become effective upon the consummation of the merger. Pursuant to this agreement regarding governance and commercial matters, Wyeth has agreed to take all action reasonably requested by Amgen to terminate the governance agreement as of the effective time of the merger. For a description of this agreement regarding governance matters, see the section entitled "Other Agreements with Wyeth--Agreement Regarding Governance and Commercial Matters."





Product Rights Agreement



   In July 1998, Immunex entered into a product rights agreement with Wyeth, under which Immunex granted Wyeth an option to obtain royalty-bearing worldwide exclusive licenses to a limited number of Immunex products for all clinical indications. This option is referred to as a "product call." Under the product rights agreement, Wyeth also owns a right of first refusal to Immunex covered products and technologies that may only be exercised if the Immunex board of directors decides that Immunex will not market a covered product or technology by itself in any part of the world where it has or acquires marketing rights. Wyeth 's right of first refusal, which is subject to specified negotiation periods and establishment of mutually acceptable terms, applies to the Immunex covered products and technologies in all fields, including, ABX-EGF, IL-1 Receptor Type 2 and TRAIL, but not including LEUKINE, IL-15 and several other Immunex products. Immunex is not obligated to accept any offer for its covered products and technologies under Wyeth's right of first refusal.



   The product rights agreement provides Wyeth with a product call for up to four of Immunex products over the period discussed below. The product rights agreement also provides that Wyeth must exercise a product call within specified time periods determined by a decision by Immunex to formally designate the product as an investigational new drug, or IND, track product and ending when the first positive Phase 2 clinical data for that product is available, or Wyeth will lose the right to use a product call on that product. Some of the products of Immunex are excluded from Wyeth's product calls, including ENBREL, NUVANCE, LEUKINE, NOVANTRONE, IL-15, any product marketed by Immunex on or before July 1, 1998, and several other products. Immunex is currently within the time period during which Wyeth may exercise a product call with respect to ABX-EGF, IL-1 Receptor Type 2 and TRAIL/APO2L. Immunex is developing ABX-EGF in collaboration with Abgenix, Inc. and TRAIL/APO2L in collaboration with Genentech, Inc. Wyeth's product call with respect to ABX-EGF and TRAIL covers only the rights of Immunex to the product, and not the rights of those that collaborate with Immunex.



   If Wyeth exercises a product call for an Immunex product, Immunex will enter into an elected product agreement with Wyeth granting Wyeth exclusive worldwide rights (or if less than exclusive worldwide rights are held by Immunex, all of the rights of Immunex) to this product for all indications. Under the elected product agreement, Wyeth will pay Immunex an initial fee, milestone payments and royalties on any future worldwide net sales of the product after regulatory approvals. The initial fee, milestone payments and royalties are determined by the development stage of the product when Wyeth exercises the product call. In total, the initial fees and milestone payments range from $25 million if Immunex has given the product IND status, up to

$70 million if Immunex has given notice to Wyeth that data from the first positive Phase 2 clinical trial results are available for the product. The royalties Wyeth pays to Immunex increase based on the development stage of the product and based on the product attaining specified annual net sales thresholds.



   Under the product rights agreement, Immunex has the right to keep ownership of up to two of its products for which Wyeth has exercised product calls, referred to as a "conversion right," in exchange for a commitment from Immunex to pay milestone payments and royalties to Wyeth and, in the case of the second exercise of an Immunex conversion right only, an initial fee. The milestone payments of Immunex to Wyeth are fixed at one-half the amount Wyeth would otherwise pay Immunex for a product call, and the royalties of Immunex payable to Wyeth are always fixed at the lowest of the four levels of royalties that Wyeth would otherwise pay Immunex after exercising a product call. If Immunex exercises one of its conversion rights for one of its products, which must be exercised within 30 days after Wyeth exercises one of its product calls, Immunex will enter into a converted product agreement with Wyeth for the product that provides for Immunex to make payments to Wyeth as discussed above, unless Wyeth has exercised its option to obtain a replacement product call, as discussed below. Immunex cannot exercise its conversion rights on both of the first two product calls Wyeth exercises. If Immunex exercises a conversion right, Wyeth may within 30 days elect to obtain one replacement product call from Immunex. Wyeth's right to elect a replacement call may be exercised only one time. If Wyeth makes this election, Wyeth waives its right to receive any applicable initial fee, milestone payments and royalties from Immunex on this converted product. If either party exercises its rights under the product rights agreement and acquires or retains rights to one of the products of Immunex, the party that exercised these rights assumes independent development responsibility for that product, including the payment of all costs for future product development.



   Wyeth's rights to exercise product calls under the product rights agreement terminates upon the first to occur of the following events:



   . Wyeth has exercised product calls and entered into elected product agreements for four Immunex products, subject to the two conversion rights of Immunex and Wyeth's replacement product call;



   . June 30, 2008, with an additional year if Immunex exercises both of its conversion rights; or



   . the later of June 30, 2003, or the date following which Wyeth has received a total of eight opportunities to exercise a product call for a product for which Wyeth has requested and obtained specified product information, except that this number increases to nine opportunities in specified circumstances.





   Wyeth's right of first refusal to Immunex covered products and technologies terminates June 30, 2003. In connection with the proposed merger, Wyeth and Amgen have entered into an agreement regarding governance and commercial matters which relates to, among other things, Wyeth's rights under the product rights agreement. Wyeth and Amgen have agreed that, upon the consummation of the merger and in exchange for a specified payment to Wyeth by Amgen, Wyeth's rights under the product rights agreement will be terminated.



   The agreement regarding governance and commercial matters also provides, among other things, that if Wyeth exercises a product call, replacement product call or right of first refusal at any time before completion of the proposed merger, and the merger is completed, Wyeth will rescind such exercise in exchange for a refund by Amgen or Immunex of payments previously made by Wyeth in connection with the product call, replacement product call or right of first refusal. For a description of this agreement, see the section entitled "Other Agreements with Wyeth--Agreement Regarding Governance and Commercial Matters."



TACE Agreements



   In December 1995, Immunex entered into research and license agreements with Wyeth relating to tumor necrosis factor alpha converting enzyme, or TACE. Pursuant to these TACE agreements, Immunex granted Wyeth a worldwide exclusive license under its intellectual property relating to TACE, and agreed to collaborate with Wyeth in developing TACE inhibitors, in consideration of specified fixed payments for research services, and contingent additional payments that are payable upon achieving specified research and clinical milestone events. In September 1997, in conjunction with the promotion agreement for ENBREL discussed below, Immunex and Wyeth amended one of the TACE agreements to substantially increase the royalty payable by Wyeth to Immunex on the first TACE molecule approved by the FDA, if any. Immunex recognized no revenue under the TACE agreements in 2000 or 2001.



TNFR License and Development Agreement



   In July 1996, Immunex entered into a TNFR license and development agreement with Wyeth under which Immunex retained marketing rights to ENBREL in the United States and Canada, and Wyeth retained marketing rights to ENBREL outside of the United States and Canada. The TNFR agreement also addresses joint project management, cost sharing for development activities related to ENBREL, manufacturing responsibilities, intellectual property protection and disposition of rights upon relinquishment or termination of product development. Wyeth's share of development costs totaled $30.1 million during 2000 and $33.6 million in 2001.



Agreements Related to the Manufacturing of ENBREL



   Under the TNFR agreement, Immunex agreed with Wyeth to negotiate the terms of a supply agreement for the commercial supply of ENBREL to Wyeth outside the United States and Canada. In November 1998, Immunex and Wyeth entered into an ENBREL Supply Agreement with Boehringer Ingelheim Pharma KG, or BI Pharma, for the commercial supply of ENBREL to Immunex in the United States and Canada, and to Wyeth outside of the United States and Canada. The ENBREL supply agreement was amended in June 2000 to offer BI Pharma financial incentives to provide additional near-term production capacity for ENBREL, to facilitate process improvements for ENBREL, and to extend the term of the agreement.



   Immunex collaborated with Wyeth to retrofit a large-scale manufacturing facility in Rhode Island intended for the production of ENBREL. Wyeth has agreed to reimburse Immunex for technical assistance provided by personnel of Immunex related to the facility. The amount Wyeth was required to reimburse Immunex in 2001 totaled $9,446,000 and in 2000 totaled $5,324,000. In November 2001, Immunex entered into an agreement to acquire the Rhode Island manufacturing facility from Wyeth effective January 1, 2002. As part of the agreement, Immunex made a deposit towards the purchase price totaling $192,778,000 in the fourth quarter of 2001. Immunex assumed ownership of the facility in January 2002 and made an additional payment towards the purchase totaling $279,892,000. On February 28, 2002, Immunex made a payment totaling $27,133,000 for final costs incurred by Wyeth in December 2001.





   In connection with the signing of the purchase agreement for the Rhode Island manufacturing facility, Immunex and Wyeth entered into a collaboration and global supply agreement related to the manufacture, supply, inventory, and allocation of defined supplies of ENBREL produced at the Rhode Island manufacturing facility, and a new Rhode Island manufacturing facility under construction as well as particular supplies of ENBREL produced by either BI Pharma in Germany or Wyeth at a manufacturing facility Wyeth is constructing in Ireland. However, until the Rhode Island manufacturing facility receives regulatory approval, the August 2000 agreement among Immunex and Wyeth will continue to govern the allocation of supplies of ENBREL.







ENBREL Promotion Agreement



   In 1997, Immunex entered into an ENBREL promotion agreement with Wyeth.
Under the terms of the ENBREL promotion agreement, ENBREL is being promoted in the United States and Canada by the sales and marketing organization of Wyeth Pharmaceuticals, a division of Wyeth. The agreement applies to all approved indications other than oncology. Under the terms of the ENBREL promotion agreement, Wyeth was obligated to pay Immunex up to $100 million in nonrefundable scheduled payments for the United States and Canadian promotion rights to ENBREL. Immunex has earned and received all of the scheduled payments.

   Under the ENBREL promotion agreement, Wyeth has agreed to reimburse Immunex for more than a majority of the clinical and regulatory expenses that Immunex incurs in connection with the filing and approval of any new indications for ENBREL in the United States and Canada, excluding oncology and rheumatoid arthritis indications. Wyeth's reimbursement of these clinical and regulatory expenses under the ENBREL promotion agreement is in addition to the existing cost-sharing arrangement between the parties for development costs related to ENBREL as provided in the TNFR agreement. The additional Wyeth reimbursement for clinical and regulatory expenses under the ENBREL promotion agreement, a portion of which is payable upon regulatory filing of any new indication and the remainder of which is payable upon regulatory approval of any new indication, if any, applies for that part of the United States and Canadian clinical and regulatory expenses for ENBREL for which Immunex is otherwise financially responsible under the cost-sharing provisions in the TNFR agreement. Wyeth has also agreed to reimburse Immunex under the ENBREL promotion agreement for less than a majority of specified patent expenses related to ENBREL, including any up-front license fees and milestones, as well as patent litigation and interference expenses. In addition, Wyeth agreed to pay a majority of the marketing and distribution expenses and sales force costs for ENBREL incurred prior to and during the two years following commercial launch of ENBREL in the United States and Canada. In November 2000, Immunex began sharing equally Wyeth's United States marketing and selling expenses for ENBREL. Similarly, beginning with the third year following commercial launch of ENBREL in Canada, Immunex will share equally Wyeth's Canadian marketing and selling expenses for ENBREL.



   ENBREL was approved for use in Canada in December 2000 and became commercially available in Canada in March 2001. As part of the ENBREL promotion agreement, Wyeth acts as a selling agent for Immunex in Canada. Sales of ENBREL to Wyeth for sale in Canada are recorded as product is shipped to customers and totaled $7,603,000 in 2001.



   Under the ENBREL promotion agreement, Immunex may elect at any time to supplement Wyeth's detailing and promotion of ENBREL in the United States or Canada with its own sales force to detail ENBREL for any approved indications promoted by Wyeth. Detailing means visiting and communicating with physicians by sales representatives to increase physician prescribing preferences for the detailed product. Immunex will share its sales force costs with Wyeth on an equal basis. In February 2002, the sales force of Immunex began detailing ENBREL in the United States for both its rheumatoid and psoriatic arthritis indications.







   The ENBREL promotion agreement also addresses:



   .   formation of a joint ENBREL management committee;



   . payment to Wyeth of a certain percentage of any gross profits of ENBREL in the United States and Canada;





   . retained rights of Immunex to promote ENBREL in the United States and Canada for any approved oncology indications;



   .   allocation of certain intellectual property expenses;



   . certain protections for Immunex in the event Wyeth markets a product in the United States and Canada that is directly competitive with ENBREL; and



   . payment of certain residual royalties to Wyeth in the three years following completion of Wyeth's activities under the ENBREL promotion agreement.



   In connection with the proposed merger, Wyeth and Amgen have entered into an amended and restated promotion agreement related to the promotion of ENBREL in the United States and Canada. If the merger is completed and Immunex becomes a wholly-owned subsidiary of Amgen, the amended and restated agreement would take effect, and Amgen has agreed that it would cause Immunex to sign the agreement. For a description of the amended and restated promotion agreement, see the section entitled "Other Agreements with Wyeth--Amended and Restated Promotion Agreement."





  Beneficial Ownership of Wyeth Stock



   Certain directors of Immunex beneficially own outstanding voting securities of Wyeth. As of March 19, 2002, Mr. Mahady beneficially owned 177,312(1) shares of Wyeth voting securities and Mr. Stein beneficially owned 134,074(2) shares of Wyeth voting securities.


--------

(1) Includes 170,898 that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 19, 2002. Mr. Mahady is President of Wyeth-Ayerst North America, an affiliate of Wyeth. Immunex and each of the Immunex employees and directors disclaims beneficial ownership of the shares of common stock of Wyeth beneficially owned by Mr. Mahady.


(2) Includes 127,331 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days of March 19, 2002. Mr. Stein is Senior Vice President and Deputy General Counsel of Wyeth. Immunex and each of the Immunex employees and directors disclaims beneficial ownership of the shares of common stock of Wyeth beneficially owned by Mr. Stein.

                              EXECUTIVE OFFICERS



   The following persons are executive officers of Immunex who will serve in the capacities noted until the election and qualification of their successors. Each officer named below is expected to be reelected at the Immunex board of directors meeting to be held on May 16, 2002.



                                                                                     Officer
Name                Age              Positions and Offices With Immunex               Since
----                --- ------------------------------------------------------------ -------
Edward V. Fritzky.. 51  Chief Executive Officer; President                            1994
Peggy V. Phillips.. 48  Executive Vice President; Chief Operating Officer             1995
Douglas E. Williams 43  Executive Vice President; Chief Technology Officer            1995
David A. Mann...... 43  Executive Vice President; Chief Financial Officer; Treasurer  1999
Barry G. Pea....... 44  Executive Vice President; General Counsel; Secretary          2000



   The biographical summaries of Mr. Fritzky, Ms. Phillips and Dr. Williams are provided above in the section entitled "Election of Directors."



   Mr. Mann joined Immunex in 1995 as Vice President and Controller, a position he served in until April 1999. From April 1999 to October 1999, he was Interim Chief Financial Officer and Vice President. Mr. Mann was named Treasurer in July 1999 and Senior Vice President and Chief Financial Officer in October 1999. He was named Executive Vice President in January 2001. From 1986 to 1995, he was Controller of Fred Hutchinson Cancer Research Center and from 1982 to 1984, he was an auditor at KPMG Peat Marwick. Mr. Mann received a B.A. in accounting from Western Washington University and an M.B.A. from the University of Washington. Mr. Mann is a Certified Public Accountant in Washington.



   Mr. Pea joined Immunex in 1996 as Associate General Counsel. He served as Vice President and Deputy General Counsel from 1998 to June 2000. In June 2000, Mr. Pea was named Senior Vice President, General Counsel and Secretary. In January 2002, Mr. Pea was named Executive Vice President. From 1989 to 1996, Mr. Pea served in various legal positions at Glaxo Wellcome Inc. and Burroughs Wellcome Co. He received a B.A. with high honors from Wheaton College and a J.D. with honors from Duke University School of Law.

                            EXECUTIVE COMPENSATION



Summary Compensation Table



   The following table sets forth compensation information as to (1) the Chief Executive Officer of Immunex and (2) the four other most highly compensated executive officers of Immunex for services rendered in all capacities during the fiscal years ended December 31, 1999, 2000 and 2001. Where applicable, this information is adjusted to reflect the 2-for-1 splits of Immunex common stock effected March 25, 1999 and August 26, 1999 and the 3-for-1 split of Immunex common stock effected March 20, 2000.



                                                              Long-Term
                                                             Compensation
-                                                            ------------
                                                                Shares
                                      Annual  Compensation    Underlying   All Other
                                    ------------------------   Options    Compensation
Name and Principal Position         Year Salary($) Bonus($)   Awards(#)     ($) (1)
---------------------------         ---- --------- --------- ------------ ------------
Edward V. Fritzky.................. 2001  825,000  1,577,813   600,000      119,111
 Chief Executive Officer;           2000  680,016  1,445,000   337,500       69,195
 President                          1999  567,000    595,350   540,000       52,870

Peggy V. Phillips.................. 2001  436,800    737,100   127,500       44,000
 Executive Vice President;          2000  407,004    393,750   180,000       50,934
 Chief Operating Officer            1999  329,185    548,438   240,000       34,902

Douglas E. Williams................ 2001  368,040    414,045   112,500       33,848
 Executive Vice President;          2000  340,800    266,233   112,500       33,399
 Chief Technology Officer           1999  252,432    283,982   240,000       24,090

David A. Mann...................... 2001  330,000    371,250   112,500       31,365
 Executive Vice President           2000  260,016    257,813    75,000       21,054
 Chief Financial Officer; Treasurer 1999  177,821    190,350   249,600        6,767

Barry G. Pea....................... 2001  300,000    337,500   112,500       24,776
 Executive Vice President;          2000  240,198    257,813    60,500       12,919
 General Counsel; Secretary         1999  186,666     93,555   140,400        8,664

--------

(1) Consists of matching contributions to a 401(k) savings plan of $113,500, $41,528, $31,714, $29,391, and $23,188, payment of excess life insurance premiums of $1,403, $245, $257, $291, and $58, and payment of long-term disability premiums of $4,208, $2,228, $1,877, $1,683, and $1,530, for Mr.
    Fritzky, Ms. Phillips, Dr. Williams, Mr. Mann and Mr. Pea, respectively, in 2001. All dollar amounts are rounded to the nearest whole dollar.

Option Grants in Fiscal 2001



   The following table sets forth information regarding options granted during the fiscal year ended December 31, 2001 to the Chief Executive Officer of Immunex and the other executive officers of Immunex for whom compensation is reported in this joint proxy statement/prospectus.



                                                                                    Potential Realizable Value
                                                                                      at Assumed Annual Rates
                                                                                    of Stock Price Appreciation
                                   Individual Grants                                    for Option Term(3)
                              --------------------------                            ---------------------------
                              Number of
                              Securities Percent of Total
                              Underlying Options Granted
                               Options     to Employees   Exercise Price Expiration
Name                          Granted(#)  in Fiscal Year   ($/Share)(1)   Date(2)       5%($)        10%($)
----                          ---------- ---------------- -------------- ----------   ---------    ----------
Edward V. Fritzky............  400,000          6%            30.125       2/7/11   7,578,180     19,204,597
                               200,000          3%            14.830      4/20/11   1,865,301      4,727,040

Peggy V. Phillips............   85,000          1%            30.125       2/7/11   1,610,363      4,080,977
                                42,500          1%            14.830      4/20/11     396,377      1,004,496

Douglas E. Williams..........   75,000          1%            30.125       2/7/11   1,420,909      3,600,862
                                37,500          1%            14.830      4/20/11     349,744        886,320

David A. Mann................   75,000          1%            30.125       2/7/11   1,420,909      3,600,862
                                37,500          1%            14.830      4/20/11     349,744        886,320

Barry G. Pea.................   75,000          1%            30.125       2/7/11   1,420,909      3,600,862
                                37,500          1%            14.830      4/20/11     349,744        886,320

--------

(1) The exercise price of the options is equal to the fair market value of the underlying Immunex common stock on the date of grant.


(2) All options granted in 2001 terminate 10 years from the date of grant.


(3) Future value of current year grants assuming appreciation of 5% and 10% per year over the 10-year option period. The actual value realized may be greater or less than the potential realizable values set forth in the table.







Option Exercises in Fiscal 2001 and Year-End Values



   The following table sets forth information for the fiscal year ended December 31, 2001 regarding options exercised during 2001 by, and held at year end by, the Chief Executive Officer of Immunex and the other officers of Immunex for whom compensation is reported in this joint proxy statement/prospectus.



                                                          Number of Securities
                                                               Underlying           Value of Unexercised
                                                           Unexercised Options      In-the-Money Options
                                 Shares                  at Fiscal Year-End (#)    at Fiscal Year-End ($)
                              Acquired on     Value     ------------------------- -------------------------
            Name              Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
            ----              ------------ ------------ ----------- ------------- ----------- -------------
Edward V. Fritzky............      --           --       2,541,500    1,506,000   $61,626,248  $15,165,802
Peggy V. Phillips............      --           --       1,185,000      619,500    27,296,901    7,558,729
Douglas E. Williams..........      --           --         839,100      490,500    19,886,715    6,215,477
David A. Mann................      --           --         260,520      401,940     5,104,690    4,461,319
Barry G. Pea.................      --           --         176,980      314,740     3,958,839    3,455,849



Compensation Committee Interlocks and Insider Participation



   The Immunex Compensation Committee is currently composed of Messrs. Cramer, Herbold, Lyons and Stein and Dr. Martin. Mr. Stein is a Vice President of Wyeth. For details on the relationship Immunex has with Wyeth, see "Relationship with Wyeth," as well as "Other Agreements with Wyeth."

Report on Executive Compensation by the Immunex Compensation Committee and the Stock Option Plan Administration Committee



   The compensation policy of Immunex as established by the Immunex board of directors is intended to provide competitive compensation to all employees, giving consideration to the relative contribution and performance of each employee on an individual basis. It is the policy of Immunex to compensate Immunex executive officers by taking into consideration industry norms, primarily in the form of base salary, together with incentive bonuses. In addition, it is the policy of Immunex to grant stock options to each of the Immunex executive officers to align their interests with shareholder value. The biotechnology industry is extremely competitive with respect to recruitment and retention of qualified executives; accordingly, Immunex uses independently published surveys of biotechnology industry compensation levels to ensure that its compensation practices are comparable to other biotechnology companies.



   Determining the compensation of Immunex executive officers is the responsibility of the Immunex board of directors, through its compensation committee, which has overall responsibility for Immunex compensation policies for senior management. The Immunex stock option plan administration committee is responsible for administering Immunex stock option plans. The Immunex compensation committee makes recommendations to the Immunex board of directors as to the salaries of, and incentive bonuses awarded to, the Chief Executive Officer and other executive officers of Immunex. The stock option plan administration committee determines the number and terms of options granted to the Immunex chief executive officer, other Immunex executive officers and current Immunex employees.





   Executive compensation consists of three major components: base salary, annual incentive bonus and stock options. The compensation committee has a regular meeting each December (delayed until January this year) to determine the annual salary component of executive compensation to be paid in the following calendar year. At this meeting, the amount of cash incentive bonus compensation to be awarded to executives for performance in the current year, which can be higher or lower than the bonus incentive target, is also determined.



   The determination of the base salaries of the chief executive officer and other executive officers of Immunex is based on annual surveys of similar positions at other biotechnology companies, together with assessments of individual performance and the achievement by Immunex of predetermined operating goals that are established annually by the Immunex board of directors (the goals for 2001 are described below). Relative weights are assigned to the factors used to determine base salaries for individual executives. Assessments of individual performance include objective standards and subjective evaluations of the value of individual executives to Immunex. The surveys employed include some, but not all, of the companies in the Nasdaq Pharmaceutical Index, one of the indices Immunex uses in the performance graph that appears below. In determining the salaries paid to Immunex executives in 2001, the Immunex compensation committee made reference to compensation survey data from various public and proprietary sources. In the case of Mr. Fritzky, the Immunex compensation committee established a base salary of $825,000 for 2001, which represented a base salary half-way between the 50th and 75th percentile for chief executive officers. The Immunex compensation committee established 2001 base salaries for other Immunex executive officers, implementing increases from 4% to 20% of the previous year's salary that reflect a combination of merit increase and market adjustment.



   From time to time, the Immunex compensation committee considers survey data in establishing new annual bonus incentive targets for Immunex executive officers, including annual bonus information provided for executive officers by a representative group of selected biotechnology companies, as well as from proprietary sources obtained by an external compensation consultant. The annual bonus incentive targets most recently approved by the compensation committee for Immunex executive officers represented approximately the 50/th/ percentile from these sources. The Immunex compensation committee believes that annual bonus incentive awards for Immunex executive officers should be driven by overall Immunex achievements. Objectives are established at the beginning of each year and approved by the Immunex board of directors. On an annual basis, the Immunex compensation committee conducts an assessment of the overall performance of Immunex as measured against Immunex objectives for the applicable year, and at that time the Immunex compensation committee determines the maximum percentage of the annual bonus incentive targets payable to executive officers. The annual bonus targets can be increased by the Immunex compensation committee if Immunex has exceeded its objectives for the year or decreased if Immunex has failed to meet its objectives for the year. An annual bonus award can also be modified upward (up to 200% of the annual bonus incentive target) or downward (to 0%) by the Immunex compensation committee, depending on the strength of the individual executive officer's performance.



   At its December 2000 meeting, the Immunex compensation committee approved new year 2001 annual bonus incentive targets for Immunex executive officers. The chief executive officer, Mr. Fritzky, has an annual incentive target of 85% of base salary. In addition, the other officers for whom compensation is reported in this joint proxy statement/prospectus were given an annual incentive target of 75% of base salary or 50% of base salary. Although based on the annual incentive target percentages, actual incentive bonuses are subject to modification based on the overall performance of Immunex, whether Immunex has met its objectives for the year, and based on the individual executive officer's performance.



   Subsequently, at its January 7, 2002 meeting, the Immunex compensation committee determined that incentive payments for Mr. Fritzky and the other executive officers for whom compensation is reported in this joint proxy statement/prospectus, in respect of the performance of Immunex for 2001, be equal to 125% of the annual incentive target amount for which each officer was eligible (i.e., 125% of 85% of base salary for Mr. Fritzky, 125% of 75% for Ms. Phillips, 125% of 50% for Mr. Mann, Mr. Pea and Dr. Williams). The Immunex compensation committee's decision took into account the overall achievement of Immunex against established 2001 objectives, which had been assigned relative weights by the Immunex board of directors. Substantially all of the 2001 objectives previously established by the Immunex board of directors had been met or exceeded, including: achievement of budgeted goals for revenue growth and improvement in Immunex net operating results; achievement of clinical trial program goals for ENBREL in psoriatic arthritis; implementation of ENBREL enrollment program; accomplishment of certain manufacturing improvements and goals relating to ENBREL; initiation of a phase 1 clinical trial program of IL-1 receptor type 2 in rheumatoid arthritis to assess tolerability; with Abgenix, initiation of a series of Phase 2 clinical trials to evaluate tolerability and efficacy of ABX-EGF for the treatment of several types of cancers; and formulation of a strategic, long-term plan to expand the biopharmaceutical manufacturing capabilities of Immunex. To qualify compensation for deductibility for federal income tax purposes, it is the policy of Immunex to meet the requirements for exclusion from the limit on deduction imposed by Section 162(m) of the Internal Revenue Code, by paying performance-based compensation if possible and, with respect to cases in which it is not possible to meet the requirements for exclusion from Section 162(m) of the Internal Revenue Code, Immunex intends to minimize any award of compensation in excess of the limit.



   In addition, the Immunex compensation committee elected to increase the target annual bonus award of Mr. Fritzky and maintain or increase the annual bonus award of the other executive officers discussed above based on the strength of their individual performance in 2001. In the case of Mr. Fritzky as Chief Executive Officer, the Immunex compensation committee increased his annual bonus award to 180% of 85% of his base salary based on his very strong individual performance in 2001. Thus, when both adjustments to Mr. Fritzky's annual bonus award are combined (i.e., 125% of 85% of base salary for Immunex overall performance against 2001 objectives, and 180% of 85% of his base salary based on his 2001 individual performance), Mr. Fritzky received 225% (125% multiplied by 180%) of 85% of his 2001 base salary of $825,000, which amounted to an annual bonus award of $1,577,812.50.



   Options to purchase shares of Immunex stock were granted to the officers named in this report, as well as other employees, during 2001. The option grant was undertaken pursuant to the Immunex long-term incentive performance award program, initially implemented in 1993, wherein employees are eligible to receive a grant of stock options dependent on individual performance and position held. Under this program in 2001, Mr. Fritzky received a grant to purchase 600,000 shares of stock; other executive officers named in this joint proxy statement/prospectus received grants to purchase between 112,500 and 127,500 shares.



  Immunex Compensation Committee



      Kirby L. Cramer



      Robert J. Herbold



      John E. Lyons



      Edith W. Martin



      Lawrence V. Stein



  Stock Option Plan Administration Committee



      Kirby L. Cramer



      Joseph M. Mahady



      Edith W. Martin



      Lawrence V. Stein

                            Stock Performance Graph



                   Comparison of Cumulative Total Return (1)


       Among Immunex, S&P 500 Index and Nasdaq Pharmaceutical Index (2)





                                    [CHART]





                            Pharmaceuticals/2/ S&P 500 Immunex
                            -----------------  ------- --------
                 12/31/1996      100.00        100.00    100.00
                 12/31/1997      148.48        133.35    276.92
                 12/31/1998      216.91        171.46    645.19
                 12/31/1999       97.53        207.54  2,246.15
                 12/31/2000      124.46        188.65  2,500.31
                 12/31/2001      106.06        166.24  1,705.23

--------

(1) Assumes $100 invested at the close of trading on December 31, 1996 in Immunex common stock, in the S&P 500 Index and in the Nasdaq Pharmaceutical Index.


(2) Nasdaq Pharmaceuticals: All companies listed on Nasdaq with SIC codes in the 283 "Drugs" main category. (2833-Medicinals & Botanicals, 2834 - Pharmaceutical Preparations, 2835 - Diagnostic Substances, 2836 - Biological Products).





   NOTE: Stock price performance shown above for Immunex common stock is historical and not necessarily indicative of future price performance.

                                 OTHER MATTERS



Report of the Audit Committee



   The audit committee of the Immunex board of directors is responsible for general oversight of Immunex in its financial accounting and reporting process, system of internal control, the audit process, and process for monitoring compliance with laws and regulations. The management of Immunex has primary responsibility for preparing the Immunex financial statements and for the financial reporting process. Independent auditors of Immunex, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the audited financial statements of Immunex with accounting principles generally accepted in the United States.



   In this context, the audit committee hereby reports as follows:



   . The audit committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.



   . The audit committee reviewed with the independent auditors, their judgments as to the quality, not just the acceptability, of the accounting principles of Immunex and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards and SAS 61 (Codification of Statements on Auditing Standard, AU 380).



   . The audit committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent auditors the auditors' independence from management and from Immunex. The audit committee considered the compatibility of non-audit services with the auditors' independence.



   . The audit committee discussed with the independent auditors of Immunex the overall scope and plans for their respective audits. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examinations in the independent auditors' annual report on the internal controls of Immunex and the responses of management to the report, and the overall quality of the financial reporting of Immunex.



   . Based on the review and discussion referred to above, the audit committee recommended to the Immunex board of directors, and the Immunex board of directors has approved, that the audited financial statements be included in the Immunex Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.



   . The audit committee has provided means for direct access to the audit committee by Immunex personnel or personnel of the independent auditors.



   . The audit committee reports that it has direct access to the corporate compliance function of Immunex including discussions of the scope of their responsibilities and activities and the results of their findings.



   . The audit committee recommends the selection and appointment of Ernst & Young LLP, certified public accountants, to serve as the independent auditors of Immunex for the year ending December 31, 2002.



   Each of the members of the audit committee is independent as defined under the listing standards of the National Association of Securities Dealers.



   Audit Committee



   Kirby L. Cramer


   Robert J. Herbold


   John E. Lyons


   Edith W. Martin

Section 16(a) Beneficial Ownership Reporting Compliance



   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Immunex officers, directors and persons who own more than 10% of a registered class of Immunex equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on the review conducted by Immunex of the copies of forms Immunex received, or written representations from certain reporting persons that no forms were required for those persons, Immunex believes that during 2001 all filing requirements required by Section 16(a) applicable to the officers, directors and greater-than-10% beneficial owners of Immunex were complied with.

                      CHAPTER SIX--ADDITIONAL INFORMATION




                                 LEGAL MATTERS

   The legality of Amgen common stock offered by this joint proxy statement/prospectus will be passed upon for Amgen by its counsel, Latham & Watkins. Certain United States federal income tax consequences of the merger will be passed upon for Amgen by Latham & Watkins and for Immunex by Skadden, Arps, Slate, Meagher & Flom LLP. Certain attorneys of Latham & Watkins and their families own beneficial interests in less than 0.1% of the outstanding shares of Amgen common stock and an attorney of Latham & Watkins receives certain contractual payments based on certain geographic product sales.

                                    EXPERTS


   The consolidated financial statements and schedule of Amgen Inc. appearing in Amgen's Annual Report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



   The consolidated financial statements and schedule of Immunex Corporation appearing in the Immunex Annual Report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



   Representatives of Ernst & Young LLP, independent auditors, are expected to be present at the Amgen annual meeting and the Immunex annual meeting, where they will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS




   Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proper proposals for inclusion in Amgen's proxy statement and for consideration at Amgen's next annual meeting of stockholders. To be eligible for inclusion in Amgen's 2003 proxy statement, your proposal must be received by Amgen no later than November 26, 2002 and must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934. In addition, the bylaws contain an advance notice provision with respect to matters to be brought at an annual meeting of stockholders, and not included in Amgen's proxy statement. Further, if you would like to nominate a director or bring any other business before the stockholders at the 2003 annual meeting, you must comply with the procedures contained in the bylaws and you must notify Amgen in writing and such notice must be delivered to or received by the Secretary no later than February 14, 2003. While the board will consider stockholder proposals, Amgen reserves the right to omit from Amgen's 2003 proxy statement stockholder proposals that it is not required to include under the Securities Exchange Act of 1934, including Rule 14a-8 of the Securities Exchange Act of 1934.



   You may write to the Secretary of Amgen at Amgen's principal executive office, One Amgen Center Drive, Thousand Oaks, California 91320-1799, Mail Stop 27-4-A, to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

   Immunex will hold an annual meeting in the year 2003 only if the merger has not already been completed. If such a meeting is held, shareholders' proposals will be eligible for consideration for inclusion in the proxy statement for the 2003 annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by Immunex before the close of business on November 26, 2002. Shareholders that intend to present a proposal that will not be included in the proxy statement for the 2003 annual meeting must give notice of the proposal to Immunex no fewer than 60 nor more than 90 days prior to the date of the 2003 annual meeting. Even if Immunex receives a proposal from a shareholder in a timely manner, it will not guarantee that the proposal will be included in the proxy statement or that it will be presented at the 2003 annual meeting because other requirements exist under the Securities Exchange Act of 1934.



   You may write to the Secretary of Immunex at the following address: Immunex Corporation, 51 University Street, Seattle, Washington 98101-2936, Attn:
Corporate Secretary.


                      WHERE YOU CAN FIND MORE INFORMATION

   Amgen and Immunex file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Amgen or Immunex at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Amgen and Immunex are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.


   Amgen has filed a registration statement on Form S-4 to register with the SEC the Amgen common stock to be issued to Immunex shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a proxy statement and a prospectus of Amgen, in addition to being a proxy statement of Immunex for the Immunex annual meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Amgen and Immunex and Amgen common stock. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.


   The SEC allows Amgen and Immunex to "incorporate by reference" information into this joint proxy statement/prospectus. This means that Amgen and Immunex can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus.

   This joint proxy statement/prospectus incorporates by reference the documents listed below that Amgen and Immunex have previously filed with the SEC. They contain important information about Amgen and Immunex and their financial condition. The following documents, which were filed by Amgen with the SEC, are incorporated by reference into this joint proxy statement/prospectus:


   . annual report of Amgen on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on February 26, 2002;





   . current report of Amgen on Form 8-K dated February 21, 2002, filed with the SEC on March 1, 2002; and


   . the description of Amgen's preferred share purchase rights, contained in the Forms 8-K filed with the SEC on February 28, 1997 and December 18, 2000, and any amendment or report filed with the SEC for the purpose of updating the description.

   The following documents, which were filed by Immunex with the SEC, are incorporated by reference into this joint proxy statement/prospectus:


   . annual report of Immunex on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 8, 2002;







   . current report of Immunex on Form 8-K dated January 1, 2002, filed with the SEC on January 18, 2002;



   . current report of Immunex on Form 8-K/A dated January 1, 2002, filed with the SEC on March 8, 2002; and


   . the description of the common stock of Immunex contained in its registration statement on Form 8-A/A filed with the SEC on August 1, 1993, and any amendment or report filed with the SEC for the purpose of updating the description.


   In addition, Amgen and Immunex incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the dates of the Amgen annual meeting and the Immunex annual meeting, respectively. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.


   Amgen and Immunex also incorporate by reference the following additional documents:


   . the amended and restated agreement and plan of merger attached to this joint proxy statement/prospectus as Annex A;


   . the shareholder voting agreement attached to this joint proxy statement/prospectus as Annex B;

   . the stockholders' rights agreement attached to this joint proxy statement/prospectus as Annex C;

   . the amended and restated promotion agreement, which was filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part; and

   . the agreement regarding governance and commercial matters, which was filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part.

   Amgen has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Amgen, and Immunex has supplied all the information relating to Immunex.

   You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus through Amgen or Immunex, as the case may be, or from the SEC through the SEC's Internet Web site at the address described above. Documents incorporated by reference are available from Amgen and Immunex without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus.

   Amgen stockholders and Immunex shareholders may request a copy of information incorporated by reference into this joint proxy statement/prospectus by contacting the investor relations department for each of Amgen and Immunex at:


              Amgen Inc.                   Immunex Corporation
           Mail stop 27-5-C               51 University Street
        One Amgen Center Drive       Seattle, Washington 98101-2936
       Thousand Oaks, California             (206) 389-4363
              91320-1799                Attn: Investor Relations
            (800) 842-6436
       Attn: Investor Relations


   In addition, you may obtain copies of the information relating to Amgen, without charge, by sending an e-mail to investor.relations@Amgen.com. Furthermore, you may obtain copies of some of this information by making a request through the Amgen investor relations Web site, http://www.Amgen.com/investor/litRequest.html.

   In addition, you may obtain copies of the information relating to Immunex, without charge, by sending an e-mailto ImmunexIR@immunex.com. Furthermore, you may obtain copies of some of this information by making a request through the Immunex investor relations Web site, http://www.Immunex.com/investor_fs2.html.


   In order for you to receive timely delivery of the documents in advance of the Amgen and Immunex annual meetings, Amgen or Immunex, respectively, should receive your request no later than May 9, 2002.


   We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that we have incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

                                    ANNEX A



                             AMENDED AND RESTATED


                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                                  AMGEN INC.,

                             AMS ACQUISITION INC.

                                      AND

                              IMMUNEX CORPORATION

                         Dated as of December 16, 2001

                               TABLE OF CONTENTS


ARTICLE 1.  The Merger.................................................................  A-1
   Section 1.1     The Merger..........................................................  A-1
   Section 1.2     Closing.............................................................  A-1
   Section 1.3     Effect of the Merger................................................  A-1
   Section 1.4     Articles of Incorporation; Bylaws...................................  A-2
   Section 1.5     Directors and Officers of the Surviving Corporation.................  A-2
   Section 1.6     Directors of Parent.................................................  A-2

ARTICLE 2.   Conversion of Securities; Exchange of Certificates........................  A-2
   Section 2.1     Conversion of Securities............................................  A-2
   Section 2.2     Exchange of Certificates............................................  A-3
   Section 2.3     Stock Transfer Books................................................  A-6
   Section 2.4     Stock Options.......................................................  A-6
   Section 2.5     Employee Stock Purchase Plan........................................  A-6
   Section 2.6     Employment Agreement................................................  A-7
   Section 2.7     AHP Agreements......................................................  A-7
   Section 2.8     Role of Seattle and Rhode Island Following the Merger...............  A-7

ARTICLE 3.  Representations and Warranties of the Company..............................  A-7
   Section 3.1     Organization and Qualification; Subsidiaries........................  A-7
   Section 3.2     Articles of Incorporation and Bylaws; Corporate Books and Records...  A-8
   Section 3.3     Capitalization......................................................  A-8
   Section 3.4     Authority...........................................................  A-9
   Section 3.5     No Conflict; Required Filings and Consents..........................  A-9
   Section 3.6     Permits; Compliance With Law........................................ A-10
   Section 3.7     SEC Filings; Financial Statements................................... A-10
   Section 3.8     Absence of Certain Changes or Events................................ A-11
   Section 3.9     Employee Benefit Plans.............................................. A-11
   Section 3.10    Labor and Other Employment Matters.................................. A-13
   Section 3.11    Tax Treatment....................................................... A-13
   Section 3.12    Contracts........................................................... A-14
   Section 3.13    Litigation.......................................................... A-14
   Section 3.14    Environmental Matters............................................... A-14
   Section 3.15    Intellectual Property............................................... A-15
   Section 3.16    Taxes............................................................... A-15
   Section 3.17    Insurance........................................................... A-16
   Section 3.18    Properties.......................................................... A-16
   Section 3.19    Regulatory Compliance............................................... A-16
   Section 3.20    Opinion of Financial Advisor........................................ A-17
   Section 3.21    Vote Required....................................................... A-17
   Section 3.22    Brokers............................................................. A-17

ARTICLE 4.  Representations and Warranties of Parent and Merger Sub.................... A-17
   Section 4.1     Organization and Qualification; Subsidiaries........................ A-17
   Section 4.2     Certificate of Incorporation and Bylaws; Corporate Books and Records A-18
   Section 4.3     Capitalization...................................................... A-18
   Section 4.4     Authority Relative to This Agreement................................ A-19
   Section 4.5     No Conflict; Required Filings and Consents.......................... A-19
   Section 4.6     Permits; Compliance With Law........................................ A-20
   Section 4.7     SEC Filings; Financial Statements................................... A-20
   Section 4.8     Absence of Certain Changes or Events................................ A-20

   Section 4.9     Litigation................................................... A-21
   Section 4.10    Environmental Matters........................................ A-21
   Section 4.11    Intellectual Property........................................ A-21
   Section 4.12    Regulatory Compliance........................................ A-21
   Section 4.13    Tax Treatment................................................ A-21
   Section 4.14    Ownership of Merger Sub; No Prior Activities................. A-22
   Section 4.15    Opinion of Financial Advisor................................. A-22
   Section 4.16    Vote Required................................................ A-22
   Section 4.17    Brokers...................................................... A-22
   Section 4.18    Sufficient Funds............................................. A-22

ARTICLE 5.  Covenants........................................................... A-22
   Section 5.1     Conduct of Business by the Company Pending the Closing....... A-22
   Section 5.2     Conduct of Business by Parent Pending the Closing............ A-25
   Section 5.3     Cooperation.................................................. A-25
   Section 5.4     Tax-Free Reorganization Treatment............................ A-26
   Section 5.5     Control of Other Party's Business............................ A-26

ARTICLE 6.  Additional Agreements............................................... A-26
   Section 6.1     Registration Statement; Proxy Statement...................... A-26
   Section 6.2     Shareholders' Meetings....................................... A-27
   Section 6.3     Access to Information; Confidentiality....................... A-28
   Section 6.4     No Solicitation of Transactions.............................. A-28
   Section 6.5     Appropriate Action; Consents; Filings........................ A-30
   Section 6.6     Certain Notices.............................................. A-31
   Section 6.7     Public Announcements......................................... A-32
   Section 6.8     Nasdaq Listing............................................... A-32
   Section 6.9     Employee Benefit Matters..................................... A-32
   Section 6.10    Indemnification of Directors and Officers.................... A-32
   Section 6.11    Plan of Reorganization....................................... A-33
   Section 6.12    Affiliate Letters............................................ A-33
   Section 6.13    Section 16 Matters........................................... A-33
   Section 6.14    Stock Award Matters.......................................... A-34
   Section 6.15    Restructure of Transaction................................... A-34

ARTICLE 7.  Closing Conditions.................................................. A-34
   Section 7.1     Conditions to Obligations of Each Party Under This Agreement. A-34
   Section 7.2     Additional Conditions to Obligations of Parent and Merger Sub A-35
   Section 7.3     Additional Conditions to Obligations of the Company.......... A-36

ARTICLE 8.  Termination, Amendment and Waiver................................... A-36
   Section 8.1     Termination.................................................. A-36
   Section 8.2     Effect of Termination........................................ A-37
   Section 8.3     Amendment.................................................... A-38
   Section 8.4     Waiver....................................................... A-39
   Section 8.5     Fees and Expenses............................................ A-39

ARTICLE 9.  General Provisions.................................................. A-39
   Section 9.1     Non-Survival of Representations and Warranties............... A-39
   Section 9.2     Notices...................................................... A-39
   Section 9.3     Certain Definitions.......................................... A-40
   Section 9.4     Terms Defined Elsewhere...................................... A-45
   Section 9.5     Headings..................................................... A-47
   Section 9.6     Severability................................................. A-47

   Section 9.7     Entire Agreement............................................... A-47
   Section 9.8     Assignment..................................................... A-47
   Section 9.9     Parties in Interest............................................ A-47
   Section 9.10    Mutual Drafting................................................ A-47
   Section 9.11    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury A-47
   Section 9.12    Specific Performance........................................... A-48
   Section 9.13    Disclosure..................................................... A-48
   Section 9.14    Counterparts................................................... A-48

Exhibit 6.12       Form of Affiliate Letter
Exhibit 7.2(c)(i)  Parent Tax Matters Certificate
Exhibit 7.2(c)(ii) Company Tax Matters Certificate

   AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of December 16, 2001 (this "Agreement"), by and among Amgen Inc., a Delaware corporation ("Parent"), AMS Acquisition Inc., a Washington corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Immunex Corporation, a Washington corporation (the "Company").



   WHEREAS, Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger dated as of December 16, 2001 (the "Original Agreement") providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent;



   WHEREAS, Parent and the Company wish to amend and restate the Original Agreement in its entirety to clarify the treatment of purchase rights under the Immunex Corporation 1999 Employee Stock Purchase Plan, as amended from time to time (the "ESPP"), and to provide for the assumption of the Company Stock Option Plans and the ESPP by Parent;


   WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Act of the State of Washington (the "WBCA");

   WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective shareholders, and Parent has approved this Agreement and the Merger as the sole shareholder of Merger Sub;

   WHEREAS, as a condition to and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, American Home Products Corporation, a Delaware corporation and shareholder of the Company ("AHP"), is entering into a Shareholder Voting Agreement with Parent and Merger Sub (the "Voting Agreement");

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

   WHEREAS, certain capitalized terms used herein are defined in Section 9.3;

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE 1.

                                  THE MERGER

   Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the WBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place on the first Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, unless another place is agreed to in writing by the parties hereto. As soon as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger relating to the Merger (the "Articles of Merger") with the Secretary of State of the State of Washington, in such form as required by, and executed in accordance with the relevant provisions of, the WBCA (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

   Section 1.3  Effect of the Merger.   At the Effective Time, the effect of
the Merger shall be as provided in the applicable provisions of the WBCA. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger
Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   Section 1.4  Articles of Incorporation; Bylaws.

   (a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended in their entirety to read as the Articles of Incorporation of Merger Sub, until thereafter changed or amended as provided therein or by applicable Law, except that
Article I thereof shall be amended to read as follows: "The name of the Corporation is Immunex Corporation." Such Articles shall not be inconsistent with Section 6.10.

   (b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law. Such Bylaws shall not be inconsistent with Section 6.10.

   Section 1.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

   Section 1.6 Directors of Parent. At or prior to the Effective Time, the Board of Directors of Parent shall take all action necessary so that, effective immediately following the Effective Time, Edward V. Fritzky shall be appointed to the Board of Directors of Parent. If at the Effective Time Parent has multiple classes of directors, Parent shall take all action reasonably necessary, subject to applicable Law, to appoint Mr. Fritzky to the class of directors with the longest remaining term as of the Effective Time, provided, that Parent shall not be required to request that an incumbent director of Parent switch classes.

                                  ARTICLE 2.

              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

   Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

   (a) Conversion Generally. Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and dissenting shares referred to in Section 2.1(e)) shall be converted, subject to Section 2.2(e), into the right to receive (i) 0.440 (the "Exchange Ratio") of a share of common stock, par value $0.0001 per share ("Parent Common Stock"), of Parent (the "Common Stock Consideration") and (ii) $4.50 in cash (the "Cash Consideration," and together with the Common Stock Consideration, the "Merger Consideration"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

   (b) Parent-Owned Shares. All shares of Company Common Stock owned by Parent or any of its Subsidiaries shall be cancelled and retired and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

   (c) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

   (d) Change in Shares. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and the Option Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock and Company Options the same economic effect as contemplated by this Agreement prior to such event.

   (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of Chapter 23B.13 of the WBCA as to dissenters' rights (each, a "Dissenting Share"), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Chapter 23B.13 of the WBCA; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the WBCA, affirmatively withdraws such holder's demand for appraisal of such Dissenting Shares, (ii) if any holder of Dissenting Shares fails to establish such holder's entitlement to dissenters' rights as provided in the WBCA or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for such holder's shares under the WBCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.

   (f) Associated Rights. References in this Agreement to Parent Common Stock shall include, unless the context requires otherwise, the associated Preferred Share Purchase Rights issued pursuant to the Amended and Restated Rights Agreement dated as of December 12, 2000 between Parent and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Plan").

   Section 2.2  Exchange of Certificates.

   (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange, in accordance with this Article 2, through the Exchange Agent, sufficient cash and certificates representing shares of Parent Common Stock to make all deliveries pursuant to this Article
2. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 2.2(c) and 2.2(e) hereof, the Exchange Fund shall not be used for any other purpose. Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including the proceeds from sales of Excess Shares in accordance with Section 2.2(e)) shall be referred to as the "Exchange Fund."

   (b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Cash Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

   (c) Distributions with Respect to Unexchanged Shares of Parent Common
Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of the certificates representing whole shares of Parent Common Stock issuable in exchange therefor, without interest,
(i) promptly, the amount of any cash due pursuant to Section 2.1 and cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to such whole shares of Parent Common Stock.

   (d) Further Rights in Company Common Stock. The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof (including any dividends or distributions pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

   (e) Fractional Shares.   No certificates or scrip representing fractional
shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent.

      (i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the closest number of whole shares of Parent Common Stock represented by the aggregate of the fractional share interests in Parent Common Stock to which all holders of Company Common Stock are entitled (the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on Nasdaq, all in the manner provided in this Section 2.2(e).

      (ii) The sale of the Excess Shares by the Exchange Agent shall be executed on Nasdaq through one or more member firms of Nasdaq and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders of Company Common Stock as part of the Exchange Fund. All commissions, transfer Taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares shall be deducted from the Exchange Fund. In addition, the Exchange Agent's compensation and expenses in connection with such sale or sales shall be deducted from the Exchange Fund. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

      (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock subject to and in accordance with the terms of this Article 2.

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and, from and after such delivery to Parent, any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

   (g) No Liability. None of Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

   (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

   (i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

   (j) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.2(f). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

   Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), without any interest thereon.

   Section 2.4  Stock Options.


   (a) At the Effective Time, each Company Stock Option Plan shall be assumed by Parent, and each Company Option, other than Cancelled Company Options, then outstanding under any Company Stock Option Plan, whether or not then exercisable, shall be converted into an option to purchase Parent Common Stock in accordance with this Section 2.4(a). Each Company Option so converted shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as set forth in the applicable Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by 0.52 (the "Option Exchange Ratio"), rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent, and
(iii) each Company Option which (a) is outstanding as of the date of this Agreement, (b) remains outstanding at the Effective Time, and (c) constitutes an Accelerated Company Option immediately prior to the Effective Time, shall be fully vested and exercisable as to all shares of Parent Common Stock subject thereto. Notwithstanding the foregoing, the conversion of any Company Options which are "incentive stock options," within the meaning of Section 422 of the Code, into options to purchase Parent Common Stock shall be made so as not to constitute a "modification" of such Company Options within the meaning of
Section 424 of the Code. In addition to the foregoing, the number and kind of shares available for issuance under each Company Stock Option Plan shall be converted into shares of Parent Common Stock in accordance with the provisions of the applicable Company Stock Option Plan.


   (b) At the Effective Time, each Cancelled Company Option then outstanding under any Company Stock Option Plan shall be cancelled, and in exchange therefor, shall be converted into an option ("Replacement Option") to purchase that number of whole shares of Parent Common Stock equal to the product of the number of shares subject to the related Cancelled Company Option multiplied by 0.4, rounded down to the nearest whole number of shares of Parent Common Stock, with an exercise price per share equal to the fair market value of a share of Parent Common Stock as of the date of grant of the Replacement Option (which shall be as of the close of market on the date of the Effective Time)and otherwise subject to the terms and conditions (including the vesting schedule) that were applicable to the related Cancelled Company Option immediately prior to the Effective Time, and neither the vesting nor exercisability of any Cancelled Company Option or Replacement Option shall be accelerated except as provided in the addendums to the Company Stock Option Plans.

   Section 2.5 Employee Stock Purchase Plan. At the Effective Time, the ESPP shall be assumed by Parent, and each outstanding purchase right under the ESPP shall be assumed by Parent in such manner that Parent is a corporation "issuing or assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of the Code, and shall be converted into a right to purchase Parent Common Stock in accordance with this Section 2.5. Each purchase right so assumed and converted by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the ESPP and the documents governing the outstanding purchase rights under the ESPP, immediately prior to the Effective Time. The purchase price of shares of Parent Common Stock and the number of shares of Parent Common Stock to be issued upon the exercise of such purchase rights shall be adjusted in a manner which preserves the intrinsic value of such purchase rights as well as the tax treatment of such purchase rights as options which are subject to Section 421(a) of the Code. In addition to the foregoing, the number and kind of shares available for issuance under the ESPP shall be converted into shares of Parent Common Stock in accordance with the provisions of the ESPP.


   Section 2.6 Employment Agreement. Simultaneously with the execution of this Agreement, Parent has entered into an employment agreement with Edward V. Fritzky, which agreement shall become effective upon the Closing.

   Section 2.7 AHP Agreements. Simultaneously with the execution of this Agreement, each of that certain Stockholders' Rights Agreement by and among Parent, AHP, MDP Holdings, Inc. and Lederle Parenterals, Inc., that certain Amended and Restated Promotion Agreement by and between Parent and AHP, and that certain Agreement Regarding Governance and Commercial Matters by and among Parent, AHP and American Cyanamid Company (collectively, the "AHP Agreements") has been executed, which agreements shall become effective upon the Closing (except that the Agreement Regarding Governance and Commercial Matters shall be effective as of the date hereof).

   Section 2.8 Role of Seattle and Rhode Island Following the Merger. Parent intends to, following the Effective Time, (i) operate and grow the Company's Seattle, Washington facility as a major research and development center for Parent, (ii) maintain Seattle, Washington as the primary location for the team of employees responsible for Enbrel, (iii) complete the Company's Helix Project research and technology center in Seattle, Washington, in order to consolidate Parent's Seattle downtown operations to one campus, and (iv) operate and grow the West Greenwich, Rhode Island biotechnology manufacturing complex as a large-scale manufacturing complex for biological products.

                                  ARTICLE 3.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as set forth in the corresponding section of the Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter") (and subject to Section 9.13 hereof), the Company hereby represents and warrants to Parent as follows:

   Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized and validly existing under the Laws of the State of Washington and has paid all excise taxes required by the Washington Department of Revenue. Each Subsidiary of the Company (collectively, the "Company Subsidiaries") has been duly organized and is validly existing under the Laws of the State of Washington and has paid all excise taxes required by the Washington Department of Revenue, except where the failure to be so organized, existing or to have paid taxes would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing (but only with respect to jurisdictions which recognize such concepts) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a

Company Material Adverse Effect. Section 3.1 of the Company Disclosure Letter sets forth a true and complete list of all of the Company Subsidiaries. Except with respect to securities of non-affiliates held for investment purposes which do not constitute more than a 5% percent interest in any such non-affiliate, neither the Company nor any Company Subsidiary holds an Equity Interest in any other person.

   Section 3.2 Articles of Incorporation and Bylaws; Corporate Books and Records. The copies of the Company's Articles of Incorporation (the "Company Articles") and Bylaws (the "Company Bylaws") that are listed as exhibits to the Company's Form 10-K for the year ended December 31, 2000 are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws as of the date hereof and will not, as of the Closing Date, be in violation of any of the provisions of the Company Articles or Company Bylaws, as such Company Articles and Company Bylaws may be amended between the date hereof and the Closing Date. True and complete copies of all minute books of the Company since January 1, 1999 have been made available by the Company to Parent.

   Section 3.3  Capitalization.

   (a) As of the date hereof, the authorized capital stock of the Company consists of 1,200,000,000 shares of Company Common Stock and 30,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of December 1, 2001, (i) 544,893,425 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and, except pursuant to Sections 2.01 and 2.02 of the Governance Agreement, free of preemptive rights, and (ii) 51,062,923 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding.

   (b) Except for outstanding Company Options, outstanding purchase rights under the ESPP and pursuant to Sections 2.01 and 2.02 of the Governance Agreement, as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests. From December 1, 2001 to the date of this Agreement, the Company has not issued any Equity Interests with respect to Company Common Stock, other than (x) Parent Common Stock issued upon exercise of Company Stock Options and (y) stock options issued to newly-hired employees in the ordinary course of business consistent with past practice. The Company has previously provided Parent with a true and complete list, as of December 15, 2001, of the prices at which outstanding Company Options may be exercised under the applicable Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and, except pursuant to Sections 2.01 and 2.02 of the Governance Agreement, free of preemptive rights.

   (c) Except as set forth in the Governance Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary
(i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Company Common Stock or any capital stock of, or other Equity Interests in, any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any

Company Subsidiary to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Company Subsidiary and other than loans made in the ordinary course consistent with past practice to employees of the Company and its Subsidiaries. The Company has not adopted a shareholder rights plan.

   Section 3.4  Authority.

   (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate such transactions other than, with respect to the Merger, as provided in Section 3.21. The Board of Directors of the Company, by resolutions adopted by vote of at least a majority of the Board of Directors of the Company at a meeting duly called and held at which a quorum was present and acting throughout, has duly (i) adopted this Agreement and the transactions contemplated hereby, which adoption has not been rescinded or modified, (ii) resolved (subject to Section 6.4) to recommend this Agreement and the Merger to its shareholders for approval and (iii) directed that this Agreement be submitted to its shareholders for consideration in accordance with this Agreement. All necessary approvals under the Governance Agreement have been obtained with respect to the execution and performance by the Company of this Agreement and the consummation of the Merger. No approval by the Company is necessary under the Governance Agreement for the execution and performance by AHP, MDP Holdings, Inc. and Lederle Parenterals, Inc. of the Voting Agreement. The Company has waived its rights with respect to the Merger under Section 5.1(d) of the Governance Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

   (b) A majority of the Board of Directors of the Company has approved this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby for purposes of Chapter 23B.19 of the WBCA such that the restrictions set forth in Section 23B.19.040 of the WBCA are not applicable to this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby and thereby, or to the Surviving Corporation or Parent and their Affiliates or transferees following the Merger. No other State of Washington takeover statute or similar statute or regulation is applicable to the Merger.

   Section 3.5  No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the Company Articles, the Company Bylaws, any equivalent organizational documents of any Company Subsidiary or the Governance Agreement (assuming the Company Shareholder Approval is obtained), (ii) assuming that all consents, approvals, authorizations and permits described in
Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent or materially delay the performance under this Agreement by the Company.

   (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity or any other person, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of Nasdaq, the HSR Act, foreign or supranational antitrust and competition Laws and the filing and recordation of the Articles of Merger as required by the WBCA and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent or materially delay the performance of this Agreement by the Company.

   Section 3.6 Permits; Compliance With Law. Each of the Company and the Company Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all Governmental Entities (including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA") and the regulations of the United States Food and Drug Administration (the "FDA") promulgated thereunder) necessary for the Company or any Company Subsidiary to own, lease and operate its properties or other assets and to carry on their respective businesses in the manner described in the Company SEC Filings filed prior to the date hereof and as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except, with respect to clauses (i) and (ii), for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   Section 3.7  SEC Filings; Financial Statements.

   (a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 1998 (collectively, the "Company SEC Filings"). Each Company SEC Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in all material respects in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated
Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

   (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2000 included in the Company's Form 10-K for the year ended December 31, 2000, including the notes thereto (the "Company Form 10-K"), neither the Company nor any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2000 and (ii) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   (d) As of the date hereof, no "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Company Form 10-K has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated Company SEC Filing or are not required to be filed with the SEC.

   Section 3.8 Absence of Certain Changes or Events. Since December 31, 2000, except as disclosed in the Company Form 10-K or in Company SEC Filings since December 31, 2000 through to the date of this Agreement, including the notes thereto, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been (a) an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company.

   Section 3.9  Employee Benefit Plans.

   (a) Section 3.9(a) of the Company Disclosure Letter sets forth a true and complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA and any other material plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now, or with respect to any plan intended to be qualified under 401(a) of the Code, were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all material incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. Each "employee benefit plan" as defined in Section 3(3) of ERISA and each other material plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all material incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements is hereinafter referred to as a "Company Benefit Plan". Neither the Company, nor to the Knowledge of the Company, any other person, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. The Company has delivered or made available to Parent true, correct and complete copies of all Company Benefit Plans (or, if not so delivered, has delivered or made available to Parent a written summary of their material terms), and, with respect thereto, all amendments, trust agreements, insurance Contracts, other funding vehicles, determination letters issued by the United States Internal Revenue Service (the "IRS"), the most recent annual reports (Form 5500 series) filed with the IRS, and the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

   (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) with respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law, and (ii) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502.

   (c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter from the IRS that the Company Benefit Plan is so qualified and all related trusts are exempt from U.S. federal income taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification or exemption. Except as would not reasonably be expected to result in material liability to the Company or a Company ERISA Affiliate, (i) to the knowledge of the Company there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan, (ii) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims),
(iii) none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (iv) all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (v) all contributions and payments to each Company Benefit Plan are deductible under Code Sections 162 or 404, and (vi) no excise Tax could be imposed upon the Company under Chapter 43 of the Code.

   (d) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any "multiemployer plan" as defined in Section 3(37) of ERISA.

   (e) No amount that could be received (whether in cash or property or the vesting of property), in connection with the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or otherwise are reasonably likely to be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

   (f) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. The Company and each ERISA Affiliate are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder, except as would not be reasonably expected to result in material liability to the Company or a Company ERISA Affiliate.

   (g) Neither the Company nor any of its Subsidiaries, sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no United States source income outside of the United States.

   (h) The Company has delivered to Parent accurate W-2 information for the executive officers of the Company for the 1997, 1998, 1999 and 2000 calendar years.

   Section 3.10  Labor and Other Employment Matters.

   (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no work stoppage or labor strike against the Company or any Company Subsidiary by employees is pending or threatened, (ii) neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iii) the Company and each of the Company Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wage and hours, (iv) the Company and each Company Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, (v) neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), (vi) there are no material pending claims against the Company or any Company Subsidiary under any workers' compensation plan or policy or for long term disability and
(vii) there are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their respective current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Company's Knowledge, as of the date hereof, no employees of the Company or any Company Subsidiary are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or such Company Subsidiary or to the use of trade secrets or proprietary information of others. As of the date hereof, no employee of the Company or any Company Subsidiary, at the officer level or above, has given notice to the Company or any Company Subsidiary that any such employee intends to terminate his or her employment with the Company or any Company Subsidiary.

   (b) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated. As of the date hereof, there has not been since January 1, 1998 a representation question respecting any of the employees of the Company or any Company Subsidiary and, to the Knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any Company Subsidiary to authorize representation by any labor organization.

   (c) The Company has identified in Section 3.10(c) of the Company Disclosure Letter and has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary, (ii) all severance programs and policies of each of the Company and each Company Subsidiary with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of each of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Neither the execution and delivery of this Agreement or other related agreements, nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or Affiliate from the Company or any Company Subsidiary or Affiliate under any Company Benefit Plan or otherwise, (ii) significantly increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any benefits.

   Section 3.11 Tax Treatment. None of the Company, any Company Subsidiary nor any of the Company's Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   Section 3.12 Contracts. Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Section
3.12 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by any Contract that (i) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) relates to the co-promotion or distribution of Enbrel, the manufacturing and supply by third parties of Enbrel, the out-license of Company Intellectual Property relating to Enbrel to third parties pursuant to which the Company currently receives royalties, or the in-license of intellectual property relating to Enbrel from third parties pursuant to which the Company currently pays royalties or (iii) limits or otherwise restricts the Company or any Company Subsidiary or that would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which Contracts would be material to Parent and its Subsidiaries (determined after giving effect to the Merger). Each Contract of the type described in this Section 3.12, whether or not set forth in Section 3.12 of the Company Disclosure Letter, is referred to herein as a "Company Material Contract." Each Company Material Contract is valid and binding on the Company or a Company Subsidiary party thereto and, to the Company's Knowledge, each other party thereto, and is in full force and effect, and the Company and each of the Company Subsidiaries have performed in all material respects all obligations required to be performed by them to the date hereof under each Company Material Contract and, to the Company's Knowledge, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   Section 3.13 Litigation. Except as and to the extent disclosed in the Company SEC Filings, including the notes thereto, filed prior to the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party that, as of the date hereof, relates to Enbrel, and (ii) neither the Company nor any Company Subsidiary is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

   Section 3.14 Environmental Matters. Except as disclosed in the Company Form 10-K or in Company SEC Filings, including the notes thereto, since December 31, 2000 through to the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

   (a) The Company and the Company Subsidiaries (i) are in compliance with all, and are not subject to any liability, in each case with respect to any, applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits necessary to conduct their current operations and (iii) are in compliance with their respective Environmental Permits.

   (b) Neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

   (c) Neither the Company nor any Company Subsidiary (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

   (d) None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

   Section 3.15 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company (or one of its Subsidiaries) owns or has the right to use, whether through ownership, licensing or otherwise, all Company Intellectual Property, (ii) no written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been received by the Company or any Company Subsidiary from a third party, (iii) no Company Intellectual Property owned by the Company or any Company Subsidiary is the subject of any pending or, to the Company's Knowledge, threatened action, suit, claim, investigation, arbitration, validity or enforceability challenge or other proceeding, (iv) to the Company's Knowledge, no Company Intellectual Property that is not owned by the Company or any Company Subsidiary is the subject of any pending or threatened action, suit, claim, investigation, arbitration, validity or enforceability challenge or other proceeding, (v) no person has given written notice to the Company or any Company Subsidiary that the use of any Company Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any patent, trademark, service mark, trade name, or copyright or design right or other intellectual property right of any third party, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, (vi) to the Company's knowledge after due inquiry, the making, having made, using, selling, offering for sale, importing, exporting, manufacturing, marketing, licensing, reproduction, distribution or publishing by the Company of any process, machine, manufacture or product does not, because of and to the extent that such process, manufacture or product incorporates Company Intellectual Property, infringe any valid claim of any patent, trademark, service mark, trade name, copyright, design right, or other intellectual property right of any third party in the jurisdictions in which such making, using, selling, offering for sale, importing, exporting, manufacturing, marketing, licensing, reproduction, distribution, or publishing occurs, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party, and (vii) there exists no prior act or current conduct or use by the Company, any Company Subsidiary or, to the Knowledge of the Company, any third party that would void or invalidate any Company Intellectual Property. As of the date hereof, AHP has not made any Product Calls (as such term is defined in the Product Rights Agreement by and among the Wyeth-Ayerst Research division of AHP, the Lederle Pharmaceutical division of American Cyanamid Company and the Company dated as of July 1, 1998, as amended (the "Product Rights Agreement")) under the Product Rights Agreement.

   Section 3.16  Taxes.

   (a) Each of the Company and each Company Subsidiary has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all material Tax Returns that it was required to file. All such Tax Returns are complete and accurate in all material respects. All Taxes shown as due on such Tax Returns have been paid, and the Company and the Company Subsidiaries have provided adequate reserves in accordance with GAAP in the most recent financial statements contained in the Company SEC Filings for any material Taxes that have not been paid, whether or not shown as being due on any Tax Returns. None of the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return.

   (b) No claim for unpaid material Taxes has been asserted in writing by a Tax authority or other Governmental Entity or has become a lien against the property of the Company or any Company Subsidiary (other than with respect to Permitted Liens for Taxes). No audit or other proceeding with respect to any material Taxes due from or with respect to the Company or any Company Subsidiary or any material Tax Return filed by the Company or any Company Subsidiary is being conducted by any Tax authority or Governmental Entity, and the Company and the Company Subsidiaries have not received notification in writing that any such audit or other proceeding with respect to material Taxes or any material Tax Return is pending. No extension of the statute of limitations on the assessment of any material Taxes has been granted by the Company or any Company Subsidiary.

   (c) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Entity.

   (d) Neither the Company nor any Company Subsidiary is responsible for the Taxes of any person other than members of the affiliated group of which the Company is the common parent under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, by Contract, or otherwise. Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement.

   (e) Neither the Company nor any Company Subsidiary has been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

   Section 3.17 Insurance. Copies of all material insurance policies maintained by the Company, including fire and casualty, general liability, product liability, business interruption and professional liability policies, have been made available to Parent.

   Section 3.18 Properties. Each of the Company and the Company Subsidiaries has good and valid title to or a valid leasehold interest in all its properties and assets reflected on the most recent balance sheet contained in the Company's quarterly report on Form 10-Q that is part of the Company SEC Filings or acquired after the date thereof, except for (i) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet and (ii) properties and assets the loss of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   Section 3.19  Regulatory Compliance.

   (a) All biological and drug products being manufactured, distributed, or developed by the Company and its Subsidiaries ("Company Pharmaceutical Products") that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the FDCA, the Public Health Service Act, and their applicable implementing regulations, except for noncompliances which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   (b) All preclinical trials and clinical trials conducted by or on behalf of the Company and its Subsidiaries have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for noncompliances which, individually or in the aggregate, would reasonably not be expected to have a Company Material Adverse Effect.

   (c) All manufacturing operations conducted by or for the benefit of the Company and its Subsidiaries have been and are being conducted in compliance with the FDA's applicable current Good Manufacturing Practice regulations for drug and biological products, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. In addition, the Company and its Subsidiaries are in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar applicable laws, except for noncompliances which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

   (d) No Company Pharmaceutical Product has been recalled, suspended or discontinued as a result of any action by the FDA or any other similar foreign Governmental Entity by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee, distributor or marketer of any Company Pharmaceutical Product, in the United States or outside of the United States since January 1, 1999.

   (e) Neither the Company nor any of its Subsidiaries have received any notice since January 1, 1999 that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw approval, place marketing or sale restrictions, or request the recall of any Company Pharmaceutical Product, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production, sale, marketing or reimbursement of any Company Pharmaceutical Products.

   (f) Neither the Company, nor any of its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company, the Company Subsidiaries, nor to the Knowledge of the Company, any officer, key employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

   Section 3.20 Opinion of Financial Advisor. Merrill Lynch & Co. (the "Company Financial Advisor") has delivered to the Board of Directors of the Company its opinion that, as of the date of such opinion, the Merger Consideration to be received by the holders of the shares of Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

   Section 3.21 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby (the "Company Shareholder Approval").

   Section 3.22 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. Prior to the date hereof, the Company has accurately described to Parent the Company's arrangements with, and the fees that may be paid by the Company to, the Company Financial Advisor relating to the Merger.

                                  ARTICLE 4.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Except as set forth in the corresponding section of the Disclosure Letter delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter") (and subject to Section 9.13 hereof), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

   Section 4.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Washington and has paid all excise taxes required by the Washington Department of Revenue. Each Significant Subsidiary of Parent (together with Merger Sub, the "Parent Subsidiaries") has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation, except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business, and is in good standing (but only with respect to jurisdictions which recognize such concepts) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

   Section 4.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copies of the Parent Certificate and Parent's Amended and Restated Bylaws (the "Parent Bylaws") that are listed as exhibits to Parent's Form 10-K for the year ended December 31, 2000 are complete and correct copies thereof as in effect on the date hereof. The Parent is not in violation of any of the provisions of the Parent Certificate or the Parent Bylaws as of the date hereof and will not, as of the Closing Date, be in violation of any of the provisions of the Parent Certificate or Parent Bylaws, as such Parent Certificate and Parent Bylaws may be amended between the date hereof and the Closing Date. True and complete copies of all minute books of Parent since January 1, 1999 have been made available by Parent to the Company.

   Section 4.3  Capitalization.

   (a) As of the date hereof, the authorized capital stock of Parent consists of (a) 2,750,000,000 shares of Parent Common Stock and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (the "Parent Preferred Stock"). As of November 30, 2001, (a) 1,048,325,488 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights and (b) 8,659,960 shares of Parent Common Stock were held in the treasury of Parent or by Parent's Subsidiaries. As of the date hereof, 687,500 shares of Parent Preferred Stock are designated as Series A Junior Participating Preferred Stock, and no shares of Parent Preferred Stock are issued or outstanding. As of November 30, 2001, 95,657,177 shares of Parent Common Stock were reserved for issuance upon exercise of stock options, rights and warrants outstanding as of such date. Except for stock options and agreements or arrangements described in the Parent SEC Filings, including the notes or exhibits thereto, filed prior to the date of this Agreement and pursuant to the rights outstanding under the Rights Plan, as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests, or obligating Parent or any Parent Subsidiary to issue or sell any shares of its capital stock or other Equity Interests. From November 30, 2001 to the date of this Agreement, Parent has not issued any Equity Interests with respect to Parent Common Stock, other than (x) Parent Common Stock issued upon exercise of stock options and (y) Equity Interests granted or issued under existing stock-based incentive compensation plans. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights. Except as disclosed in the Parent SEC Filings, including the notes and exhibits thereto, as of the date hereof, there are no outstanding contractual obligations of Parent or any Parent Subsidiary (a) restricting the transfer of, or (b) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, any Parent Common Stock or any capital stock of, or other Equity Interests in, any Parent Subsidiary. As of the date hereof, there are no outstanding contractual obligations of Parent or any Parent Subsidiary
(a) requiring the registration for sale of, (b) granting any preemptive or antidilutive right with respect to, or (c) affecting the voting rights (except for the Stockholders' Rights Agreement by and among Parent, AHP, MDP Holdings, Inc. and Lederle Parenterals, Inc., dated as of the date hereof) of, any Parent Common Stock. Except as disclosed in the Parent SEC Filings, including the notes and exhibits thereto, as of the date hereof, there are no outstanding contractual obligations of Parent or any Parent Subsidiary (a) affecting the voting rights of, (b) requiring the registration for sale of, or (c) granting any preemptive or antidilutive right with respect to or any capital stock of, or other Equity Interests in, any Parent Subsidiary.

   (b) Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or any Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

   (c) Except as a result of the Voting Agreement, neither Parent nor any Parent Subsidiary beneficially owns any Equity Interest in the Company.

   Section 4.4 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Each of (a) the execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of such transactions and (b) the issuance of shares of Parent Common Stock in accordance with the Merger has been duly and validly authorized by all necessary corporate action by Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Share Issuance, as provided in Section 4.16. The Board of Directors of Parent, by resolutions adopted by unanimous vote of those voting (and not subsequently rescinded or modified in any way) at a meeting duly called and held at which a quorum was present and acting throughout, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its stockholders, and has declared the Merger to be advisable, (ii) approved and adopted this Agreement, the Merger, the Share Issuance and the other transactions contemplated hereby, (iii) resolved to recommend the Share Issuance to its stockholders for approval and (iv) directed that the Share Issuance be submitted to its stockholders for consideration. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

   Section 4.5  No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(i) conflict with or violate any provision of the certificate or articles of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, that Parent's stockholders have approved the Share Issuance and that all filings and notifications described in Section 4.5(b) have been made, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent or materially delay the performance of this Agreement by Parent or Merger Sub.

   (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity or any other person, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of Nasdaq, the HSR Act, foreign or supranational antitrust and competition Laws, and the filing and recordation of the Articles of Merger as required by the WBCA and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent or materially delay the performance under this Agreement by Parent or Merger Sub.

   Section 4.6 Permits; Compliance With Law. Parent and each Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances necessary to carry on their respective businesses in the manner described in the Parent SEC Filings filed prior to the date hereof and as it is being conducted as of the date hereof (the "Parent Permits"), and all such Parent Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is in conflict with any Law applicable to Parent or any Parent Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

   Section 4.7  SEC Filings; Financial Statements.

   (a) Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 1998 (collectively, the "Parent SEC Filings"). Each Parent SEC Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be and
(ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act.

   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in all material respects in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect). The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

   (c) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2000 included in Parent's Form 10-K for the year ended December 31, 2000, including the notes thereto (the "Parent Form 10-K"), neither Parent nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2000 and liabilities incurred in connection with this Agreement and the transactions contemplated hereby that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

   (d) As of the date hereof, no "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Parent Form 10-K has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated Parent SEC Filing or are not required to be filed with the SEC.

   Section 4.8 Absence of Certain Changes or Events. Since December 31, 2000, except as disclosed in the Parent Form 10-K or in Parent SEC Filings since December 31, 2000 through to the date of this Agreement, including he notes thereto, and except as specifically contemplated by, or as disclosed in, this Agreement, Parent and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and, since such date, there has not been (a) an event or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by Parent or Merger Sub.

   Section 4.9 Litigation. Except as disclosed in the Parent SEC Filings, including the notes thereto, filed prior to the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary or for which Parent or any Parent Subsidiary is obligated to indemnify a third party, and (ii) neither Parent nor any Parent Subsidiary is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

   Section 4.10 Environmental Matters. Except as disclosed in the Parent Form 10-K or in the Parent SEC Filings, including the notes thereto, since December 31, 2000 through the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries (i) are in compliance with all, and are not subject to any liability, in each case with respect to any, applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits necessary to conduct their current operations, and (iii) are in compliance with their respective Environmental Permits.

   Section 4.11 Intellectual Property. Except as disclosed in the Parent Form 10-K or in the Parent SEC Filings, including the notes thereto, since December 31, 2000 through the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:
(i) Parent and its Subsidiaries own or have the right to use, whether through ownership, licensing or otherwise, all Parent Intellectual Property, (ii) no Parent Intellectual Property is the subject of any pending or, to Parent's Knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding, (iii) there exists no prior act or current conduct or use by Parent or any Parent Subsidiary or, to the Knowledge of Parent, any third party that would void or invalidate any Parent Intellectual Property, and (iv) to the Knowledge of Parent, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution or publishing by Parent of any process, manufacture or product does not, because of and to the extent that such process, manufacture or product incorporates Parent Intellectual Property, infringe any valid claim of patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party in the jurisdictions in which such making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing occurs, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party.

   Section 4.12  Regulatory Compliance.

   (a) All biological and drug products being manufactured, distributed or developed by Parent and its Subsidiaries ("Parent Pharmaceutical Products") that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed and marketed in compliance with all applicable requirements under the FDCA and the Public Health Service Act, except for noncompliances which, individually or in the aggregate, would reasonably not be expected to have a Parent Material Adverse Effect.

   (b) Neither Parent nor any of its Subsidiaries have received any notice since January 1, 1999 that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any Parent Pharmaceutical Product, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any Parent Pharmaceutical Products.

   Section 4.13 Tax Treatment. None of Parent, nor any of its Subsidiaries or Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of

Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   Section 4.14  Ownership of Merger Sub; No Prior Activities.

   (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is owned directly by Parent.

   (b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person. Merger Sub has no Subsidiaries.

   Section 4.15 Opinion of Financial Advisor. Goldman, Sachs & Co. (the "Parent Financial Advisor") has delivered to the Board of Directors of Parent its opinion that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to Parent.

   Section 4.16 Vote Required. The affirmative vote of the holders of a majority of the shares of Parent Common Stock represented at a meeting of the stockholders of Parent called for such purpose and entitled to vote thereon (provided that at least a majority of such shares are represented in person or by proxy at such meeting) is the only vote of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve the Share Issuance (the "Parent Stockholder Approval").

   Section 4.17 Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor, Bear, Stearns & Co. Inc. and Salomon Smith Barney Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

   Section 4.18 Sufficient Funds. Parent will have at or prior to the Closing and at the Effective Time sufficient immediately available funds and sufficient authorized but unissued shares or treasury shares of Parent Common Stock to pay the Merger Consideration upon consummation of the Merger.

                                  ARTICLE 5.

                                   COVENANTS

   Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically permitted by any other provision of this Agreement, or unless Parent shall otherwise agree in writing, the Company shall, and shall cause each Company Subsidiary to, (x) maintain its existence in good standing under applicable Law, (y) subject to the restrictions set forth in this Section 5.1 and Section 6.5, conduct its operations only in the ordinary and usual course of business consistent with past practice and (z) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and, subject to
Section 6.5, to preserve the current relationships of the Company and the Company Subsidiaries with their customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically permitted by any other provision of this Agreement, the Company shall not and shall not permit any of its Subsidiaries to (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company and its Subsidiaries), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

   (a) amend or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents;

   (b) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest, of the Company or any Company Subsidiary, except that (i) the Company may issue shares of Company Common Stock pursuant to the ESPP or upon exercise of Company Options outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (ii), (iii) or (iv) of this clause (b), (ii) the Company may grant Company Options up to an aggregate of 1,100,000 shares of Company Common Stock to newly-hired employees and may grant Company Options up to an aggregate of 4,400,000 shares of Company Common Stock to existing employees and non-employee directors, in each case, in accordance with the terms of the Company Stock Option Plans consistent with past practice and with an exercise price per share of Company Common Stock no less than the fair market value of a share of Company Common Stock as of the date of grant, provided that in no event shall the vesting or exercisability of any such Company Options accelerate solely as a result of the consummation of the transactions contemplated by this Agreement, (iii) the Company may grant Company Options that are Replacement Options pursuant to Section 2.4(b), (iv) the Company may grant Company Options pursuant to existing contractual relationships and as set forth in the Company Disclosure Letter, (v) the Company may grant Equity Interests in accordance with Sections 2.01 and 2.02 of the Governance Agreement, and (vi) the Company Subsidiaries may issue shares of capital stock or other Equity Interests to the Company or any wholly-owned Company Subsidiary;

   (c) (i) sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets (other than Company Intellectual Property) of the Company or any Company Subsidiary, except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances pursuant to existing Contracts, (B) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of property or assets by the Company or a Company Subsidiary in the ordinary course of business but not to exceed an aggregate value for all such sales, pledges, dispositions, transfers, leases, licenses and encumbrances of $100,000,000, (C) sales or dispositions of inventory and other tangible current assets, or (D) as may be required pursuant to Section 6.5(b); (ii) sell, pledge, dispose of, transfer, lease, license, abandon, fail to maintain or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, abandonment, failure to maintain or encumbrance of, any Company Intellectual Property (other than Company Intellectual Property that protects or enhances the value of Enbrel), except
(A) sales, pledges, dispositions, transfers, leases, licenses, abandonments, failures to maintain or encumbrances in the ordinary course of business which will not materially impair the conduct of the Company's business and (B) as may be required pursuant to Section 6.5(b); (iii) sell, pledge, dispose of, transfer, lease, license, abandon, fail to maintain or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, abandonment, failure to maintain or encumbrance of, any Company Intellectual Property which protects Enbrel, except (A) agreements entered into for clinical studies involving Enbrel in the ordinary course of business and (B) material transfer agreements relating to Enbrel entered into in the ordinary course of business; or (iv) enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary;

   (d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than dividends or distributions paid by wholly-owned Company Subsidiaries to the Company or to other wholly-owned Company Subsidiaries) or enter into any agreement with respect to the voting of the capital stock of the Company;

   (e) (i) reclassify, combine, split or subdivide any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

   (f) (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except for indebtedness for borrowed money under the Company's existing credit facilities or replacement credit facilities in an aggregate amount not materially larger than the Company's existing credit facilities, (ii) terminate, cancel, or agree to any material and adverse change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (iii) make or authorize any capital expenditure materially in excess of the Company's budget as disclosed to Parent prior to the date hereof or (iv) make or authorize any material loan to any person (other than a Company Subsidiary) outside the ordinary course of business;

   (g) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.9 or 6.10(c) of the Company Disclosure Letter, (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices and methodologies in salaries or wages of officers and/or employees of the Company or any Company Subsidiary), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary (other than with respect to newly appointed directors and newly hired employees in accordance with past practices of the Company or any Company Subsidiary, provided that any such agreements shall not provide for the payment of any severance or termination pay solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby), (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, except to the extent required by applicable Law or (iv) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan or Company Option;

   (h) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

   (i) except in the ordinary course of business consistent with past practice, make any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any amended material Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

   (j) subject to Section 6.4(h), modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination involving the Company;

   (k) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, other than in the ordinary course of business or otherwise not in excess of $50 million;

   (l) subject to Section 6.4(h), take any action to render inapplicable, or to exempt any third party from, (i) the provisions of Chapter 23B.19 of the WBCA or (ii) any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

   (m) acquire, or agree to acquire, from any Person any assets (not including Intellectual Property), operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except (i) in connection with capital expenditures permitted hereunder and except for acquisitions of inventory and other assets (not including Intellectual Property) in the ordinary course of business or (ii) for acquisitions of businesses or assets (not including Intellectual Property) or business combinations having or involving aggregate consideration not in excess of $50,000,000, which, in the case of clauses (i) and (ii), individually or in the aggregate, would not be reasonably expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

   (n) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

   (o) adopt a shareholder rights agreement, or "poison pill";

   (p) acquire, or agree to acquire, from any Person, any Intellectual Property, except in the ordinary course of business consistent with past practice (including in size and nature); or

   (q) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

   Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the Effective Time, except as specifically permitted by any other provision of this Agreement or unless the Company shall otherwise agree in writing, Parent shall maintain its existence in good standing under applicable Law and Parent and its Subsidiaries shall continue to conduct their businesses such that the primary business of Parent and its Subsidiaries, taken as a whole, shall involve biotechnology or pharmaceuticals. Without limiting the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement, Parent shall not and shall not permit any of its Subsidiaries to (unless required by applicable Laws or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent and its Subsidiaries), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

   (a) amend or otherwise change the Parent Certificate in a manner that adversely affects the rights of holders of Parent Common Stock (including holders of the Parent Common Stock issuable in the Merger), except to increase the authorized number of shares of Parent capital stock (including Parent Common Stock);

   (b) issue any shares of Parent Common Stock if, following such issuance, there would be an insufficient number of shares of Parent Common Stock to pay the Merger Consideration and to be reserved for issuance in connection with the transactions contemplated hereby;

   (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock property or otherwise, with respect to any of Parent's capital stock;

   (d) take any action (including any acquisition or entering into any business combination) that is intended or could reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied; or

   (e) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

   Section 5.3  Cooperation.

   (a) In addition to their other obligations set forth in this Agreement, the Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Registration Statement and the Proxy Statement, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger, and (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and the Proxy Statement.

   (b) As soon as reasonably practicable after the date hereof, Parent and Company shall establish an Integration Committee with a consultative function, which shall be comprised of two senior executives of Parent, designated by the Chairman, President and Chief Executive Officer of the Parent, and two senior executives of the Company, designated by the Chairman, President and Chief Executive Officer of the Company. Subject to applicable Law, the Integration Committee will be concerned with matters relating to the integration of Parent's and Company's respective businesses and personnel following the Effective Time and will periodically meet to discuss and review such matters.

   Section 5.4  Tax-Free Reorganization Treatment.

   (a) Neither Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to take or cause to be taken any action that would cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

   (b) Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

   Section 5.5 Control of Other Party's Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

                                  ARTICLE 6.

                             ADDITIONAL AGREEMENTS

   Section 6.1  Registration Statement; Proxy Statement.

   (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Shareholders' Meeting and Parent Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement") and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement"; the prospectus contained in the Registration Statement together with the Proxy Statement, the "Joint Proxy/Prospectus"), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the shareholders of the Company as Merger Consideration. Each of Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action reasonably required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company and Parent shall mail the Joint Proxy/Prospectus to their respective shareholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy/Prospectus in light of the date set for the Company Shareholders' Meeting and the Parent Stockholders' Meeting. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company or Parent, and no filing of, or amendment or supplement to, the Registration Statement shall be made by Parent, in each case, without providing the other party a reasonable opportunity to review and comment thereon, which comments shall be considered in good faith. Parent and the Company each shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   (b) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (iv) the time of the Company Shareholders' Meeting and (v) the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   (c) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (iv) the time of the Company Shareholders' Meeting and (v) the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   Section 6.2  Shareholders' Meetings.

   (a) The Company shall duly call and hold a meeting of its shareholders (the "Company Shareholders' Meeting") as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Proxy Statement is cleared by the SEC and after coordination with Parent, provided that the meeting shall be held not later than five Business Days prior to the Outside Date (provided that the Company shall not be required to hold the Company Shareholders' Meeting prior to the date of the Parent Stockholders' Meeting), for the purpose of voting upon the adoption and approval of this Agreement. In connection with the Company Shareholders' Meeting and the transactions contemplated hereby, the Company will (i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning the Company Shareholders' Meeting to obtain a quorum or to solicit additional proxies) to obtain the necessary approvals by its shareholders of this Agreement, the Merger and the other transactions contemplated hereby and (ii) otherwise comply with all legal requirements applicable to the Company Shareholders' Meeting.

   (b) Parent shall duly call and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Proxy Statement is cleared by the SEC and after coordination with the Company, provided that the meeting shall be held not later than five Business Days prior to the Outside Date (provided that the Parent shall not be required to hold the Parent Stockholders' Meeting prior to the date of the Company Shareholders' Meeting), for the purpose of voting upon the approval of the Share Issuance, and Parent shall use its reasonable best efforts to hold the Parent Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. In connection with the Parent Stockholders' Meeting and the transactions contemplated hereby, Parent will (i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning Parent Stockholders' Meeting to obtain a quorum or to solicit additional proxies) to obtain the necessary approvals by its stockholders of the Share Issuance and
(ii) otherwise comply with all legal requirements applicable to the Parent Stockholders' Meeting.

   (c) The Board of Directors of the Company shall recommend approval of this Agreement and the Merger by the shareholders of the Company (the "Company Recommendation") and, subject to Section 6.4, shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy Statement/Prospectus shall contain such recommendation.

   (d) The Board of Directors of Parent shall recommend the approval of the Share Issuance by the stockholders of Parent (the "Parent Recommendation") and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy Statement/Prospectus shall contain such recommendation.

   Section 6.3  Access to Information; Confidentiality.

   (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective Subsidiaries is a party (which such person shall use reasonable best efforts to cause the counterparty to waive) from the date of this Agreement to the Effective Time, the Company and Parent shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, "Representatives") to (i) provide to the other party and its respective Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (ii) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.3(a) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

   (b) With respect to the information disclosed pursuant to this Section 6.3, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the confidentiality agreement, dated November 14, 2001, previously executed by the Company and Parent (the "Confidentiality Agreement"); provided, however, that the restrictions on Parent and its Subsidiaries, Affiliates and Representatives set forth in paragraph 8 of the Confidentiality Agreement shall be inapplicable with respect to any of the transactions set forth in this Agreement.

   Section 6.4  No Solicitation of Transactions.

   (a) The Company agrees that neither it nor any Company Subsidiary shall, and that it shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (except to the extent specifically permitted pursuant to this Section 6.4), (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to notify such person as to the existence of these provisions (except to the extent specifically permitted pursuant to this Section 6.4), (iv) approve, endorse or recommend any Acquisition Proposal with respect the Company (except to the extent specifically permitted pursuant to this Section 6.4), or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby (except for confidentiality agreements specifically permitted pursuant to Section 6.4(c)). The Company shall immediately terminate, and shall cause the Company subsidiaries and its and their Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. The Company shall immediately demand that each person which has heretofore executed a confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such person's consideration of a possible Acquisition Proposal to immediately return or destroy (which destruction shall be certified in writing by such person to the Company) all confidential information heretofore furnished by the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives to such person or any of its Affiliates or Subsidiaries or any of its or their Representatives.

   (b) Promptly after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, the Company shall promptly keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

   (c) If the Company receives an Acquisition Proposal which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company in good faith concludes proposes consideration that is more favorable to the Company's shareholders than the transactions contemplated by this Agreement and which could reasonably be expected to result in a Superior Proposal in all other respects, the Company shall promptly provide to Parent written notice that shall state expressly (A) that it has received an Acquisition Proposal which constitutes a Superior Proposal or which could reasonably be expected to result in a Superior Proposal, and (B) the identity of the party making such Acquisition Proposal and the material terms and conditions of the Acquisition Proposal (the "Superior Proposal Notice") and may then take the following actions:

      (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided, that (A) prior to so furnishing, the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf and customary standstill provisions, and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes a copy of such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

      (ii) engage in negotiations with the third party with respect to the Acquisition Proposal.

   (d) For a period of not less than five Business Days after Parent's receipt from the Company of each Superior Proposal Notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal.

   (e) In response to the receipt of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after the Company's compliance with Section 6.4(d), the Board of Directors of the Company may withhold or withdraw the Company Recommendation and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its shareholders, may recommend that its shareholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors or a committee thereof, a "Change of Recommendation"), if both of the following conditions in Sections 6.4(e)(i) and 6.4(e)(ii) are met:

      (i) the Company Shareholders' Meeting has not occurred; and

      (ii) the Board of Directors of the Company has concluded in good faith, following the receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would result in a breach of its fiduciary obligations to its shareholders under applicable Law.

   (f) Notwithstanding anything to the contrary contained in this Agreement,
(i) the obligation of the Company to call, give notice of, convene and hold the Company Shareholders' Meeting and to hold a vote of the Company's shareholders on this Agreement and the Merger at the Company Shareholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by any Change of Recommendation and (ii) in any case in which the Company withholds or withdraws the Company Recommendation pursuant to Section 6.4(e), recognizing that special circumstances, as provided in Section 23B.11.030 of the WBCA, exist in light of the provisions of this Section 6.4 and/or the provisions of the Voting Agreement, the Company shall submit this Agreement and the Merger to a vote of its shareholders with no recommendation as permitted by Section 23B.11.030(2) of the WBCA. The Company agrees that it shall not submit to the vote of its shareholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

   (g) Nothing contained in this Agreement shall be deemed to restrict the Company from complying with Rules 14d-9 or 14e-2 under the Exchange Act or be deemed to restrict the Company or Parent from making such other disclosures as may be required by federal securities laws or applicable State of Washington fiduciary duties laws.

   (h) Notwithstanding anything to the contrary contained in this Agreement, the prohibitions contained in Sections 5.l(j) and 5.1(l) shall not be applicable with respect to a Person who has submitted a Superior Proposal to the Company.

   Section 6.5  Appropriate Action; Consents; Filings.

   (a) Subject to the proviso contained in Section 6.5(b)(ii), the Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by Parent or the Company or any of their Subsidiaries, (B) to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and antitrust and competition Laws of any other applicable jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (C) to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction and (C) any other applicable Law. Parent and the Company shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult the other on, all the information relating to the Company and the Company Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Parent and the Company may, as each deems reasonably advisable and necessary, designate any competitively sensitive information provided to the other under this Section 6.5(a) as "outside counsel only." Such information shall be given only to outside counsel of the recipient. In addition, Parent and the Company may redact any information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of the filing or submission.

   (b) Without limiting Section 6.5(a), Parent and the Company shall:

      (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any person; and


      (ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including implementing, contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Merger; provided, however, that nothing in this Agreement shall require any of Parent and its Subsidiaries or the Company and its Subsidiaries to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements, whether as a condition to obtaining any approval from a Governmental Entity or any other person or for any other reason, if, in any such case, such divestiture, license, holding separate or arrangement (x) is not conditioned upon the consummation of the Merger or (y) would, individually or in the aggregate, have a Parent Material Adverse Effect (including, for purposes of this clause, the Surviving Corporation and its Subsidiaries) after giving effect to the Merger.


   (c) Subject to the proviso contained in Section 6.5(b)(ii) and the proviso contained in the following sentence of this Section 6.5(c), the Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any non-governmental third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) required to be disclosed in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.5(c), such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent; provided that no obligation to make a material payment or grant a material right not conditioned upon the consummation of the Merger shall be imposed by this Section 6.5(c).

   (d) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the Knowledge of the Company or Parent, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into Parent Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or its Subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

   Section 6.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

   Section 6.7 Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with Nasdaq, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal non-public information regarding the other party.

   Section 6.8 Nasdaq Listing. Parent shall use reasonable best efforts (a) to cause the Parent Common Stock to be issued in the Merger to be approved for listing upon the Effective Time on Nasdaq or on such national securities exchange as the Parent Common Stock is listed and (b) to cause the Parent Common Stock issued upon the exercise of converted Company Options to be approved for listing on Nasdaq or on such national securities exchange as Parent Common Stock is listed.

   Section 6.9  Employee Benefit Matters.

   (a) For a period of at least two years following the Effective Time, Parent shall provide employee benefits (excluding any benefits attributable to equity based plans or grants) to the employees and former employees of the Company and their respective Subsidiaries ("New Parent Employees") that are no less favorable in the aggregate than those provided to such persons in effect on the date hereof. Nothing herein shall require Parent to continue any particular Company Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence); provided, however, that Parent shall not take any action (by way of amendment, termination or otherwise) which is in violation of the terms of any Company Benefit Plan or applicable Law.

   (b) With respect to each benefit plan of Parent ("Parent Benefit Plan") in which New Parent Employees subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Benefit Plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Parent Benefit Plan shall waive pre-existing condition limitations to the same xtent waived under the applicable Company Benefit Plan. New Parent Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Benefit Plan for the plan year in which the Effective Time occurs.

   (c) At the request of Parent, the Company shall terminate any and all 401(k) plans of the Company, effective not later than the day immediately preceding the Closing Date. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of Company's Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Closing Date.

   Section 6.10  Indemnification of Directors and Officers.

   (a) Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company or any of its

Subsidiaries to the fullest extent permitted by Law for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in their capacities as such.

   (b) For six years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause to be maintained in effect for the benefit of the Company's current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time (the "D&O Insurance") covering each such person currently covered by the officers' and directors' liability insurance policies of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company's policies in effect on the date hereof; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the estimated premium for the 2002 fiscal year, which premium the Company presently expects to be approximately $1,850,000.

   (c) Parent shall, and shall cause the Surviving Corporation to, cause to be maintained in effect in the Surviving Corporation's (or any successor's) Articles of Incorporation and Bylaws provisions with respect to indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the Company Articles and the Company Bylaws as in effect on the date hereof.

   (d) Parent agrees to honor (and hereby guarantees the Surviving Corporation's performance under) all indemnification agreements entered into by the Company or any Company Subsidiary. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this ection 6.10. The obligations of Parent and the Surviving Corporation under this
Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.10 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10).

   Section 6.11 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation
Section 1.368-2(g).

   Section 6.12 Affiliate Letters. The Company shall, promptly after the date hereof and prior to the mailing of the Joint Proxy/Prospectus, deliver to Parent a list setting forth the names of all persons the Company expects to be, at the time of the Company Shareholders' Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list. The Company shall use reasonable best efforts to cause each person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 6.12 to execute a written agreement, promptly following the date hereof, in substantially the form of Exhibit 6.12 hereto.

   Section 6.13 Section 16 Matters. Prior to the Effective Time: (a) the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act (together with the rules and regulations thereunder, "Section 16"), of shares of Parent Common Stock or options to purchase shares of Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16; and (b) the Board of Directors of the Company or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

   Section 6.14  Stock Award Matters.

   (a) The Company shall, and shall cause the administrator(s) of each of the Company Stock Option Plans and the ESPP to, take any and all actions necessary (under the applicable Company Stock Option Plan and otherwise) to (i) cause the Company Options to be treated in accordance with Section 2.4 hereof, including, without limitation, amending the Company Stock Option Plans and, if necessary or desirable, obtaining the consent of the optionholders to such treatment; and
(ii) cause the stock purchase rights outstanding under the ESPP to be assumed and converted into rights to purchase Parent Common Stock pursuant to ection
2.5 in such manner as will not result in acceleration of the exercise of stock purchase rights under the ESPP.

   (b) Promptly after the Effective Time, Parent shall file one or more registration statements on Form S-3 or Form S-8, as the case may be (or any other successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to options and purchase rights issued pursuant to Sections 2.4 and 2.5 and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

   Section 6.15 Restructure of Transaction. In the event that either of Latham & Watkins, counsel to Parent, or Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, is unable to render its opinion pursuant to
Section 7.2(c) or Section 7.3(c), respectively, the structure of the Merger shall be revised to provide for the merger of the Company with and into Merger Sub with Merger Sub being the surviving entity in such Merger (the "Forward Subsidiary Merger"), subject to the approval of each of the Company and Parent which approval shall not be unreasonably withheld or delayed; provided, that if a Forward Subsidiary Merger structure would not result in each of Latham & Watkins or Skadden, Arps, Slate, Meagher & Flom LLP being able to render such respective opinions, the Company and Parent shall negotiate in good faith to revise the structure of the business combination between the Company and Parent such that each of Latham & Watkins and Skadden, Arps, Slate, Meagher & Flom LLP will be able to render such opinion; provided, further, that no such revision to the structure of the Merger shall (a) result in any change in the Merger Consideration, (b) be materially adverse to the interests of Parent, the Company, Merger Sub, the holders of shares of Parent Common Stock or the holders of shares of Company Common Stock or (c) unreasonably impede or delay consummation of the Merger. If the structure of the Merger is so revised, this Agreement shall be amended by the parties as appropriate to give effect to the revised structure of the Merger with each party executing a written amendment to this Agreement as necessary to reflect the foregoing.

                                  ARTICLE 7.

                              CLOSING CONDITIONS

   Section 7.1  Conditions to Obligations of Each Party Under This
Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable
Law:

   (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.

   (b) Shareholder and Stockholder Approval. The Company Shareholder Approval and the Parent Stockholder Approval shall have been obtained.

   (c) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment or injunction or order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

   (d) Consents and Approvals.  Other than the filing provided for under
Section 1.2 and filings pursuant to the HSR Act, all consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, would have a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger), shall have been obtained.

   (e) HSR Act. The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

   (f) Nasdaq Listing. The shares of Parent Common Stock issuable to the Company's shareholders in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on Nasdaq or on such national securities exchange as Parent Common Stock is then listed, subject to official notice of issuance.

   (g) Litigation. There shall not be instituted or pending any action, litigation or proceeding by any Governmental Entity (i) seeking to prohibit, restrain or otherwise interfere with the Merger or the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of the Company or Parent or any of their Subsidiaries or to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or Parent or any of their respective Subsidiaries, or (ii) seeking divestiture of any shares of Company Common Stock (or shares of stock of the Surviving Corporation) or seeking to impose or confirm limitations on the ability of Parent to effectively exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), including the right to vote any securities on any matters properly presented to shareholders, in the case of clause (i) or
(ii), which would, or would reasonably be expected to, have a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger).

   Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

   (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Company Material Adverse Effect. Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

   (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to that effect.

   (c) Parent Tax Opinion. Parent shall have received the opinion of Latham & Watkins, dated the date of the Effective Time, to the effect that the Merger will be treated for Federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the forms attached hereto as Exhibits 7.2(c)(i) and 7.2(c)(ii), respectively. The opinion referred to in this Section 7.2(c) shall not be waivable after receipt of the Company Shareholder Approval or the Parent Stockholder Approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure.

   (d) AHP Agreements. The AHP Agreements shall be in full force and effect, and no authorized officer of AHP shall have notified Parent in writing of, and AHP shall not have publicly announced, AHP's intention to repudiate such agreements.

   Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

   (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

   (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to that effect.

   (c) Company Tax Opinion. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated the date of the Effective Time, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the form attached hereto as Exhibits 7.2(c)(i) and 7.2(c)(ii), respectively. The opinion referred to in this Section 7.3(c) shall not be waivable after receipt of the Company Shareholder Approval or the Parent Stockholder Approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure.

                                  ARTICLE 8.

                       TERMINATION, AMENDMENT AND WAIVER

   Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or the stockholders of Parent:

   (a) By mutual written consent of Parent and the Company, which consent shall have been approved by action of their respective Boards of Directors;

   (b) By written notice of either the Company or Parent, if the Merger shall not have been consummated prior to September 30, 2002 (such date, as it may be extended as provided below, shall be referred to herein as the "Outside Date"); provided, however, that such date may, from time to time, be extended by either party (by written notice thereof to the other party) up to and including December 31, 2002 in the event all conditions to effect the Merger other than one or more conditions set forth in Sections 7.1(c), 7.1(d), 7.1(e) or 7.1(g) (the "Regulatory Conditions") have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to December 31, 2002; provided further that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

   (c) By written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to Section 6.5);

   (d) By written notice of Parent, if (i) the Board of Directors of the Company shall have withdrawn or adversely modified, or shall have resolved to withdraw or adversely modify, the Company Recommendation; (ii) the Board of Directors of the Company shall have approved or recommended, or shall have resolved to approve or recommend, to the shareholders of the Company, an Acquisition Proposal other than that contemplated by this Agreement; or (iii) the Company fails to call or hold the Company Shareholders' Meeting by the fifth day prior to the Outside Date;

   (e) By written notice of the Company, if (i) the Board of Directors of Parent shall have withdrawn or adversely modified, or shall have resolved to withdraw or adversely modify, the Parent Recommendation or (ii) Parent fails to call or hold the Parent Stockholders' Meeting by the fifth day prior to the Outside Date;

   (f) By written notice of Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in
Section 7.2(a) or 7.2(b) and (ii) cannot be cured prior to the Outside Date, provided that Parent shall have given the Company written notice, delivered at least twenty days prior to such termination, stating Parent's intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination;

   (g) By written notice of the Company, if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in
Section 7.3(a) or 7.3(b) and (ii) cannot be cured prior to the Outside Date, provided that the Company shall have given Parent written notice, delivered at least twenty days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination; or

   (h) By written notice of either Parent or the Company if (i) the Company Shareholder Approval shall not have been obtained at the Company Shareholders' Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to adopt and approve this Agreement and the Merger is taken, or (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders' Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to approve the Share Issuance is taken.

   Section 8.2  Effect of Termination.

   (a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except with respect to Sections 6.3(b) and 8.2 and
Article 9 and with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

   (b) Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Sections 8.1(f), then the Company shall pay Parent an amount equal to the sum of Parent's Expenses up to an amount equal to $15 million.

   (c) Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Sections 8.1(g), then Parent shall pay to the Company an amount equal to the sum of the Company's Expenses up to an amount equal to $15 million.

   (d) Payment of Expenses. Payment of Expenses pursuant to Sections 8.2(b) or 8.2(c) shall be made not later than two Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the ninetieth day after such party delivers such notice of demand for payment).

   (e) Company Termination Fee.

      (i) In the event that this Agreement is terminated pursuant to (A)
   Section 8.1(d)(i) and the Board of Directors of the Company has withdrawn or adversely modified the Company Recommendation in such a manner that the Company cannot submit this Agreement to a vote of the Company's shareholders pursuant to Section 23B.11.030(2) of the WBCA, (B) Section 8.1(d)(ii), or
   (C) Section 8.1(d)(iii), then the Company shall pay to Parent, within two Business Days following written notice of such termination, a termination fee of $475,000,000 in immediately available funds.

      (ii) In the event that the Company shall have withdrawn or adversely modified the Company Recommendation prior to the Company Shareholders' Meeting and this Agreement is terminated pursuant to Section 8.1(h)(i), then the Company shall pay to Parent, within two Business Days following written notice of such termination, a termination fee of $475,000,000 in immediately available funds.

      (iii) In the event that (A) this Agreement is terminated pursuant to
   Section 8.1(h)(i) and, at any time after the date of this Agreement and before the vote on this Agreement at the Company Shareholders' Meeting, an Acquisition Proposal with respect to the Company shall have been publicly announced and not bona fide withdrawn and (B) a Competing Transaction with respect to the Company is consummated or the Company enters into a definitive agreement with respect to a Competing Transaction, in either case, within twelve months following the termination of this Agreement, then the Company shall pay to Parent, within two Business Days after the earlier of the consummation of such Competing Transaction or execution of a definitive agreement with respect to such Competing Transaction, a fee of $475,000,000 in immediately available funds.

   (f) Parent Termination Fee.

      (i) In the event that the Board of Directors of Parent shall have withdrawn or adversely modified the Parent Recommendation and, thereafter, this Agreement is terminated pursuant to Section 8.1(h)(ii), then Parent shall pay to the Company, within two Business Days following written notice of such termination, a termination fee of $475,000,000 in immediately available funds.

      (ii) In the event that this Agreement is terminated pursuant to Section 8.1(e)(ii), then Parent shall pay to the Company, within two Business Days following written notice of such termination, a termination fee of $475,000,000 in immediately available funds.

   (g) All Payments. All payments under Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. The Company and Parent acknowledge that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Parent would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 8.2, such defaulting party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

   Section 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of Nasdaq, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   Section 8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of Nasdaq, requires further approval by such shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

   Section 8.5 Fees and Expenses. Subject to Sections 8.2(a), 8.2(b), 8.2(c) and 8.2(g), all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

                                  ARTICLE 9.

                              GENERAL PROVISIONS

   Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

       (a)  If to Parent or Merger Sub, addressed to it at:

          Amgen Inc.
          One Amgen Center Drive
          Thousand Oaks, CA 91320
          Fax: (805) 499-3540
          Attn: Chief Executive Officer

          with a copy to:

          Latham & Watkins
          885 Third Avenue, Suite 1000
          New York, NY 10022-4802
          Fax: (212) 751-4864
          Attn: Charles Nathan

          and

          Latham & Watkins
          633 West Fifth Street, Suite 4000
          Los Angeles, CA 90071-2007
          Fax: (213) 891-8763
          Attn: Gary Olson
              Paul D. Tosetti
              Charles K. Ruck

      (b)  If to the Company, addressed to it at:

          Immunex Corporation
          51 University Street
          Seattle, Washington 98101
          Fax: (206) 467-0368
          Attn: Chief Executive Officer

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          Four Times Square
          New York, NY 10036
          Fax: (212) 735-2000
          Attn: Roger Aaron
              Stephen Arcano

   Section 9.3  Certain Definitions.  For purposes of this Agreement, the term:

   "Accelerated Company Option" shall mean a Company Option with a per share exercise price which is equal to or less than the greater of (i) $40.00 or (ii) the closing sales price for a share of Company Common Stock (or the closing bid, if no sales were reported) as quoted on Nasdaq for the last market trading day immediately preceding the Effective Time, as reported in The Wall Street Journal.

   "Acquisition Proposal" means any offer or proposal concerning any (a) merger, consolidation, business combination, or similar transaction involving the Company or any Significant Subsidiary of the Company pursuant to which the shareholders of the Company immediately prior to such transaction would own less than 80% of any class of equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) sale or other disposition directly or indirectly of assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by the Company representing 20% or more of the voting power of the Company or
(d) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting capital stock of the Company (other than the Merger).

   "Affiliate" of a specified person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

   "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

   "Blue Sky Laws" means state securities or "blue sky" Laws.

   "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

   "Cancelled Company Option" shall mean a Company Option with a per share exercise price which exceeds the greater of (i) $40.00 or (ii) the closing sales price for a share of Company Common Stock (or the closing bid, if no sales were reported) as quoted on Nasdaq for the last market trading day immediately preceding the Effective Time, as reported in The Wall Street Journal.

   "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

   "Company Intellectual Property" means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof, in each case, used in the business of the Company as of the date of this Agreement or the Closing Date.

   "Company Material Adverse Effect" means any change affecting, or condition having an effect on, the Company or any Company Subsidiary that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except, in each case, for any such change or condition resulting from or arising out of (i) changes or developments in the biotechnology industry generally, which changes or developments do not disproportionately affect the Company relative to other participants in the biotechnology industry in any material respect, (ii) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect the Company in any material respect, (iii) any change in the Company's stock price or trading volume, in and of itself or (iv) the announcement of the transactions contemplated by this Agreement.

   "Company Option" means any option or warrant to purchase Company Common
Stock.

   "Company Stock Option Plan" means the Immunex Corporation 1993 Stock Option Plan, as Amended and Restated on April 25, 2000, the Immunex Corporation 1999 Stock Option Plan, as Amended and Restated on April 25, 2000, the Stock Option Grant Program for Nonemployee Directors under the Immunex Corporation Amended and Restated 1999 Stock Option Plan, the Immunex Corporation Stock Option Plan for Nonemployee Directors, as Amended and Restated on April 18, 2000, and in each case, the addendums thereto, or any other plan, agreement or arrangement pursuant to which Company Options have been issued as of the Effective Time, other than the ESPP.

   "Competing Transaction" means any (a) merger, consolidation, business combination, or similar transaction involving the Company or any Significant Subsidiary of the Company pursuant to which the shareholders of the Company immediately prior to such transaction would own less than 70% of any class of equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) sale or other disposition directly or indirectly of assets of the Company or the Company Subsidiaries representing 30% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by the Company to any person or "group" (as defined in Rule 13d-5(b)(1) under the Exchange Act) representing 30% or more of the voting power of the Company or (d) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 30% or more of the outstanding voting capital stock of the Company (other than any shares beneficially owned by AHP or its Subsidiaries).

   "Contracts" means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

   "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

   "delivered" or "made available" (or words of similar import) shall include, without limitation, all documents and materials made available in the Company's data rooms in Los Angeles, California or New York, New York or Parent's data rooms in Los Angeles, California or New York, New York, as the case may be.

   "Environmental Laws" means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

   "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

   "Equity Interest" means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

   "ERISA Affiliate" means any entity or trade or business (whether or not incorporated) other than the Company that together with the Company is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

   "Expenses" includes all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and Proxy Statement, as applicable, and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereto.

   "GAAP" means generally accepted accounting principles as applied in the United States.

   "Governance Agreement" means that certain Amended and Restated Governance Agreement dated as of December 15, 1992 among American Cyanamid Company, Lederle Oncology Corporation and the Company, as amended by Amendment No. 1 to the Amended and Restated Governance Agreement dated May 20, 1999 between American Cyanamid Company and the Company and Amendment No. 2 to Amended and Restated Governance Agreement dated August 9, 2000 between American Cyanamid Company and the Company.

   "Governmental Entity" means domestic or foreign governmental, administrative, judicial or regulatory authority.

   "group" is defined as in the Exchange Act, except where the context otherwise requires.

   "Hazardous Materials" means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

   "Intellectual Property" means intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

   "Knowledge" of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person's executive officers and any other officer having primary responsibility for such matter.

   "Law" means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

   "Liens" means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

   "Nasdaq" means the Nasdaq Stock Market.

   "Parent Certificate" means Parent's Restated Certificate of Incorporation, as amended through the date of this Agreement.

   "Parent Intellectual Property" means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof, in each case, used in the business of Parent as of the date of this Agreement or the Closing Date.

   "Parent Material Adverse Effect" means any change affecting, or condition having an effect on, Parent, Merger Sub or any of Parent's Subsidiaries that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, except, in each case, for any such change or condition resulting from or arising out of (i) changes or developments in the biotechnology industry generally, which changes or developments do not disproportionately affect Parent relative to other participants in the biotechnology industry in any material respect, (ii) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect Parent in any material respect, (iii) any change in Parent's stock price or trading volume, in and of itself or (iv) the announcement of the transactions contemplated by this Agreement.

   "PBGC" means the Pension Benefit Guaranty Corporation.

   "Permitted Liens" means (a) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith; (b) pledges or deposits made in the ordinary course of business consistent with past practice; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith; and (iv) similar Liens and encumbrances which are incurred in the ordinary course of business consistent with past practice and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

   "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

   "SEC" means the United States Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

   "Share Issuance" means the issuance of Parent Common Stock pursuant to
Section 2.1(a).

   "Significant Subsidiary" has the meaning set forth in Rule 1-02 of Regulation S-X.

   "Subsidiary" or "Subsidiaries" of any person or any other person means any corporation, partnership, joint venture or other legal entity of which such person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

   "Superior Proposal" means any bona fide offer or proposal (on its most recently amended or modified terms, if amended or modified) made by a person other than Parent or Merger Sub that (1) concerns any (a) merger, tender offer, exchange offer, business combination or similar transaction involving the Company or any Subsidiary of the Company pursuant to which (i) shareholders of the Company immediately prior to such transaction would own less than 50% of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) and (ii) shareholders of the Company other than AHP would own less than 30% of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (b) sale or other disposition directly or indirectly of assets of the Company or the Company Subsidiaries representing 67% or more of the consolidated assets of the Company and the Company Subsidiaries, (2) is on terms which the Board of Directors of the Company in good faith concludes (following receipt of the advice of its financial advisors and outside counsel) are more favorable to the Company's shareholders (in their capacities as shareholders) than the transactions contemplated by this Agreement (including any revisions hereto), and (3) is, in the good faith judgment of the Company, reasonably likely to be completed and financed.

   "Taxes" means all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

   "Tax Returns" means any report, return (including information return), claim for refund, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

   "Treasury Regulations" means the United States Treasury regulations promulgated under the Code.

   Section 9.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

               "Agreement"......................        Preamble

               "AHP"............................        Recitals

               "AHP Agreements".................     Section 2.7

               "Articles of Merger".............     Section 1.2

               "Cash Consideration".............  Section 2.1(a)

               "Certificates"...................  Section 2.2(b)

               "Change of Recommendation".......  Section 6.4(e)

               "Closing"........................     Section 1.2

               "Closing Date"...................     Section 1.2

               "Code"...........................        Recitals

               "Common Stock Consideration".....  Section 2.1(a)

               "Company"........................        Preamble

               "Company Articles"...............     Section 3.2

               "Company Benefit Plan"...........  Section 3.9(a)

               "Company Bylaws".................     Section 3.2

               "Company Common Stock"...........  Section 2.1(a)

               "Company Disclosure Letter"......       Article 3

               "Company Financial Advisor"......    Section 3.20

               "Company Form 10-K"..............  Section 3.7(c)

               "Company Material Contract"......    Section 3.12

               "Company Pharmaceutical Products" Section 3.19(a)

               "Company Permits"................     Section 3.6

               "Company Preferred Stock"........  Section 3.3(a)

               "Company Recommendation".........  Section 6.2(c)

               "Company SEC Filings"............  Section 3.7(a)

               "Company Shareholder Approval"...    Section 3.21

               "Company Shareholders' Meeting"..  Section 6.2(a)

               "Company Subsidiaries"...........     Section 3.1

               "Confidentiality Agreement"......  Section 6.3(b)

               "D&O Insurance".................. Section 6.10(b)

               "Director Plans".................     Section 2.4

               "Dissenting Share"...............  Section 2.1(e)

               "Effective Time".................     Section 1.2


               "employee benefit plan".........    Section 3.9(a)

               "ESPP"..........................          Recitals

               "Excess Shares"................. Section 2.2(e)(i)

               "Exchange Agent"................    Section 2.2(a)

               "Exchange Fund".................    Section 2.2(a)

               "Exchange Ratio"................    Section 2.1(a)

               "FDA"...........................       Section 3.6

               "FDCA"..........................       Section 3.6

               "Forward Subsidiary Merger".....      Section 6.15

               "IRS"...........................    Section 3.9(a)

               "Joint Proxy/Prospectus"........    Section 6.1(a)

               "Litigation Conditions".........    Section 8.1(b)

               "Merger"........................          Recitals

               "Merger Consideration"..........    Section 2.1(a)

               "Merger Sub"....................          Preamble

               "multiemployer plan"............    Section 3.9(d)

               "New Parent Employees"..........    Section 6.9(a)

               "Option Exchange Ratio".........    Section 2.4(a)

               "Original Agreement"............          Recitals

               "Outside Date"..................    Section 8.1(b)

               "Parent"........................          Preamble

               "Parent Benefit Plans"..........    Section 6.9(b)

               "Parent Bylaws".................       Section 4.2

               "Parent Common Stock"...........    Section 2.1(a)

               "Parent Disclosure Letter"......        Article 4.

               "Parent Financial Advisor"......      Section 4.14

               "Parent Form 10-K"..............    Section 4.7(c)

               "Parent Permits"................       Section 4.6

               "Parent Pharmaceutical Products"   Section 4.12(a)

               "Parent Preferred Stock"........    Section 4.3(a)

               "Parent Recommendation".........    Section 6.2(d)

               "Parent SEC Filings"............    Section 4.7(a)

               "Parent Stockholder Approval"...      Section 4.15

               "Parent Stockholders' Meeting"..    Section 6.2(b)

               "Parent Subsidiaries"...........       Section 4.1


                   "Product Rights Agreement"   Section 3.15

                   "Registration Statement".. Section 6.1(a)

                   "Proxy Statement"......... Section 6.1(a)

                   "Replacement Option"...... Section 2.4(b)

                   "Representatives"......... Section 6.3(a)

                   "Rights Plan"............. Section 2.1(f)

                   "Section 16"..............   Section 6.13

                   "Superior Proposal Notice" Section 6.4(c)

                   "Surviving Corporation"...    Section 1.1

                   "Voting Agreement"........       Recitals

                   "WBCA"....................       Recitals

   Section 9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   Section 9.7 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Letters and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

   Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company.

   Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.11, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   Section 9.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

   Section 9.11  Governing Law; Consent to Jurisdiction; Waiver of Trial by
Jury.

   (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in Contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State, except that the provisions of the WBCA shall govern the Merger.

   (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

   (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

   Section 9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

   Section 9.13 Disclosure. Any matter disclosed in any section of a party's Disclosure Letter shall be considered disclosed for other sections of such Disclosure Letter, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party's Disclosure Letter in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

   Section 9.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                           [Signature page follows]

   IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          AMGEN INC.
                                          a Delaware corporation

                                                    /s/ KEVIN W. SHARER
                                          By: _______________________________
                                             Name: Kevin W. Sharer

                                             Title:  Chairman of the Board,
                                                  Chief Executive Officer and
                                                  President


                                          AMS ACQUISITION INC.
                                          a Washington corporation

                                                    /s/ KEVIN W. SHARER
                                          By: _______________________________
                                             Name: Kevin W. Sharer

                                             Title:  Chairman of the Board,
                                                  Chief Executive Officer and
                                                  President


                                          IMMUNEX CORPORATION
                                          a Washington corporation

                                                   /s/ EDWARD V. FRITZKY
                                           By: _______________________________
                                             Name: Edward V. Fritzky

                                             Title:  Chairman of the Board,
                                                  Chief Executive Officer and
                                                  President



      [SIGNATURE PAGE--AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER]

                                    ANNEX B


                         SHAREHOLDER VOTING AGREEMENT

                                 BY AND AMONG

                                  AMGEN INC.

                      AMERICAN HOME PRODUCTS CORPORATION,

                            MDP HOLDINGS, INC. AND

                           LEDERLE PARENTERALS, INC.

                         Dated as of December 16, 2001

                         SHAREHOLDER VOTING AGREEMENT

   This SHAREHOLDER VOTING AGREEMENT (this "Agreement") is entered into as of December 16, 2001, by and among Amgen Inc., a Delaware corporation ("Parent"), American Home Products Corporation, a Delaware corporation ("AHP"), MDP Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of AHP ("Sub 1"), and Lederle Parenterals, Inc., a New Jersey corporation and wholly-owned subsidiary of AHP ("Sub 2" and, together with AHP and Sub 1, the "Shareholders").

                             W I T N E S S E T H:

   WHEREAS, as of the date hereof, each Shareholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.01 per share (the "Common Stock"), of Immunex Corporation, a Washington corporation (the "Company"), set forth opposite such Shareholder's name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by any Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the "Subject Shares");

   WHEREAS, Parent, AMS Acquisition Inc., a Washington corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "Merger"); and

   WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, each Shareholder is executing this Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

   Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

   Section 1.2  Other Definitions.  For purposes of this Agreement:

   (a) "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to each Shareholder, the term "Affiliate" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

   (b) "Governance Agreement" means the Amended and Restated Governance Agreement by and among the Company, American Cyanamid Company and Lederle Oncology Corporation, dated as of December 15, 1992, as amended.

   (c) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

   (d) "Representative" means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representatives of such Person.

                                  ARTICLE II

                    VOTING AGREEMENT AND IRREVOCABLE PROXY

   Section 2.1 Agreement to Vote the Subject Shares. Each Shareholder, in its capacity as such, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "Voting Period"), at any meeting (or any adjournment or postponement thereof) of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, such Shareholder shall vote (or cause to be voted) its Subject Shares (x) in favor of the approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of any Shareholder contained in this Agreement, and (z) except with the written consent of Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any Acquisition Proposal; and (ii) (A) any change in the persons who constitute the board of directors of the Company that is not approved in advance by at least a majority of the persons who were directors of the Company as of the date of this Agreement (or their successors who were so approved); (B) any material change in the present capitalization of the Company or any amendment of the Company's articles of incorporation or bylaws; (C) any other material change in the Company's corporate structure or business; or (D) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall limit or affect any actions taken by any member of the board of directors of the Company nominated by, or appointed at the request of, AHP solely in his or her capacity as a director of the Company; provided, further, that nothing in this Agreement shall be interpreted as obligating the Shareholders to exercise any options to acquire shares of Common Stock. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Shareholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

   Section 2.2 Grant of Irrevocable Proxy. Each Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, as such Shareholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect the Subject Shares in accordance with Section 2.1. This proxy is given to secure the performance of the duties of each Shareholder under this Agreement. The Shareholders shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

   Section 2.3 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder. The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

                                  ARTICLE III

                                   COVENANTS

   Section 3.1  Generally.

   (a) Except for pledges in existence as of the date hereof, each Shareholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares; provided, however, that any Shareholder may Transfer any or all of its Subject Shares to any other Shareholder or to any wholly owned subsidiary of AHP that agrees in writing to be bound by the terms of this Agreement and, with the consent of Parent (which consent shall not be unreasonably withheld), may pledge or encumber any Subject Shares so long as such pledge or encumbrance would not impair any Shareholder's ability to perform its obligations under this Agreement; or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

   (b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

   (c) AHP agrees that it shall not, and it shall cause its controlled Affiliates not to, (i) directly or indirectly, acquire additional shares of Common Stock (including through the exercise of subscription rights as set forth in Section 2.01 of the Governance Agreement or quarterly purchase rights as set forth in Section 2.02 of the Governance Agreement) or (ii) exercise any of the registration rights set forth in Article VI of the Governance Agreement.

   Section 3.2 Standstill Obligations of Shareholders. Each Shareholder, jointly and severally, covenants and agrees with Parent that, during the Voting
Period:

   (a) Such Shareholder shall not, nor shall such Shareholder permit any controlled Affiliate of such Shareholder to, nor shall such Shareholder act in concert with or permit any controlled Affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that shareholders of the Company vote in favor of the Merger and the Merger Agreement and otherwise as expressly provided by
Article II of this Agreement.

   (b) Such Shareholder shall not, nor shall such Shareholder permit any controlled Affiliate of such Shareholder to, nor shall such Shareholder act in concert with or permit any controlled Affiliate to act in concert with any Person to, deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Common Stock, except as provided by
Article II of this Agreement.

   (c) Such Shareholder shall not, and shall direct its Representatives not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any Person, other than Parent, relating to any Acquisition Proposal; provided, however, that, in connection with Acquisition Proposals as to which Parent has received a Superior Proposal Notice, AHP may provide information and engage in discussions to the same extent as the Company is so permitted pursuant to

Section 6.4(c) of the Merger Agreement. Each Shareholder hereby represents that it is not now engaged in discussions or negotiations with any party other than Parent with respect to any Acquisition Proposal. Promptly after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, AHP shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, AHP shall promptly keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

   (d) Notwithstanding any of the provisions of this Agreement, AHP has two representatives on the Company's Board of Directors and such persons will act in their capacities as directors of the Company in accordance with their fiduciary duties to the Company and its shareholders.

   Section 3.3 Further Agreements of Parent. Parent hereby covenants and agrees with the Shareholders that it shall take all reasonably necessary actions to ensure that immediately following the Effective Time, each Shareholder or its designee shall receive the Cash Consideration in immediately available funds with respect to such number of Subject Shares for which such Shareholder is entitled to receive pursuant to the terms of the Merger Agreement; provided, that such Shareholder or its designee shall have surrendered to Parent a Certificate or Certificates evidencing such number of Subject Shares together with a letter or letters of transmittal in accordance with Section 2.2 of the Merger Agreement, duly executed and completed in accordance with the instructions thereto. The remainder of the Merger Consideration that the Shareholders would be entitled to under the Merger Agreement would be distributed following the Effective Time in the manner set forth in the Merger Agreement.

                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

   Each Shareholder hereby represents and warrants, jointly and severally, to Parent as follows:

   Section 4.1 Due Organization, etc. Each Shareholder is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Shareholder have been duly authorized by all necessary action on the part of such Shareholder.

   Section 4.2 Ownership of Shares. Schedule I sets forth, opposite each Shareholder's name, the number of shares of Common Stock over which such Shareholder has record and beneficial ownership as of the date hereof. As of the date hereof, each Shareholder is the lawful owner of the shares of Common Stock denoted as being owned by such Shareholder on Schedule I and has the sole power to vote (or cause to be voted) such shares of Common Stock. Except as set forth on such Schedule I and as provided in the Governance Agreement, no Shareholder nor any Affiliate of a Shareholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. Each Shareholder has good and valid title to the Common Stock denoted as being owned by such Shareholder on
Schedule I, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or provided in the Governance Agreement or as could not reasonably be expected to impair any Shareholder's ability to perform its obligations under this Agreement.

   Section 4.3 No Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by any Shareholder and the consummation by any Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Shareholders, the consummation by any Shareholder of the transactions contemplated hereby or compliance by any Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of any Shareholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any Shareholder is a party or by which any Shareholder or any of its Subject Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair any Shareholder's ability to perform its obligations under this Agreement.

   Section 4.4 Reliance by Parent. Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PARENT

   Parent hereby represents and warrants to the Shareholders as follows:

   Section 5.1 Due Organization, etc. Parent is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent.

   Section 5.2 Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair Parent's ability to perform its obligations under this Agreement.

   Section 5.3 Reliance by the Shareholders. Parent understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

                                  ARTICLE VI

                                  TERMINATION

   Section 6.1 Termination. This Agreement shall terminate, and none of Parent or any Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Parent and AHP, (ii) the Effective Time,
(iii) the date of termination of the Merger Agreement in accordance with its terms, (iv) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces either the Exchange Ratio or the Cash Consideration, and (v) December 31, 2002; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement. Notwithstanding the foregoing,
Section 7.1 and Sections 7.5 through 7.18, inclusive, of this Agreement shall survive the termination of this Agreement.

                                  ARTICLE VII

                                 MISCELLANEOUS

   Section 7.1 Appraisal Rights. To the extent permitted by applicable law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

   Section 7.2 Publication. Each Shareholder hereby permits Parent to publish and disclose in the Proxy Statement/Prospectus (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure is subject in all cases to the prior review and comment by AHP and its advisors.

   Section 7.3 HSR Requirements. Each Shareholder agrees promptly to make all necessary filings, if any,and thereafter make any other required submissions, if any, with respect to the Merger Agreement, the AHP Agreements (as that term is defined in the Merger Agreement), the Merger and the transactions contemplated by the Merger Agreement required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any antitrust and competition laws of any other applicable jurisdiction and any other applicable law. Each Shareholder shall cooperate with Parent in connection with the making of any such filings referenced in the preceding sentence, including providing copies of all such documents to Parent and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

   Section 7.4 Affiliate Letters. Each Shareholder agrees to execute an affiliate agreement, as soon as practicable after the date hereof, in substantially the form attached hereto as Exhibit 7.4.

   Section 7.5 Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

   Section 7.6 Fees and Expenses. Except as provided below, each of the parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) (collectively, "Fees") in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement. In the event that the Merger Agreement is terminated (i) pursuant to Section 8.1(a) or Section 8.1(h)(ii) of the Merger Agreement, or (ii) by the Company pursuant to Section 8.1(e) or Section 8.1(g) of the Merger Agreement, then Parent shall promptly reimburse AHP for all of the Fees of the Shareholders incurred in connection with the transactions contemplated hereby and by the Merger Agreement; provided, however, that Parent's liability for Fees payable to AHP pursuant to this Section 7.6 shall in no event exceed $3 million.

   Section 7.7 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

   Section 7.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

   Section 7.9 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (with confirmation) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

   If to Parent or Merger Sub, addressed to it at:

          Amgen Inc.
          One Amgen Center Drive
          Thousand Oaks, California 91320-1799
          Fax:  (805) 449-3540
          Attn: Chief Executive Officer

          with a copy to:

          Latham & Watkins
          885 Third Avenue, Suite 1000
          New York, NY 10022-4802
          Fax:  (212) 751-4864
          Attn: Charles Nathan

          and

          Latham & Watkins
          633 West Fifth Street, Suite 4000
          Los Angeles, CA 90071-2007
          Fax:  (213) 891-8763
          Attn: Gary Olson
               Paul D. Tosetti
               Charles Ruck

   If to any Shareholder, addressed to:

          American Home Products Corporation
          Five Giralda Farms
          Madison, NJ 07940
          Fax:  (973) 660-7156
          Attn: Louis L. Hoynes, Esq.

          with a copy to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, NY 10017
          Fax: (212) 455-2502
          Attn: Charles I. Cogut

   Section 7.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 7.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   Section 7.12 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

   Section 7.13 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that each of Parent and Merger Sub may assign and transfer its rights and obligations hereunder to any direct or indirect wholly subsidiary of Parent.

   Section 7.14 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   Section 7.15 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

   Section 7.16  Governing Law; Consent to Jurisdiction; Waiver of Trial by
Jury.

   (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

   (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.9. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

   (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.16(c).

   Section 7.17 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   Section 7.18 Acknowledgement. The parties hereto acknowledge and agree that this Agreement is entered into pursuant to the provisions of Section 23B.07.310 of the Business Corporation Act of the State of Washington.

                                   * * * * *

   IN WITNESS WHEREOF, Parent and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          AMGEN INC.
                                          a Delaware corporation

                                                    /s/  KEVIN W. SHARER
                                          By: _______________________________
                                             Name:  Kevin W. Sharer
                                             Title:   Chairman of the Board,
                                                   CEO and President

                                          AMERICAN HOME PRODUCTS CORPORATION
                                          a Delaware corporation

                                                    /s/  KENNETH MARTIN
                                          By: _______________________________
                                             Name:  Kenneth Martin
                                             Title:   Senior Vice President
                                                   and Chief Financial Officer

                                          MDP HOLDINGS, INC.
                                          a Delaware corporation

                                                    /s/  KENNETH MARTIN
                                          By: _______________________________
                                             Name:  Kenneth Martin
                                             Title:   Executive Vice President

                                          LEDERLE PARENTERALS, INC.
                                          a New Jersey corporation

                                                    /s/  KENNETH MARTIN
                                          By: _______________________________
                                             Name:  Kenneth Martin
                                             Title:   Vice President

                                  Schedule I

                           Ownership of Common Stock

                                                        Number of
                 Name and Address of Shareholder         Shares
                 -------------------------------       -----------
             American Home Products Corporation(1)               0
             Five Giralda Farms
             Madison, NJ 07940

             MDP Holdings, Inc.                        180,153,032
             Five Giralda Farms
             Madison, NJ 07940

             Lederle Parenterals, Inc.                  43,225,056
             Five Giralda Farms
             Madison, NJ 07940

--------
(1) American Home Products Corporation beneficially owns the shares held by MDP Holdings, Inc. and Lederle Parenterals, Inc.

                                    ANNEX C

                        STOCKHOLDERS' RIGHTS AGREEMENT

   THIS STOCKHOLDERS' RIGHTS AGREEMENT (this "Agreement") is entered into as of December 16, 2001, by and among Amgen Inc., a Delaware corporation (the "Company"), American Home Products Corporation, a Delaware corporation ("AHP"), MDP Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of AHP ("Sub1"), and Lederle Parenterals, Inc., a New Jersey corporation and wholly-owned subsidiary of AHP ("Sub2," and together with Sub1, the "Stockholders," each, a "Stockholder").

                                   RECITALS

   WHEREAS, the Stockholders hold shares of common stock of Immunex Corporation, a Washington corporation ("Immunex");

   WHEREAS, pursuant to the terms of an Agreement and Plan of Merger, dated as of December 16, 2001 (as the same may be amended, the "Merger Agreement"), by and among the Company, AMS Acquisition Inc., a Washington corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Immunex, Merger Sub will merge with and into Immunex (the "Merger"), with the result that each of outstanding shares of common stock of Immunex will be converted into the right to receive shares of common stock of the Company together with cash in the manner set forth in the Merger Agreement; and

   WHEREAS, this Agreement shall become effective upon the issuance to AHP of the common stock of the Company to be issued pursuant to the Merger Agreement.

                                   AGREEMENT

   NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

   1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

      "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

      "AHP Parties" means AHP, the Stockholders and their controlled Affiliates and Subsidiaries.

      "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

      "Closing Date" means the date the Merger is consummated by filing articles of merger related to the Merger with the Secretary of State of the State of Washington.

      "Common Stock" means the Common Stock, par value $0.0001 per share, of the Company or any other shares of capital stock or other securities of the Company into which such shares of Common Stock shall be reclassified or changed, including, by reason of a merger, consolidation, reorganization or recapitalization. If the Common Stock has been so reclassified or changed, or if the Company pays a dividend or makes a distribution on the Common Stock in shares of capital stock or subdivides (or combines) its outstanding shares of Common Stock into a greater (or smaller) number of shares of Common Stock, a share of Common Stock shall be deemed to be such number of shares of stock and amount of other securities to which a holder of a share of Common Stock outstanding immediately prior to such change, reclassification, exchange, dividend, distribution, subdivision or combination would be entitled.

      "Company Blackout Period" shall have the meaning set forth in Section 5(j) hereof.

      "Company Offering" shall have the meaning set forth in Section 5(a)(iv)(C) hereof.

      "Company Shares" shall have the meaning set forth in Section 5(b)(viii) hereof.

      "Deferral Notice" shall have the meaning set forth in Section 5(a)(v) hereof.

      "Deferral Period" shall have the meaning set forth in Section 5(a)(v) hereof.

      "Delay Notice" shall have the meaning set forth in Section 5(b)(vii) hereof.

      "Delay Period" shall have the meaning set forth in Section 5(b)(vii) hereof.

      "Demand Underwriters" shall have the meaning set forth in Section 5(b)(iii) hereof.

      "Derivative Transaction" means any transaction involving a security linked to the Common Stock, including any equity swap, put, put equivalent, collar, sale of exchangeable security or similar transaction.

      "Disposition" or "to Dispose of" means any sale, transfer, hypothecation, pledge, or other transfer of any Common Stock or securities convertible into or exchangeable or exercisable for, or any rights to purchase or acquire any Common Stock.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

      "Holder" means any recordholder of Registrable Securities that is a party to this Agreement, including a Permitted Transferee.

      "Material Event" means any event or the existence of any fact as a result of which the Company shall determine in its reasonable discretion that a Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (including, in any such case, as a result of the non-availability of financial statements).

      "NASD" means the National Association of Securities Dealers, Inc.

      "Permitted Transferees" means AHP and any wholly-owned direct or indirect subsidiary of AHP; provided that in each case such transferee assumes and agrees to perform and becomes a party to this Agreement by notice and execution of a counterpart signature page.

      "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "Prospectus" means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

      "Registrable Securities" means shares of Common Stock issued to the Stockholders in the Merger. Any Registrable Securities shall cease to be Registrable Securities at such time as they are held of record by a Person other than AHP or a Subsidiary of AHP.

      "Registration Statement" means any registration statement under the Securities Act of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

      "SEC" means the United States Securities and Exchange Commission.

      "Section 5(a)(iv) Reason" shall have the meaning set forth in Section 5(a)(iv)(C).

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

      "Securities Act Legend" shall have the meaning set forth in Section 4(e) hereof.

      "Shelf Bookrunning Manager" shall have the meaning set forth in Section 5(a)(iv)(B).

      "Shelf Effectiveness Deadline Date" shall have the meaning set forth in
   Section 5(a)(i) hereof.

      "Shelf Effectiveness Period" shall have the meaning set forth in Section 5(a)(i) hereof.

      "Shelf Registration Statement" shall have the meaning set forth in
   Section 5(a)(i) hereof.

      "Shelf Underwriters" shall have the meaning set forth in Section 5(a)(iv)(B) hereof.

      "Standstill Period" means the period beginning on the date of this Agreement and ending on a date five (5) years from the date of this Agreement.

      "Subject Shares" means shares of Common Stock beneficially owned by AHP, the Stockholders, any Permitted Transferees or their Affiliates whether acquired in the Merger, beneficially owned prior thereto or acquired thereafter.

      "Subsequent Shelf Registration Statement" shall have the meaning set forth in Section 5(a)(ii) hereof.

      "Subsidiary" shall have the same meaning as in Rule 12b-2 under the Exchange Act.

      "Transfer Restriction Legend" shall have the meaning set forth in Section 4(e) hereof.

      "Transaction Delay Notice" shall have the meaning set forth in Section 5(a)(iv)(C).

      "Transaction Delay Period" shall have the meaning set forth in Section 5(a)(iv)(C).

      "Valid Business Reason" shall have the meaning set forth in Section 5(b)(vii) hereof.

   2. Standstill Agreement. Each Stockholder (so long as it or its Subsidiaries or controlled Affiliates holds any shares of Common Stock) and AHP agree that, during the Standstill Period, unless specifically invited in writing by the Board of Directors of the Company, they shall not and shall not authorize or permit any of their respective Subsidiaries or controlled Affiliates or their representatives (other than their financial advisors, counsel, accountants and similar outside advisors not acting in their capacity as such for or on behalf of AHP or any of its Subsidiaries or its controlled Affiliates) to do or agree to do any of the following: (i) acquire, offer, seek, or propose to acquire (or request permission to do so or agree to do so), directly or indirectly, by purchase, exchange, merger or otherwise, any securities or direct or indirect rights to acquire any securities of the Company or its Subsidiaries or any assets (other than purchases of assets in the ordinary course of business) of the Company or its Subsidiaries or divisions, or to make any public announcement with respect to any of the foregoing; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the SEC) to vote, or seek to advise or influence any Person with respect to the voting of, any securities of the Company, or make any public announcement with respect to any of the foregoing; (iii) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; (iv) otherwise act, alone or in concert with others, to seek to control or influence the management or the Board of Directors of the Company or policies of the Company; (v) request the Company or any of its representatives, directly or indirectly, to amend or waive any provision of this paragraph, or make any public announcement with respect to the restrictions of this clause
(v), or take any action which would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination or merger; or (vi) advise, assist or encourage, or direct any Person to advise, assist or encourage any other Persons, in connection with any of the foregoing. It is understood and agreed, however, that the restrictions set forth in this paragraph do not apply to purchases by AHP of Common Stock for employee benefit or other plans not to exceed 1% of the outstanding Common Stock. In addition, the restrictions set forth in this paragraph shall not apply to securities held by a company that AHP may acquire in the future, provided that the fair market value of such securities represents less than 20% of the assets of such company as of the date of the most recent available financial statements of such company; provided that in the event AHP acquires a company that owns equity securities of the Company, AHP will use its commercially reasonable efforts to divest such equity securities within eighteen (18) months of the consummation of such acquisition.

   3. Voting. Until such time as the AHP Parties beneficially own in the aggregate shares of Common Stock representing less than 2% of the outstanding Common Stock, at each meeting of stockholders of the Company, AHP and the Stockholders shall cause all shares of Common Stock beneficially owned by the AHP Parties to be voted: (x) with respect to the election of directors, in favor of those individuals nominated by the Board of Directors or a nominating committee thereof, (y) on all proposals of any other stockholder of the Company, in accordance with the recommendation of the Board of Directors of the Company, and (z) on all other matters that shall come before the stockholders of the Company for a vote, in proportion to the votes cast by the other stockholders of the Company.

   4.  Lock-Up; Volume Limitations; Legends; Transfer Notice.

   (a) Initial Lock-Up. Notwithstanding any other provision of this Agreement, none of AHP or the Stockholders shall, and they shall cause their Subsidiaries and controlled Affiliates who have become holders of Common Stock not to, effect any Disposition at any time prior to the date which is ninety (90) days following the Closing Date other than:

      (i) to any Permitted Transferee;

      (ii) pursuant to a third party tender offer or exchange offer which was not induced directly or indirectly by AHP or any Stockholder and (i) which is approved by the Board of Directors of the Company or (ii) in circumstances in which it is reasonably likely that the Stockholders would be, as a result of not tendering or exchanging, relegated to different consideration than would be available to those stockholders who did tender or exchange, taking into account any provisions thereof (including with respect to proration and any proposed second-step or back-end transaction (or the absence of such provisions));

      (iii) any Disposition arising as a result of a merger or similar transaction involving the Company; or

      (iv) any pledge of the shares of Common Stock held by AHP or the Stockholders in connection with bona fide financings (other than Derivative Transactions) with a financial institution, provided the pledgee agrees to the restrictions set forth in this Section 4(a).

   (b) General Volume Limitations. AHP and the Stockholders shall not, and they shall not permit their Subsidiaries or Affiliates to, effect Dispositions of greater than an aggregate of twenty million (20,000,000) shares of Common Stock (including Common Stock underlying Derivative Transactions) in any calendar quarter, not including shares of Common Stock Disposed of pursuant to an underwritten syndicated offering as provided in Section 5(a)(iv) or Section 5(b) in such calendar quarter.

   (c) Derivatives Volume Limitation. Notwithstanding any other provision of this Agreement, the aggregate number of shares of Common Stock underlying Derivative Transactions (not including any shares of Common Stock underlying derivative securities sold in underwritten syndicated offerings pursuant to
Section 5(a)(iv) or Section 5(b)) effected in any calendar week by the AHP Parties shall not exceed twenty percent (20%) of the aggregate trading volume of the Common Stock on the Nasdaq Stock Market or any national securities exchange on which the Common Stock is then listed in the immediately preceding calendar week. AHP and the Stockholders shall, and they shall cause their Subsidiaries and Affiliates to, within two Business Days of effecting a Derivative Transaction give written notice to the Company, which notice shall describe in detail the Derivative Transaction, the number of shares of Common Stock underlying the transaction and details of all other Derivative Transactions effected during the calendar week in which the Derivative Transaction was effected.

   (d) Stop Transfer Acknowledgment. AHP and the Stockholders hereby acknowledge and agree that the Company may impose stop transfer instructions with respect to the Common Stock subject to the restrictions contained in Sections 4(a), 4(b) and 4(c) solely in order to implement the restrictions on Dispositions.

   (e) Restrictive Legends. Each certificate representing Subject Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (the "Transfer Restriction Legend"):

       "THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN STOCKHOLDERS' RIGHTS AGREEMENT DATED DECEMBER 16, 2001, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY UPON REQUEST."

Each certificate representing Registrable Securities shall be stamped or otherwise imprinted with a legend substantially in the following form (the "Securities Act Legend"):

       "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED."

The Company agrees that the Securities Act Legend shall promptly be removed by delivery of substitute certificates without such legend, if (a) one year shall have elapsed from the Effective Date and, in the judgment of the Company, the provisions of Rule 145(d)(2) are then available to the Stockholders or (b) the Company shall have received (i) an opinion of counsel in form and substance reasonably satisfactory to the Company, or a copy of a "no-action" or interpretive letter from the SEC, to the effect that the restrictions imposed by Rule 145 are not applicable to such shares or (ii) evidence or representations reasonably satisfactory to the Company that (x) the proposed Disposition of the shares of Common Stock represented by such certificates has been registered under the Securities Act or (y) the shares of Common Stock represented by such certificates are being or have been sold, transferred or disposed in a transaction made in conformity with the provisions of Rule 145 under the Securities Act. The Company further agrees that the Transfer Restriction Legend shall promptly be removed by delivery of substitute certificates without such legend, at such time as the Transfer Restriction Legend is no longer required pursuant to the terms of this Agreement.

   (f) Notice of Distribution. Within two Business Days of any Disposition of Subject Shares (other than pursuant to Sections 5(a), 5(b) or 5(c)), the Person effecting such Disposition shall give written notice to the Company of such Disposition. Each such notice shall describe the manner of the proposed Disposition and the number of Subject Shares involved.

   5.  Registration Rights.

   (a) Shelf Registration.

      (i) Shelf Registration Statement. The Company shall prepare and file or cause to be prepared and filed with the SEC immediately after the Closing Date a Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders of all of the Registrable Securities (the "Shelf Registration Statement"). The Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by such Holders in accordance with the methods of distribution set forth in the Shelf Registration Statement (such methods of distribution to include underwritten offerings and other methods designated in writing by the Holders pursuant to Section 5(e)). The Company shall not permit any securities other than the Registrable Securities to be included in the Shelf Registration Statement. The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the date (the "Shelf Effectiveness Deadline Date") that is ninety

   (90) days after the Closing Date. The Company shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act (subject to Section 5(a)(v)) until the earlier of (x) the first anniversary of the Closing Date and (y) the sale of all of the Registrable Securities included in the Shelf Registration Statement (such period as may be extended in accordance with the proviso in Section 5(a)(ii), the "Shelf Effectiveness Period"). Each Holder agrees that if such Holder wishes to sell Registrable Securities pursuant to the Shelf Registration Statement and related Prospectus, it will do so only in accordance with this Section 5(a).

      (ii) Subsequent Shelf Registrations. If the initial Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Shelf Effectiveness Period (other than because of the sale of all of the Registrable Securities), the Company shall use commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within ten (10) days of such cessation of effectiveness (or, if the cessation of effectiveness occurs during a Deferral Period, within three Business Days of the end of such Deferral Period) amend the Shelf Registration Statement in a manner reasonably expected by the Company to obtain withdrawal of the order suspending the effectiveness thereof, or file an additional "shelf" Registration Statement pursuant to Rule 415 of the Securities Act covering all of the Registrable Securities (a "Subsequent Shelf Registration Statement") to permit registration of the Registrable Securities. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to cause the Subsequent Shelf Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after such filing or, if filed during a Deferral Period, immediately after completion of the Deferral Period, and to keep such Registration Statement continuously effective until the end of the Shelf Effectiveness Period; provided, however, that, unless all Registrable Securities included on the Shelf Registration Statement have been sold, the Shelf Effectiveness Period shall be extended by the aggregate number of days such Registration Statement was not effective as a result of Deferral Periods or Transaction Delay Periods. As used herein, the term "Shelf Registration Statement" means the Shelf Registration Statement and any Subsequent Shelf Registration Statement.

      (iii) Amendments to Shelf Registration Statement. The Company shall promptly supplement and amend the Shelf Registration Statement and any related Prospectus if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement, if required by the Securities Act or as reasonably requested by AHP or by the Shelf Bookrunning Manager.

      (iv) Underwritten Syndicated Offerings.

          (A) If one or more Holders proposes to sell Registrable Securities in a underwritten syndicated offering pursuant to the Shelf Registration Statement, such Holder or Holders may request the Company in writing to effect such underwritten syndicated offering by supplement or amendment to the Shelf Registration Statement, stating the number of Registrable Securities proposed to be sold. The Company and all Holders proposing to distribute Registrable Securities through such underwritten syndicated offering shall enter into an underwriting agreement in customary form with the underwriters for the offering.

          (B) Any underwritten syndicated offering requested pursuant to this
       Section 5(a)(iv) shall be underwritten by two co-managing underwriters. The Holders shall have the right to select one co-managing underwriter and the Company shall have the right to select a second co-managing underwriter (together, the "Shelf Underwriters"). The co-managing underwriter selected by the Holders (the "Shelf Bookrunning Manager") shall be the sole bookrunning underwriter and shall be entitled to 55% of the economics allocated to the two co-managing underwriters.

          (C) Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to effect an offering pursuant to this
       Section 5(a)(iv) during any Transaction Delay Period (as defined below) if, immediately following the Company's receipt of a request from a Holder to effect an offering pursuant to this Section 5(a)(iv), the Company furnishes such Holder with a certificate signed by an executive officer of the Company (a "Transaction Delay Notice") to the effect that the Company

       (i) prior to the Company's receipt of such request, had commenced preparations for the filing of a registration statement pertaining to a public offering of securities of the Company for the account of the Company or any selling security holder (collectively, a "Company Offering") or (ii) has determined in good faith that an offering pursuant to Section 5(a)(iv) would likely materially interfere with a potential contemplated material financing, acquisition, corporation, reorganization, corporate development or merger or other transaction involving the Company (a "Section 5(a)(iv) Reason"). Any "Transaction Delay Period" shall be the period commencing on the day the Company furnishes a Transaction Delay Notice and continuing until (i) in the case of a Company Offering, the earliest of (A) sixty (60) days following the effectiveness of the registration statement relating to the applicable Company Offering, (B) promptly after the abandonment of the applicable Company Offering or (C) one hundred twenty (120) days after the date of the Transaction Delay Notice or (ii) in the case of a
       Section 5(a)(iv) Reason, until the earlier of (A) such time as the Company reasonably determines that the delay is no longer appropriate or
       (B) one hundred and twenty (120) days. The Company may deliver no more than two (2) Transaction Delay Notices in any twelve-month period, and the aggregate duration of all Transaction Delay Periods shall not exceed one hundred and eighty (180) days in any twelve-month period. The Company shall use commercially reasonable efforts to cause any such registration statement relating to any such Company Offering to become effective as soon as possible.

          (D) The Company shall not be obligated to (i) effect more than two offerings pursuant to this Section 5(a)(iv), or (ii) effect any offering pursuant to this Section 5(a)(iv) involving less than Five Million (5,000,000) Registrable Securities. An offering requested pursuant to this Section 5(a)(iv) shall not be deemed to have been effected for purposes of this Section 5(a)(iv)(D), unless (1) the Shelf Registration Statement remains effective for a period of at least forty-five (45) days after commencement of the offering, and (2) the offering is not subject to any stop order or requirement of the SEC during the period specified in clause (1) above (other than any such stop order, injunction, or other requirement of the SEC prompted by any act or omission of Holders of Registrable Securities).

          (E) If in an underwritten syndicated offering requested pursuant to this Section 5(a)(iv), either Shelf Underwriter (after consultation with the other Shelf Underwriter) reasonably advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such offering exceeds the number that can be sold in such offering at a price reasonably related to the then current market value of such securities, there shall be included in such offering only the Registrable Securities that such Shelf Underwriter so advises may be sold at a price reasonably related to the then current market value of such securities.

      (v) Suspension of Shelf Registration Statement. Upon (A) the issuance by the SEC of a stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of proceedings with respect to the Shelf Registration Statement under Section 8(d) or 8(e) of the Securities Act or (B) the occurrence of a Material Event or the non-availability of financial statements required in the Shelf Registration Statement, the Company shall (i) in the case of clause (B) above, subject to the next to last sentence of this Section 5(a)(v), as promptly as practicable prepare and file a post-effective amendment to the Shelf Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into the Shelf Registration Statement and Prospectus so that such Shelf Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the related Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, and, in the case of a post-effective amendment to the Shelf Registration Statement, subject to the next to last sentence of this Section 5(a)(v), use commercially reasonable efforts to cause it to be declared effective as promptly as is reasonably practicable, and (ii) give notice to the Holders named as selling security holders in the Prospectus that the availability of the Shelf Registration Statement is suspended (a "Deferral Notice"). Upon receipt of any Deferral Notice, each Holder agrees not to sell any Registrable Securities pursuant to the Registration Statement until such Holder's receipt of copies of the supplemented or amended Prospectus provided for in clause (i) above, or until it is advised in writing by the Company that the Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. The Company will use reasonable best efforts to ensure that the use of the Prospectus may be resumed (x) in the case of clause (A) above, as promptly as is practicable, but in no event later than fifteen (15) days after the Deferral Notice is given to the Holders, (y) in the case of clause (B) above, as soon as in the reasonable judgment of the Company the public disclosure of such Material Event would not be prejudicial to or contrary to the interests of the Company, but in no event later than forty-five (45) days after the Deferral Notice is given to the Holders. The period during which the availability of the Shelf Registration Statement and any related Prospectus is suspended pursuant to Section 5(a)(v) (the "Deferral Period") shall not exceed forty-five (45) days in any three (3) month period and ninety (90) days during the Shelf Effectiveness Period.

   (b) Request for Registration of Underwritten Offering.

      (i) Demand Registration Statement. Beginning on the first anniversary of the Closing Date, and until the fourth anniversary of the Closing Date, one or more Holders may request in a written notice that the Company file a Registration Statement under the Securities Act covering the registration of a minimum of Five Million (5,000,000) Registrable Securities held by such Holders in an underwritten offering. Following receipt of any notice under this Section 5(b), the Company shall use commercially reasonable efforts to cause to be registered under the Securities Act all Registrable Securities that the Holders have requested be registered, subject to Section 5(b)(vi) hereof.

      (ii) Underwritten Offering. Any distribution of Registrable Securities pursuant to any registration filed pursuant to this Section 5(b) shall be by means of an underwritten syndicated offering. The Company and all Holders proposing to distribute Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriters for the offering.

      (iii) Co-Bookrunning Managing Underwriters. Any offering requested pursuant to this Section 5(b) shall be underwritten by two co-managing underwriters. The Holders shall have the right to select one co-managing underwriter and the Company shall have the right to select a second co-managing underwriter (together, the "Demand Underwriters"). The co-managing underwriter selected by the Holders shall be the sole bookrunning underwriter and shall be entitled to 55% of the economics allocated to the two co-managing underwriters.

      (iv) Blackout. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to effect a registration pursuant to this Section 5(b) during any Transaction Delay Period. The Company may deliver no more than two (2) such Transaction Delay Notices in any twelve-month period, and the aggregate duration of all such Transaction Delay Periods shall not exceed one hundred and eighty (180) days in any twelve-month period. The Company shall use commercially reasonable efforts to cause any registration statement relating to any Company Offering causing the Transaction Delay Period to become effective as soon as possible.

      (v) Limitation on Number of Demand Registrations. The Company shall not be obligated to effect more than four registrations pursuant to Section 5(b), less the number of offerings effected pursuant to Section 5(a)(iv); provided that a registration requested pursuant to this Section 5(b) shall not be deemed to have been effected for purposes of this Section 5(b)(v) unless (1) it has been declared effective by the SEC, (2) it has remained effective for the period required for the underwriters of the registration to complete their distribution of the securities purchased by them in the offering pursuant to such registration not to exceed forty-five (45) days, and (3) the offering of Registrable Securities pursuant to such registration is not subject to any stop order or requirement of the SEC during the period specified in Section 5(b)(v)(2) (other than any such stop order, injunction, or other requirement of the SEC prompted by any act or omission of Holders of Registrable Securities).

      (vi) Underwriter Holdback. If in a registration requested pursuant to this Section 5(b) either Demand Underwriter (after consultation with the other Demand Underwriter) reasonably advises the Company in writing that, in its opinion, the number of Registrable Securities requested to be included in such registration exceeds the number that can be sold in such offering at a price reasonably related to the then current market value of such securities, the Company will include in such registration only the Registrable Securities that such Demand Underwriter so advises may be sold at a price reasonably related to the then current market value of such securities.

      (vii) Delay for Valid Business Reason. If the Board of Directors of the Company, in its good faith judgment, determines that the effectiveness of a Registration Statement would likely materially interfere with a potential contemplated material financing, acquisition, corporation reorganization, corporate development or merger or other transaction involving the Company (collectively, "Valid Business Reason"), the Company may postpone filing a Registration Statement relating to a request for registration under this
   Section 5(b) until such Valid Business Reason no longer exists or such financial statements become available, but in no event for more than forty-five (45) days from the date of the notice referred to below (such period of postponement, the "Delay Period"), and, in case any such Registration Statement has been filed the Company may cause such Registration Statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such Registration Statement; and the Company shall give written notice of its determination to postpone or withdraw a Registration Statement (a "Delay Notice") and written notice of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists or that the required financial statements are available, in each case, promptly after the occurrence thereof. Each Holder agrees that, upon receipt of a Delay Notice from the Company such Holder will forthwith discontinue Disposition of Registrable Securities until the conclusion of the Delay Period, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of Delay Notice. Notwithstanding the foregoing provisions of this Section 5(b)(vii), no Registration Statement filed and subsequently withdrawn by reason of any existing or anticipated Valid Business Reason or non-availability of financial statements as hereinabove provided shall count as one of the four Registration Statements referred to in the limitation in Section 5(b)(v) and the aggregate duration of all Delay Periods and Deferral Periods shall not exceed forty-five (45) days in any three month period or one hundred and twenty (120) days in any twelve month period.

      (viii) Parent Piggyback. If upon the written request of any Holder pursuant to Section 5(b)(i) the Company files a Registration Statement registering an underwritten offering of Common Stock on behalf of one or more Holders, the Company may, upon written notice to such Holder or Holders (which notice shall be delivered no later than ten (10) days after the date of the Company's receipt of the Holder's notice of demand), include in such Registration Statement shares of Common Stock for its own account (the "Company Shares"). If either Demand Underwriter (after consultation with the other Demand Underwriter) reasonably advises AHP in writing that, in its opinion, the aggregate number of shares of Common Stock proposed to be sold for the account of the Holders and the Company Shares exceeds the maximum amount of the Company's securities that can be marketed either (a) at a price reasonably related to the then current market value of such securities, or (b) without otherwise materially and adversely affecting the entire offering, then the Company shall include in such registration (1) first, all Registrable Securities requested to be included in such Registration Statement by the Holders pursuant to this Section 5(b), and (2) second, all of the Company Shares, up to the number which AHP has been advised can be sold in such offering.

   (c) Holders Incidental Registration. Subject to Section 5(g), if at any time after the initial lock-up period referenced in Section 4(a), the Company determines, in its sole discretion, that it shall file a registration statement under the Securities Act (other than (i) a registration statement providing for an offering on a delayed or continuous basis pursuant to Rule 415 of the Securities Act or (ii) a registration statement on Form S-4 or S-8 or any successor or similar forms) registering an underwritten offering of Common Stock for cash consideration on any form that also would permit the registration of the Registrable Securities and such filing is to be on its behalf and/or on behalf of selling holders of the Company's securities, the Company shall each such time promptly give each Holder written notice of such determination setting forth the date on which the Company proposes to file such registration statement, and advising each Holder of its right to have Registrable Securities included in such registration. The Company will select the managing underwriter and all other underwriters in any underwritten offering pursuant to this Section 5(c). Upon the written request of any Holder received by the Company no later than ten (10) days after the date of the Company's notice, the Company shall use commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has so requested to be registered subject to the limitations of Section 4(b) and (c); provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to each Holder of Registrable Securities and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the registration expenses pursuant to Section 5(f) in connection therewith), without prejudice, however, to the rights of any Holder to request such registration to be effected as a registration under Section 5(b). If, in the written opinion of the managing underwriter, the total amount of such securities to be so registered, including such Registrable Securities, will exceed the maximum amount of the Company's securities that can be marketed either (a) at a price reasonably related to the then current market value of such securities, or (b) without otherwise materially and adversely affecting the entire offering, then the Company shall include in such registration (1) first, all the securities the Company proposes to sell for its own account or is required to register on behalf of any third party exercising rights similar to those granted in Section 5(b)(i) and without having the adverse effect referred to above, and (2) second, all Registrable Securities requested to be included in such registration by the Holders pursuant to this Section 5(c) and all shares of Common Stock requested to be included by third parties exercising the rights similar to those granted in this Section 5(c) up to the number which the Company has been advised can be sold in such offering without having either of the adverse effects referred to above. The number of such Registrable Securities requested to be included in such registration by the Holders pursuant to this Section 5(c) shall be limited to such extent and shall be allocated pro rata among all such requesting Holders and third parties exercising rights similar to those granted in this Section 5(c) on the basis of the relative number of Registrable Securities each such Holder has requested to be included in such registration and the number of shares of Common Stock requested to be included in such registration by such third parties.

   (d) Obligations of the Company.  Whenever required under Section 5(a) or
Section 5(b) to use commercially reasonable efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

      (i) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become and remain effective for the period of the distribution contemplated thereby;

      (ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Shelf Effectiveness Period in the case of the Shelf Registration Statement or for a period not in excess of sixty (60) days (or such shorter period during which the distribution of securities thereunder continues) in the case of all other Registration Statements contemplated by this Agreement, cause the related Prospectus to be supplemented by any Prospectus supplement required by applicable law, and as so supplemented to be filed pursuant to the Securities Act and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement in accordance with the intended methods of disposition by the seller or sellers thereof, and furnish to the Holders of the Registrable Securities copies of any such amendments and supplements prior to their being used or filed with the SEC, which amendments and supplements will be subject to the review of the Holders and their counsel;

      (iii) furnish to the Holders such reasonable numbers of copies of the Registration Statement and any Prosectus included therein (including each preliminary Prospectus and any amendments or supplements thereto (including all exhibits and documents incorporated by reference) in conformity with the requirements of the Securities Act) and such other documents and information as they may reasonably request and make available for inspection by the parties referred to in Section 5(d)(iv) below such financial and other information and books and records of the Company, and cause the officers, directors, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary, in the judgment of the respective counsel referred to in such
   Section 5(d)(iv);

      (iv) provide (1) the Holders of the Registrable Securities to be included in such Registration Statement, (2) the Shelf Underwriters or Demand Underwriters, as applicable, (3) the sales or placement agent, if any, therefor, (4) counsel for the Shelf Underwriters or Demand Underwriters or agent, as applicable, and (5) not more than one counsel for all the Holders of such Registrable Securities the opportunity to participate in the preparation of such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment or supplement thereto, and (a) promptly incorporate in a Prospectus supplement or post-effective amendment such information as the Bookrunning Manager, its counsel, or such Holders' counsel reasonably determine is necessary and appropriate to be included therein, (b) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment, and (c) supplement or make amendments to such Registration Statement;

      (v) use commercially reasonable efforts to register or qualify the Registrable Securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions within the United States as the Holders shall reasonably request for the distribution of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (v) be obligated to do so; and provided further that the Company shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Holder submit its Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction unless such Holder agrees to do so;

      (vi) promptly notify the selling Holders, the sales or placement agent, if any, and the Shelf Underwriters or Demand Underwriters, as applicable,
   (1) when such Registration Statement, amendment, supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (2) of any comments by the SEC or by any Blue Sky or securities commissioner or regulator of any state with respect thereto, (3) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for that purpose, or (4) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

      (vii) subject to Sections 5(a)(v) and 5(b)(viii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement and use its commercially reasonable efforts to cause such Registrable Securities covered by any such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Holders to consummate the disposition of such Registrable Securities;

      (viii) furnish on the date that the Registrable Securities are delivered to the Shelf Underwriters or Demand Underwriters, as applicable, for sale pursuant to such registration, (1) a signed opinion, dated such date, of the legal counsel representing the Company (which may be the general counsel or any other attorney employed by the Company) for the purpose of such registration, addressed to the Shelf Underwriters or Demand Underwriters, as applicable, as to such matters as such underwriters may reasonably request and as would be customary in such a transaction; and (2) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the Shelf Underwriters or Demand Underwriters, as applicable, (i) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the Registration Statement or the Prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (ii) covering such other financial matters with respect to the registration in respect of which such letter is being given as the Shelf Underwriters or Demand Underwriters, as applicable, may reasonably request and as would be customary in such a transaction;

      (ix) enter into customary agreements (including, without limitation, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities to be so included in the Registration Statement;

      (x) cooperate with the Holders of the Registrable Securities and the Shelf Underwriters or Demand Underwriters, as applicable, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, and enable such Registrable Securities to be in such denominations and registered in such names as the Shelf Underwriters or Demand Underwriters, as applicable, may request at least five Business Days prior to any sale of the Registrable Securities;

      (xi) otherwise comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, but not later than eighteen months after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve months beginning with the first full month after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

      (xii) use commercially reasonable efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Common Stock of the Company is then listed; and

      (xiii) use commercially reasonable efforts to make available appropriate senior executive officers of the Company to participate in customary "road show" presentations that may be reasonably requested by the Holders in any underwritten syndicated offering; provided that the participation of such senior executive officers shall not interfere with the conduct of their duties to the Company.

   With respect to registration required pursuant to Section 5(a) or Section 5(b), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it but in no event longer than forty-five (45) days from the effective date.

   (e) Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as the Company shall reasonably request in writing and as shall be required in connection with the action to be taken by the Company.

   (f) Expenses of Registration.

      (i) Shelf and Requested Registration. All expenses incurred in connection with each registration pursuant to Section 5(a) and 5(b), including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance), fees of the NASD or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or Blue Sky laws, and reasonable fees and disbursements of counsel for the Company, shall be borne by the Holders participating in the registration. The Holders shall also bear and pay the underwriting commissions and discounts applicable to the Registrable Securities offered for their account in connection with any regulations, filings and qualifications made pursuant to this Agreement, as well as related fees and disbursements of counsel or other advisors to Holders.

      (ii) Incidental Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to

   Section 5(c) for each Holder, including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance), fees of the NASD or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or Blue Sky laws, and fees and disbursements of counsel for the Company, shall be paid by the Company. The Holders shall bear and pay the underwriting commissions and discounts applicable to the Registrable Securities offered for their account in connection with any regulations, filings and qualifications made pursuant to this Agreement, as well as related fees and disbursements of counsel or other advisors to Holders.

   (g) Underwriting Requirements. In connection with any underwritten offering, the Company shall not be required under Section 5(c) to include Registrable Securities in such underwritten offering unless the Holder of such Registrable Securities accepts the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters selected by the Company in accordance with the terms of this Agreement.

   (h) Rule 144 and Rule 145 Information. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration at all times, the Company agrees to:

      (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

      (ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

      (iii) furnish to each Holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirementsof such Rule 144 under the Securities Act and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any Registrable Securities without registration.

Notwithstanding anything contained in this Section 5(h), the Company may cease to file reports with the SEC under Section 12 of the Exchange Act if it then is permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.

   (i) Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

      (i) The Company shall indemnify and hold harmless each Holder, such Holder's directors and officers, each Person who participates in the offering of such Registrable Securities, including underwriters (as defined in the Securities Act), and each Person, if any, who controls such Holder or participating Person within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of a material fact contained in such Registration Statement, preliminary Prospectus, final Prospectus or amendments or supplements thereto or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the indemnity agreement in this
   Section 5(i)(i) shall not apply to any loss, claim, damage or liability resulting from a Holder's failure to deliver at or prior to written confirmation of sale, the most recent Prospectus, as amended or supplemented, if such Prospectus, as amended or supplemented, would have corrected such untrue statement or omission of a material fact or alleged untrue statement or omission of a material fact, but only if copies of such Prospectus have previously been furnished to such Holder; provided, further, that the indemnity agreement contained in this

   Section 5(i)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided further that the Company shall not be liable to any Holder, such Holder's directors and officers, participating Person or controlling Person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary Prospectus, final Prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, such Holder's directors and officers, participating Person or controlling Person or (B) an offer or sale of Registrable Securities during a Deferral Period or Delay Period or a violation of the Holder's obligations under Section 5(a)(v) or 5(d)(viii). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder's directors and officers, participating Person or controlling Person, and shall survive the transfer of such securities by such Holder.

      (ii) Each Holder requesting or joining in a registration jointly and severally shall indemnify and hold harmless the Company, each of its directors and officers, each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Holders but only with reference to written information relating to such Holder furnished to the Company expressly for use in connection with such registration, including without limitation information contained in the Holder's Notice and Questionnaire; provided, however, that the indemnity agreement contained in this Section 5(i)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided further that the liability of Holders hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense that is equal to the proportion that the net proceeds from the sale of the shares sold by Holders under such Registration Statement bears to the total net proceeds from the sale of all securities sold thereunder.

      (iii) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such Person (the "indemnified party") shall promptly notify the Person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (1) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (2) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Holders, in the case of parties indemnified pursuant to the second preceding paragraph, and by the Company, in the case of parties indemnified pursuant to the first preceding paragraph. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

      (iv) Indemnification similar to that specified in the preceding subdivision of this subclause 5(i) (with appropriate modifications) shall be given by the Company and each Holder of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

   (j) Company Blackout. The Company agrees that during the period beginning on the day of a valid request by one or more Holders for (x) an underwritten syndicated offering pursuant to Section 5(a)(iv) or (y) a registration of an underwritten syndicated offering pursuant to Section 5(b), and ending sixty
(60) days after completion of such underwritten syndicated offering (each, a "Company Blackout Period"), the Company shall not initiate any registration of its securities with the intention of sales of such securities for cash for its own benefit or the benefit of any other equity holder of the Company (other than registrations on Form S-8, registrations of Common Stock issuable upon exercise of options on Form S-3 and shelf registration statements registering the resale of securities issued in transactions exempt from the Securities Act (including pursuant to Rule 144A under the Securities Act)); provided, that the Company shall not be subject to more than two Company Blackout Periods in any twelve (12) month period.

   (k) Lockup. Each Holder shall, in connection with any underwritten syndicated offering of the Company's securities, upon the reasonable request of the underwriters managing any underwritten offering of such securities, agree in writing not to effect any Disposition or distribution of any Subject Shares (other than that included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed ninety (90) days) from the effective date of such registration as the underwriters may specify.

   (l) Transfer of Registration Rights. The registration rights of any Holder under this Agreement with respect to the Registrable Securities may be transferred to any Permitted Transferee; provided, however, that (1) the transferring Holder shall give the Company written notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred and (2) such Permitted Transferee shall agree in writing in form and substance reasonably satisfactory to the Company, to be bound as a Holder by the provisions of this Agreement.

   6.  Miscellaneous.

   (a) Termination. Except with respect to Section 2 (which shall terminate at the conclusion of the Standstill Period) and Section 3 (which shall terminate in accordance with its terms), this Agreement and the obligations of the parties hereunder (other than Section 6 hereof) shall terminate on the first date on which the AHP Parties beneficially own, in the aggregate, less than Five Million (5,000,000) shares of Common Stock.

   (b) Further Actions. Each of the parties hereto agrees that it will use commercially reasonable efforts to do all things necessary to effectuate this Agreement.

   (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

   (d) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

   (e) Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in Person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

          If to Company, at:              Amgen Inc.
                                          One Amgen Center Drive
                                          Thousand Oaks, CA 91320-1797
                                          Facsimile: (805) 449-3540
                                          Attention: Chief Executive Officer

          With a copy to:                 Latham & Watkins
                                          885 Third Avenue, Suite 1000
                                          New York, New York 10022-4802
                                          Facsimile: (212) 751-4864
                                          Attention: Charles Nathan

          and                             Latham & Watkins
                                          633 West Fifth Street, Suite 4000
                                          Los Angeles, California 90071-2007
                                          Facsimile: (213) 891-8763
                                          Attention: Gary Olson
                                                  Charles K. Ruck

          If to AHP, a Stockholder or a
          Permitted Transferee, at:       American Home Products Corporation
                                          Five Giralda Farms
                                          Madison, New Jersey 07940
                                          Facsimile: (973) 660-7156
                                          Attention: Louis L. Hoynes, Esq.

          With a copy to:                 Simpson Thacher & Bartlett
                                          425 Lexington Avenue
                                          New York, New York 10017
                                          Facsimile: (212) 455-2502
                                          Attention: Charles I. Cogut

   (f) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   (h) Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof including, without limitation, the eighth paragraph of the confidentiality agreement dated November 28, 2001 between AHP and the Company.

   (i) Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned (whether by operation of law or otherwise) by AHP or the Stockholders without the consent of the Company, or by the Company without the consent of holders of at least a majority in number of the Subject Shares then outstanding, provided, that AHP and the Stockholders can assign their rights hereunder to a Permitted Transferee without the consent of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. In no event shall any transferee of Subject Shares be entitled or be subject, solely as a result of such transfer, to any of the benefits or obligations, respectively, of this Agreement or to enforce or be subject to the same.

   (j) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   (k) Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

      (i) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

      (ii) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6(e). Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

      (iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT

   UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(k).

   (l) Effectiveness of Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement shall become effective only upon the issuance to the Stockholders of the Common Stock to be issued pursuant to the Merger Agreement.

   (m) Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                           (Signature Page Follows)

   IN WITNESS WHEREOF, the parties have executed this Stockholders' Rights Agreement as of the date first above written.

                                          AMGEN INC.
                                          a Delaware corporation

                                                    /s/ KEVIN W. SHARER
                                          By: _______________________________
                                             Name: Kevin W. Sharer
                                             Title:  Chairman of the Board, CEO
                                             and
                                                  President

                                          AMERICAN HOME PRODUCTS CORPORATION
                                          a Delaware corporation

                                                     /s/ KENNETH MARTIN
                                          By: _______________________________
                                             Name: Kenneth Martin
                                             Title:  Senior Vice President and
                                             Chief
                                                  Financial Officer

                                          MDP HOLDINGS, INC.
                                          a Delaware corporation

                                                     /s/ KENNETH MARTIN
                                              By: ____________________________
                                             Name: Kenneth Martin
                                             Title:  Executive Vice President

                                          LEDERLE PARENTERALS, INC.
                                          a New Jersey corporation

                                                     /s/ KENNETH MARTIN
                                          By: ______________________________
                                             Name: Kenneth Martin
                                             Title:  Vice President

                                    ANNEX D


--------------------------------------------------------------------------------


         Goldman, Sachs & Co. 85 Broad Street New York, New York 10004
         Tel: 212-902-1000




                                                            [LOGO] GOLDMAN SACHS

--------------------------------------------------------------------------------

PERSONAL AND CONFIDENTIAL
-------------------------

December 16, 2001

Board of Directors
Amgen Inc.
One Amgen Center Drive
Thousand Oaks, CA 91320

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Amgen Inc. ("Amgen" or the "Company") of the Merger Consideration (as defined below) to be paid by the Company for each outstanding share of Common Stock, par value $0.01 per share (the "Shares"), of Immunex Corporation ("Immunex") pursuant to the Agreement and Plan of Merger, dated as of December 16, 2001 (the "Agreement"), by and among the Company, AMS Acquisition Inc., a wholly-owned subsidiary of the Company ("Merger Sub"), and Immunex. Pursuant to the Agreement, Merger Sub will be merged with and into Immunex, and each outstanding Share (other than Shares held by the Company or any of its subsidiaries) will be converted into (i) 0.440 shares of Common Stock, par value $0.0001 per share (the "Company Common Stock"), of the Company (the "Stock Consideration") and (ii) $4.50 in cash (the "Cash Consideration"; together with the Stock Consideration, the "Merger Consideration").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities as private placements as well as for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with its stock repurchase program and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or Immunex for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Shareholder Voting Agreement, dated as of December 16, 2001, by and among the Company, American Home Products Corporation, MDP Holdings, Inc. and Lederle Parenterals, Inc.; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Immunex for the five years ended December 31, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Immunex; certain other communications from the Company and Immunex to their respective stockholders; and certain financial analyses and forecasts for the Company, Immunex and the combined company on a pro forma basis prepared by the management of the Company (the "Forecasts"), including certain cost savings and operating synergies projected by the management

Board of Directors
Amgen Inc.
December 16, 2001
Page Two

of the Company to result from the transaction contemplated by the Agreement (the "Synergies"). We have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of the Company, including the future prospects of the combined companies. We have also held discussions with senior management of the Company and L.E.K Consulting LLC regarding discussions they had with the senior management of Immunex regarding the past and current business operations, financial condition and future prospects of Immunex. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and the Shares, compared certain financial and stock market information for the Company and Immunex with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the biotechnology industry specifically and other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts (including the Synergies) have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and that such Synergies will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Immunex or any of their respective subsidiaries and we have not been furnished with any such evaluations or appraisals. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on Amgen or Immunex or on the contemplated benefits of the transaction contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters, as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration to be paid by the Company for each Share pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,



/s/  GOLDMAN, SACHS & CO.
-------------------------
 (GOLDMAN, SACHS & CO.)

                                    ANNEX E

                            [LOGO] OF MERRILL LYNCH

                               December 16, 2001

Board of Directors
Immunex Corporation
51 University Street
Seattle, WA 98101

Members of the Board of Directors:

   Immunex Corporation (the "Company"), Amgen Inc. (the "Acquiror") and AMS Acquisition Inc., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an agreement (the "Agreement") pursuant to which the Acquisition Sub will be merged with and into the Company (the "Merger"). Upon consummation of the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") will be converted into the right to receive (i) 0.440 of a share of common stock (the "Acquiror Common Stock"), par value $0.0001 per share, of the Acquiror (the "Common Stock Consideration") and (ii) $4.50 in cash (the "Cash Consideration," and together with the Common Stock Consideration, the "Merger Consideration"). Simultaneously with the Agreement, (i) American Home Products Corporation, the Company's principal shareholder ("AHP") and the Acquiror propose to enter into a voting agreement (the "Voting Agreement") pursuant to which AHP agrees, among other things, to vote its shares in favor of the Merger, and a stockholders' rights agreement (the "Stockholders' Rights Agreement") and (ii) the Company, AHP and the other parties thereto propose to enter into an agreement regarding certain governance and commercial matters (the "Agreement Regarding Governance and Commercial Matters").

   You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of the shares of Company Common Stock in the Merger is fair to such holders from a financial point of view.

   In arriving at the opinion set forth below, we have, among other things:

    1. Reviewed certain publicly available business and financial information relating to the Company and the Acquiror;

    2. Reviewed certain information with respect to the Acquiror, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Acquiror, furnished to us by the Acquiror;

    3. Reviewed certain information with respect to the Company, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

    4. Conducted discussions with members of senior management of the Company and the Acquiror concerning their respective businesses and prospects before and after giving effect to the Merger and the potential synergies expected to result from the Merger;

    5. Reviewed the historical market prices, trading activity and valuation multiples for the Company Common Stock and the Acquiror Common Stock and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

    6. Compared the results of operations of the Company and the Acquiror with those of certain companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

    7. Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    8. Reviewed the potential pro forma impact of the Merger;

    9. Reviewed the Agreement, the Voting Agreement, the Stockholders' Rights Agreement and the Agreement Regarding Governance and Commercial Matters; and

   10. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror, and we have not assumed any responsibility to independently verify such information or undertaken an independent appraisal of any of the assets and liabilities of the Company or Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecasts furnished to or discussed with us by the Company and the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's and the Acquiror's management as to the expected future financial performance of the Company and the Acquiror, as the case may be. We have further assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and that all conditions to the Merger will be satisfied.

   Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the consummation of the Merger, no restrictions, including divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

   In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, and have not solicited, third party indications of interest for acquisition of all or any part of the Company.

   We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Common Stock, as well as the Acquiror Common Stock, for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

   We are not expressing any opinion herein as to the prices at which the Company Common Stock and the Acquiror Common Stock will trade following the announcement or consummation of the Merger.

   On the basis of, and subject to the foregoing, we are of the opinion that the Merger Consideration to be received by the holders of the shares of Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

                                       Very truly yours,


                                      MERRILL LYNCH, PIERCE, FENNER &


                                               SMITH INCORPORATED

                                       /s/  MERRILL LYNCH, PIERCE, FENNER &
                                       SMITH INCORPORATED

                                    ANNEX F

                TITLE 23B.  WASHINGTON BUSINESS CORPORATION ACT
                      CHAPTER 23B.13. DISSENTERS' RIGHTS

(S) 23B.13.010.   Definitions

   As used in this chapter:

      (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

      (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (7) "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 23B.13.020.  Right to dissent

   (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

      (a) Consummation of a plan of merger to which the corporation is a party
   (1) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

      (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

      (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

      (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

      (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

   (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

      (a) The proposed corporate action is abandoned or rescinded;

      (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

      (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

(S) 23B.13.030.  Dissent by nominees and beneficial owners

   (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

   (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

      (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

      (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

(S) 23B.13.200.  Notice of dissenters' rights

   (1) If proposed corporate action creating dissenters' rights under RCW 23B.
13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

   (2) If corporate action creating dissenters' rights under RCW 23B. 13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B. 13.220.

(S) 23B.13.210.  Notice of intent to demand payment

   (1) If proposed corporate action creating dissenters' rights under RCW 23B.
13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

   (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

(S) 23B.13.220.  Dissenters' notice

   (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

   (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

      (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

      (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

      (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

      (e) Be accompanied by a copy of this chapter.

(S) 23B.13.230.  Duty to demand payment

   (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

   (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

   (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

(S) 23B.13.240.  Share restrictions

   (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

   (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

(S) 23B.13.250.  Payment

   (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

   (2) The payment must be accompanied by:

      (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

      (b) An explanation of how the corporation estimated the fair value of the shares;

      (c) An explanation of how the interest was calculated;

      (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

      (e) A copy of this chapter.

(S) 23B.13.260.  Failure to take action

   (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

   (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

(S) 23B.13.270.  After-acquired shares

   (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

   (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

(S) 23B.13.280.  Procedure if shareholder dissatisfied with payment or offer

   (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if.

      (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

      (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

      (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

   (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

(S) 23B.13.300.  Court action

   (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

   (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

(S) 23B.13.310.  Court costs and counsel fees

   (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

   (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

      (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

   (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    ANNEX G



                                  AMGEN INC.


                           EXECUTIVE INCENTIVE PLAN



I.  PURPOSE



   The purpose of the Amgen Inc. Executive Incentive Plan (the "Plan") is to attract and retain highly qualified individuals; to obtain from each the best possible performance; to establish a performance goal based on objective criteria; to further underscore the importance of achieving business objectives for the short and long term; and to include in such individual's compensation package an annual incentive component which is tied directly to the achievement of those objectives. Such component is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), so as to be fully deductible by Amgen Inc. and its subsidiary companies (collectively, "Amgen").



II.  EFFECTIVE DATE; TERM



   The Plan is effective as of January 1, 2003, subject to approval by the affirmative vote of a majority of shares of Amgen Inc.'s common stock, $.0001 par value, voting at Amgen Inc.'s 2002 annual meeting of stockholders, and shall remain in effect until such time as it shall be terminated by the Compensation Committee of the board of directors or any successor thereto (the "Compensation Committee").



III.  ELIGIBILITY AND PARTICIPATION



   Eligibility to participate in the Plan is limited to members of Amgen's management Executive Committee and other senior executives of Amgen. Participants in the Plan ("Participants") shall be selected annually by the Compensation Committee from those eligible to participate in the Plan.



IV.  BUSINESS CRITERIA



   The Plan's performance goal shall be based upon Amgen's Adjusted Net Income. No award shall be paid unless there is positive Adjusted Net Income for such performance period. "Adjusted Net Income" shall mean net income for such performance period computed in accordance with accounting principles generally accepted in the U.S. which may be adjusted by the Compensation Committee, as specified in writing, for each performance period, at the time the goal is established for the performance period, for the following:



   (1) any item of significant gain or loss for the performance period determined to be related to a change in accounting principle as reflected in Amgen's audited consolidated financial statements;



   (2) amortization expenses associated with acquired intangible assets;



   (3) expenses associated with acquired in-process research and development;
       and



   (4) any other items of significant income or expense which are determined to be appropriate adjustments and are specified in writing by the Compensation Committee at the time the goal is established for the performance period.



V.  PERFORMANCE GOAL



   By no later than the latest time permitted by Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period) and while the performance relating to the performance goal remains substantially uncertain within the meaning of Section 162(m) of the Code, the Compensation Committee shall specify the adjustments which shall be included in determining Adjusted Net Income for such performance period pursuant to Section IV, shall establish the Plan's performance goal for such performance period based upon Adjusted Net Income for such performance period and shall adopt targeted awards for Participants for such performance period.



   Subject to the foregoing and to the limitations set forth in Section VI, no awards shall be paid to Participants unless and until the Compensation Committee makes a certification in writing with respect to the attainment of the performance goal as required by Section 162(m) of the Code.



VI.  DETERMINATION OF AMOUNTS OF AWARDS



   The Compensation Committee may grant an award to a Participant which shall be payable if there is positive Adjusted Net Income. The maximum award payable to each of the Chief Executive Officer and President, if each is a Participant for such performance period, shall be 0.25% (twenty-five hundredths of one percent) of Adjusted Net Income for such period, the maximum award payable to an Executive Vice President, if each is a Participant for such performance period, shall be 0.15% (fifteen hundredths of one percent) of Adjusted Net Income for such period, and the maximum award payable to any other individual Participants shall be 0.10% (one tenth of one percent) of Adjusted Net Income for such period. The maximum total awards payable to all Participants shall be 2.0% (two percent) of Adjusted Net Income for such period.



   The Compensation Committee shall have authority to exercise discretion in determining the amount of the targeted award granted to each Participant at the beginning of a performance period, provided that no such targeted award shall exceed the foregoing maximum award limits, and to exercise discretion to reduce the amount of a targeted award which shall be payable to each Participant at the end of each performance period, subject to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Compensation Committee. The Compensation Committee may at any time establish (and once established, rescind, waive or amend) additional conditions and terms of payment of awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it deems desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. However, the Compensation Committee shall have no authority to increase the amount of a targeted award granted to any Participant or to pay an award under the Plan if the performance goal has not been satisfied. In determining the amount of any award to be granted or to be paid to any Participant, the Compensation Committee shall give consideration to the contribution which may be or has been made by the Participant to achievement of Amgen's established objectives and such other matters as it shall deem relevant.



   The payment of an award to a Participant with respect to a performance period shall be conditioned upon the Participant's employment by Amgen on the last day of the performance period; provided, however, that in the discretion of the Compensation Committee, awards may be paid to Participants who have retired or whose employment has terminated after the beginning of the period for which an award is made, or to the designee or estate of a Participant who died during such period.



VII.  FORM OF AWARDS



   All awards shall be determined by the Compensation Committee and shall be paid in cash. Before the beginning of each performance period, each Participant may elect that all or part of the Participant's award for that period will be deferred and distributed at a later date under the Amgen Inc. Nonqualified Deferred Compensation Plan subject to the terms of the Amgen Inc. Nonqualified Deferred Compensation Plan.



VIII.  PAYMENT OF AWARDS



   Awards may be paid at any time following the end of the performance period; provided, however, that no awards shall be paid unless and until the Compensation Committee certifies, in writing, that the amounts payable with respect to each award, and all awards in the aggregate, does not exceed the limitations set forth in Section VI and that the amount payable to each Participant does not exceed the amount of the targeted award granted to the Participant at the beginning of the performance period. If the Compensation Committee deems it appropriate or advisable, it may request a report from a nationally recognized public accounting firm stating the amount of Adjusted Net Income for such performance period.



IX.  SPECIAL AWARDS AND OTHER PLANS



   Nothing contained in the Plan shall prohibit Amgen from granting awards or authorizing other compensation to any person under any other plan or authority or limit the authority of Amgen to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to employees (including those employees who are eligible to participate in the Plan).



X.  STOCKHOLDER APPROVAL



   No awards shall be paid under the Plan unless and until Amgen Inc.'s stockholders shall have approved the Plan and the performance goal as required by Section 162(m) of the Code.



XI.   ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN



   The Compensation Committee shall administer the Plan. The Compensation Committee shall consist solely of two or more members of the board of directors who shall qualify as "outside directors" under Section 162(m) of the Code. The Compensation Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.



   The Compensation Committee shall have the right to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of awards either temporarily or permanently; provided, however, that no amendment of the Plan that changes the maximum award payable to any Participant or all Participants in the aggregate, as set forth in Section VI, or materially amends the definition of Adjusted Net Income as used in Section VI, shall be effective before approval by the affirmative vote of a majority of shares voting at a meeting of the stockholders of Amgen Inc.



   Any decision made, or action taken, by the Compensation Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.



XII.  RIGHTS OF PLAN PARTICIPANTS



   Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any Participant any right to continue in the employ of Amgen or shall interfere with or restrict in any way the rights of Amgen, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause.



   No individual to whom an award has been made or any other party shall have any interest in the cash or any other asset of Amgen prior to such amount being paid.



   No right or interest of any Participant shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.

XIII.  MISCELLANEOUS



   Amgen shall deduct all federal, state and local taxes required by law or Amgen policy from any award paid hereunder.



   In no event shall Amgen be obligated to pay to any Participant an award for any period by reason of Amgen's payment of an award to such Participant in any other period, or by reason of Amgen's payment of an award to any other Participant or Participants in such period or in any other period. Nothing contained in this Plan shall confer upon any person any claim or right to any payments hereunder. Such payments shall be made at the sole discretion of the Compensation Committee.



   The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. Amgen shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of Amgen.



   It is the intent of Amgen that the Plan and awards made hereunder shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Code. Any provision, application or interpretation of the Plan that is inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded.



   Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.



   The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware (without regard to principles of conflicts of law).

                                                                     Amgen Inc.


                                                         One Amgen Center Drive


                                                   Thousand Oaks, CA 91320-1799







                                         2002 Amgen Inc.   All Rights Reserved.


                                                            P50206-4 800 M/4-01





                                                            Immunex Corporation


                                                           51 University Street


                                                 Seattle, Washington 98101-2936



                                2002 Immunex Corporation   All Rights Reserved.


      (recycle graphic)Printed on recycled paper

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law, or the DGCL, provides that, subject to specific limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any individual who is made a party or threatened to be made a party to any third party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of directors who were not parties to the suit or proceeding, if the individual:

   . acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

   . in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Moreover, to the extent a director, officer, employee or agent is successful in the defense of the action, suit or proceeding, the DGCL requires a corporation to indemnify the individual for reasonable expenses incurred thereby.

   In accordance with the DGCL, Amgen's certificate of incorporation provides that a director of Amgen will not be personally liable to Amgen or Amgen's stockholders for monetary damages for breach of fiduciary duties, except for liability for:

   . any breach of the director's duty of loyalty to Amgen or Amgen's stockholders;

   . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   . payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

   . any transaction from which the director derived an improper personal benefit.

   The bylaws of Amgen provide that the officers and directors of Amgen will be indemnified to the full extent permitted by the DGCL. In addition, Amgen must advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because he is or was a director or officer of Amgen, or is or was serving at the request of Amgen as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of any such proceeding, promptly following request for advance, all expenses incurred by any director or officer in connection with such proceeding if the individual provides an undertaking to repay all amounts if it is ultimately determined that the person is not entitled to be indemnified under the bylaws or otherwise.

   The right to indemnification is not exclusive of any other right which that individual may have or hereafter acquire under any statute, provision of Amgen's certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Amgen is authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, and, upon approval by the board of directors of Amgen, to purchase insurance on behalf of any person required or permitted to be indemnified. Amgen maintains a standard policy of officers' and directors' liability insurance.

                                   Part II-1

Item 21.  Exhibits and Financial Statement Schedules

   (a) See Exhibit Index

   (b) Not applicable.

   (c) Not applicable.

Item 22.  Undertakings

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   Part II-2

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on March 22, 2002.


                                          Amgen Inc.

                                               By: /s/  KEVIN W. SHARER
                                                   -----------------------------

                                            Name:  Kevin W. Sharer
                                            Title: Chairman of the Board, Chief
                                                     Executive Officer and
                                                     President



   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and as of the dates indicated.



          Signature                       Title                  Date
          ---------                       -----                  ----

    /s/  KEVIN W. SHARER      Chairman of the Board, Chief  March 22, 2002
-----------------------------   Executive Officer,
       Kevin W. Sharer          President and Director

              *               Executive Vice President,     March 22, 2002
-----------------------------   Finance, Strategy and
      Richard D. Nanula         Communications and Chief
                                Financial Officer

              *               Vice President, Financial     March 22, 2002
-----------------------------   Operations and Chief
       Barry D. Schehr          Accounting Officer

              *               Director                      March 22, 2002
-----------------------------
       David Baltimore

              *               Director                      March 22, 2002
-----------------------------
    Frank J. Biondi, Jr.

              *               Director                      March 22, 2002
-----------------------------
    William K. Bowes, Jr.

              *               Director                      March 22, 2002
-----------------------------
       Jerry D. Choate

              *               Director                      March 22, 2002
-----------------------------
     Frederick W. Gluck

              *               Director                      March 22, 2002
-----------------------------
  Franklin P. Johnson, Jr.


                                   Part II-3


              *                     Director                      March 22, 2002
------------------------------
       Steven Lazarus

              *                     Director                      March 22, 2002
------------------------------
      Gilbert S. Omenn

              *                     Director                      March 22, 2002
------------------------------
      Judith C. Pelham

              *                     Director                      March 22, 2002
------------------------------
       J. Paul Reason

              *                     Director                      March 22, 2002
------------------------------
       Donald B. Rice

              *                     Director                      March 22, 2002
------------------------------
     Patricia C. Sueltz

* By:     /s/  KEVIN W. SHARER                                    March 22, 2002
     -------------------------
         Kevin W. Sharer
         Attorney-in-fact


                                   Part II-4

                                 EXHIBIT INDEX


Exhibit No.                                           Description
-----------                                           -----------
   2.1*     Amended and Restated Agreement and Plan of Merger, dated as of December 16, 2001, by and among Amgen Inc., AMS Acquisition Inc. and Immunex Corporation. (1)

   4.1      Form of stock certificate for the common stock, par value $0.0001 of Amgen Inc. (2)

   4.2      Amended and Restated Rights Agreement, dated as of December 12, 2000 between Amgen Inc. and
              American Stock Transfer & Trust Company, as Rights Agent. (3)

   4.3+     Stockholders' Rights Agreement dated as of December 16, 2001, by and among Amgen Inc.,
              American Home Products Corporation, MDP Holdings, Inc. and Lederle Parenterals, Inc. (4)

   5.1*     Legal opinion of Latham & Watkins.

   8.1**    Tax opinion of Latham & Watkins.

   8.2**    Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

  10.1*++   Amended and Restated Promotion Agreement by and between Immunex Corporation, American
              Home Products Corporation and Amgen Inc. dated December 16, 2001.

  10.2*++   Agreement Regarding Governance and Commercial Matters by and among American Home
              Products Corporation, American Cyanamid Company and Amgen Inc. dated December 16, 2001.

  23.1      Consent of Latham & Watkins (included in Exhibits 5.1* and 8.1**).

  23.2**    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2).

  23.3*     Consent of Ernst & Young LLP, independent auditors.

  23.4*     Consent of Ernst & Young LLP, independent auditors.

  23.5*     Consent of Goldman, Sachs & Co.

  23.6*     Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  24.1+     Powers of Attorney.

  99.1+     Shareholder Voting Agreement dated as of December 16, 2001, by and among Amgen Inc.,
              American Home Products Corporation, MDP Holdings, Inc. and Lederle Parenterals, Inc. (5)

  99.2*     Opinion of Goldman, Sachs & Co. (6)

  99.3*     Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated. (7)

  99.4*     Form of Proxy of Amgen Inc.

  99.5*     Form of Proxy of Immunex Corporation.

  99.6+     Consent of Edward V. Fritzky to be named a director of Amgen Inc. upon completion of the merger.

  99.7+     Employment Agreement between Amgen Inc. and Edward V. Fritzky.

--------
 *  Filed herewith.

** To be filed by post-effective amendment.


 + Previously filed with the initial registration statement on January 31, 2002.

 ++ Confidential portions of this document have been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 406 of the Securities Act of 1933.
(1) Included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement.
(2) Filed as an exhibit to Amgen's Form 10-Q for the quarter ended March 31, 1997 on May 13, 1997 and incorporated herein by reference.
(3) Filed as an exhibit to Amgen's Form 8-K Current Report dated December 13, 2000 on December 18, 2000 and incorporated herein by reference.
(4) Included as Annex C to the joint proxy statement/prospectus forming a part of this registration statement.

                                   Part II-5

(5) Included as Annex B to the joint proxy statement/prospectus forming a part of this registration statement.
(6) Included as Annex D to the joint proxy statement/prospectus forming a part of this registration statement.
(7) Included as Annex E to the joint proxy statement/prospectus forming a part of this registration statement.

                                   Part II-6